Form 10-K405, Exhibit 13
OVERSEAS SHIPHOLDING GROUP INC
filed 1995-03-30
CIK 75208

                                             EXHIBIT 13
                                             ----------

[From page 2 of the 1994 Annual Report]
TWO-YEAR CHARTER POSITION OF OSG FLEET
--------------------------------------
(Including Scheduled Deliveries)

Through Year-End                    1995           1996
Total Fleet DWT                6,436,600      7,166,500
% of Total Fleet on Charter           23             20
U.S. Fleet DWT                   993,350        993,350
% of U.S. Fleet on Charter             2              2
Intl. Fleet DWT                5,443,250      6,173,150
% of Intl. Fleet on Charter           27             24

THE FLEET
---------                Operating Bulk Fleet: 61 vessels, 5,846,100 dwt
                         On Order:  8 vessels, 2,050,300 dwt
February 21, 1995        Total Bulk Tonnage: 69 vessels, 7,896,400 dwt

INTERNATIONAL BULK FLEET
------------------------
                              Year         Deadweight            Charter
     Type of Ship             Built          Tonnage     Expiration Date

     Tankers                  1973 50%-owned  264,900      November 1996
                              1975 50%-owned  264,850     September 1998
                              1974 50%-owned  264,850      December 1997
                              1974 50%-owned  264,850          July 1997
                              1989            254,000     Voyage Charter
                              1990            254,000         March 2002
                              1989            133,000     Voyage Charter
                              1989            133,000          June 2005
                              1976            128,450     Voyage Charter
                              1975            128,250     Voyage Charter
                              1975            128,200     Voyage Charter
                              1980             96,050         March 1995
                              1981             96,000     Voyage Charter
                              1979             95,600     Voyage Charter
                              1994             94,850            (a)
                              1994             94,650            (a)
                              1994             93,350     Voyage Charter
                              1994             93,350     Voyage Charter
                              1994             93,300     Voyage Charter
                              1994             93,300     Voyage Charter

     Petroleum Products
      Carriers                1986             65,150        August 1995
                              1986             65,150     Voyage Charter
                              1986             63,200     September 1995
                              1987             63,150     September 1995
                              1989             39,450     Voyage Charter
                              1988             39,450     Voyage Charter
                              1989             39,100     Voyage Charter
                              1989             39,050          July 1995
                              1979             31,600     Voyage Charter
                              1981             30,800     Voyage Charter
                              1981             30,800            (b)
                              1982             29,500     Voyage Charter

     Bulk Carriers            1982            138,800     Voyage Charter
                              1982            138,800     Voyage Charter
                              1975            121,050         March 1995
                              1975            121,000         April 1995
                              1990            120,900     Voyage Charter
                              1990            120,800     Voyage Charter
                              1973            116,100     Voyage Charter
                              1981             64,550         March 1995
                              1983             64,200     Voyage Charter
                              1989             63,350         March 1995
                              1989             63,250     Voyage Charter
                              1977 49%-owned   60,300     Voyage Charter
                              1973 49%-owned   54,450        August 1995
------------------------------------------------------------------------
OPERATING INTERNATIONAL
 BULK FLEET TOTAL             45 vessels    4,852,750 dwt
========================================================================

ON ORDER BULK FLEET
-------------------
                         Delivery          Deadweight            Charter
   Type of Ship             Date              Tonnage    Expiration Date

   Tankers            August 1995             295,250
                     October 1995             295,250
                    December 1996 50%-owned   269,650               2004
                   Quarter 4 1996             302,150
                       March 1997 50%-owned   269,650               2005
                   Quarter 1 1997             302,150

   Bulk Carriers    December 1996             158,100
                       March 1997             158,100
------------------------------------------------------------------------
                        8 vessels           2,050,300 dwt
------------------------------------------------------------------------
INTERNATIONAL BULK
 FLEET TOTAL           53 vessels           6,903,050 dwt
========================================================================

U.S. BULK FLEET
---------------
                          Year             Deadweight            Charter
   Type of Ship           Built               Tonnage    Expiration Date

   Tankers                1974                120,800               Idle
                          1973                120,500               Idle
                          1977 (c) 80%-owned   90,650               Idle
                          1977 (c) 80%-owned   90,550         March 1995
                          1978 (c) 80%-owned   90,500         March 1995
                          1977 (c) 80%-owned   90,400               Idle
                          1971                 62,000           May 1995
                          1970                 62,000        August 1995

   Petroleum Products
    Carriers              1983 (d)             42,950     Voyage Charter
                          1982 (d)             42,600           May 1995
                          1969                 37,800        August 1995
                          1968                 37,800     Voyage Charter
                          1968                 37,800     September 1995

   Geared Bulk Carriers   1978 (c)             25,550     Voyage Charter
                          1978 (c)             25,550     Voyage Charter

   Pure Car Carrier
    (5,000 cars)          1987                 15,900               1997
------------------------------------------------------------------------
OPERATING U.S. BULK
  FLEET TOTAL(e)     16 vessels               993,350 dwt
========================================================================

(a) The Company recently contracted to purchase these two ships for delivery in March 1995.
(b) Undergoing major shipyard work.
(c) 25-year capital leases, commencing in year built.
(d) 22-year capital leases, commencing in 1989
(e) Does not include a 29,300 dwt petroleum barge, 50%-owned by OSG.

CELEBRITY CRUISE LINES INC.
---------------------------
                                                                   Gross
                                     Year                     Registered
   Name of Ship             Built/Rebuilt       Berths           Tonnage

   Zenith                            1992        1,374            47,250
   Horizon                           1990        1,354            46,800
   Meridian                          1990        1,106            30,450
------------------------------------------------------------------------
OPERATING CRUISE FLEET TOTAL*     3 ships        3,834 berths
========================================================================

* The fleet of CCLI's Fantasy Cruises division consists of Britanis (926 berths) and Amerikanis (617 berths).

ON ORDER CRUISE FLEET
---------------------
                                                                   Gross
                                 Delivery                     Registered
        Name of Ship                 Date        Berths          Tonnage

        Century            November 1995         1,760            70,000
        Galaxy             November 1996         1,870            72,000
        To be named         October 1997         1,870            72,000
------------------------------------------------------------------------
ON ORDER CRUISE FLEET
    TOTAL                        3 ships         5,500 berths
========================================================================

GLOBAL BULK SHIPPING MARKETS
----------------------------

The bulk shipping industry is highly fragmented, with no one shipowner holding more than 2% of the world fleet. With 61 ships totaling 5.8 million dwt, OSG ranks among the ten largest owners, including fleets owned by oil companies and by national governments. Approximately 78% of the Company's voyage revenues in 1994, 75% in 1993 and 78% in 1992 came from carrying petroleum and its derivatives. These liquid cargoes also accounted for the majority of the voyage revenues of OSG's bulk shipping joint ventures.

INTERNATIONAL TANKER MARKETS
----------------------------
In 1994, the international tanker markets remained under pressure despite a modest increase in the volume of seaborne oil trade and a decline in the size of the international tanker fleet. Oil demand in the major oil-importing regions increased 2.8% in 1994 as Europe and Japan began to emerge from recession. In Europe, demand rose by less than 1%, while in Japan, demand improved by 5%, spurred in part by a hot summer that resulted in greater oil usage for electricity generation. An unusually cold winter and strong economic growth helped lift U.S. oil demand by 2.6%. Growth in oil consumption in developing Asia maintained its upward course, expanding by over 6%.

SHIFTING SUPPLY PATTERNS

While crude oil supplies from the Middle East increased only marginally, those from other areas rose substantially, particularly from the North Sea and Latin America. In addition, oil exports from the former Soviet Union (FSU) continued to be significant despite the steady decline in its production. The net effect of increased quantities moving on shorter routes was to moderate the rise in tonnage requirements.

WORLD TANKER FLEET DECLINES SLIGHTLY

For the first time since 1988, the world tanker fleet registered a decline, easing by about 3 million dwt to 263 million dwt at year-end 1994. Newbuilding deliveries totaled only 10 million dwt, compared with 18 million dwt a year ago, and were the smallest since 1990. Higher charter rates in the Capesize sector (dry bulk carriers over 100,000 dwt) drew combination carriers from the tanker markets into the dry trades, further reducing available tanker supply. The amount of international tanker tonnage in lay-up at year-end 1994 remained relatively small at 4 million dwt.

  Low charter rates, more stringent inspection requirements, an aging fleet and rising scrap steel prices resulted in sales of ships for demolition increasing to 13 million dwt from 11 million dwt in 1993. Given the age of the fleet, it is anticipated that scrappings will continue at relatively robust levels over the next few years.

  Newbuilding prices trended lower during 1994, reflecting poor charter rates and increased competition among shipbuilders. Secondhand prices for modern vessels were steady to slightly improved except for VLCCs (very large crude carriers), which declined. Contracting for newbuildings rose from 11 million dwt in 1993 to 13 million dwt in 1994. The newbuilding orderbook increased 2 million dwt to 26 million dwt for delivery over the next three years, of which 12 million dwt is scheduled for 1995.

INCREASING ENVIRONMENTAL REGULATIONS AND CONCERNS

Over the past five years, the shipping industry has experienced a more stringent regulatory environment. Classification societies, governmental authorities and charterers have strengthened their inspection programs, and there has been an increasing reluctance among charterers to accept older vessels due to safety and pollution concerns.

  During 1994, these trends continued. The shipping industry again addressed requirements of the Oil Pollution Act of 1990 (OPA 90) as well as heightened safety and environmental concerns worldwide. Between 1995 and 2015, OPA 90 will phase in a requirement that all tankers entering U.S. waters have double hulls. The Act also significantly expands the potential liability of tanker owners for environmental accidents in U.S. waters. Some operators are reluctant to trade their vessels to the United States because of OPA 90. In addition to the OPA 90 requirements, the International Maritime Organization (IMO) will phase out all single-hulled tankers in international waters at 25 years of age unless other environmental safety steps are taken. IMO regulations also require double hulls or equivalent tanker designs for newbuilding orders.

  Since OSG maintains a modern fleet, these double-hull requirements will not apply to most of the Company's existing tanker fleet until after the year 2000, at which time the affected ships will have operated for substantially all of their economic lives. All of the tankers OSG has on order will be double-hulled.

INTERNATIONAL DRY BULK MARKETS
------------------------------
Rates for international dry bulk carriers improved markedly in the second half of 1994 as seaborne trade in iron ore and coal expanded. Demand for Capesize ships, which haul about 80% of the world's seaborne iron ore and a third of seaborne coal, was particularly strong.

STRONG DEMAND FOR IRON ORE AND COAL

Seaborne shipments of iron ore moved upward as world steel production (excluding the FSU) rose, fueled by economic recovery in Europe and continued strong growth in the Far East. Seaborne steam coal trade also benefited from revived economic growth in Europe as well as new coal-fired power stations in Asia and increased electrical demand brought on by hotter than normal weather. U.S. East Coast coal users continued to import record levels of low sulfur coal, mainly from Colombia and Venezuela, in order to meet Clean Air Act requirements. While seaborne grain shipments were lower in 1994 than in 1993, there was a marked increase in the trade late in the year, buoyed by record U.S. corn and soybean harvests and sharply reduced short-haul supplies from drought-stricken Australia to the Far East.

DRY BULK FLEET EXPANDING

The international dry bulk fleet increased by nearly 4% in 1994 to an all-time high of 229 million dwt. Newbuilding deliveries rose for the second consecutive year, reaching 12 million dwt, the largest since 1985. At 4 million dwt, sales for scrap were close to the highest levels of the previous six years. The amount of vessels in lay-up at year-end remained small at less than 2 million dwt.

  Contracting for new orders increased over 1993 and exceeded 1994 deliveries in every quarter. Consequently, the newbuilding orderbook for delivery over the next three years increased steadily during 1994, reaching 29 million dwt at year-end, up from 21 million dwt in 1993. Approximately 15 million dwt is scheduled for delivery in 1995.


U. S. MARKETS
-------------

Under the Jones Act, shipping between U.S. coastal ports, including the movement of Alaskan oil, is reserved primarily to U.S. flag vessels, owned by U.S. citizens, crewed by U.S. seafarers, and built in the United States without construction subsidies and operated without operating differential subsidies. U.S. flag vessels also receive preference in carrying U.S. military and U.S. government-sponsored shipments throughout the world. OSG is the largest independent owner of unsubsidized U.S. flag tankers. The Company also has two dry bulk carriers that participate in the preference trades and one car carrier, which is on a long-term charter and is presently transporting vehicles to and from Japan.

  The size of the total U.S. flag fleet has been declining in recent years because of decreasing commercial opportunities, higher operating and construction costs, and the stricter operating environment mandated by OPA 90. There has been no significant U.S. flag tanker construction in the last six years and the average age of the existing fleet is approximately 19.5 years. At year-end, the unsubsidized U.S. tanker fleet totaled 7.9 million dwt, a decline of 105,000 dwt from a year earlier.

ALASKAN CRUDE DEVELOPMENTS

Alaskan crude shipments are the main source of employment for U.S. flag crude carriers. Four of OSG's U.S. flag crude carriers are presently employed in this trade. Four are currently idle.

  In 1994, as the rate of decline in Alaskan production moderated, Alaskan crude shipments fell only modestly. Increased efficiencies and the installation of new equipment in some of Alaska's major oil fields helped to bolster oil production, which is estimated at 1.63 million barrels per day (b/d) in 1994, just 2% below the previous year. Based on forecasts by the State of Alaska, 1995 production is expected to remain near the level of 1994.

  However, long-haul shipments of Alaskan crude via Panama declined in 1994, reducing tonnage requirements. In addition, the entry of previously laid-up tonnage into the trade further adversely affected employment opportunities for OSG vessels.

REGULATORY MATTERS

By law, exports of Alaskan crude oil are effectively prohibited. Initiatives are under way in Washington to permit the export of Alaskan crude oil, which, if successful, are expected to provide significant new employment opportunities for the U.S. flag tanker fleet.

  Vessels built with construction differential subsidies and operated with operating differential subsidies (ODS) are not permitted in the Jones Act trade. Under an interpretation of the law by the Maritime Administration, tankers built with subsidies have been deemed eligible for full coastwise privileges after they have reached 20 years of age and their ODS contracts have expired. The Company believes that this interpretation is contrary to law and has commenced litigation seeking to overrule it. Recently, there have been increased calls by members of Congress and efforts to reduce or eliminate cargo preference and, in some cases, to weaken the long-standing requirement that U.S. coastwise trade be conducted by U.S. flag Jones Act ships. If such changes were implemented, they would adversely affect the already diminished U.S. flag merchant marine. The Company believes such changes are not in the national interest and, as a major owner and operator of Jones Act tonnage, remains committed to its U.S. flag fleet.
--------------

Primary Data Sources: Fearnleys Review 1994, Clarkson Research
Studies, International Energy Agency, Maritime Administration, State of Alaska and U.S. Department of Energy

CELEBRITY CRUISE LINES INC.
---------------------------

Celebrity Cruise Lines Inc. (CCLI), OSG's joint venture in the cruise industry, is a leading provider of premium cruises in the North American cruise market. Formed in 1992, CCLI markets its ships primarily under the brand name Celebrity Cruises. Today the five-star Celebrity fleet consists of three ships - Zenith, Horizon and Meridian
- having a total of 3,834 berths and sailing mainly in the Caribbean and to Bermuda.

Last year, two vessels operated as part of CCLI's budget-priced
Fantasy Cruises division. One of these ships, Britanis, was chartered in late 1994 to the U.S. Military Sealift Command, while the line's other ship, Amerikanis, sailed on European itineraries.

  In 1994, Celebrity and Fantasy Cruises' five ships sailed on 45 different itineraries that ranged from two to 52 nights and called at 114 destinations on five continents.

Celebrity Cruises   Ships     No. of Berths  Primary Areas of Operation

                    Zenith    1,374          Caribbean
                    Horizon   1,354          Bermuda, Caribbean
                    Meridian  1,106          Bermuda, Caribbean


NORTH AMERICAN CRUISE MARKET

CCLI operates its vessels primarily in the North American cruise market, which accounts for approximately 80% of the total cruise passengers carried. The North American cruise industry is characterized by large and generally well-capitalized companies and is highly competitive. According to the Cruise Lines International Association (CLIA), the largest three companies have about 46% of total capacity, and the largest seven companies, including CCLI, have approximately 75% of total capacity.

GROWTH IN CRUISE DEMAND

Over the past decade, growth in demand (measured by the number of passengers carried) averaged 9% per annum for the North American cruise market. In 1994, U.S. and Canadian passengers carried reached an industry record of 4.5 million, up 1% from the prior year.

  Growth in the cruise industry has been influenced by a number of factors. The all-inclusive price of a cruise - which encompasses airfare, lodging, meals and entertainment - appeals to many vacationers. A reduction in the average cruise length, more and varied itineraries, and an expansion of shipboard and shoreside activities have also stimulated demand for cruises. Studies by CLIA indicate that awareness of cruising and intent to try a cruise vacation are at an all-time high.

  Even though growth has been strong, the North American cruise market still holds significant untapped potential. According to industry estimates, cruise vacations currently represent 5% or less of the overall vacation market.

SUPPLY OUTLOOK

Capacity additions in the North American cruise market averaged 7% per year during the past decade versus the 9% demand growth noted above. In 1994, capacity increases slowed to 1% as 6,300 berths were added and nearly 5,400 berths were removed through retirements, redeployments and shutdowns. At year-end 1994, North American cruise capacity was estimated to be 105,000 berths.

  Consolidation continues in the industry. CCLI and three other cruise companies account for 91% of the total capacity additions slated for 1995 through 1998. On the basis of the newbuilding orderbook, CLIA forecasts that capacity will increase 7% in 1995. Before taking into consideration any retirements and deletions from the existing fleet, CLIA expects capacity to increase 13% in 1996 and 10% in 1997.

  An important factor influencing supply in the next several years is the International Maritime Organization's Safety of Life at Sea (SOLAS) convention, which establishes minimum safety, fire prevention and fire protection standards. Under SOLAS requirements, all passenger ships must have upgraded fire detection and fire protection systems by October 1, 1997. About 40,000 berths are on ships that are expected to need SOLAS upgrades. The actual number of deletions will depend upon shipowners' willingness to incur the potentially significant cost needed to bring a vessel up to the required standards.

  Two of Celebrity's vessels were delivered in 1990 and 1992 and the third was rebuilt in 1990. Because Celebrity maintains a modern fleet, the work necessary for its ships to meet 1997 SOLAS requirements can be done without material capital expenditures.

CELEBRITY NEWBUILDING PROGRAM

To achieve operating efficiencies, extend its market coverage and offer passengers more itineraries, Celebrity is expanding its fleet through the construction of three new vessels. The first of these new ships, Century, will be delivered in late 1995. Century will be joined by two sisterships, one in the fall of 1996 and one in the fall of 1997.

GOING FORWARD

Over the past decade, the cruise business has enjoyed robust growth as the industry has increased its product offerings and itineraries. The next few years will be challenging as new ships enter the market and SOLAS regulations take effect. With the delivery of its new ships and its reputation for outstanding cuisine and service, CCLI is well positioned to compete as a leading provider of premium cruises.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
OPERATIONS AND FINANCIAL CONDITION
---------------------------------------

OVERSEAS SHIPHOLDING GROUP, INC. AND SUBSIDIARIES

OPERATIONS

INCOME FROM VESSEL OPERATIONS

Revenues and income from vessel operations of the Company are highly sensitive to patterns of supply and demand for vessels of the types and sizes owned and operated by the Company and the markets in which those vessels operate. Freight rates for major bulk commodities are determined by market forces including local and worldwide demand for such commodities, volumes of trade, distances between sources and destinations of cargoes and amount of available tonnage both at the time such tonnage is required and over periods of projected requirements. Available tonnage is affected, over time, by the amount of newbuilding deliveries and removal of existing tonnage from service.

  Results in particular periods are also affected by such factors as the mix between voyage and time charters, the timing of the completion of voyage charters, the time and prevailing rates when charters that are currently being performed were negotiated, the levels of applicable rates and the business available as particular vessels come off existing charters, and the timing of drydocking of vessels.

  Overall, rates during 1994 were disappointing for international flag crude carriers, particularly for VLCCs (over 200,000 dwt) and, on average, were below those in 1993. Rates for certain size categories of tankers improved toward the end of 1994. Dry bulk rates generally stabilized during the first half of 1994, but remained near the lowest levels seen in the past several years, except for Capesize vessels (100,000 dwt or more). Rates for the Capesize ships were at about the same levels as in the first half of 1993. In the second half of 1994, dry bulk rates rose above those of the comparable 1993 period for all sizes. Dry bulk rates remained firm in the early part of 1995. Rates for most sizes of tankers trended downward in early 1995 compared with their late 1994 levels, although small products tankers were earning substantially more in early 1995 than the average rates prevailing during the last two years. Rates for U.S. flag products tankers fell sharply in early 1994 as seasonal requirements eased and tankers that had operated in the crude market for a time returned to the products trades. Rates for such vessels did not improve until the early part of the fourth quarter of 1994, when there was a significant firming; these rates declined somewhat in early 1995. Tonnage demand for U.S. flag crude carriers was weak throughout 1994 and early 1995; as of February 21, 1995, four of the Company's U.S. flag crude carriers were unemployed.

  Income from vessel operations for 1994 decreased by approximately $12,300,000 compared with the results for 1993. This decrease occurred due to a decline in the results of operations of the U.S. flag fleet. In the second quarter of 1994, there was an unusually sharp decline in demand for OSG's tonnage in the U.S. crude market that persisted throughout the second half of 1994. Three of the Company's U.S. flag crude carriers and an older U.S. flag products carrier were idle for substantial portions of the second half of 1994. Results from two U.S. flag dry bulk carriers were less favorable in 1994 compared with 1993. The effect on revenues of increased drydockings in 1994 compared with 1993 is also included. The U.S. flag decline was partially mitigated by increased rates in 1994 for a U.S. flag crude carrier and certain modern U.S. flag petroleum products carrier tonnage and increased employment for a U.S. flag crude carrier in 1994 compared with 1993. Income from foreign flag vessel operations was approximately the same in 1994 as it was in 1993. This reflected lower rates obtained for foreign flag crude carrier tonnage, primarily Suezmaxes (approximately 128,000 dwt) and Aframaxes (approximately 96,000 dwt). This was offset by higher rates obtained in 1994 than in 1993 for a VLCC that commenced a long-term charter in early 1994 and improved rates earned by certain dry cargo vessels in the second half of 1994 compared with 1993. The effect of vessels delivered in 1994 and vessels sold in 1994 and 1993 is also reflected.

  Income from vessel operations for 1993 increased by approximately $3,000,000 from the results for 1992. This increase was attributable to an improvement of $9,500,000 in income from foreign flag vessel operations, which reflects increased charter market rates obtained in 1993 for certain Suezmax and Aframax tonnage, primarily in the second half of the year, compared with the rates obtained during 1992 for those vessels. The favorable effects of less tonnage being idle due to lack of employment in 1993 compared with 1992 and reduced agency fees are also reflected. Income from foreign flag vessel operations in 1993 was adversely affected by lower charter rates in the first half of 1993 (primarily in the first quarter) for most classes of tankers and dry bulk vessels compared with rates obtained in 1992, and by substantially lower VLCC rates for certain tonnage throughout 1993. During 1992, certain foreign flag vessels were operating on time charters negotiated in prior periods when rates were more favorable. Income from operations of the U.S. flag fleet declined approximately $6,500,000 in 1993 compared with 1992, resulting primarily from a crude carrier being idle due to lack of employment. This was partially offset by better operating results for two U.S. flag dry bulk carriers, reflecting fewer idle days and better rates.

EQUITY IN RESULTS OF CELEBRITY CRUISE LINES INC. ("CCLI")

OSG's share of CCLI's earnings was approximately $800,000 for 1994 compared with approximately $6,800,000 for 1993. This decline reflects the 11-day withdrawal of a vessel from service during the third quarter of 1994, normally CCLI's most profitable quarter of the year, following isolated cases of Legionnaires' disease among passengers. The 1994 results also reflect greater pricing pressure experienced in the premium segment of the industry during the fourth quarter of 1994; this situation continued in early 1995. In 1992, OSG had a loss of $200,000 from its equity in the results of CCLI, which was acquired in October of that year. The Company's equity in the results of CCLI is before interest expense of approximately $12,800,000 (1994), $12,500,000 (1993) and $3,600,000 (1992), estimated to have been incurred in connection with the funding of its investment in CCLI.

OTHER INCOME (NET)

The details of other income for the three-year period are shown in Note K on page 34 of this report. Interest and dividends increased in 1994 compared with 1993 because of higher rates of return on interest-bearing deposits and investments and increased amounts utilized for such deposits and investments. The 1994 increase was net of a decrease, reflecting the sale or redemption of certain preferred stocks during and subsequent to 1993 that were replaced with lower yielding investments. Interest and dividends decreased in 1993 from 1992 because of reduced amounts utilized for interest-bearing deposits and investments and generally lower rates of return on such deposits and investments. Disposal of vessels resulted in gains of approximately $6,800,000 in 1994 and $12,100,000 in 1993 and a
provision for loss of approximately $1,300,000 in 1992. Gain on sale of securities was approximately $8,000,000 in 1994 compared with approximately $9,100,000 in 1993 and $14,100,000 in 1992. There was a
decrease in income earned from other investments in 1994 compared with 1993 and an increase in that item in 1993 over 1992 (such income is included in miscellaneous - net). Other income also reflects the results of foreign currency transactions and the effect of minority interest in all three years.

  In 1992, the Company took a reserve of $20,000,000 ($13,100,000, or
$.40 per share, net of income tax) for its entire investment in GPA
Group plc.

INTEREST EXPENSE

Interest expense increased in 1994 from 1993 primarily as a result of increased rates on floating rate debt and increases in the average amount of debt outstanding in 1994, net of increased interest costs capitalized in connection with vessel construction. Interest expense decreased in 1993 from 1992 as a result of reduced rates on floating rate debt and increased interest costs capitalized in connection with vessel construction. The decrease was net of the effect of more debt being outstanding in 1993 compared with 1992. Interest expense in 1994, 1993 and 1992 also reflects $6,500,000, $13,300,000 and
$5,600,000, respectively, of net benefits from the interest rate swaps referred to below in Liquidity and Sources of Capital.

PROVISION FOR FEDERAL INCOME TAXES

There was an income tax credit in 1994 of $3,750,000 as a result of the pretax loss, adjusted to reflect income items that are not subject to tax and the dividends received deduction. The provision for taxes of $8,900,000 in 1993 includes $2,900,000, or $.09 per share, of additional deferred taxes resulting from the increase in the Federal statutory rate from 34% to 35% enacted in August 1993. The balance of the 1993 provision was based on pretax income, adjusted for the same items referred to above. The tax credit in 1992 results from the pretax loss, similarly adjusted.

  Federal income taxes for each of the three years reflect the effects of the Tax Reform Act of 1986, including current taxation of the post-1986 results of the Company's foreign-owned bulk vessels.

CUMULATIVE EFFECT OF ACCOUNTING CHANGE

The Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("FAS 109"), starting in 1992. The impact of applying FAS 109 was to reduce deferred tax liabilities by $16,000,000, with a corresponding increase in net income (cumulative effect of change in accounting) for 1992.

LIQUIDITY AND SOURCES OF CAPITAL

Working capital at December 31, 1994 was approximately $90,000,000 compared with $99,000,000 at year-end 1993 and $101,000,000 at year-end 1992. Current assets are highly liquid, consisting principally of cash, interest-bearing deposits and receivables. The Company also has investments in marketable securities carried as noncurrent assets, other than securities included in restricted funds, with a market value of approximately $36,000,000 at December 31, 1994. Net cash provided by operating activities approximated $10,000,000 in 1994, $69,000,000 in 1993 and $10,000,000 in 1992. The reserve in 1992 of
$20,000,000 referred to in Other Income (Net) above had no effect on the Company's cash flow or cash resources. In addition to payments of current installments of long-term debt in all three years, the Company prepaid long-term debt aggregating $62,332,000 in 1992. Current financial resources, together with cash anticipated to be generated from operations, are expected to be adequate to meet requirements for short-term funds in 1995.

  The Company has an unsecured long-term credit facility of $500,000,000, of which $152,000,000 was used at December 31, 1994, and an unsecured short-term credit facility of $30,000,000, which was unused at that date. The Company finances vessel additions primarily with cash provided by operating activities, long-term borrowings and capital lease obligations. Long-term borrowings in 1994, 1993 and 1992 aggregated approximately $60,000,000, $310,000,000 and $292,000,000
(including amounts borrowed in connection with the investment in CCLI
- see below), respectively.

  The Company has used interest rate swaps to effectively convert a portion of its fixed rate debt to a floating rate basis, reflecting management's interest rate outlook. As of December 31, 1994, the Company is a party to fixed to floating interest rate swaps (designated as hedges against certain debt) with various banks covering notional amounts aggregating $685,000,000, pursuant to which it pays LIBOR and receives fixed rates ranging from 5.3% to 8.1% calculated on the notional amounts. These agreements contain no leverage features and have various maturity dates from 1995 to 2008. The Company uses derivative financial instruments for trading purposes from time to time. The Company has hedged its exchange rate risk with respect to contracted future charter revenues receivable in Japanese yen to minimize the effect of foreign exchange rate fluctuations on reported income by entering into currency swaps with a major financial institution to deliver such foreign currency at fixed rates that will result in the Company receiving approximately $145,000,000 for such foreign currency from 1995 through 2004.

  In March 1994, the Company sold 3,450,000 shares of its common stock for net proceeds of approximately $76,000,000, of which $50,000,000 was used to reduce amounts outstanding under the Revolving Credit Agreement. The remaining proceeds were added to working capital.

  In 1994, 1993 and 1992, cash used for vessel additions approximated $146,000,000, $164,000,000 and $81,000,000, respectively. In February
1995, foreign subsidiaries contracted to buy two Aframax tankers at an aggregate cost of approximately $80,000,000. At February 21, 1995, the Company has commitments with an aggregate unpaid cost of approximately $300,000,000 for the construction of six foreign flag bulk vessels, two of which are scheduled for delivery in 1995, two in late 1996 and the other two in 1997. Long-term shipyard financing arrangements are anticipated for approximately $76,000,000 of the unpaid cost of certain of the vessels.

  In 1992, the Company invested cash of approximately $220,000,000 for 49% of the equity of CCLI. The cash invested by the Company in CCLI is being used primarily to finance the expansion of CCLI's fleet.

EFFECTS OF INFLATION

Additions to the costs of operating the fleet due to wage increases and price level increases in certain other expense categories were experienced over the three-year period. In some cases, these increases were offset by rates available to tonnage open for chartering and to some extent by charter escalation provisions.

ENVIRONMENTAL MATTERS

See "Increasing Environmental Regulations and Concerns" on page 15 hereof for a discussion regarding OPA 90 and certain regulations of the IMO.

[from page 22 of the Annual Report]

STOCK PRICE AND DIVIDEND DATA
1994
Quarter        1st     2nd      3rd        4th
-------------------------------------------------
High           26-3/4  21-5/8   21-7/8     24-3/8
Low            19-7/8  17-7/8   17-1/4     19-1/2
Dividend       $.15    $.15     $.15(a)    $.15

1993
Quarter        1st     2nd      3rd        4th
-------------------------------------------------
High           19-3/4  19-7/8   20-1/2     24-1/4
Low            15-3/4  18       17         19-1/8
Dividend       $.15    $.15     $.15(a)    $.15(b)

(a) Declared in second quarter of the respective year.
(b) Declared in third quarter.

[from inside back cover of Annual Report "Shareholder Information"] The Company's stock is listed for trading on the New York Stock Exchange and the Pacific Stock Exchange.

Stock Symbol: OSG

Shareholders of Record February 21, 1995: 1,146

CONSOLIDATED STATEMENTS OF OPERATIONS AND RETAINED EARNINGS
-----------------------------------------------------------
OVERSEAS SHIPHOLDING GROUP, INC. AND SUBSIDIARIES

In thousands, except per share amounts, for the year ended December 31,
                                              1994       1993       1992
SHIPPING REVENUES:
Revenues from voyages - Note B            $358,537   $376,885   $367,324
Income attributable to bulk shipping
  joint ventures - Note E                    5,599      5,695      3,761
-------------------------------------------------------------------------
                                           364,136    382,580    371,085
-------------------------------------------------------------------------
SHIPPING EXPENSES:
Vessel and voyage - Note H                 243,684    252,153    244,205
Depreciation of vessels and
  amortization of capital leases            59,992     58,734     56,472
Agency fees - Note H                        30,302     30,225     33,310
General and administrative                   9,825      8,826      7,484
-------------------------------------------------------------------------
                                           343,803    349,938    341,471
-------------------------------------------------------------------------
Income from Vessel Operations               20,333     32,642     29,614
Equity in Results of Celebrity
  Cruise Lines Inc. - Note D                   797      6,841       (200)
Other Income (Net) - Note K                 25,908     30,674     12,337
-------------------------------------------------------------------------
                                            47,038     70,157     41,751


Interest Expense                            56,988     43,311     44,580
-------------------------------------------------------------------------
Income/(Loss) before Federal
  Income Taxes and Cumulative
     Effect of Accounting Change            (9,950)    26,846     (2,829)
Provision/(Credit) for Federal
  Income Taxes - Note J                     (3,750)     8,900     (2,900)
-------------------------------------------------------------------------
Income/(Loss) before Cumulative
  Effect of Accounting Change               (6,200)    17,946         71


Cumulative Effect of Change in
 Accounting for Income Taxes - Note A6           -          -     16,000
-------------------------------------------------------------------------
Net Income/(Loss)                           (6,200)    17,946     16,071


Retained Earnings at Beginning of Year     764,987    766,647    770,265
-------------------------------------------------------------------------
                                           758,787    784,593    786,336


Cash Dividends Declared and Paid            21,204     19,606     19,689
-------------------------------------------------------------------------
Retained Earnings at End of Year          $737,583   $764,987   $766,647
=========================================================================
PER SHARE AMOUNTS - NOTE N:
Income/(loss) before cumulative
  effect of accounting change             $   (.17)  $    .55    $     -
Cumulative effect of change in
  accounting for income taxes                    -          -    $   .49
Net income/(loss)                         $   (.17)  $    .55    $   .49
Cash dividends declared and paid          $    .60   $    .60    $   .60
-------------------------------------------------------------------------

See notes to financial statements.

CONSOLIDATED BALANCE SHEETS
---------------------------
OVERSEAS SHIPHOLDING GROUP, INC. AND SUBSIDIARIES
Dollars in thousands at December 31,                    1994           1993
ASSETS
CURRENT ASSETS:
Cash Including interest-bearing deposits
  of $88,490 and $101,790                        $   100,034     $  110,167
Receivables:
     Voyages                                          11,699          8,523
     Refundable Federal income taxes                   5,200              -
     Other                                            16,905         18,659

Prepaid expenses                                      26,868         25,738
---------------------------------------------------------------------------
          Total Current Assets                       160,706        163,087

Investments in Marketable Securities - Note F         36,052         21,158

Capital Construction and Restricted Funds -
  Notes F, J and M1                                  105,570        105,654

Vessels, at cost, less accumulated
  depreciation of $500,477 and
  $463,864 - Notes G and L1                        1,063,784        999,782

Vessels Under Capital Leases, less
  accumulated amortization of $140,020
  and $129,135 - Note M1                             119,457        130,342

Investment in Celebrity Cruise Lines Inc. -
  Note D                                             230,642        229,780

Investments in Bulk Shipping Joint Ventures -
  Note E                                              82,894         78,484
Other Assets                                         106,304         95,450
---------------------------------------------------------------------------
                                                  $1,905,409     $1,823,737
===========================================================================
Dollars in thousands at December 31,                    1994           1993
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable                                   $   4,563     $    3,811
Sundry liabilities and accrued expenses -
  Note L2                                             33,042         25,848
Federal income taxes - Note J                          6,200         10,403
---------------------------------------------------------------------------
                                                      43,805         40,062
Current installments of long-term debt -
  Note G                                              17,638         15,003
Current obligations under capital leases -
  Note M1                                              9,737          8,555
---------------------------------------------------------------------------
          Total Current Liabilities                   71,180         63,620
Advance Time Charter Revenues                          4,828          7,722
Long-term Debt - Note G                              749,185        705,558
Obligations Under Capital Leases - Note M1           160,871        170,716
Minority Interest                                      3,803          4,368
Deferred Federal Income Taxes
  ($102,170 and $100,161) and
  Deferred Credits - Notes A6 and J                  105,763        103,316

Shareholders' Equity - Notes F, G, J and N:
Common Stock, par value $1 per share:
     Authorized - 60,000,000 shares
     Issued - 39,590,759 and 36,140,759 shares        39,591         36,141
Paid-in Additional Capital                            93,599         21,035
Retained Earnings                                    737,583        764,987
---------------------------------------------------------------------------
                                                     870,773        822,163
Less-cost of Treasury Stock - 3,380,838
  and 3,436,765 shares                                49,491         50,136
---------------------------------------------------------------------------
                                                     821,282        772,027
Less-net unrealized loss on marketable
  securities                                          11,503          3,590
---------------------------------------------------------------------------
     Total Shareholders' Equity                      809,779        768,437

Commitments, Leases and Other Comments -
  Notes L and M
---------------------------------------------------------------------------
                                                  $1,905,409     $1,823,737
===========================================================================

See notes to financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
-------------------------------------
OVERSEAS SHIPHOLDING GROUP, INC. AND SUBSIDIARIES
In thousands for the year ended December 31,    1994       1993        1992

CASH FLOWS FROM OPERATING ACTIVITIES:
                                           <C)
Net income/(loss)                           $ (6,200)  $ 17,946    $ 16,071
Items included in net income/(loss)
  not affecting cash flows:
     Depreciation and amortization            59,992     58,734      56,472
     Cumulative effect of change in
       accounting for income taxes                 -          -     (16,000)
     Provision/(credit) for deferred
       Federal income taxes                    1,909      5,315      (2,842)
     Equity in results of Celebrity
       Cruise Lines Inc.                        (797)    (6,841)        200
     Equity in net income of bulk
       shipping joint ventures                (6,360)    (5,796)     (2,704)
     Other - net                              (6,243)    (7,036)    (12,928)
Items included in net income/(loss)
  related to investing activities:
     Provision for loss (noncash) on
       investment in GPA Group plc                 -          -      20,000
     (Gain) on sale of securities - net       (7,986)    (9,128)    (14,112)
     (Gain) on disposal of vessels            (6,815)   (12,088)          -
Changes in operating assets and
  liabilities:
     Decrease/(increase) in receivables      (12,147)    12,420      (9,599)
     Net change in prepaid items,
       accounts payable and sundry
       liabilities and accrued expenses       (2,596)    15,078     (20,221)
     Increase/(decrease) in advance time
        charter revenues                      (2,894)       492      (4,374)
----------------------------------------------------------------------------
     Net cash provided by operating
       activities                              9,863     69,096       9,963
----------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of marketable securities           (34,811)    (42,529)   (54,881)
Proceeds from sales of marketable
  securities                                  21,022      44,509    107,889
Additions to vessels                        (146,133)   (163,538)   (81,213)*
Proceeds from disposal of vessels             40,780      48,994          -
Investment in Celebrity Cruise Lines Inc.          -      (2,733)  (220,086)
Other investments                               (667)    (16,996)    (2,937)
Proceeds from dispositions of other
  investments                                  4,406      13,939     19,117
Other - net                                    1,078      (1,001)     2,193
----------------------------------------------------------------------------
     Net cash (used in) investing
       activities                           (114,325)   (119,355)  (229,918)
----------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of common stock                      76,004          -           -
Purchases of treasury stock                        -        (237)    (4,968)
Withdrawals from restricted funds                  -          -      20,017
Issuance of long-term debt                    60,000     309,439    292,000
Payments on long-term debt and obligations
  under capital leases                       (22,442)   (215,542)   (95,835)
Cash dividends paid                          (21,204)    (19,606)   (19,689)
Other - net                                    1,971         673         81
----------------------------------------------------------------------------
     Net cash provided by financing
       activities                             94,329      74,727    191,606
----------------------------------------------------------------------------
Net increase/(decrease) in cash              (10,133)     24,468    (28,349)
Cash, including interest-bearing
  deposits, at beginning of year             110,167      85,699    114,048
----------------------------------------------------------------------------
Cash, including interest-bearing
  deposits, at end of year                 $ 100,034  $ 110,167    $ 85,699
============================================================================

* Excludes the carrying amount ($19,350) of a vessel reclassified from investments in bulk shipping joint ventures, upon dissolution of partnership.

See notes to financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------
OVERSEAS SHIPHOLDING GROUP, INC. AND SUBSIDIARIES

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

1. The consolidated financial statements include the accounts of the Company and its subsidiaries ("Company" or "OSG"). All subsidiaries are wholly owned, except four which are 80%-owned. Significant intercompany items and transactions have been eliminated in consolidation. Investments in Celebrity Cruise Lines Inc. and the bulk shipping joint ventures (which are 50%-owned except one small venture which is 49%-owned) are stated at the Company's cost thereof adjusted for its proportionate share of the undistributed operating results of such companies. The consolidated statements of operations for 1993 and 1992 and Notes B and O have been reclassified to conform with the 1994 presentation of equity in results of Celebrity Cruise Lines Inc.

2. As required by Statement of Financial Accounting Standards No. 95, "Statement of Cash Flows," only interest-bearing deposits that are highly liquid investments and have a maturity of three months or less when purchased are included in cash.

3. Depreciation of vessels is computed for financial reporting purposes based on cost, less estimated salvage value, by the straight-line method primarily using a vessel life of 25 years.

4. Certain subsidiaries have bareboat charters-in on vessels that are accounted for as capital leases. Amortization of capital leases is computed by the straight-line method over 22 or 25 years, representing the terms of the leases (see Note M).

5. Time charters and a bareboat charter that are operating leases are reported on the accrual basis. Voyage charters are reported on the completed voyage basis.

6. The Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("FAS 109"), starting in the first quarter of 1992. In accordance with FAS 109, the financial statements of years prior to 1992 were not restated. The impact of applying FAS 109 was to reduce deferred tax liabilities by $16,000,000, with a corresponding increase in net income (cumulative effect of change in accounting) for 1992.

7. Interest costs incurred during the construction of vessels (until the vessel is substantially complete and ready for its intended use) are capitalized. Interest capitalized aggregated $14,157,000 (1994), $7,416,000 (1993) and $6,158,000 (1992). Interest paid amounted to
$53,182,000 (1994), $42,093,000 (1993) and $42,865,000 (1992),
excluding capitalized interest.

8. The Company adopted the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("FAS 115"), as of December 31, 1993. Adoption of this standard had no significant effect on the Company's financial statements. Under FAS 115, the Company's investments in marketable securities are classified as available-for-sale and are carried at market value. Net unrealized gains or losses are reported as a separate component of shareholders' equity. For prior years, the Company's investments in marketable equity securities were carried at the lower of aggregate cost or market, and the amount of the allowance for net unrealized loss on the noncurrent marketable equity securities was shown as a reduction of shareholders' equity.

9. Amounts receivable or payable under interest rate swaps (designated as hedges against certain existing debt and capital lease obligations
- see Note G) are accrued and reflected as adjustments of interest expense. Such receivables or payables are included in other receivables or sundry liabilities and accrued expenses, respectively. Any gain or loss realized upon the early termination of an interest rate swap is recognized as an adjustment of interest expense over the remaining term of the hedged debt.

  Changes in the value of currency swaps (designated as hedges against contracted future charter revenues receivable in a foreign currency) are deferred and are offset against corresponding changes in the value of the charter hire, over the related charter periods (see Note M2). Any gain or loss realized upon the termination of foreign currency swaps would be recognized as an adjustment of voyage revenues over the remaining term of the related charter.

  The Company uses derivative financial instruments for trading purposes from time to time. Realized and unrealized changes in fair values are recognized in income in the period in which the changes occur (see Note K).

NOTE B - BUSINESS-DOMESTIC AND FOREIGN OPERATIONS:

The Company is principally engaged in the ocean transportation of liquid and dry bulk cargoes in both the worldwide markets and the self-
contained U.S. markets through the ownership and operation of a diversified fleet of bulk cargo vessels (principally tankers and dry bulk carriers). It also owns an equity investment in Celebrity Cruise
Lines Inc. (see Note D), an owner and operator of cruise ships.
Information about the Company's operations for the three years ended
December 31, 1994 follows:
                                                            Foreign Flag
                                                           (principally
In thousands                   Consolidated     U.S. Flag      Liberian)
1994
Shipping Revenues                $  364,136     $ 130,832     $  233,304
Net Income/(Loss)                $   (6,200)    $ (30,505)    $   24,305
Identifiable Assets at
  December 31, 1994              $1,905,409     $ 538,596     $1,366,813

1993
Shipping Revenues                $  382,580     $ 154,652     $  227,928
Net Income/(Loss)                $   17,946     $ (12,842)    $   30,788
Identifiable Assets at
  December 31, 1993              $1,823,737     $ 551,341     $1,272,396

1992
Shipping Revenues                $  371,085     $ 151,191     $  219,894
Net Income                       $   16,071     $  11,523*    $    4,548
Identifiable Assets at
  December 31, 1992              $1,714,548      $530,996     $1,183,552

*Reflects $16,000,000 from change in accounting for income taxes (see
Note A6).

See Note J for information relating to taxation of income and undistributed earnings of foreign companies.

  The Company had one charterer (a U.S. oil company) during the above periods from which revenues exceeded 10% of revenues from voyages. Revenues from such charterer amounted to $63,668,000 in 1994, $73,656,000 in 1993 and $84,349,000 in 1992.

NOTE C - ASSETS AND LIABILITIES OF FOREIGN SUBSIDIARIES:
A condensed summary of the combined assets and liabilities of the
Company's foreign (incorporated outside the U.S.) subsidiaries, whose operations are principally conducted in U.S. dollars, follows:
In thousands at December 31,                        1994          1993
Current assets                                $   41,515    $   38,730
Vessels, net                                     859,939       765,850
Investment in Celebrity Cruise Lines Inc.        230,642       229,780
Other assets                                     119,065        95,628
-----------------------------------------------------------------------
                                               1,251,161     1,129,988
-----------------------------------------------------------------------
Current installments of long-term debt            11,958         9,728
Other current liabilities                         17,212         8,692
-----------------------------------------------------------------------
Total current liabilities                         29,170        18,420
Long-term debt (including intercompany)
  and deferred credits, etc.                     276,477       187,252
-----------------------------------------------------------------------
                                                 305,647       205,672
-----------------------------------------------------------------------
Net assets                                   $   945,514    $  924,316
=======================================================================

NOTE D - INVESTMENT IN CELEBRITY CRUISE LINES INC.:
The Company owns a 49% equity investment in Celebrity Cruise Lines Inc. ("CCLI"), a joint venture that owns and operates five cruise vessels. Pursuant to related agreements, CCLI functions as an equal joint venture and the approval of both shareholders is required for all substantive policy matters.

  A condensed summary of the assets and liabilities of CCLI and the results of its operations follows:
In thousands at December 31,                       1994           1993
Current assets                                $ 101,149       $147,344
Vessels, net                                    696,126        670,459
Other assets                                     51,084         48,072
-----------------------------------------------------------------------
                                                848,359        865,875
-----------------------------------------------------------------------
Short-term debt and current installments
  of long-term debt                              54,676         42,593
Other current liabilities                        65,289         70,612
-----------------------------------------------------------------------
Total current liabilities                       119,965        113,205
Long-term debt                                  260,643        286,624
-----------------------------------------------------------------------
                                                380,608        399,829
-----------------------------------------------------------------------
Net assets (principally capital
  contributions)                              $ 467,751       $466,046
=======================================================================
                              Year Ended December 31,        October 1 to
In thousands                         1994        1993   December 31, 1992
Revenue                        $  307,565   $ 315,700            $ 68,046
Gain on sale of vessel                  -           -               2,190
Costs and expenses               (305,860)   (301,642)            (70,667)
--------------------------------------------------------------------------
Net income/(loss)              $    1,705   $  14,058            $   (431)
==========================================================================

The Company's equity in the results of CCLI for each of the periods is before interest expense of approximately $12,800,000 (1994), $12,500,000 (1993) and $3,600,000 (1992), estimated to have been incurred by the Company in connection with the funding of its investment in CCLI. These amounts were calculated based on the Company's average long-term interest rates during the respective periods.

  As of February 21, 1995, CCLI has commitments (which are nonrecourse to OSG) with an approximate aggregate unpaid cost of $940,000,000 for the construction of three cruise ships, one scheduled for delivery in late 1995, one in late 1996 and the third in late 1997. Unpaid costs are net of $81,400,000 of progress payments (all paid prior to January 1, 1995). Long-term financing arrangements exist for substantially all of the unpaid cost of these ships. Approximately 57% of the unpaid cost is denominated in German marks. Approximately 27% of the unpaid cost was hedged by currency option contracts that terminate in the event that the exchange rate of the German mark to the dollar falls below certain levels.

NOTE E - BULK SHIPPING JOINT VENTURES:

Certain subsidiaries have investments in bulk shipping joint ventures
(see Note A1). A condensed summary of the combined assets and liabilities and results of operations of the bulk shipping joint ventures follows:
In thousands at December 31,                        1994       1993
Cash ($62,486 and $60,070) and other
  current assets (including
  $8,265 and $6,814 due from owners)            $ 78,412   $ 75,236
Vessels, net                                      73,286     64,013
Other assets (including $26,279 and
  $33,172 due from owners)                        29,573     34,880
--------------------------------------------------------------------
                                                 181,271    174,129
Current liabilities                                4,214      6,792
--------------------------------------------------------------------
Net assets (principally undistributed
  net earnings)                                 $177,057   $167,337
====================================================================

In thousands for the year ended December 31,     1994      1993     1992
Revenue, primarily from voyages
  (including $28,627, $36,008
  and $36,490 from vessels
  chartered to other owners)                  $42,825   $42,083  $48,461
Costs and expenses                             30,105    30,495   43,053
------------------------------------------------------------------------
Net income                                    $12,720   $11,588  $ 5,408
========================================================================

  As of February 21, 1995, certain 50%-owned companies have commitments (which are nonrecourse to OSG) with an aggregate unpaid cost of $162,000,000 for the construction of two foreign flag VLCCs (very large crude carriers) scheduled for delivery in late 1996 and early 1997. Unpaid costs are net of $18,000,000 of progress payments (all paid prior to January 1, 1995). The joint venture companies expect to pay the unpaid costs from their available cash resources and to utilize existing long-term shipyard financing arrangements as needed. Upon delivery, these vessels will commence eight-year charters to the joint venture partner.

NOTE F - INVESTMENTS IN MARKETABLE SECURITIES:

Certain information concerning the Company's marketable securities
(including securities in Capital Construction and Restricted Funds), which consist of available-for-sale securities, follows:
                                                                Approximate
                                        Gross Unrealized         Market and
In thousands at December 31,    Cost     Gains    Losses    Carrying Amount
1994
Equity securities           $ 80,638   $ 1,350  $ 10,589           $ 71,399
U.S. Treasury securities
  and obligations of U.S.
  government agencies         50,788         -     2,264             48,524
---------------------------------------------------------------------------
                            $131,426   $ 1,350  $ 12,853           $119,923
===========================================================================
1993
Equity securities           $ 72,974   $   972  $  4,562           $ 69,384
===========================================================================

The cost and approximate market value of debt securities, by contractual maturity, are shown below:

                                                                Approximate
In thousands at December 31, 1994             Cost                   Market
Due after one year through five years     $ 41,391                $  39,660
Due after five years through ten years       5,063                    4,801
Due after ten years                          4,334                    4,063
--------------------------------------------------------------------------
                                          $ 50,788                $  48,524
==========================================================================

The unrealized loss on marketable securities included as a separate component of shareholders' equity increased $7,913,000 (1994) and decreased $7,261,000 (1993) and $10,775,000 (1992).

  At February 21, 1995, the approximate aggregate market quotation of the above marketable securities was $123,300,000 and the net unrealized loss was reduced to approximately $8,150,000.

NOTE G - DEBT:
Long-term debt exclusive of current installments follows:
In thousands at December 31,                            1994        1993
Unsecured Senior Notes, due from 2000
  through 2013, interest from 7.77% to 9.57%        $310,000    $310,000
Unsecured Revolving Credit Agreement with banks      152,000      92,000
8 3/4% Debentures due 2013, net of unamortized
  discount of $305 and $321                           99,695      99,679
8% Notes due 2003, net of unamortized discount
  of $215 and $239                                    99,785      99,761
8% to 10.58% unsecured Promissory Notes and
  Term Loans, due through 2001                        49,661      47,925
10.5% and 10.58% secured Promissory Notes and
  Term Loans, due through 2001                        27,254      44,373
8.45% United States Government Guaranteed
  Merchant Marine Bonds, due through 2006             10,790      11,820
------------------------------------------------------------------------
                                                    $749,185    $705,558
========================================================================

The Revolving Credit Agreement, as amended, provides for borrowings of up to $500,000,000 on a revolving credit basis through November 1999, at which time any outstanding balance is due. As of December 31, 1994, interest was at the rate of .475% above the London Interbank Offered rate ("LIBOR"). The Company also has interest rate options related to the certificate of deposit, money market or prime rates.

  Agreements related to long-term debt provide for prepayment privileges (in certain instances with penalties), limitations on the amount of secured debt and total borrowings, and acceleration of payment under certain circumstances, including if any of the minimum consolidated financial covenants contained in certain of such agreements are not met. The most restrictive of these covenants require the Company to maintain positive consolidated working capital, consolidated net worth as of December 31, 1994 of approximately $581,000,000 (increasing quarterly by an amount related to net income), a ratio of total debt to net worth of not more than 1.75:1, and a liquid cash flow coverage ratio of at least 2.00:1. The amount that the Company can use for Restricted Payments, as defined, including dividends and purchases of its capital stock, is limited as of December 31, 1994, to $75,600,000.

  The Company has used interest rate swaps to effectively convert a portion of its fixed rate debt to a floating rate basis, reflecting management's interest rate outlook. As of December 31, 1994, the Company is a party to fixed to floating interest rate swaps with various banks covering notional amounts aggregating $685,000,000, pursuant to which it pays LIBOR (7% as of December 31, 1994) and receives fixed rates ranging from 5.3% to 8.1% calculated on the notional amounts. These agreements contain no leverage features and have various maturity dates from 1995 to 2008. In March 1994, the Company terminated a floating to fixed interest rate swap (which was designated as a hedge against certain debt) expiring in 1996, covering a notional amount of $24,000,000.

  Approximately 20% of the net book amount of the Company's vessels, representing approximately 8% of the number of foreign flag and 55% of the number of U.S. flag vessels, is pledged as collateral for certain long-term debt. In some instances, debt is collateralized by revenues from certain charters.

  The aggregate annual principal payments required to be made on long-term debt for the five years subsequent to December 31, 1994 are $17,638,000 (1995), $21,337,000 (1996), $19,336,000 (1997),
$13,774,000 (1998) and $167,085,000 (1999).

  The Company also has a $30,000,000 committed short-term line of credit facility with a bank, under which there were no outstanding borrowings as of December 31, 1994.


NOTE H - AGENCY FEES AND BROKERAGE COMMISSIONS:
All subsidiaries with vessels and certain joint ventures are parties to agreements with Maritime Overseas Corporation ("Maritime") that provide, among other matters, for Maritime and its subsidiaries to render services related to the chartering and operation of the vessels and certain general and administrative services for which Maritime and its subsidiaries receive specified compensation. Vessel and voyage expenses include $5,118,000 (1994), $6,009,000 (1993) and $5,743,000
(1992) of brokerage commissions to Maritime. By agreement, Maritime's compensation for any year is limited to the extent Maritime's consolidated net income from shipping operations would exceed a specified amount (approximately $834,000 (1994), $758,000 (1993) and $689,000 (1992)). Maritime is owned by a director of the Company; directors or officers of the Company constitute all four of the directors and the majority of the principal officers of Maritime.


NOTE I - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS:

The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

CASH AND INTEREST-BEARING DEPOSITS
The carrying amount reported in the balance sheet for interest-bearing deposits approximates its fair value.

INVESTMENT SECURITIES
The fair value for marketable securities is based on quoted market prices or dealer quotes.

DEBT
The carrying amounts of the borrowings under the Revolving Credit
Agreement approximate their fair value. The fair values of the Company's other debt are estimated using discounted cash flow analyses, based on the rates currently available for debt with similar terms and remaining maturities.

INTEREST RATE SWAPS
The fair value of interest rate swaps (used for hedging purposes) is the estimated amount that the Company would receive or pay to terminate the swaps at the reporting date.

FOREIGN CURRENCY SWAPS AND FORWARD CONTRACTS
The fair value of foreign currency swaps (used for hedging purposes) is the estimated amount that the Company would receive or pay to terminate the swaps at the reporting date. At December 31, 1994, the Company had foreign currency forward contracts (held for trading purposes) scheduled to mature in March 1995 with a notional amount of approximately $15,000,000, the unrealized loss on which was insignificant at that date. The average fair values of foreign currency forward contracts held for trading during 1994 and 1993 were not material.

The estimated fair value of the Company's financial instruments follows:
                                    Carrying       Fair  Carrying      Fair
                                      Amount      Value    Amount     Value
In thousands at December 31,            1994       1994      1993      1993
Financial assets (liabilities)
Cash and interest-bearing deposits  $100,034   $100,034  $110,167  $110,167
Interest-bearing deposits in
  restricted funds                    20,544     20,544    57,428    57,428
Investments in marketable
  securities                         119,923    119,923    69,384    69,384
Debt                                (937,431)  (913,238) (899,832) (952,920)
Interest rate swaps                        -    (51,869)        -    29,755
Foreign currency swaps                     -    (16,267)        -    (2,666)

NOTE J - TAXES:
Effective from January 1, 1987, earnings of the foreign shipping companies (exclusive of CCLI) are subject to U.S. income taxation currently; post-1986 taxable income may be distributed to the U.S. parent without further tax. The foreign companies' shipping income earned from January 1, 1976 through December 31, 1986 ("Deferred Income") is excluded from U.S. income taxation to the extent that such income is reinvested in foreign shipping operations and the foreign shipping income earned before 1976 is not subject to tax unless distributed to the U.S. parent. A determination of the amount of qualified investments in foreign shipping operations, as defined, is made at the end of each year and such amount is compared to the corresponding amount at December 31, 1986. If during any determination period there is a reduction of qualified investments in foreign shipping operations, Deferred Income, limited to the amount of such reduction, would become subject to tax. Treasury Department regulations regarding the foregoing have not been revised to reflect law changes effective for post-1986 years. The Company believes that it will be reinvesting sufficient amounts in foreign shipping operations so that any significant U.S. income taxes on the undistributed income of its foreign companies accumulated through December 31, 1986 will be postponed indefinitely. U.S. income taxes on the income of its foreign companies accumulated through December 31, 1986 will be provided at such time as it becomes probable that a liability for such taxes will be incurred and the amount thereof can reasonably be estimated. No provision for U. S. income taxes on the income of the foreign shipping companies accumulated through December 31, 1986 was required at December 31, 1994 since undistributed earnings of foreign shipping companies have been reinvested or are intended to be reinvested in foreign shipping operations. As of December 31, 1994, such undistributed earnings aggregated approximately $475,000,000, including $114,000,000 earned prior to 1976; the unrecognized deferred U.S. income tax attributable to such undistributed earnings approximated $165,000,000. Further, no provision for U.S. income taxes on the Company's share of the undistributed earnings of CCLI was required, since it is intended that such undistributed earnings ($7,500,000 at December 31, 1994) will be indefinitely reinvested; the unrecognized deferred U.S. income tax attributable thereto approximated $2,600,000.

  Pursuant to the Merchant Marine Act of 1936, as amended, the Company is a party to an agreement that permits annual deposits, related to taxable income of certain of its domestic subsidiaries, into a Capital Construction Fund. Payments of Federal income taxes on such deposits and earnings thereon are deferred until, and if, such funds are withdrawn for nonqualified purposes or termination of the agreement; however, if withdrawn for qualified purposes (acquisition of vessels or retirement of debt on vessels), such funds remain tax deferred and the Federal income tax basis of any such vessel is reduced by the amount of such withdrawals. Under the agreement, the general objective is (by use of assets accumulated in the fund) for two vessels to be constructed or acquired by the end of 1999. Monies can remain tax deferred in the fund for a maximum of 25 years (commencing January 1, 1987 for deposits prior thereto). The Company has historically provided deferred taxes on amounts in the fund.

  The significant components of the Company's deferred tax liabilities and assets follow:
In thousands at December 31,                            1994        1993
Deferred tax liabilities:
Excess of tax over statement depreciation-net      $  73,369    $ 74,159
Tax benefits of the Merchant Marine Act of
  1936, as amended, on amounts accumulated
  in the Capital Construction Fund                    30,503      28,739
Costs capitalized and amortized for statement,
  expensed for tax                                     9,678       9,656
Other-net                                             24,640      19,868
------------------------------------------------------------------------
Total deferred tax liabilities                       138,190     132,422
------------------------------------------------------------------------
Deferred tax assets:
Capital leases                                        11,760      12,052
Excess of tax over statement basis of investment
  in securities                                        2,188       7,070
Alternative minimum tax credit carry forwards,
  which can be carried forward indefinitely           15,872       6,839
------------------------------------------------------------------------
Total deferred tax assets                             29,820      25,961
------------------------------------------------------------------------
Net deferred tax liabilities                        $108,370    $106,461
========================================================================

Federal income taxes paid amounted to $4,200,000 in 1994 (all of which related to 1993) and $6,400,000 in 1992. A Federal income tax refund of $6,221,000 was received in 1993.

The components of income/(loss) before Federal income taxes and cumulative effect of accounting change follow:
In thousands for the year ended December 31,    1994       1993      1992
Domestic                                    $(31,456)  $(15,980) $(11,584)
Foreign                                       21,506     42,826     8,755
--------------------------------------------------------------------------
                                            $ (9,950)  $ 26,846  $ (2,829)
==========================================================================

Substantially all of the above foreign income was earned by companies that were not subject to income taxes in their countries of incorporation.

  The components of the provision/(credit) for Federal income taxes follow:
In thousands for the year ended December 31,    1994       1993       1992
Current                                      $(5,659)  $  3,585    $   (58)
Deferred                                       1,909      2,415     (2,842)
Adjustment of net deferred tax liabilities
  to reflect increase in tax rates                 -      2,900          -
--------------------------------------------------------------------------
                                             $(3,750)  $  8,900    $(2,900)
==========================================================================

Reconciliations of the actual Federal income tax rate and the U.S.
statutory income tax rate follow:
For the year ended December 31,                 1994       1993      1992
Actual Federal income tax provision/
  (credit) rate                               (37.7%)     33.1%    (102.5%)
Adjustment of net deferred tax liabilities
  to reflect increase in tax rates                -      (10.8%)        -
Adjustment due to:
Dividends received deduction                    4.9%       3.2%      54.0%
Income not subject to U.S. income taxes         2.2%       9.7%      13.2%
Other                                          (4.4%)      (.2%)      1.3%
--------------------------------------------------------------------------
U.S. statutory income tax provision/
  (credit) rate                               (35.0%)     35.0%     (34.0%)
==========================================================================

NOTE K - OTHER INCOME (NET):
Other income (net) consists of:
In thousands for the year ended December 31,     1994      1993        1992
Interest                                      $ 6,116   $ 4,017     $ 5,293
Dividends                                       2,072     3,473       6,502
Gain on sales of securities-net (based on
   first-in, first-out method)                  7,986     9,128      14,112
Provision for loss on investment in GPA
   Group plc                                        -         -     (20,000)
Gain/(loss) on disposal of vessels              6,815    12,088      (1,259)*
Foreign currency exchange gains/(losses)          490    (1,647)      4,830
Minority interest                                 285      (116)        735
Miscellaneous-net                               2,144     3,731       2,124
----------------------------------------------------------------------------
                                             $ 25,908  $ 30,674    $ 12,337
============================================================================

* Represents a provision for loss on a vessel sold subsequent to year-end.

Gross realized gains on sales of securities were $10,199,000 (1994), $10,802,000 (1993) and $15,728,000 (1992), and gross realized losses were $2,213,000 (1994), $1,674,000 (1993) and $1,616,000 (1992).

NOTE L - COMMITMENTS AND OTHER COMMENTS:

1. In February 1995, foreign subsidiaries contracted to buy two
Aframax tankers at an aggregate cost of approximately $80,000,000.

  As of February 21, 1995, the Company has commitments with an aggregate unpaid cost of approximately $300,000,000 for the construction of six foreign flag bulk vessels, two of which are scheduled for delivery in 1995, two in late 1996 and the other two in 1997. Unpaid costs are net of $150,000,000 of progress payments (all paid prior to January 1, 1995). Long-term shipyard financing arrangements are anticipated for approximately $76,000,000 of the unpaid cost of certain of the vessels.

2. Sundry liabilities and accrued expenses consist of:
In thousands at December 31,                  1994           1993
Payroll and benefits                      $  2,501       $  3,384
Interest                                    12,697         11,902
Insurance                                   10,778          4,350
Other                                        7,066          6,212
-----------------------------------------------------------------
                                           $33,042       $ 25,848
=================================================================

3. Certain subsidiaries make contributions to union-sponsored multi-employer pension plans covering seagoing personnel. The Employee Retirement Income Security Act requires employers who are contributors to domestic multi-employer plans to continue funding their allocable share of each plan's unfunded vested benefits in the event of withdrawal from or termination of such plans. The Company has been advised by the trustees of such plans that it has no withdrawal liability as of December 31, 1994.

     Certain other seagoing personnel of U.S. flag vessels are covered under a subsidiary's defined contribution plan, the cost of which is funded as accrued.

NOTE M - LEASES:

1. Charters-in:
The approximate minimum commitments under capital leases for eight
U.S. flag vessels were:
In thousands at December 31, 1994
1996                                                       25,528
1997                                                       25,528
1998                                                       25,528
1999                                                       25,660
Beyond 1999                                               165,958
-----------------------------------------------------------------
Net minimum lease payments                                293,730
Less amount representing interest                         123,122
-----------------------------------------------------------------
Present value of net minimum lease payments              $170,608
=================================================================

Certain of the capital leases provide for deposits in restricted funds under certain circumstances. Such deposits aggregated approximately $4,821,000 at December 31, 1994 and are held as collateral for the related obligations.

  The Company has a time charter (which is an operating lease) for a 1992-built foreign flag tanker, which charter has a remaining term of approximately four years, at an annual time charter rental of approximately $8,800,000, assuming a full year's operations. Under the charter, the Company has renewal and purchase options. Time charter rental expense is not payable when the vessel is off-hire. The total rental expense for charters accounted for as operating leases, including the one referred to above, amounted to $12,150,000 in 1994, $8,842,000 in 1993 and $8,048,000 in 1992.

2. Charters-out:
The Company's subsidiaries, as the owners of a diversified fleet of bulk vessels, engage in chartering out the vessels primarily on time and voyage charters and occasionally on bareboat charters. Revenues from vessels on time charter are dependent upon the ability to deliver and operate vessels in accordance with charter terms. Revenues from a time charter are not received when a vessel is off-hire, including time required for normal periodic maintenance of the vessel. The minimum future revenues expected to be received subsequent to December 31, 1994 on noncancelable time charters and a bareboat charter are $79,080,000 (1995), $25,872,000 (1996), $23,032,000 (1997),
$19,535,000 (1998) and $18,288,000 (1999); the aggregate for 2000 and later years is $99,724,000.

  The foregoing amounts do not include escalations and do not purport to be an estimate of aggregate voyage revenues for any of the years. In arriving at the minimum future charter revenues, an estimated time off-hire to perform periodic maintenance on each vessel has been deducted, although there is no assurance that such estimate will be reflective of the actual off-hire in the future.

  The Company has hedged its exchange rate risk with respect to contracted future charter revenues receivable in Japanese yen to minimize the effect of foreign exchange rate fluctuations on reported income by entering into currency swaps with a major financial institution to deliver such foreign currency at fixed rates that will result in the Company receiving approximately $145,000,000 for such foreign currency from 1995 through 2004.

NOTE N - CAPITAL STOCK AND PER SHARE AMOUNTS:

The Company's 1989 nonqualified stock option plan, as amended, covered 570,000 treasury shares. Options were granted to certain officers of the Company and a subsidiary for the purchase of all the shares covered by the amended plan, at $14.00 per share, which was in excess of the market price at the date of grant; 20% of the options vest and become exercisable on each October 9, from 1991 through 1995. These options remain exercisable until October 2000. During 1993, options for 10,000 shares were exercised. Options for 560,000 shares are outstanding and options for 446,000 shares are exercisable at December 31, 1994.

  At December 31, 1994, the Company has reserved 707,579 treasury shares for issuance pursuant to (i) its 1990 nonqualified stock option plan, which covered options for 3,515 shares granted by the Company to employees (except senior officers), and (ii) an agreement, as amended, to make available for purchase by Maritime (see Note H) 704,064 shares (including an increase of 200,000 shares in 1993). Maritime can acquire the shares reserved for it only for the purpose of fulfilling its obligations under its 1990 nonqualified stock option plan, as amended. The exercise price of the options granted by the Company to its employees is $16.00 per share, and the prices for any shares Maritime purchases from the Company range from $16.00 to $19.63 per share (the market prices at dates of grant). The options granted have a term of approximately ten years and become exercisable in annual increments of 20% upon the option holder's completion of five years of service. Certain details of activity in the Company's 1990 plan and Maritime's plan are summarized as follows:

                                       Company's 1990 Plan  Maritime's Plan
Options Outstanding at January 1, 1992             16,360          464,518
  Granted                                               -           30,000
  Canceled                                         (9,968)         (31,262)
  Exercised ($16.00 per share)                          -           (5,035)
--------------------------------------------------------------------------
Options Outstanding at December 31, 1992            6,392          458,221
  Granted                                               -          190,000
  Canceled                                              -          (23,899)
  Exercised ($16.00 per share)                       (872)         (20,409)
--------------------------------------------------------------------------
Options Outstanding at December 31, 1993            5,520          603,913
  Granted                                               -           24,600
  Canceled                                         (1,005)         (80,430)
  Exercised ($16.00 per share)                     (1,000)         (54,927)
--------------------------------------------------------------------------
Options Outstanding at December 31, 1994            3,515          493,156
==========================================================================
Options Exercisable at December 31, 1994            1,880          244,858
==========================================================================

Net income/(loss) per share is based on the weighted average number of common shares outstanding during each year, 35,587,856 shares (1994), 32,678,031 shares (1993) and 32,805,549 shares (1992). The aforementioned stock options have not been included in the computation of net income/(loss) per share since their effect thereon would either be antidilutive or not be material.

  In March 1994, the Company sold 3,450,000 shares of its common stock in a public offering. Net proceeds were $76,004,000, which were credited to common stock ($3,450,000) and paid-in additional capital ($72,554,000). The effect on net loss per share assuming that the aforementioned sale of shares and the use of a portion of the proceeds to reduce amounts outstanding under the Revolving Credit Agreement had occurred at the beginning of 1994 was not material.

NOTE O - 1994 AND 1993 QUARTERLY RESULTS OF OPERATIONS (UNAUDITED):
Results of Operations for Quarter Ended
(in thousands, except per share amounts)
                            March 31,  June 30,  September 30,  December 31,
1994
Shipping revenues            $100,498   $78,316       $ 89,563      $95,759
Income/(loss) from vessel
  operations                   10,759    (2,827)         4,037        8,364
Gain on disposal of vessels     2,512         -          4,303            -
Net income/(loss)            $  5,016   $(4,599)      $ (2,313)     $ 4,304)
---------------------------------------------------------------------------
Net income/(loss) per share  $    .15   $  (.14)      $   (.06)     $  (.12)
===========================================================================
1993
Shipping revenues            $101,250   $93,151       $ 95,267      $92,912
Income from vessel operations   9,167     6,914          9,702        6,859
Gain on disposal of vessels     6,077     6,011              -            -
Net income                   $  4,876   $ 5,514       $  4,519      $ 3,037
---------------------------------------------------------------------------
Net income per share         $    .15   $   .17       $    .14      $   .09
===========================================================================

REPORT OF INDEPENDENT AUDITORS

To the Shareholders
Overseas Shipholding Group, Inc.

We have audited the accompanying consolidated balance sheets of Overseas Shipholding Group, Inc. and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of operations and retained earnings and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Overseas Shipholding Group, Inc. and subsidiaries at December 31, 1994 and 1993, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1994 in conformity with generally accepted accounting principles.

As discussed in Note A6 to the consolidated financial statements, in 1992, the Company changed its method of accounting for income taxes, in accordance with Statement of Financial Accounting
Standards No. 109, "Accounting for Income Taxes."



                              ERNST & YOUNG LLP

New York, New York
February 21, 1995

ELEVEN-YEAR STATISTICAL REVIEW (UNAUDITED)
In thousands, except per share amounts
                                    1994       1993       1992         1991       1990
Total revenues(a)               $390,841   $420,095   $383,222     $452,459   $429,040
Income from vessel operations     20,333     32,642     29,614      102,046    112,894
Income/(loss) before Federal
  income taxes                   (9,950)     26,846     (2,829)      79,826     80,757
Net income/(loss)                (6,200)     17,946     16,071(c)    55,076     55,857
Depreciation of vessels and
  amortization of capital
  leases                          59,992     58,734     56,472       56,214     55,567
Vessels, capital leases and
  direct financing leases,
  at net book amount           1,183,241  1,130,124  1,067,122    1,026,817  1,046,103
Total assets                   1,905,409  1,823,737  1,714,548    1,545,675  1,498,277
Long-term debt and lease
  obligations (exclusive of
  current portions)              910,056    876,274    784,452      576,321    612,819
Reserve for deferred Federal
  income taxes - noncurrent      102,170    100,161     94,247      114,589    102,575
Shareholders' equity            $809,779   $768,437   $762,425     $760,322   $707,128

Per share amounts(b):
Net income/(loss)              $   (.17)   $    .55   $    .49(c)  $   1.67   $   1.63
Shareholders' equity            $  22.36   $  23.50   $  23.33     $  23.05   $  21.40
Cash dividends paid             $    .60   $    .60   $    .60     $    .55   $    .50
Average shares outstanding        35,588     32,678     32,806       33,012     34,317

(a) Represents shipping revenues and other income.
(b) Gives effect to a 7-for-5 stock split declared in February 1989.
(c) Includes $16,000,000 ($.49 per share) from the cumulative effect of the change in accounting for income taxes in accordance with FAS 109, and a provision of $13,100,000 ($.40 per share) for loss on investment in GPA Group plc.