Form 10-K405, Exhibit 13
period 1995-12-31
OVERSEAS SHIPHOLDING GROUP INC
filed 1996-03-29
CIK 75208

                                                            EXHIBIT 13
                                                            ----------

[From page 3 of the 1995 Annual Report]
TWO-YEAR CHARTER POSITION OF OSG FLEET
(Including Scheduled Deliveries)

Through Year-End                     1996         1997
Total Fleet dwt                 6,938,650    7,510,450
% of  Total Fleet on Charter           22           19
U.S. Fleet dwt                    993,350      993,350
% of U.S. Fleet on Charter              2            0
Intl. Fleet dwt                 5,945,300    6,517,100
% of Intl. Fleet on Charter            25           22

[From Page 18 and 19 of the 1995 Annual Report]
THE FLEET
February 14, 1996

                          Operating Bulk Fleet:     61 vessels, 6,050,650 dwt
                                      On Order:      6 vessels, 1,459,800 dwt
                            Total Bulk Tonnage:     67 vessels, 7,510,450 dwt

INTERNATIONAL BULK FLEET
------------------------
                                 Year          Deadweight            Charter
     Type of Ship                Built            Tonnage    Expiration Date
-----------------------------------------------------------------------------
     Tankers                     1996             295,800     Voyage Charter
                                 1996             295,750     Voyage Charter
                                 1973 50%-owned   264,900      November 1996
                                 1975 50%-owned   264,850     September 1998
                                 1974 50%-owned   264,850      December 1997
                                 1974 50%-owned   264,850          July 1997
                                 1990             254,000         March 2002
                                 1989             133,000          June 2005
                                 1976             128,450     Voyage Charter
                                 1975             128,250     Voyage Charter
                                 1975             128,200     Voyage Charter
                                 1980              96,050     Voyage Charter
                                 1981              96,000     Voyage Charter
                                 1979              95,600     Voyage Charter
                                 1994              94,850     Voyage Charter
                                 1994              94,650     Voyage Charter
                                 1994              93,350          July 1996
                                 1994              93,350          July 1996
                                 1994              93,300     Voyage Charter
                                 1994              93,300     Voyage Charter
-----------------------------------------------------------------------------
     Petroleum Products
          Carriers               1986              65,150        August 1996
                                 1986              65,150     Voyage Charter
                                 1986              63,200     September 1996
                                 1987              63,150     September 1996
                                 1989              39,450         March 1997
                                 1988              39,450     Voyage Charter
                                 1989              39,100     September 1996
                                 1989              39,050          July 1996
                                 1979              31,600         April 1996
                                 1981              30,800     Voyage Charter
                                 1981              30,800     Voyage Charter
                                 1982              29,500     Voyage Charter
-----------------------------------------------------------------------------
     Bulk Carriers               1982             138,800           May 1996
                                 1982             138,800     Voyage Charter
                                 1975             121,050           May 1996
                                 1975             121,000           May 1996
                                 1990             120,900     Voyage Charter
                                 1990             120,800     Voyage Charter
                                 1973             116,100     Voyage Charter
                                 1981              64,550         March 1996
                                 1983              64,200         March 1996
                                 1989              63,350     Voyage Charter
                                 1989              63,250     Voyage Charter
                                 1977 49%-owned    60,300         March 1996
                                 1973 49%-owned    54,450         March 1996
-----------------------------------------------------------------------------
Operating International
Bulk Fleet Total(a)              45 vessels     5,057,300 dwt
=============================================================================

ON ORDER BULK FLEET
-------------------
                     Delivery                   Deadweight            Charter
     Type of Ship    Date                          Tonnage    Expiration Date
-----------------------------------------------------------------------------
     Tankers          December 1996 50%-owned      269,650               2004
                     Quarter 4 1996                302,150
                      February 1997 50%-owned      269,650               2005
                     Quarter 1 1997                302,150
------------------------------------------------------------------------------
     Bulk Carriers     October 1996                158,100
                      December 1996                158,100
------------------------------------------------------------------------------
                         6 vessels               1,459,800 dwt
------------------------------------------------------------------------------
International Bulk
     Fleet Total        51 vessels               6,517,100 dwt
==============================================================================

U.S. BULK FLEET
---------------
                           Year                 Deadweight           Charter
     Type of Ship          Built                   Tonnage   Expiration Date
-----------------------------------------------------------------------------
     Tankers               1974                    120,800       August 1996
                           1973                    120,500         June 1996
                           1977 (b) 80%-owned       90,650              Idle
                           1977 (b) 80%-owned       90,550        April 1996
                           1978 (b) 80%-owned       90,500     February 1996
                           1977 (b) 80%-owned       90,400              Idle
                           1971                     62,000        March 1996
                           1970                     62,000          May 1996
-----------------------------------------------------------------------------
     Petroleum Products
      Carriers             1983 (c)                 42,950    Voyage Charter
                           1982 (c)                 42,600    Voyage Charter
                           1969                     37,800    Voyage Charter
                           1968                     37,800    Voyage Charter
                           1968                     37,800    Voyage Charter
-----------------------------------------------------------------------------
     Geared Bulk Carriers  1978 (b)                 25,550    Voyage Charter
                           1978 (b)                 25,550    Voyage Charter
-----------------------------------------------------------------------------
     Pure Car Carrier
     (5,000 cars)          1987                     15,900       August 1997
-----------------------------------------------------------------------------
Operating U.S. Bulk
   Fleet Total(d)      16 vessels                  993,350 dwt
=============================================================================

(a) Does not include a 254,000 dwt tanker under contract of sale for delivery during the first quarter of 1996.
(b) 25-year capital leases, commencing in year built.
(c) 22-year capital leases, commencing in 1989.
(d) Does not include a 29,300 dwt petroleum barge, 50%-owned by OSG.

CELEBRITY CRUISE LINES INC.
--------------------------
                                                                       Gross
                                 Year                             Registered
     Name of Ship                Built/Rebuilt     Berths            Tonnage
-----------------------------------------------------------------------------
     CENTURY                     1995               1,750             70,600
     ZENITH                      1992               1,374             47,250
     HORIZON                     1990               1,354             46,800
     MERIDIAN                    1990               1,106             30,450
-----------------------------------------------------------------------------
Operating Cruise
   Fleet Total*               4 ships               5,584 berths
=============================================================================

*The fleet of CCLI's Fantasy Cruises division consists of BRITANIS (926 berths) and AMERIKANIS (617 berths).

ON ORDER CRUISE FLEET
---------------------
                                                                       Gross
                         Delivery                                 Registered
     Name of Ship        Date                       Berths           Tonnage
-----------------------------------------------------------------------------
     GALAXY              December 1996              1,870             73,000
     MERCURY              October 1997              1,870             74,000
-----------------------------------------------------------------------------
On Order Cruise
 Fleet Total                   2 ships              3,740 berths
=============================================================================

[From pages 6, 9, 10 and 13 of the 1995 Annual Report]

GLOBAL BULK SHIPPING MARKETS

The bulk shipping industry is highly competitive and fragmented, with no one organization owning more than 2% of the world fleet. With 61 ships totaling
6.1 million dwt, OSG ranks among the world's ten largest bulk shipowners. The Company is the second largest tanker owner in terms of the number of vessels and eighth largest in carrying capacity. Approximately 77% of the Company's voyage revenues in 1995, 78% in 1994 and 75% in 1993 came from carrying petroleum and its derivatives. These liquid cargoes also accounted for the majority of the voyage revenues of OSG's bulk shipping joint ventures.

INTERNATIONAL TANKER MARKETS
----------------------------
In 1995, rates for international crude carriers were, on average, significantly higher than in 1994. During the first half of the year, rates remained low, but by midyear strong scrapping and modest newbuilding deliveries helped reduce surplus tonnage, bringing about an improved supply/demand balance. Beginning in mid 1995 and continuing into 1996, rates for Very Large Crude Carriers (VLCCs - 200,000 dwt and greater) in particular have strengthened, but are still low relative to the capital costs of newbuildings.

International product tanker rates also increased in 1995. Tonnage demand for shipments to the United States, which is the largest market for refined petroleum products such as gasoline, fuel oil and diesel fuel, decreased last year. Greater requirements in the Far East, however, more than offset the decline.

WORLD OIL DEMAND DEVELOPMENTS
Oil demand in the major oil-importing regions rose 2% in 1995. Increased demand for transport fuels slightly offset reduced use of oil resulting from unusually mild weather and the substitution of natural gas for fuel oil in electric power generation in the United States and Western Europe. Oil consumption in developing Asia expanded by 8% and accounted for most of the demand growth in the major oil-importing regions of the world. Developing Asia's share of world oil demand has been steadily increasing and reached 16% last year. It is expected to rise further in 1996.

NON-MIDDLE EAST SUPPLIES CONTINUE TO GROW
In 1995, as in the prior year, the average length of a voyage between oil-producing and -consuming nations declined, reflecting greater short-haul shipments from the North Sea and the Caribbean at the expense of long-haul Middle Eastern shipments. This decreased tanker tonnage requirements.

Over the next few years, production from sources outside the Middle East is expected to grow, increasing short-haul shipments. In addition, should Iraqi production return, a significant portion would likely be exported via pipeline from the Mediterranean on short-haul routes.

Aframax crude carriers (80,000 to 110,000 dwt) are the size most likely to benefit from increased short-haul movements from the North Sea and the Caribbean. With its fleet of seven Aframax crude carriers, OSG is a major supplier of tonnage in the Caribbean crude market, the largest source of imported crude oil for the United States.

WORLD TANKER FLEET DECLINES
The world tanker fleet declined for the second consecutive year, falling a modest 1 million dwt to 261 million dwt by year-end 1995. Nearly all of the sales for scrap occurred in the first half of the year, before stronger freight rates discouraged shipowners from selling older tonnage. Most of the tonnage scrapped was in the VLCC segment, where 57% of the fleet is at least 15 years old. The advanced age of the fleet combined with mandated deletions due to U.S. and international environmental regulations is expected to keep scrapping at relatively high levels in the coming years.

International tankers in lay-up at year-end 1995 fell to 3 million dwt, the lowest since 1991.

Newbuilding prices stabilized and prices for secondhand vessels continued to firm in 1995 as freight rates improved. Newbuilding deliveries of approximately 11 million dwt were slightly greater than a year ago, while contracting for new ships fell sharply to 7 million dwt from 12 million dwt in 1994. As a result, the newbuilding orderbook for delivery over the next three years declined 4 million dwt to 20 million dwt, its lowest year-end level since 1988. Of this total, 11 million dwt are scheduled for delivery in 1996.

TANKER SAFETY REGULATIONS
Since 1990, the shipping industry has experienced a more stringent regulatory environment. Classification societies, governmental authorities and charterers have strengthened their inspection programs, and there has been an increasing reluctance among charterers to accept older vessels due to safety and pollution concerns.

These trends persisted in 1995. The shipping industry continued to be affected by requirements of the Oil Pollution Act of 1990 (OPA 90) as well as heightened safety and environmental concerns worldwide. Between 1995 and 2015, OPA 90 phases in a requirement that all tankers entering U.S. waters have double hulls. OPA 90 also significantly expands the potential liability of tanker owners for environmental accidents in U.S. waters.

In addition, International Maritime Organization (IMO) regulations require double hulls or equivalent tanker designs for newbuilding orders and mandate double hulls for existing tankers by their 30th anniversary. These regulations also require modifications to existing tankers by their 25th anniversary to provide side or bottom protection covering at least 30% of the cargo tank area. Such modifications can be costly and would reduce a ship's carrying capacity by an estimated 20%.

Over the next five years, OPA 90 and IMO regulations are expected to accelerate the scrapping of older tankers.

Since OSG maintains a modern fleet, these double-hull requirements will not apply to most of the Company's existing tanker fleet until after the year 2000, at which time the affected ships will have operated for substantially all of their economic lives.

INTERNATIONAL DRY BULK MARKETS
------------------------------
Rates in the international dry bulk market in 1995 averaged well above those of recent years as seaborne trade in all the major dry bulk commodities - iron ore, coal and grain - rose. Yet, after peaking in the spring, rates for dry bulk carriers came under pressure as the size of the dry bulk fleet increased and economic growth slowed in the OECD countries. Rates for Capesize ships (100,000 to 170,000 dwt) dropped sharply toward year-end as a significant number of new vessels entered the market. Rates for Panamax vessels (50,000 to 80,000 dwt) also declined.

SEABORNE TRADE IN IRON ORE, COAL AND GRAIN RISES
In 1995, seaborne shipments of iron ore and coking coal, used for steel production, showed moderate growth. Although world steel production grew 3% last year, an increased proportion came from electric arc furnaces, which utilize scrap steel in lieu of iron ore and coking coal. This dampened the growth in demand for these two commodities.

In contrast, seaborne movements of steam coal, used primarily for power generation, rose substantially in 1995; much of the incremental demand came from new coal-fired power stations in Asia.

Seaborne grain shipments grew 8% in 1995 spurred by increased supplies from major exporters such as the United States and sharply higher demand in Asia, particularly China. A reduction in Australian wheat exports, due to drought, provided additional opportunities for long-haul shipments from the United States and Canada to Asia.

PACE OF FLEET EXPANSION QUICKENS
The international dry bulk fleet grew by 6% in 1995 to an all-time high of 242 million dwt. Capesize vessels accounted for a significant share of this new tonnage, with 6 million dwt being added to the fleet. Scrap sales fell to their lowest level since 1991 as high freight rates tended to discourage owners from discarding older vessels. At year-end, the amount of tonnage in lay-up remained low at about 1 million dwt.

Contracting for new orders stayed at a very high level, resulting in a steady rise in the orderbook, which ended the year at a record 32 million dwt for delivery over the next three years.

While the orderbook is high, scrapping of bulk carriers is expected to increase in 1996, driven in part by lower freight rates and new regulations requiring more stringent ship surveys.

U.S. MARKETS
------------
Under the Jones Act, shipping between U.S. coastal ports, including the movement of Alaskan oil, is reserved primarily to U.S. flag vessels, owned by U.S. citizens, crewed by U.S. seafarers, and built in the United States without construction subsidies and operated without operating differential subsidies. U.S. flag vessels also receive preference in carrying U.S. military and government-sponsored shipments (preference trades) around the world. With eight crude carriers and five product carriers, OSG is the largest independent owner of unsubsidized U.S. flag tankers. The Company also has two dry bulk carriers that participate in the preference trades and one car carrier, which is on a long-term charter transporting vehicles to and from Japan.

Shipments of Alaskan crude oil from Valdez are the main source of employment for U.S. flag crude carriers, including the eight owned by OSG. In 1995, Alaskan crude shipments declined as production decreased 4% to 1.57 million barrels per day. Significantly more tonnage is required for long-haul shipments of Alaskan crude to the U.S. Gulf and East Coasts than for movements to the West Coast. With the decrease in Alaskan production, the volume moving on long-haul routes fell by a third from its already low level in 1994, further exacerbating the drop in Alaskan crude oil shipments. As a result, six of OSG's U.S. flag crude carriers were unemployed for significant portions of the year.

FAVORABLE DEVELOPMENTS FOR U.S. FLAG CRUDE CARRIERS
Certain developments in late 1995 have significantly improved the outlook for OSG's U.S. flag crude carrier fleet. In November, President Clinton signed into law legislation that would permit the export of Alaskan North Slope crude oil on U.S. flag vessels beginning as early as the second quarter of 1996. This creates significant new employment opportunities for OSG's U.S. flag crude carrier fleet. In addition, in late 1995 four large U.S. flag crude carriers were withdrawn from service, eliminating substantial excess tonnage from the market. All but two of OSG's U.S. flag crude carriers are now employed.

DEMAND FOR U.S. FLAG PRODUCT CARRIERS DECLINES
U.S. flag product tankers, ranging in size up to 50,000 dwt, carry gasoline, diesel fuel, jet fuel and other refined petroleum products. These ships compete with pipelines and oceangoing barges and are affected by the level of imports on foreign flag product carriers. OSG has five ships that participate in the U.S. flag product market.

Tonnage demand in the clean products trade declined during 1995, primarily because high heating oil inventories in the first quarter, coupled with mild winter weather, reduced the need for additional shipments. Freight rates averaged close to the low levels prevailing in 1994.

Primary Data Sources: Fearnleys Review 1995, Clarkson Research Studies, Drewry Shipping Consultants, International Energy Agency, Maritime Administration, State of Alaska and U.S. Department of Energy

[From pages 13 and 14 of the 1995 Annual Report]

CELEBRITY CRUISE LINES INC.
---------------------------
Celebrity Cruise Lines Inc., OSG's joint venture in the cruise industry, is a leading provider of premium cruises in the North American cruise market. The award-winning Celebrity fleet totals 5,584 berths and currently consists of four ships - CENTURY, ZENITH, HORIZON and MERIDIAN.

CELEBRITY NEWBUILDING PROGRAM
In late November, Celebrity took delivery of the luxurious 1,750-passenger vessel CENTURY. Built with state-of-the-art technology, spacious public areas and many innovative design features, the CENTURY has received critical acclaim from travel writers and passengers alike.

The CENTURY is the first of three sisterships to be added to the Celebrity fleet by year-end 1997. These new ships will expand Celebrity's fleet from 3,800 to over 9,300 berths, providing significant economies of scale and strengthening its position in the premium segment of the cruise market. In early 1996, Celebrity began its first television advertising campaign.

EXPANDED ITINERARIES
The introduction of the CENTURY to the Caribbean market has allowed Celebrity to reposition its other vessels and to increase the number of destinations it offers, while maintaining its leading position in the lucrative Bermuda market. Beginning in 1996, the HORIZON will sail to Alaska, a particularly attractive market, which had a record number of passengers last year. West Coast cruises and increased Panama Canal routes will also be added to this year's itineraries. The Celebrity fleet will be traveling on 31 itineraries to 54 ports of call during 1996, serving the largest cruise markets and most popular destinations.

NORTH AMERICAN CRUISE MARKET
Celebrity operates its vessels primarily in the North American cruise market, which accounts for approximately 80% of total cruise passengers carried worldwide. The North American cruise industry is characterized by large and generally well-capitalized companies and is highly competitive. According to the Cruise Lines International Association (CLIA), the five largest companies, including Celebrity, have almost 70% of total capacity.

GROWTH IN CRUISE DEMAND
Over the past decade, growth in demand (measured by the number of passengers carried) averaged 7% per year for the North American cruise market. More recently, however, beginning in the second half of 1994, demand growth has abated. Preliminary CLIA statistics indicate a 3% decline in passengers carried in 1995 from a year earlier.

According to industry estimates, cruise vacations currently represent less than 5% of the overall leisure travel market. Based upon this and past growth in the cruise industry, we believe that the North American cruise market holds significant growth potential. Many industry analysts believe that demand will resume its growth over the next few years, stimulated by the introduction of additional capacity in the form of exciting new luxury vessels such as the CENTURY and its sisterships.

Favorable demographics are also likely to enhance passenger growth during the next decade. According to the U.S. Department of Commerce, between 1995 and 2005, the number of people aged 45-64 years is forecast to grow 36% versus 9% for the U.S. population as a whole. This age category is the fastest growing segment of the U.S. population and represents the most significant group of vacationers who take cruises.

SUPPLY OUTLOOK
Capacity growth in the North American cruise market averaged 6% per year during the past decade versus the 7% demand growth noted above. In 1995, capacity rose less than 1% as 13,100 berths were added and 12,500 berths were removed through retirements, redeployments and shutdowns. At year-end 1995, North American cruise capacity was estimated to be 104,700 berths.

The industry is in the midst of its largest newbuilding program ever, with a trend toward increasingly larger ships. On the basis of the newbuilding orderbook, CLIA forecasts that capacity will rise 11% in 1996. Before taking into consideration any retirements and deletions from the existing fleet, CLIA expects capacity to grow 10% in 1997 and 12% in 1998.

An important factor influencing supply in the next several years is the International Maritime Organization's Safety of Life at Sea (SOLAS) convention, which establishes minimum safety, fire prevention and fire protection standards. Under SOLAS requirements, all passenger ships must have upgraded fire detection and fire protection systems by October 1997. A significant number of berths are on ships that are expected to need SOLAS upgrades. The actual number of deletions will depend on shipowners' willingness to incur the potentially significant capital expenditures needed to bring older vessels into compliance with these requirements.

Three of Celebrity's vessels were delivered between 1990 and 1995 and a fourth was rebuilt in 1990. Because Celebrity maintains a modern fleet, the work necessary for its ships to meet 1997 SOLAS requirements can be done without material capital expenditures.

[From page 20 of the 1995 Annual Report]

OSG INTERNATIONAL AND U.S. FLAG VESSEL TYPES


INTERNATIONAL FLAG TANKER TYPES    DESCRIPTION AND MAJOR ROUTES
---------------------------------- ------------------------------------
VLCC                               Very large crude carriers can
200,000 dwt and greater            generally transport 2 million
7 in OSG International Fleet*      barrels or more of crude oil. They
4 on order                         are used mainly on oil routes from
                                   the Arabian Gulf to Asia, Europe and
                                   the United States.

SUEZMAX                            Suezmaxes can carry about 1 million
120,000 to 160,000 dwt             barrels of crude oil. They are used
4 in OSG International Fleet       mainly on oil routes from the
                                   Eastern Mediterranean, West Africa
                                   and North Sea load ports to Europe
                                   and the United States.

AFRAMAX                            Because of their size, Aframax
80,000 to 110,000 dwt              tankers are able to operate on many
9 in OSG International Fleet       different routes including Latin
(7 carry crude oil, 2 transport    America and the North Sea to the
  refined petroleum products)      U.S. and Europe, and are used in
                                   Asian intra-regional trade.
                                   Aframaxes generally carry crude oil
                                   but a small number carry refined
                                   products. They are also used in
                                   lightering - transfer of cargo from
                                   a VLCC or Suezmax to a smaller
                                   vessel - and transshipments -
                                   shipping on a larger vessel to an
                                   onshore storage facility and then
                                   reloading onto an Aframax.

PETROLEUM PRODUCTS CARRIER         Petroleum products carriers
Two classes: 30,000 to 50,000 dwt  transport refined products in a
  (medium-range) and               large number of long- and short-haul
50,000 to 80,000 dwt (long-range)  trades, between and within the
12 in OSG International Fleet      various continents. Demand for these
                                   tankers is influenced both by
                                   product demand and by changes in
                                   refinery runs and in the location of
                                   refining capacity.

INTERNATIONAL FLAG DRY BULK        DESCRIPTION AND MAJOR ROUTES
 CARRIER TYPES
---------------------------------- ------------------------------------

CAPESIZE                           Capesize ships mainly transport iron
100,000 to 170,000 dwt             ore and coal but sometimes carry
7 in OSG International Fleet       grain as well. Their major routes
2 on order                         are Australia to Japan and other
                                   Asian nations (coal and iron ore),
                                   South Africa to Europe (coal) and
                                   Latin America to Europe and Asia
                                   (iron ore).

PANAMAX                            Panamaxes are used primarily to
50,000 to 80,000 dwt               transport coal and grain but
6 in OSG International Fleet       sometimes carry iron ore. Major
                                   routes for Panamax vessels are North
                                   America to Europe (coal) and North
                                   America to the Far East and Europe
                                   (grain).

U.S. FLAG TANKER TYPES             DESCRIPTION AND MAJOR ROUTES
---------------------------------- ------------------------------------

CRUDE CARRIER                      U.S. flag crude carriers primarily
60,000 dwt and greater             transport crude oil from Valdez,
8 in OSG U.S. Fleet                Alaska to the U.S. West Coast and
                                   occasionally to the Panama Pipeline
                                   for delivery to the U.S. Gulf and
                                   East Coasts. Under recently enacted
                                   legislation, exports of Alaskan
                                   North Slope crude oil on U.S. flag
                                   vessels could begin as early as the
                                   second quarter of 1996.  OSG is the
                                   largest independent owner of
                                   unsubsidized U.S. flag crude
                                   carriers.

PETROLEUM PRODUCTS CARRIER         These ships carry refined products
30,000 to 50,000 dwt               such as gasoline, heating oil and
5 in OSG U.S. Fleet                diesel fuel between U.S. ports.
                                   Their major routes are from the U.S.
                                   Gulf to the East Coast and along the
                                   U.S. Gulf, East and West Coasts.

U.S. FLAG DRY BULK CARRIER TYPES   DESCRIPTION AND MAJOR ROUTES
---------------------------------- ------------------------------------

BULK CARRIER                       U.S. flag bulk carriers transport
16,000 dwt and greater             government-sponsored cargoes of
2 in OSG U.S. Fleet                grain and other agricultural
                                   commodities under various federal
                                   aid programs. The majority of their
                                   cargo is dependent upon allocations
                                   made under these programs.

PURE CAR CARRIER                   U.S. flag car carriers transport
11,900 to 15,900 dwt               cars to and from Japan and the
1 in OSG U.S. Fleet                United States. In 1995, OSG's vessel
                                   carried more than 35,000 cars. This
                                   ship is the largest of four U.S.
                                   flag pure car carriers.

*Does not include a 254,000 dwt tanker under contract of sale for delivery during the first quarter of 1996.

[From pages 21 through 24 of the 1995 Annual Report]

MANAGEMENT'S DISCUSSION AND ANALYSIS OF OPERATIONS AND FINANCIAL CONDITION Overseas Shipholding Group, Inc. and Subsidiaries

OPERATIONS

INCOME FROM VESSEL OPERATIONS

Revenues and results of vessel operations of the Company are highly sensitive to patterns of supply and demand for vessels of the types and sizes owned and operated by the Company and the markets in which those vessels operate. Freight rates for major bulk commodities are determined by market forces including local and worldwide demand for such commodities, volumes of trade, distances between sources and destinations of cargoes and amount of available tonnage both at the time such tonnage is required and over periods of projected requirements. Available tonnage is affected, over time, by the amount of newbuilding deliveries and removal of existing tonnage from service.

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

In 1995, rates in the international tanker markets, on average, improved significantly from the unsatisfactory levels of the preceding year. In particular, during the second half of 1995, rates for VLCCs (over 200,000 dwt) and Aframaxes (80,000 to 110,000 dwt) increased markedly. In early 1996, rates for VLCCs strengthened and remained above the rates prevailing during late 1995. Aframax rates continued strong in January 1996 and declined somewhat thereafter. While Suezmax (120,000 to 160,000 dwt) rates remained at about the same levels as in late 1995, products tanker rates trended downward in early 1996. Dry bulk rates rose in the second half of 1994 and during the first half of 1995, reaching levels in 1995 nearly double those of the prior year. Dry bulk rates declined significantly during the latter half of 1995 and have remained at low levels in early 1996. Demand for U.S. flag tankers decreased during most of 1995 from the unsatisfactory 1994 levels. Six of OSG's U.S. flag tankers were unemployed for substantial portions of 1995. All but two of OSG's U.S. flag crude carriers were employed at February 14, 1996. In November 1995, legislation was signed by the President that would permit the export of Alaskan North Slope crude oil on U.S. flag vessels as early as the second quarter of 1996. This creates significant new employment opportunities for the U.S. flag crude carrier fleet.

Income from vessel operations for 1995 increased by approximately $10,100,000 from the results for 1994. This increase was attributable to improved income of approximately $26,400,000 from foreign flag vessel operations, reflecting the favorable impact of four newly built Aframax vessels delivered during 1994 and two modern Aframaxes purchased in 1995 and improved rates earned by certain crude carriers and petroleum products carriers in 1995 compared with 1994. Dry bulk vessels also obtained higher rates in 1995 compared with 1994. Results from vessel operations of the U.S. flag fleet declined approximately $16,300,000 in 1995 from 1994. As previously mentioned, six of the Company's U.S. flag crude carriers were without employment for substantial portions of 1995. This was partially offset by improved results for certain U.S. flag products carriers. Voyage expenses, such as fuel and port costs, are paid by the vessel owner under a voyage charter and by the charterer under a time charter. The effect on revenues and expenses of a higher proportion of voyage charters to time charters in both the U.S. flag and the international fleets in 1995 compared with 1994 is also reflected.

Income from vessel operations for 1994 decreased by approximately $12,300,000 compared with the results for 1993. This decrease occurred due to a decline in the results of operations of the U.S. flag fleet. In the second quarter of 1994, there was an unusually sharp decline in demand for OSG's tonnage in the U.S. crude market that persisted throughout the second half of 1994. Three of the Company's U.S. flag crude carriers and an older U.S. flag products carrier were idle for substantial portions of the second half of 1994. Results from two U.S. flag dry bulk carriers were less favorable in 1994 compared with 1993. The effect on revenues of increased drydockings in 1994 compared with 1993 is also included. The U.S. flag decline was partially mitigated by increased rates in 1994 for a U.S. flag crude carrier and certain modern U.S. flag petroleum products carrier tonnage and increased employment for a U.S. flag crude carrier in 1994 compared with 1993. Income from foreign flag vessel operations was approximately the same in 1994 as it was in 1993. This reflected lower rates obtained for foreign flag crude carrier tonnage, primarily Suezmaxes and Aframaxes. This was offset by higher rates obtained in 1994 than in 1993 for a VLCC that commenced a long-term charter in early 1994 and improved rates earned by certain dry cargo vessels in the second half of 1994 compared with 1993. The effect of vessels delivered in 1994 and vessels sold in 1994 and 1993 is also reflected.

EQUITY IN RESULTS OF CELEBRITY CRUISE LINES INC. ("CCLI")

OSG's share of CCLI's results was a loss of $1,208,000 in 1995 compared with income of $797,000 and $6,841,000 in 1994 and 1993, respectively. The decrease in such results reflects strong competitive pressures in the North American cruise market that began in late 1994 and have persisted during 1995 and early 1996, causing significant discounting throughout the industry. The 1994 results also reflect the 11-day withdrawal of a vessel from service during the third quarter of 1994, normally CCLI's most profitable quarter of the year. The Company's equity in the results of CCLI is before interest expense (pretax) of approximately $16,900,000 (1995), $12,800,000 (1994) and
$12,500,000 (1993) estimated to have been incurred in connection with the funding of its investment in CCLI.

OTHER INCOME (NET)

The details of other income for the three-year period are shown in Note K on page 35 of this report. Interest and dividends increased in 1995 compared with 1994 and in 1994 compared with 1993 because of higher rates of return on interest-bearing deposits and investments and increased amounts utilized for such deposits and investments. The 1995 increase was net of a decrease in dividend income resulting from a change in the Company's investment portfolio mix from equity securities to interest-bearing deposits. The 1994 increase reflected the sale or redemption of certain preferred stocks during and subsequent to 1993 that were replaced with lower yielding investments.

Disposal of vessels resulted in gains of approximately $2,700,000 in 1995 (net of a provision of $3,000,000 for loss on a vessel to be disposed of subsequent to year-end), $6,800,000 in 1994 and $12,100,000 in 1993. Gain on
sale of securities was approximately $11,100,000 in 1995 compared with approximately $8,000,000 in 1994 and $9,100,000 in 1993. Other income also reflects the results of foreign currency transactions and minority interest in all three years and income/losses from other investments (included in miscellaneous - net) including, in 1995, losses of approximately $2,600,000 on an investment.

INTEREST EXPENSE

Interest expense increased in 1995 and 1994 from the respective preceding years as a result of increases in the average amount of debt outstanding and increased rates on floating rate debt, including debt incurred in connection with vessels entering the operating fleet. The increases are net of increased interest costs capitalized in connection with vessel construction. Interest expense in 1995, 1994 and 1993 reflects $5,300,000, $6,500,000 and
$13,300,000, respectively, of net benefits from the interest rate swaps referred to below in Liquidity and Sources of Capital.

PROVISION FOR FEDERAL INCOME TAXES

There were income tax credits of $5,260,000 and $3,750,000 in 1995 and 1994, respectively, as a result of the pretax loss incurred in each of the years and a provision of $8,900,000 in 1993; the tax credits and the provision reflect items that are not subject to tax and the dividends received deduction. The 1993 provision includes $2,900,000, or $.09 per share, of additional deferred taxes resulting from the increase in the Federal statutory rate from 34% to 35% enacted in August 1993.

LIQUIDITY AND SOURCES OF CAPITAL

Working capital at December 31, 1995 was approximately $152,000,000 compared with $90,000,000 at year-end 1994 and $99,000,000 at year-end 1993. Current assets are highly liquid, consisting principally of cash, interest-bearing deposits and receivables. The Company also has investments in marketable securities carried as noncurrent assets, other than securities included in restricted funds, with a market value of approximately $18,000,000 at December 31, 1995. Net cash provided by operating activities approximated $27,000,000 in 1995, $10,000,000 in 1994 and $69,000,000 in 1993. Current
financial resources, together with cash anticipated to be generated from operations, are expected to be adequate to meet requirements for short-term funds in 1996.

The Company has an unsecured long-term credit facility of $500,000,000 of which $369,000,000 was used at December 31, 1995, and an unsecured short-term credit facility of $30,000,000, which was unused at that date. The Company finances vessel additions primarily with cash provided by operating activities, long-term borrowings and capital lease obligations. Long-term borrowings in 1995, 1994 and 1993 aggregated approximately $217,000,000, $60,000,000 and $310,000,000, respectively.

The Company has used interest rate swaps to effectively convert a portion of its fixed rate debt to a floating rate basis, reflecting management's interest rate outlook. As of December 31, 1995, the Company is a party to fixed to floating interest rate swaps (designated as hedges against certain debt) with various banks covering notional amounts aggregating $600,000,000, pursuant to which it pays LIBOR (5.5% as of December 31, 1995) and receives fixed rates ranging from 5.8% to 8.1% calculated on the notional amounts. These agreements contain no leverage features and have various maturity dates from 1998 to 2008. The Company uses derivative financial instruments for trading purposes from time to time. The Company has hedged its exchange rate risk with respect to contracted future charter revenues receivable in Japanese yen to minimize the effect of foreign exchange rate fluctuations on reported income by entering into currency swaps with a major financial institution to deliver such foreign currency at fixed rates that will result in the Company receiving approximately $130,000,000 for such foreign currency from 1996 through 2004.

In 1995, 1994 and 1993, cash used for vessel additions approximated $196,000,000, $146,000,000 and $164,000,000, respectively. At February 14,
1996, the Company has commitments with an aggregate unpaid cost of approximately $200,000,000 for the construction of four foreign flag bulk vessels, of which three are scheduled for delivery in late 1996 and one in 1997. Long-term shipyard financing arrangements exist for approximately $38,000,000 of the unpaid cost of one of the vessels.

EFFECTS OF INFLATION

Additions to the costs of operating the fleet due to wage increases and price level increases in certain other expense categories were experienced over the three-year period. In some cases, these increases were offset by rates available to tonnage open for chartering and to some extent by charter escalation provisions.

ENVIRONMENTAL MATTERS

See "Tanker Safety Regulations" on page 9 hereof for a discussion regarding OPA 90 and certain regulations of the IMO.

[From page 24 of the 1995 Annual Report]

STOCK PRICE AND DIVIDEND DATA
1995 Quarter        1st         2nd         3rd          4th
------------------------------------------------------------------
High                23-7/8      21-1/2      23           20-7/8
Low                 19-1/4      18-1/2      19-7/8       17
Dividend            15 cents    15 cents    15 cents(a)  15 cents(b)
------------------------------------------------------------------

1994 Quarter        1st         2nd         3rd          4th
------------------------------------------------------------------
High                26-3/4      21-5/8      21-7/8       24-3/8
Low                 19-7/8      17-7/8      17-1/4       19-1/2
Dividend            15 cents    15 cents    15 cents(a)  15 cents
------------------------------------------------------------------

(a) Declared in second quarter of the respective year.
(b) Declared in third quarter.

[From pages 25 through 37 of the 1995 Annual Report]

CONSOLIDATED STATEMENTS OF OPERATIONS AND RETAINED EARNINGS
Overseas Shipholding Group, Inc. and Subsidiaries

In thousands, except per share amounts,
 for the year ended December 31,      1995             1994           1993
---------------------------------------------------------------------------
SHIPPING REVENUES:
Revenues from voyages - Note B    $407,834         $358,537       $376,885
Income attributable to bulk
  shipping joint ventures - Note E   6,083            5,599          5,695
---------------------------------------------------------------------------
                                   413,917          364,136        382,580
---------------------------------------------------------------------------
SHIPPING EXPENSES:
Vessel and voyage - Note H         272,778          243,684        252,153
Depreciation of vessels and
  amortization of capital leases    66,134           59,992         58,734
Agency fees - Note H                34,105           30,302         30,225
General and administrative          10,515            9,825          8,826
---------------------------------------------------------------------------
                                   383,532          343,803        349,938
---------------------------------------------------------------------------
Income from Vessel Operations       30,385           20,333         32,642
Equity in Results of Celebrity
  Cruise Lines Inc. - Note D        (1,208)             797          6,841
Other Income (Net) - Note K         23,371           25,908         30,674
---------------------------------------------------------------------------
                                    52,548           47,038         70,157

Interest Expense                    66,440           56,988         43,311
---------------------------------------------------------------------------
Income/(Loss) before Federal
  Income Taxes                     (13,892)          (9,950)        26,846
Provision/(Credit) for Federal
  Income Taxes - Note J             (5,260)          (3,750)         8,900
---------------------------------------------------------------------------
Net Income/(Loss)                   (8,632)          (6,200)        17,946

Retained Earnings at
  Beginning of Year                737,583          764,987        766,647
---------------------------------------------------------------------------
                                   728,951          758,787        784,593

Cash Dividends Declared and Paid    21,731           21,204         19,606
---------------------------------------------------------------------------
Retained Earnings at End of Year  $707,220         $737,583       $764,987
===========================================================================

PER SHARE AMOUNTS - NOTE N:
Net income/(loss)                 $   (.24)        $   (.17)      $    .55
Cash dividends declared and paid  $    .60         $    .60       $    .60
===========================================================================

See notes to financial statements.

CONSOLIDATED BALANCE SHEETS
Overseas Shipholding Group, Inc. and Subsidiaries

Dollars in thousands at December 31,                   1995           1994
---------------------------------------------------------------------------

ASSETS

CURRENT ASSETS:
Cash, including interest-bearing deposits of
  $155,864 and $88,490                           $  160,578    $   100,034
Receivables:
  Voyages                                            18,158         11,699
  Refundable Federal income taxes                         -          5,200
  Other                                              13,379         16,905

Prepaid expenses                                     31,218         26,868
---------------------------------------------------------------------------
   Total Current  Assets                            223,333        160,706

Investments in Marketable Securities - Note F        18,482         36,052
Capital Construction and Restricted Funds -
  Notes F, J and M1                                 124,258        105,570
Vessels, at cost, less accumulated depreciation
  of $551,752 and $500,477 - Notes G and L1       1,173,029      1,063,784
Vessels Under Capital Leases, less accumulated
  amortization of $150,906 and $140,020 - Note M1   108,572        119,457
Investment in Celebrity Cruise Lines Inc. - Note D  234,334        230,642
Investments in Bulk Shipping
  Joint Ventures - Note E                            87,794         82,894
Other Assets                                         95,024        106,304
---------------------------------------------------------------------------
                                                 $2,064,826     $1,905,409
===========================================================================


Dollars in thousands at December 31,                   1995           1994
---------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable                                 $    5,047     $    4,563
Sundry liabilities and accrued expenses - Note L2    31,706         33,042
Federal income taxes (all deferred) - Note J          8,000          6,200
---------------------------------------------------------------------------
                                                     44,753         43,805
Current installments of long-term debt - Note G      15,943         17,638
Current obligations under capital leases - Note M1   10,630          9,737
---------------------------------------------------------------------------
   Total Current Liabilities                         71,326         71,180
Advance Time Charter Revenues                         8,081          4,828
Long-term Debt - Note G                             951,638        749,185
Obligations Under Capital Leases - Note M1          150,120        160,871
Minority Interest                                     1,813          3,803
Deferred Federal Income Taxes ($93,218 and $102,170)
  and Deferred Credits - Note J                      97,067        105,763

SHAREHOLDERS' EQUITY - NOTES F, G, J AND N:
Common Stock, par value $1 per share:
   Authorized - 60,000,000 shares
   Issued - 39,590,759 shares                        39,591         39,591
Paid-in Additional Capital                           93,687         93,599
Retained Earnings                                   707,220        737,583
---------------------------------------------------------------------------
                                                    840,498        870,773

Less-cost of Treasury Stock - 3,363,243 and
  3,380,838 shares                                   49,297         49,491
---------------------------------------------------------------------------
                                                    791,201        821,282

Less-net unrealized loss on marketable securities     6,420         11,503
---------------------------------------------------------------------------
   Total Shareholders' Equity                       784,781        809,779

Commitments, Leases and Other Comments -
 Notes L and M
---------------------------------------------------------------------------
                                                 $2,064,826     $1,905,409
===========================================================================

See notes to financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
Overseas Shipholding Group, Inc. and Subsidiaries
In thousands for the year ended December 31,
                                          1995          1994          1993
---------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income/(loss)                   $  (8,632)    $  (6,200)    $   17,946
Items included in net income/(loss)
 not affecting cash flows:
  Depreciation and amortization        66,134        59,992         58,734
  Provision/(credit) for deferred
    Federal income taxes               (5,260)        1,909          5,315
  Equity in results of Celebrity
    Cruise Lines Inc.                   1,208          (797)        (6,841)
  Equity in net income of bulk
    shipping joint ventures            (6,416)       (6,360)        (5,796)
  Other - net                             917        (6,243)        (7,036)
Items included in net income/(loss)
 related to investing activities:
  (Gain) on sale of securities - net  (11,130)       (7,986)        (9,128)
  (Gain) on disposal of vessels        (5,700)       (6,815)       (12,088)
Changes in operating assets
 and liabilities:
  Decrease/(increase) in receivables      813       (12,147)        12,420
  Net change in prepaid items,
    accounts payable and sundry
    liabilities and accrued expenses   (8,175)       (2,596)        15,078
  Increase/(decrease) in advance
    time charter revenues               3,253        (2,894)           492
---------------------------------------------------------------------------
     Net cash provided by
       operating activities            27,012         9,863         69,096
---------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of marketable securities    (13,456)      (34,811)       (42,529)
Proceeds from sales of
 marketable securities                 34,344        21,022         44,509
Additions to vessels                 (196,127)     (146,133)      (163,538)
Proceeds from disposal of vessels      33,786        40,780         48,994
Investment in Celebrity
 Cruise Lines Inc.                     (4,900)            -         (2,733)
Purchases of other investments         (3,640)         (667)       (16,996)
Proceeds from dispositions
 of other investments                  15,933         4,406         13,939
Other - net                            (2,003)        1,078         (1,001)
---------------------------------------------------------------------------
     Net cash (used in) investing
       activities                    (136,063)     (114,325)      (119,355)
---------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of common stock                    -        76,004              -
Purchases of treasury stock                 -             -           (237)
Issuance of long-term debt            217,000        60,000        309,439
Payments on long-term debt and
 obligations under capital leases     (26,140)      (22,442)      (215,542)
Cash dividends paid                   (21,731)      (21,204)       (19,606)
Other - net                               466         1,971            673
---------------------------------------------------------------------------
     Net cash provided by financing
       activities                     169,595        94,329         74,727
---------------------------------------------------------------------------
Net increase/(decrease) in cash        60,544       (10,133)        24,468
Cash, including interest-bearing
 deposits, at beginning of year       100,034       110,167         85,699
---------------------------------------------------------------------------
Cash, including interest-bearing
 deposits, at end of year          $  160,578    $  100,034     $  110,167
===========================================================================

See notes to financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Overseas Shipholding Group, Inc. and Subsidiaries

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

1. The consolidated financial statements include the accounts of the Company and its subsidiaries ("Company" or "OSG"). All subsidiaries are wholly owned, except four which are 80%-owned. Significant intercompany items and transactions have been eliminated in consolidation. Investments in Celebrity Cruise Lines Inc. (see Note D) and the bulk shipping joint ventures (which are 50%-owned except one small venture which is 49%-owned) are stated at the Company's cost thereof adjusted for its proportionate share of the undistributed operating results of such companies.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

2. As required by Statement of Financial Accounting Standards No. 95, "Statement of Cash Flows", only interest-bearing deposits that are highly liquid investments and have a maturity of three months or less when purchased are included in cash.

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

6. Interest costs incurred during the construction of vessels (until the vessel is substantially complete and ready for its intended use) are capitalized. Interest capitalized aggregated $14,811,000 (1995), $14,157,000
(1994) and $7,416,000 (1993). Interest paid amounted to $67,877,000 (1995),
$53,182,000 (1994) and $42,093,000 (1993), excluding capitalized interest.

7. The Company adopted the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("FAS 115"), as of December 31, 1993. Adoption of this standard had no significant effect on the Company's financial statements. Under FAS 115, the Company's investments in marketable securities are classified as available-for-sale and are carried at market value. Net unrealized gains or losses are reported as a separate component of shareholders' equity. Prior thereto, the Company's investments in marketable equity securities were carried at the lower of aggregate cost or market, and the amount of the allowance for net unrealized loss on the noncurrent marketable equity securities was shown as a reduction of shareholders' equity.

8. Amounts receivable or payable under interest rate swaps (designated as hedges against certain existing debt and capital lease obligations-see Note
G) are accrued and reflected as adjustments of interest expense. Such receivables or payables are included in other receivables or sundry liabilities and accrued expenses, respectively. Any gain or loss realized upon the early termination of an interest rate swap is recognized as an adjustment of interest expense over the remaining term of the hedged debt.

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

NOTE B - BUSINESS-DOMESTIC AND FOREIGN OPERATIONS:

The Company is principally engaged in the ocean transportation of liquid and dry bulk cargoes in both the worldwide markets and the self-contained U.S.
markets through the ownership and operation of a diversified fleet of bulk cargo vessels (principally tankers and dry bulk carriers). The Company's subsidiaries charter their vessels to commercial shippers and U.S. and foreign governmental agencies primarily on time and voyage charters and occasionally on bareboat charters (see Note M2). The Company also owns an equity investment in Celebrity Cruise Lines Inc. (see Note D), an owner and operator of cruise ships. Information about the Company's operations for the three years ended December 31, 1995 follows:
                                                               Foreign Flag
                                                               (principally
In thousands                   Consolidated       U.S. Flag       Liberian)
---------------------------------------------------------------------------
1995
Shipping Revenues                $  413,917       $ 113,778      $  300,139
===========================================================================
Net Income/(Loss)                $   (8,632)      $ (42,562)     $   33,930
===========================================================================
Identifiable Assets at
  December 31, 1995              $2,064,826       $ 547,011      $1,517,815
===========================================================================
1994
Shipping Revenues                $  364,136       $ 130,832      $  233,304
===========================================================================
Net Income/(Loss)                $   (6,200)      $ (30,505)     $   24,305
===========================================================================
Identifiable Assets at
  December 31, 1994              $1,905,409       $ 538,596      $1,366,813
===========================================================================
1993
Shipping Revenues                $  382,580       $ 154,652      $  227,928
===========================================================================
Net Income/(Loss)                $   17,946       $ (12,842)     $   30,788
===========================================================================
Identifiable Assets at
  December 31, 1993              $1,823,737       $ 551,341      $1,272,396
===========================================================================

See Note J for information relating to taxation of income and undistributed earnings of foreign companies.

The Company had one charterer (a U.S. oil company) during the above periods from which revenues exceeded 10% of revenues from voyages. Revenues from such charterer amounted to $49,541,000 in 1995, $63,668,000 in 1994 and
$73,656,000 in 1993.

NOTE C - ASSETS AND LIABILITIES OF FOREIGN SUBSIDIARIES:

A condensed summary of the combined assets and liabilities of the Company's foreign (incorporated outside the U.S.) subsidiaries, whose operations are principally conducted in U.S. dollars, follows:

In thousands at December 31,                          1995            1994
---------------------------------------------------------------------------
Current assets                                  $   78,635      $   41,515
Vessels, net                                       981,053         859,939
Investment in Celebrity Cruise Lines Inc.          234,334         230,642
Other assets                                       111,119         119,065
---------------------------------------------------------------------------
                                                 1,405,141       1,251,161
---------------------------------------------------------------------------
Current installments of long-term debt               9,821          11,958
Other current liabilities                           15,581          17,212
---------------------------------------------------------------------------
Total current liabilities                           25,402          29,170
Long-term debt (including intercompany)
  and deferred credits, etc.                       399,537         276,477
---------------------------------------------------------------------------
                                                   424,939         305,647
---------------------------------------------------------------------------
Net assets                                      $  980,202      $  945,514
===========================================================================

NOTE D - INVESTMENT IN CELEBRITY CRUISE LINES INC.:

The Company owns a 49% equity investment in Celebrity Cruise Lines Inc. ("CCLI"), a joint venture that owns and operates cruise vessels. Pursuant to related agreements, CCLI functions as an equal joint venture and the approval of both shareholders is required for all substantive policy matters.

A condensed summary of the assets and liabilities of CCLI and the results of its operations follows:

In thousands at December 31,                          1995            1994
---------------------------------------------------------------------------
Current assets                                  $   97,319      $  101,149
Vessels, net                                     1,042,928         696,126
Other assets                                        32,548          51,084
---------------------------------------------------------------------------
                                                 1,172,795         848,359
---------------------------------------------------------------------------
Short-term debt and current installments
  of long-term debt                                 83,002          54,676
Other current liabilities                           96,565          65,289
---------------------------------------------------------------------------
Total current liabilities                          179,567         119,965
Long-term debt                                     517,864         260,643
---------------------------------------------------------------------------
                                                   697,431         380,608
---------------------------------------------------------------------------
Net assets (principally capital contributions)  $  475,364      $  467,751
===========================================================================
In thousands for the year ended
December 31,                          1995             1994           1993
Revenue                         $  272,564       $  307,565     $  315,700
Costs and expenses                (274,951)        (305,860)      (301,642)
---------------------------------------------------------------------------
Net income/(loss)               $   (2,387)      $    1,705     $   14,058
===========================================================================

CCLI's results of operations include net gains on foreign currency transactions of $7,543,000 in 1995 and net losses of $1,094,000 in 1994 and $363,000 in 1993.

The Company's equity in the results of CCLI for each of the years is before interest expense of approximately $16,900,000 (1995), $12,800,000 (1994) and
$12,500,000 (1993), estimated to have been incurred by the Company in connection with the funding of its investment in CCLI. These amounts were calculated based on the Company's average interest rates during the respective years.

As of February 14, 1996, CCLI has commitments (which are nonrecourse to OSG) with an aggregate unpaid cost of approximately $647,000,000 for the construction of two cruise ships scheduled for delivery in late 1996 and late 1997. Unpaid costs are net of $66,000,000 of progress payments (all paid prior to January 1, 1996). Long-term financing arrangements exist for substantially all of the unpaid cost of these ships. Approximately 47% of the unpaid cost is denominated in German marks, substantially all of which is covered by option contracts that terminate in the event that the exchange rate of the German mark to the dollar falls below certain levels.

NOTE E - BULK SHIPPING JOINT VENTURES:

Certain subsidiaries have investments in bulk shipping joint ventures (see
Note A1). A condensed summary of the combined assets and liabilities and results of operations of the bulk shipping joint ventures follows:

In thousands at December 31,                            1995          1994
---------------------------------------------------------------------------
Cash ($20,950 and $62,486) and other
  current assets (including $9,569
  and $8,265 due from owners)                       $ 36,464      $ 78,412
Vessels, net                                         134,601        73,286
Other assets (including $9,178 and
  $26,279 due from owners)                            11,384        29,573
---------------------------------------------------------------------------
                                                     182,449       181,271
Current liabilities                                    3,568         4,214
---------------------------------------------------------------------------
Net assets (principally undistributed
  net earnings)                                     $178,881      $177,057
===========================================================================

In thousands for the year
ended December 31,                      1995            1994          1993
---------------------------------------------------------------------------
Revenue, primarily from voyages
  (including $30,598, $28,627
  and $36,008 from vessels
  chartered to other owners)         $45,032        $ 42,825     $  42,083
Costs and expenses                    32,030          30,105        30,495
---------------------------------------------------------------------------
Net income                           $13,002        $ 12,720     $  11,588
===========================================================================

As of February 14, 1996, certain 50%-owned companies have commitments (which are nonrecourse to OSG) with an aggregate unpaid cost of approximately $90,000,000 for the construction of two foreign flag VLCCs (very large crude carriers) scheduled for delivery in late 1996 and early 1997. Unpaid costs are net of $90,000,000 of progress payments and prepayments (all paid prior to January 1, 1996) and of discounts resulting from such prepayments. The joint venture companies expect to pay the unpaid costs from their available cash resources and to utilize existing long-term shipyard financing arrangements as needed. Upon delivery, these vessels will commence eight-year charters to the joint venture partner.

NOTE F - INVESTMENTS IN MARKETABLE SECURITIES:

Certain information concerning the Company's marketable securities (including securities in Capital Construction and Restricted Funds), which consist of available-for-sale securities, follows:
                                                                Approximate
                                                                 Market and
In thousands at                             Gross Unrealized       Carrying
December 31,                   Cost       Gains        Losses        Amount
---------------------------------------------------------------------------
1995
Equity securities          $ 79,551      $1,291       $ 7,705      $ 73,137
U.S. Treasury
  securities and
  obligations of
  U.S. government
  agencies (due after
  five years through
  ten years)                  2,512           -             6         2,506
---------------------------------------------------------------------------
                           $ 82,063      $1,291       $ 7,711      $ 75,643
===========================================================================
1994
Equity securities          $ 80,638      $1,350       $10,589      $ 71,399
U.S. Treasury securities
  and obligations of U.S.
  government agencies        50,788           -         2,264        48,524
---------------------------------------------------------------------------
                           $131,426      $1,350       $12,853      $119,923
===========================================================================

The unrealized loss on marketable securities included as a separate component of shareholders' equity decreased $5,083,000 (1995) and $7,261,000 (1993) and increased $7,913,000 (1994).

At February 14, 1996, the aggregate market quotation of the above marketable securities was approximately $79,300,000 and the net unrealized loss was reduced to approximately $2,760,000.

NOTE G - DEBT:

Long-term debt exclusive of current installments follows:
In thousands at December 31,                           1995           1994
---------------------------------------------------------------------------
Unsecured Senior Notes, due from 2000
  through 2013, interest from 7.77% to 9.57%       $310,000       $310,000
Unsecured Revolving Credit Agreement
  with banks                                        369,000        152,000
8.75% Debentures due 2013, net of
  unamortized discount of $288 and $305              99,712         99,695
8% Notes due 2003, net of unamortized
  discount of $191 and $215                          99,809         99,785
8% to 10.58% unsecured Promissory Notes
  and Term Loans, due through 2001                   40,267         49,661
10.5% and 10.58% secured Promissory Notes
  and Term Loans, due through 2001                   23,090         27,254
8.45% United States Government Guaranteed
  Merchant Marine Bonds, due through 2006             9,760         10,790
---------------------------------------------------------------------------
                                                   $951,638       $749,185
===========================================================================

The Revolving Credit Agreement, as amended, provides for borrowings of up to $500,000,000 on a revolving credit basis through November 1999, at which time any outstanding balance is due. As of December 31, 1995, interest was at the rate of .475% above the London interbank offered rate ("LIBOR"). The Company also has interest rate options related to the certificate of deposit, money market or prime rates.

Agreements related to long-term debt provide for prepayment privileges (in certain instances with penalties), limitations on the amount of secured debt and total borrowings, and acceleration of payment under certain circumstances, including if any of the minimum consolidated financial covenants contained in certain of such agreements are not met. The most restrictive of these covenants require the Company to maintain positive consolidated working capital, consolidated net worth as of December 31, 1995 of approximately $581,000,000 (increasing quarterly by an amount related to net income), a ratio of total debt to net worth of not more than 1.75:1, and a liquid cash flow coverage ratio of at least 2.00:1. The amount that the Company can use for Restricted Payments, as defined, including dividends and purchases of its capital stock, is limited as of December 31, 1995, to $49,900,000.

The Company has used interest rate swaps to effectively convert a portion of its fixed rate debt to a floating rate basis, reflecting management's interest rate outlook. As of December 31, 1995, the Company is a party to fixed to floating interest rate swaps with various banks covering notional amounts aggregating $600,000,000, pursuant to which it pays LIBOR (5.5% as of December 31, 1995) and receives fixed rates ranging from 5.8% to 8.1% calculated on the notional amounts. These agreements contain no leverage features and have various maturity dates from 1998 to 2008.

Approximately 20% of the net book amount of the Company's vessels, representing three foreign flag and nine U.S. flag vessels, is pledged as collateral for certain long-term debt. In some instances, debt is collateralized by revenues from certain charters.

The aggregate annual principal payments required to be made on long-term debt for the five years subsequent to December 31, 1995 are $15,943,000 (1996), $19,336,000 (1997), $13,774,000 (1998), $390,835,000 (1999) and $34,429,000
(2000).

The Company also has a $30,000,000 committed short-term line of credit facility with a bank, under which there were no outstanding borrowings as of December 31, 1995.

NOTE H - AGENCY FEES AND BROKERAGE COMMISSIONS:

All subsidiaries with vessels and certain joint ventures are parties to agreements with Maritime Overseas Corporation ("Maritime") that provide, among other matters, for Maritime and its subsidiaries to render services related to the chartering and operation of the vessels and certain general and administrative services for which Maritime and its subsidiaries receive specified compensation. Vessel and voyage expenses include $5,601,000 (1995), $5,118,000 (1994) and $6,009,000 (1993) of brokerage commissions to Maritime. By agreement, Maritime's compensation for any year is limited to the extent Maritime's consolidated net income from shipping operations would exceed a specified amount (approximately $917,000 (1995), $834,000 (1994) and $758,000
(1993)). Maritime is owned by a director of the Company; directors or officers of the Company constitute all four of the directors and the majority of the principal officers of Maritime.

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

FOREIGN CURRENCY SWAPS AND FORWARD CONTRACTS
The fair value of foreign currency swaps (used for hedging purposes) is the estimated amount that the Company would receive or pay to terminate the swaps at the reporting date. The average fair values of foreign currency forward contracts held for trading during 1995, 1994 and 1993 were not material.

The estimated fair value of the Company's financial instruments follows:
                             Carrying          Fair    Carrying        Fair
In thousands at                Amount         Value      Amount       Value
December 31,                     1995          1995        1994        1994
---------------------------------------------------------------------------
FINANCIAL ASSETS
(LIABILITIES)
Cash and interest-
  bearing deposits        $   160,578   $   160,578  $  100,034  $  100,034
Interest-bearing
  deposits in
  restricted funds             68,128        68,128      20,544      20,544
Investments in
  marketable
  securities                   75,643        75,643     119,923     119,923
Debt                       (1,128,331)   (1,186,499)   (937,431)   (913,238)
Interest rate swaps                 -        33,442           -     (51,869)
Foreign currency swaps              -        (9,556)          -     (16,267)
===========================================================================

NOTE J - TAXES:

Effective from January 1, 1987, earnings of the foreign shipping companies (exclusive of CCLI) are subject to U.S. income taxation currently; post-1986 taxable income may be distributed to the U.S. parent without further tax. The foreign companies' shipping income earned from January 1, 1976 through December 31, 1986 ("Deferred Income") is excluded from U.S. income taxation to the extent that such income is reinvested in foreign shipping operations, and the foreign shipping income earned before 1976 is not subject to tax unless distributed to the U.S. parent. A determination of the amount of qualified investments in foreign shipping operations, as defined, is made at the end of each year and such amount is compared to the corresponding amount at December 31, 1986. If during any determination period there is a reduction of qualified investments in foreign shipping operations, Deferred Income, limited to the amount of such reduction, would become subject to tax. Treasury Department regulations regarding the foregoing have not been revised to reflect law changes effective for post-1986 years. The Company believes that it will be reinvesting sufficient amounts in foreign shipping operations so that any significant U.S. income taxes on the undistributed income of its foreign companies accumulated through December 31, 1986 will be postponed indefinitely. U.S. income taxes on the income of its foreign companies accumulated through December 31, 1986 will be provided at such time as it becomes probable that a liability for such taxes will be incurred and the amount thereof can reasonably be estimated. No provision for U. S. income taxes on the income of the foreign shipping companies accumulated through December 31, 1986 was required at December 31, 1995 since undistributed earnings of foreign shipping companies have been reinvested or are intended to be reinvested in foreign shipping operations. As of December 31, 1995, such undistributed earnings aggregated approximately $475,000,000, including $114,000,000 earned prior to 1976; the unrecognized deferred U.S. income tax attributable to such undistributed earnings approximated $165,000,000. Further, no provision for U.S. income taxes on the Company's share of the undistributed earnings of CCLI was required, since it is intended that such undistributed earnings ($6,300,000 at December 31, 1995) will be indefinitely reinvested; the unrecognized deferred U.S. income tax attributable thereto approximated $2,200,000.

Pursuant to the Merchant Marine Act of 1936, as amended, the Company is a party to an agreement that permits annual deposits, related to taxable income of certain of its domestic subsidiaries, into a Capital Construction Fund. Payments of Federal income taxes on such deposits and earnings thereon are deferred until, and if, such funds are withdrawn for nonqualified purposes or termination of the agreement; however, if withdrawn for qualified purposes (acquisition of vessels or retirement of debt on vessels), such funds remain tax-deferred and the Federal income tax basis of any such vessel is reduced by the amount of such withdrawals. Under the agreement, the general objective is (by use of assets accumulated in the fund) for two vessels to be constructed or acquired by the end of 1999. Monies can remain tax-deferred in the fund for a maximum of 25 years (commencing January 1, 1987 for deposits prior thereto).

The significant components of the Company's deferred tax liabilities and assets follow:
In thousands at December 31,                          1995           1994
---------------------------------------------------------------------------
DEFERRED TAX LIABILITIES:
---------------------------------------------------------------------------
Excess of tax over statement depreciation-net    $  74,330      $  73,369
Tax benefits of the Merchant Marine Act of
  1936, as amended, on amounts accumulated
  in the Capital Construction Fund                  35,122         30,503
Costs capitalized and amortized for statement,
  expensed for tax                                  13,114          9,678
Other-net                                           22,782         24,640
---------------------------------------------------------------------------
Total deferred tax liabilities                     145,348        138,190
---------------------------------------------------------------------------
DEFERRED TAX ASSETS:
---------------------------------------------------------------------------
Capital leases                                      11,229         11,760
Excess of tax over statement basis of investment
  in securities                                      1,353          2,188
Alternative minimum tax credit carryforwards,
  which can be carried forward indefinitely         16,057         15,872
Net operating loss carryforward,
  expiring in 2010                                  15,491              -
---------------------------------------------------------------------------
Total deferred tax assets                           44,130         29,820
---------------------------------------------------------------------------
Net deferred tax liabilities                      $101,218       $108,370
===========================================================================

Federal income taxes paid amounted to $600,000 in 1995 and $4,200,000 in 1994. Federal income tax refunds received amounted to $5,307,000 in 1995 and $6,221,000 in 1993.

The components of income/(loss) before Federal income taxes follow:

In thousands for the year
ended December 31,                       1995           1994         1993
---------------------------------------------------------------------------
Domestic                             $(45,486)      $(31,456)    $(15,980)
Foreign                                31,594         21,506       42,826
---------------------------------------------------------------------------
                                     $(13,892)      $ (9,950)    $ 26,846
===========================================================================

Substantially all of the above foreign income was earned by companies that were not subject to income taxes in their countries of incorporation.

The components of the provision/(credit) for Federal income taxes follow:

In thousands for the year
ended December 31,                       1995           1994          1993
---------------------------------------------------------------------------
Current                                     -       $ (5,659)     $  3,585
Deferred                            $  (5,260)         1,909         2,415
Adjustment of net deferred
  tax liabilities to reflect
  increase in tax rates                     -              -         2,900
---------------------------------------------------------------------------
                                    $  (5,260)      $ (3,750)     $  8,900
===========================================================================

Reconciliations of the actual Federal income tax rate and the U.S. statutory income tax rate follow:
For the year ended December 31,           1995          1994         1993
---------------------------------------------------------------------------
Actual Federal income tax
  provision/(credit) rate               (37.9%)       (37.7%)       33.1%
Adjustment of net deferred
  tax liabilities to reflect
  increase in tax rates                     -             -        (10.8%)
Adjustment due to:
  Dividends received deduction            3.1%          4.9%         3.2%
  Income not subject to U.S.
   income taxes                           (.2%)         2.2%         9.7%
  Other                                     -          (4.4%)        (.2%)
---------------------------------------------------------------------------
U.S. statutory income tax
 provision/(credit) rate                (35.0%)       (35.0%)       35.0%
===========================================================================

NOTE K - OTHER INCOME (NET):

Other income (net) consists of:
In thousands for the year
ended December 31,                      1995           1994          1993
---------------------------------------------------------------------------
Interest                            $  9,545        $ 6,116       $ 4,017
Dividends                              1,803          2,072         3,473
Gain on sales of securities-net
  (based on first-in,
  first-out method)                   11,130          7,986         9,128
Gain on disposal of vessels-net        2,693*         6,815        12,088
Foreign currency exchange
  gains/(losses)                      (2,559)           490        (1,647)
Minority interest                      1,990            285          (116)
Miscellaneous-net                     (1,231)         2,144         3,731
---------------------------------------------------------------------------
                                    $ 23,371        $25,908       $30,674
===========================================================================

*Reflects a provision of approximately $3,000,000 for loss on a vessel to be disposed of subsequent to year-end.

Gross realized gains on sales of securities were $14,625,000 (1995), $10,199,000 (1994) and $10,802,000 (1993), and gross realized losses were
$3,495,000 (1995), $2,213,000 (1994) and $1,674,000 (1993).

NOTE L - COMMITMENTS AND OTHER COMMENTS:

1. As of February 14, 1996, the Company has commitments with an aggregate unpaid cost of approximately $200,000,000 for the construction of four foreign flag bulk vessels, of which three are scheduled for delivery in late 1996 and one in 1997. Unpaid costs are net of $74,000,000 of progress payments and prepayments (all paid prior to January 1, 1996) and of discounts resulting from such prepayments. Long-term shipyard financing arrangements exist for approximately $38,000,000 of the unpaid cost of one of the vessels. In addition, two foreign flag VLCCs with an aggregate unpaid cost of approximately $9,000,000 as of December 31,1995 were delivered in January 1996.

2. Sundry liabilities and accrued expenses consist of:

In thousands at December 31,                           1995          1994
---------------------------------------------------------------------------
Payroll and benefits                                $ 4,331       $ 2,501
Interest                                             12,094        12,697
Insurance                                             2,613        10,778
Other                                                12,668         7,066
---------------------------------------------------------------------------
                                                    $31,706       $33,042
===========================================================================

3. Certain subsidiaries make contributions to union-sponsored multi-employer pension plans covering seagoing personnel. The Employee Retirement Income Security Act requires employers who are contributors to domestic multi-employer plans to continue funding their allocable share of each plan's unfunded vested benefits in the event of withdrawal from or termination of such plans. The Company has been advised by the trustees of such plans that it has no withdrawal liability as of December 31, 1995.

Certain other seagoing personnel of U.S. flag vessels are covered under a subsidiary's defined contribution plan, the cost of which is funded as accrued.

NOTE M - LEASES:

1. Charters-in:
The approximate minimum commitments under capital leases for eight U.S. flag vessels were:
In thousands at December 31, 1995
---------------------------------------------------------------------------
1996                                                              $ 25,528
1997                                                                25,528
1998                                                                25,528
1999                                                                25,660
2000                                                                26,038
Beyond 2000                                                        139,919
---------------------------------------------------------------------------
Net minimum lease payments                                         268,201
Less amount representing interest                                  107,451
---------------------------------------------------------------------------
Present value of net minimum lease payments                       $160,750
===========================================================================

Certain of the capital leases provide for deposits in restricted funds under certain circumstances. Such deposits aggregated approximately $4,677,000 at December 31, 1995 and are held as collateral for the related obligations.

The Company has a time charter (which is an operating lease) for a 1992-built foreign flag tanker, which charter has a remaining term of approximately three years, at an annual time charter rental of approximately $8,800,000, assuming a full year's operations. Under the charter, the Company has renewal and purchase options. Time charter rental expense is not payable when the vessel is off-hire. The total rental expense for charters accounted for as operating leases, including the one referred to above, amounted to $9,767,000 in 1995, $12,150,000 in 1994 and $8,842,000 in 1993.

2. Charters-out:
Revenues from vessels on time charter are dependent upon the ability to deliver and operate vessels in accordance with charter terms. Revenues from a time charter are not received when a vessel is off-hire, including time required for normal periodic maintenance of the vessel. The minimum future revenues expected to be received subsequent to December 31, 1995 on noncancelable time charters and a bareboat charter are $98,252,000 (1996), $32,238,000 (1997), $19,535,000 (1998), $18,288,000 (1999) and $19,547,000
(2000); the aggregate for 2001 and later years is $80,176,000.

The foregoing amounts do not include escalations and do not purport to be an estimate of aggregate voyage revenues for any of the years. In arriving at the minimum future charter revenues, an estimated time off-hire to perform periodic maintenance on each vessel has been deducted, although there is no assurance that such estimate will be reflective of the actual off-hire in the future.

The Company has hedged its exchange rate risk with respect to contracted future charter revenues receivable in Japanese yen to minimize the effect of foreign exchange rate fluctuations on reported income by entering into currency swaps with a major financial institution to deliver such foreign currency at fixed rates that will result in the Company receiving approximately $130,000,000 for such foreign currency from 1996 through 2004.

NOTE N - CAPITAL STOCK AND PER SHARE AMOUNTS:

The Company's 1989 nonqualified stock option plan, as amended, covered
570,000 treasury shares. Options were granted to certain officers of the Company and a subsidiary for the purchase of all the shares covered by the amended plan, at $14.00 per share, which was in excess of the market price at the date of grant. During 1993, options for 10,000 shares were exercised.
Options for 560,000 shares are outstanding and exercisable at December 31, 1995. These options remain exercisable until October 2000.

At December 31, 1995, the Company has reserved 689,639 treasury shares for issuance pursuant to (i) its 1990 nonqualified stock option plan, which covered options for 2,102 shares granted by the Company to employees (except senior officers), and (ii) an agreement, as amended, to make available for purchase by Maritime (see Note H) 687,537 shares (including an increase of
200,000 shares in 1993). Maritime can acquire the shares reserved for it only for the purpose of fulfilling its obligations under its 1990 nonqualified stock option plan, as amended. The exercise price of the options granted by the Company to its employees is $16.00 per share, and the prices for any shares Maritime purchases from the Company range from $16.00 to $19.63 per share (the market prices at dates of grant). The options granted have a term of approximately ten years and become exercisable in annual increments of 20%
upon the option holder's completion of five years of service. Certain details of activity in the Company's 1990 plan and Maritime's plan are summarized as follows:
                                                 Company's      Maritime's
                                                 1990 Plan            Plan
---------------------------------------------------------------------------
Options Outstanding at January 1, 1993               6,392         458,221
  Granted                                                -         190,000
  Canceled                                               -         (23,899)
  Exercised ($16.00 per share)                        (872)        (20,409)
---------------------------------------------------------------------------
Options Outstanding at December 31, 1993             5,520         603,913
  Granted                                                -          24,600
  Canceled                                          (1,005)        (80,430)
  Exercised ($16.00 per share)                      (1,000)        (54,927)
---------------------------------------------------------------------------
Options Outstanding at December 31, 1994             3,515         493,156
  Granted                                                -               -
  Canceled                                            (345)        (14,433)
  Exercised ($16.00 per share)                      (1,068)        (16,527)
---------------------------------------------------------------------------
Options Outstanding at December 31, 1995             2,102         462,196
===========================================================================
Options Exercisable at December 31, 1995             1,646         331,202
===========================================================================

Net income/(loss) per share is based on the following weighted average number of common shares outstanding during each year: 36,220,401 shares (1995), 35,587,856 shares (1994) and 32,678,031 shares (1993). The aforementioned stock options have not been included in the computation of net income/(loss) per share since their effect thereon would either be antidilutive or not be material.

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

NOTE O - 1995 AND 1994 QUARTERLY RESULTS OF OPERATIONS (UNAUDITED):

Results of Operations for Quarter Ended
(in thousands, except per share amounts)
                            March 31,     June 30,    Sept. 30,    Dec. 31,
---------------------------------------------------------------------------
1995
Shipping revenues            $106,945     $ 92,520     $ 99,569    $114,883
Income from
  vessel operations            13,907        1,472        3,710      11,296
Gain on disposal
  of vessels-net                    -            -            -       2,693*
Net income/(loss)            $ (3,306)    $ (5,984)    $   (746)   $  1,404
---------------------------------------------------------------------------
Net income/(loss)
  per share                  $   (.09)    $   (.17)    $   (.02)   $    .04
===========================================================================
1994
Shipping revenues            $100,498     $ 78,316     $ 89,563    $ 95,759
Income/(loss)
  from vessel
  operations                   10,759       (2,827)       4,037       8,364
Gain on disposal
  of vessels                    2,512            -        4,303           -
Net income/(loss)            $  5,016     $ (4,599)    $ (2,313)   $ (4,304)
---------------------------------------------------------------------------
Net income/(loss)
  per share                  $    .15     $   (.14)    $   (.06)   $   (.12)
===========================================================================

*Reflects a provision of approximately $3,000,000 for loss on a vessel to be disposed of subsequent to year-end.

REPORT OF INDEPENDENT AUDITORS

To the Shareholders
Overseas Shipholding Group, Inc.

We have audited the accompanying consolidated balance sheets of Overseas Shipholding Group, Inc. and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations and retained earnings and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Overseas Shipholding Group, Inc. and subsidiaries at December 31, 1995 and 1994, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

                                             S/ERNST & YOUNG LLP
New York, New York
February 14, 1996

[From pages 38 and 39 of the 1995 Annual Report]

ELEVEN-YEAR STATISTICAL REVIEW (UNAUDITED)

In thousands, except per
share amounts              1995       1994       1993       1992         1991
------------------------------------------------------------------------------
Total revenues(a)     $ 436,080  $ 390,841  $ 420,095  $ 383,222    $ 452,459
------------------------------------------------------------------------------
Income from vessel
  operations             30,385     20,333     32,642     29,614      102,046
------------------------------------------------------------------------------
Income/(loss) before
  Federal income taxes  (13,892)    (9,950)    26,846     (2,829)      79,826
------------------------------------------------------------------------------
Net income/(loss)        (8,632)    (6,200)    17,946     16,071(c)    55,076
------------------------------------------------------------------------------
Depreciation of
  vessels and
  amortization of
  capital leases         66,134     59,992     58,734     56,472       56,214
------------------------------------------------------------------------------
Vessels, capital
  leases and direct
  financing leases,
  at net book amount  1,281,601  1,183,241  1,130,124  1,067,122    1,026,817
------------------------------------------------------------------------------
Total assets          2,064,826  1,905,409  1,823,737  1,714,548    1,545,675
------------------------------------------------------------------------------
Long-term debt and
  lease obligations
  (exclusive of
  current portions)   1,101,758    910,056    876,274    784,452      576,321
------------------------------------------------------------------------------
Reserve for deferred
  Federal income taxes
  - noncurrent           93,218    102,170    100,161     94,247      114,589
------------------------------------------------------------------------------
Shareholders' equity  $ 784,781  $ 809,779  $ 768,437  $ 762,425    $ 760,322
------------------------------------------------------------------------------

PER SHARE AMOUNTS (b):

Net income/(loss)     $    (.24) $    (.17) $     .55  $     .49(c) $    1.67
------------------------------------------------------------------------------
Shareholders' equity  $   21.66  $   22.36  $   23.50  $   23.33    $   23.05
------------------------------------------------------------------------------
Cash dividends paid   $     .60  $     .60  $     .60  $     .60    $     .55
------------------------------------------------------------------------------
AVERAGE SHARES
  OUTSTANDING            36,220     35,588     32,678     32,806       33,012
------------------------------------------------------------------------------


(a) Represents shipping revenues and other income.
(b) Gives effect to a 7-for-5 stock split declared in February 1989.
(c) Includes $16,000,000 ($.49 per share) from the cumulative effect of the change in accounting for income taxes in accordance with FAS 109, and a provision of $13,100,000 ($.40 per share) for loss on investment in GPA Group plc.

[From page 41 of the 1995 Annual Report]

The Company's stock is listed for trading on the New York Stock Exchange and the Pacific Stock Exchange.

Stock Symbol: OSG

Shareholders of Record February 14, 1996: 1,094