Form 10-K405, Exhibit 13
period 1996-12-31
OVERSEAS SHIPHOLDING GROUP INC
filed 1997-03-28
CIK 75208

                                                                 EXHIBIT 13
                                                                 ----------


[From page 2 of the 1996 Annual Report]

TWO-YEAR CHARTER POSITION OF OSG FLEET
(Including Scheduled Deliveries)
Through Year-End                    1997           1998
Total Fleet dwt                7,061,950      6,941,450
% of  Total Fleet on Charter          30             20
U.S. Fleet dwt                   955,650        835,150
% of U.S. Fleet on Charter            63             58
Intl. Fleet dwt                6,106,300      6,106,300
% of Intl. Fleet on Charter           25             15

[From page 16 and 17 of the 1996 Annual Report]

THE FLEET
February 19, 1997

          Operating Bulk Fleet:    61 vessels, 6,490,150 dwt
                      On Order:     2 vessels,   571,800 dwt
            Total Bulk Tonnage:    63 vessels, 7,061,950 dwt


INTERNATIONAL BULK FLEET
------------------------
                      Year              Deadweight  Charter
 Type of Ship         Built             Tonnage     Expiration Date
---------------------------------------------------------------------
 Tankers              1996              305,000     Voyage Charter
                      1996              295,800     October 1997
                      1996              295,750     Voyage Charter
                      1997 50%-owned    269,200     December 2004
                      1975 50%-owned    264,850     September 1998
                      1974 50%-owned    264,850     December 1997
                      1974 50%-owned    264,850     July 1997
                      1990              254,000     April 2002
                      1989              133,000     June 2005
                      1976              128,450     Voyage Charter
                      1975              128,250     Voyage Charter
                      1975              128,200     Voyage Charter
                      1980               96,050     Voyage Charter
                      1981               96,000     Voyage Charter
                      1979               95,600     Voyage Charter
                      1994               94,850     Voyage Charter
                      1994               94,650     March 1997
                      1994               93,350     Voyage Charter
                      1994               93,350     Voyage Charter
                      1994               93,300     Voyage Charter
                      1994               93,300     Voyage Charter

---------------------------------------------------------------------
 Petroleum
 Products             1986               65,150     August 1998
 Carriers             1986               65,150     Voyage Charter
                      1986               63,200     September 1997
                      1987               63,150     September 1997
                      1989               39,450     March 1997
                      1988               39,450     July 1997
                      1989               39,100     Voyage Charter
                      1989               39,050     Voyage Charter
                      1979               31,600     Voyage Charter
                      1981               30,800     March 1997
                      1982               29,500     Voyage Charter
---------------------------------------------------------------------
 Bulk Carriers        1997              157,500     Voyage Charter
                      1997              157,300     May 1997
                      1982              138,800     November 1997
                      1982              138,800     October 1997
                      1975              121,050     June 1997
                      1975              121,000     June 1997
                      1990              120,900     April 1997
                      1990              120,800     Voyage Charter
                      1981               64,550     Voyage Charter
                      1983               64,200     September 1997
                      1989               63,350     April 1997
                      1989               63,250     February 1997
                      1977 49%-owned     60,300     April 1997
                      1973 49%-owned     54,450     October 1997
---------------------------------------------------------------------
Operating International
 Bulk Fleet Total(a)  46 vessels      5,534,500 dwt
=====================================================================

ON ORDER BULK FLEET
                      Delivery          Deadweight  Charter
 Type of Ship         Date              Tonnage     Expiration Date
---------------------------------------------------------------------
 Tankers              March 1997        302,150
                      March 1997
                        50%-owned       269,650     2005
---------------------------------------------------------------------
                      2 vessels         571,800 dwt
---------------------------------------------------------------------
International Bulk
 Fleet Total          48 vessels      6,106,300 dwt
---------------------------------------------------------------------

U.S. BULK FLEET
---------------
                      Year              Deadweight  Charter
 Type of Ship         Built             Tonnage     Expiration Date
---------------------------------------------------------------------
 Tankers              1974              120,800     May 2001
                      1973              120,500     November 1998
                      1977 (b)           90,650     May 2002
                      1977 (b)           90,550     September 2002
                      1978               90,500     March 2003
                      1977               90,400     November 2002
                      1971               62,000     Voyage Charter
                      1970               62,000     May 1997
---------------------------------------------------------------------
 Petroleum Products   1983 (c)           42,950     October 1997
 Carriers             1982 (c)           42,700     Voyage Charter
                      1969               37,800     September 1997
                      1968               37,800     March 1997
---------------------------------------------------------------------
 Geared Bulk Carriers 1978 (b)           25,550     Voyage Charter
                      1978 (b)           25,550     Voyage Charter
---------------------------------------------------------------------
 Pure Car Carrier     1987               15,900     August 1997
 (5,000 cars)
---------------------------------------------------------------------
Operating U.S. Bulk
 Fleet Total(d)       15 vessels        955,650 dwt
=====================================================================

(a) Does not include a 264,900 dwt tanker under contract to be delivered for demolition during February 1997.
(b) 25-year capital leases, commencing in year built.
(c) 22-year capital leases, commencing in 1989.
(d) Does not include a 29,300 dwt petroleum barge, 50%-owned by OSG.

[From pages 4, 7, 8, and 11 of 1996 Annual Report]

GLOBAL BULK SHIPPING MARKETS
----------------------------

The bulk shipping industry is highly competitive and fragmented, with no one group owning more than 2% of the world fleet. With 61 ships, totaling
6.5 million dwt, OSG ranks among the world's ten largest bulk shipowners. The Company is the third largest owner of tankers in terms of the number of vessels and the seventh largest in carrying capacity. Approximately 82% of the Company's voyage revenues in 1996, 77% in 1995 and 78% in 1994 came from carrying petroleum and its derivatives.

INTERNATIONAL TANKER MARKETS
----------------------------

Nineteen ninety-six saw improvement in world tanker markets, as demand for oil rose while newbuilding deliveries and contracting for new orders remained at moderate levels. Rates for most segments, particularly for Very Large Crude Carriers (VLCCs - tankers over 200,000 dwt), averaged significantly higher than in 1995.

WORLD OIL DEMAND DEVELOPMENTS
Oil demand growth in the major importing regions accelerated to 3% from 2% the prior year, led again by robust growth in developing Asia, which now accounts for 17% of total world oil demand. The International Energy Agency forecasts a similar rise in oil demand for the major importing nations in 1997. In the OECD countries, oil demand rose 2% due in large part to strong demand for heating oil and gasoline in the United States. U.S. crude oil imports were up about 4% over 1995. In 1996, the strong global demand growth, coupled with the increasing trend among oil companies to maintain lower levels of inventory, pushed oil prices up to their highest levels since the Gulf War in 1990-91.

INCREASED DEMAND TEMPERED BY TREND TO SHORTER HAULS
Despite the sharp rise in oil demand, ton-mile growth has been tempered by changing trading patterns. Major importers such as the United States and Western Europe are increasingly sourcing their crude oil from short-haul suppliers, particularly Latin America and the North Sea. It is these sources, and not the Middle East, that increased their production in 1996 to meet most of the growth in world oil demand, and this trend is projected to continue in 1997. In December 1996, Iraq started to export limited volumes of crude oil under a United Nations "oil for food" plan. Iraqi exports - the majority of which will be routed through the Ceyhan pipeline to the Mediterranean - will add to the increase in oil delivered on short-haul routes in 1997.

VLCCs have been adversely affected by the trend toward shorter hauls as shipments from the Middle East to the West have declined and been replaced by increased shipments from the Middle East to the Far East. Due to the shorter distances involved, significantly less tonnage is required to move the same quantities of oil to the Far East. Seeking additional trading opportunities, VLCCs have continued to gain market share in non-traditional loading areas such as the North Sea and West Africa.

The trend toward shorter hauls has particularly benefited Aframax tankers (80,000 to 120,000 dwt). On shorter voyages, the economies of scale of larger vessels are less important, and Aframax tankers provide substantial flexibility, including access to a wide range of ports and terminals.

INTERNATIONAL PRODUCT TRADES GROW IN 1996
Global trade in refined products rose about 4% in 1996. Colder-than-normal weather in the first quarter resulted in greater demand for gas oil from the major oil-importing nations of the Northern Hemisphere.

However, growth in ton-mile demand for product tankers was dampened by increased refinery output in the Far East, which displaced long-haul product movements from the Middle East. Further expansion of Far Eastern refineries will continue to limit long-haul product movements over the next few years, although product trade within the region is likely to grow.

MODERATE EXPANSION IN WORLD TANKER FLEET
While newbuilding deliveries were moderate, the world tanker fleet expanded by about 3 million dwt to 265 million dwt at year-end 1996, as higher tanker rates limited sales for scrap to 7 million dwt versus 11 million dwt in the prior year. Although higher freight rates also led to increased ordering late last year, at year-end the orderbook for delivery over the next three years stood at 19 million dwt, its lowest level in eight years. Of this total, only 8 million dwt are scheduled for delivery in 1997.

REGULATORY ENVIRONMENT
Since 1990, bulk shipping companies have been operating in an increasingly stringent regulatory environment. Safety and pollution concerns have led to a strengthening of inspection programs by governmental authorities, charterers and classification societies. Moreover, there has been a growing reluctance among charterers to accept older tonnage due to safety and pollution concerns.

Through its continuing fleet renewal program, OSG has responded to the increased worldwide concern for the environment by replacing its single-hulled tankers with modern double-hulled vessels. OSG enjoys an outstanding reputation within the tanker industry for its commitment to the quality and safety of its operations.

THE U.S. OIL POLLUTION ACT OF 1990 (OPA 90) and the MARPOL Regulation 13G of the International Maritime Organization (IMO) continue to accelerate the scrapping of older tonnage. Between 1995 and 2015, OPA 90 phases in a requirement that all tankers entering U.S. waters have double hulls. OPA 90 also significantly expands the potential liability of tanker owners for environmental accidents in U.S. waters.

In worldwide trade, IMO's regulations require double hulls or equivalent tanker designs for newbuildings ordered after 1993 and mandate double hulls for existing tankers by their 30th anniversary. These regulations also require that, upon reaching 25 years of age, existing tankers either have protective wing tanks or double bottom spaces not used for cargo carriage covering at least 30% of the cargo tank area or, alternatively, that they employ hydrostatic balanced loading. Some of these measures may be costly, and all reduce the carrying capacity of a vessel.

Since OSG maintains a modern fleet, regulations mandating double hulls and other protective loading measures do not apply to most of the Company's existing tanker fleet until after the year 2000, at which time the affected ships will have operated for substantially all of their economic lives.

INTERNATIONAL DRY BULK MARKETS
------------------------------
In 1996, the international dry bulk market experienced exceptional weakness throughout most of the year as the fleet continued to expand while seaborne shipments of the major dry bulk commodities - iron ore, coal and grain - stagnated.

The decline in rates for Capesize vessels (greater than 100,000 dwt) began in 1995 when steel production started to slacken in Europe and Japan, which precipitated declines in world iron ore and coking coal trades for most of 1996. Panamax (50,000 to 80,000 dwt) rates dropped sharply in 1996 as record grain prices curtailed purchases. Despite a pickup in seaborne grain trade in the fourth quarter as the new crop came to market, total 1996 demand fell short of the preceding year.

In contrast to the other dry bulk commodities, seaborne trade in steam coal increased in 1996, although at a slower rate than in the prior year. Trade in steam coal continued to benefit from the expansion of coal-fired capacity for electric power generation in the Far East.

FLEET EXPANSION CONTINUES
The international dry bulk fleet rose by 5% in 1996 to a record 254 million dwt, its ninth consecutive annual increase. Newbuilding deliveries totaled 17 million dwt and the outlook is for continued growth in the size of the fleet. In the Capesize sector, 6 million dwt are scheduled for delivery during the first half of 1997.

Despite unsatisfactory rates, shipowners continued to order a significant amount of new tonnage, particularly Panamax size vessels, in anticipation of growth in Asian steam coal trade. At year-end, the newbuilding orderbook for delivery over the next three years stood at 29 million dwt, with approximately 20 million dwt scheduled for delivery in 1997. While substantially below newbuilding deliveries, scrap sales of 8 million dwt were more than three times the level of the prior year, encouraged by the considerable downturn in freight rates since May 1995. Increased scrapping of older vessels, particularly in the Capesize segment, is also likely to follow from the implementation of new measures by the major classification societies. As a result of some significant bulk carrier losses in the late 1980s and early 1990s, the classification societies are already requiring enhanced surveys for older vessels. Further requirements, including structural reinforcement of certain bulkheads, are being studied.

U.S. MARKETS
------------

Under the Jones Act, shipping between U.S. coastal ports, including the movement of Alaskan oil, is reserved primarily to U.S. flag vessels, owned by U.S. citizens, crewed by U.S. seafarers, built in the United States and operated without operating differential subsidies. U.S. flag vessels also receive preference in carrying U.S. military and government-sponsored shipments (preference trades) around the world. With eight crude carriers and four product tankers, OSG is the largest independent owner of unsubsidized U.S. flag tankers. The Company also has two dry bulk carriers that participate in the preference trades and one car carrier, which is employed transporting vehicles from and to Japan.

U.S. FLAG CRUDE CARRIERS
Shipments of Alaskan North Slope (ANS) crude oil from Valdez are the main source of employment for U.S. flag crude carriers, including the eight owned by OSG. After peaking in 1988, Alaskan production has decreased and shipments have fallen. In 1996, ANS crude shipments continued to decline as production fell 5% to 1.5 million barrels per day (b/d). Over the next decade, enhanced recovery techniques and additional exploration are expected to slow the rate at which production declines and even reverse the decline temporarily.

Following the implementation of legislation lifting the long-standing ban on exports of ANS crude oil last May, six of the Company's eight U.S. flag crude carriers began long-term charters to British Petroleum (BP). These charters have to a large extent eliminated the Company's exposure to the volatility of the U.S. flag crude shipping markets and increased employment of its fleet. In comparison, during 1995, six vessels were unemployed for a substantial part of the year. Since May, an average of 50,000 b/d of ANS crude oil has been exported to Far Eastern buyers.

U.S. FLAG PRODUCT TANKERS
U.S. flag product tankers, ranging in size up to 50,000 dwt, carry gasoline, diesel fuel, jet fuel and other refined petroleum products. The fleet is made up of approximately 57 ships totaling 2 million dwt. These ships compete with pipelines and oceangoing barges and are affected by the level of imports on foreign flag product carriers. OSG has four ships that participate in the U.S. flag product market.

Product movements from the Gulf of Mexico to the East Coast are an important trade for U.S. flag product tankers. In early 1996, such movements rose above those of the comparable period in 1995, boosted in part by colder weather that resulted in greater demand for heating oil. The increased demand combined with a slightly reduced fleet size resulted in a small rise in freight rates in 1996.

Primary Data Sources: Fearnleys Review 1996, Clarkson Research Studies, International Energy Agency, Maritime Administration, State of Alaska and U.S. Department of Energy

[From pages 12 and 14 of the 1996 Annual Report]

CELEBRITY CRUISE LINES INC.
---------------------------

Celebrity Cruise Lines Inc., OSG's joint venture in the cruise industry, is a leading provider of premium cruises in the North American cruise market. The five-star Celebrity fleet currently totals 7,450 berths and consists of five ships - Galaxy, Century, Zenith, Horizon and Meridian.

EXPANSION OF THE CELEBRITY FLEET
While 1996 was marked by significant competitive pressures, it was also a year of growth and progress for Celebrity Cruises as the company took delivery of the 1,870-passenger, state-of-the-art cruise vessel Galaxy. Galaxy and its sisterships, Century, delivered in late 1995, and Mercury, to be delivered later this year, represent a major expansion of the Celebrity fleet. Like Century, Galaxy offers spacious and dramatic public areas, sophisticated technology developed by the Sony Corporation, and comprehensive spa and fitness facilities. Galaxy also features an indoor pool with sliding Magrodome sun roof and a unique glass-enclosed observation lounge, both designed to appeal to the Alaskan cruise market. Century and Galaxy have been able to achieve attractive yields and occupancy levels on highly competitive Eastern and Western Caribbean itineraries.

The three new Celebrity ships will more than double the size of the company's fleet. More importantly, the larger fleet will enable Celebrity to achieve significant additional economies of scale in both operations and marketing, and to gain much wider brand recognition among the public at large. With the delivery of all three newbuildings, the Celebrity fleet will be among the most modern in the industry.

A YEAR OF PROGRESS AT CELEBRITY
Along with the expansion of the fleet, Celebrity has taken a number of important steps to strengthen its operations and improve its financial results. Celebrity has:
- initiated a series of television advertising campaigns to expand consumer awareness;
- built upon its alliance with Sony Corporation to showcase the new vessels through movie premieres and the filming of a popular television program;
- provided larger retail areas and implemented other measures on the new Century-class vessels to increase onboard revenues;
- taken over direct management of its onboard casino operations to enhance revenues;
- developed sophisticated new reservations and yield management systems.

NEW MARKETS THROUGH EXPANDED ITINERARIES
The expansion of the fleet provides Celebrity with the flexibility to offer both longer cruises and a broader array of destinations. While maintaining its strong position in the Caribbean and its 40% share of the lucrative Bermuda market, Celebrity has established a major presence in the Alaskan market. Alaska is an increasingly popular cruise destination that had a record number of passengers in 1996. This summer, Celebrity will have over 3,000 berths in this market as Galaxy joins Horizon in offering Alaskan itineraries. In spring 1998, a Celebrity ship will debut in Europe, another growing cruise market. Itineraries such as Bermuda, Alaska and Europe have typically provided higher per diems than the Caribbean. With the delivery of Mercury, the Celebrity fleet will offer 45 itineraries that include more than 100 ports of call around the world.

NORTH AMERICAN CRUISE MARKET
Celebrity operates its vessels primarily in the North American cruise market, which accounts for approximately 80% of total cruise passengers carried worldwide and is characterized by a small number of large and generally well-capitalized companies. According to the Cruise Lines International Association (CLIA), the six largest companies, including Celebrity, have more than 70% of total capacity.

DEMAND IMPROVES IN THE INDUSTRY
Following modest declines of approximately 1% in 1994 and 2% in 1995, the total number of cruise passengers in 1996 rose to an estimated 4.7 million according to CLIA, a 6% increase over the prior year. Preliminary indications for 1997 are that the growth in demand is continuing, as increased levels of bookings have been reported by a number of cruise lines. But despite stronger demand, the industry faced significant discounting throughout 1996, particularly in the Caribbean, as substantial new capacity entered the market.

Several factors point toward continuing growth in demand over the next few years:
- The introduction of exciting new ships with associated marketing campaigns will attract wider interest in cruising.
- Cruising today represents only a small percentage of the total vacation market.
- Strong growth is projected in the age segment of the population most likely to cruise.

SUPPLY OUTLOOK
In the past few years, the largest cruise lines have sought to strengthen their positions by ordering larger and more sophisticated ships. As a result, over the next four years, approximately 20 large new cruise ships are scheduled for delivery, most into the North American cruise market. These ships will increase current capacity by approximately 40,000 berths by the year 2000, before taking into account any deletions from the fleet.

While this increase is substantial, historically growth in demand has outpaced growth in capacity. Significantly for Celebrity, with its modern fleet, cruisers have tended to prefer the newest cruise vessels, which offer more dramatic design elements and state-of-the-art amenities.

The growth in world cruise capacity will be mitigated somewhat by the application of the International Maritime Organization's Safety of Life at Sea (SOLAS) convention, which establishes minimum standards for safety, fire prevention and fire protection. It is likely that a number of older vessels will leave the cruise trade as their owners decide not to incur the significant capital expenditures needed to bring them into compliance with these requirements. Because of the young age of its fleet, the work necessary for its ships to meet 1997 SOLAS regulations will not require Celebrity to make material capital expenditures.

LOOKING AHEAD
Celebrity believes that the key to ongoing, successful expansion rests with an ability to continue providing high levels of service and maintaining product quality. With its innovative newbuildings, exceptional service, spacious accommodations and award-winning cuisine, Celebrity's position in the premium segment of the cruise market is expected to strengthen in the coming years.

[From Page 17 of the 1996 Annual Report]

CELEBRITY CRUISE LINES INC.
---------------------------
                                                       Gross
                       Year                            Registered
     Name of Ship      Built/Rebuilt      Berths       Tonnage
---------------------------------------------------------------------
     GALAXY            1996               1,870        77,700
     CENTURY           1995               1,750        70,600
     ZENITH            1992               1,374        47,250
     HORIZON           1990               1,354        46,800
     MERIDIAN (e)      1990               1,106        30,450
---------------------------------------------------------------------
Operating Cruise
     Fleet Total       5 ships            7,454 berths
=====================================================================


ON ORDER CRUISE FLEET
---------------------
                                                       Gross
                       Delivery                        Registered
     Name of Ship      Date               Berths       Tonnage
---------------------------------------------------------------------
     MERCURY           October 1997       1,870        77,700
---------------------------------------------------------------------
Celebrity Cruise
 Fleet Total           6 ships            9,324 berths
=====================================================================

(e) Ship is under contract of sale for delivery in October 1997.

[From pages 18 through 20 of the 1996 Annual Report]

MANAGEMENT'S DISCUSSION AND ANALYSIS
Overseas Shipholding Group, Inc. and Subsidiaries

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

In 1996, rates in the international tanker markets, on average, were higher than rates prevailing in the preceding year, particularly for VLCCs (over 200,000 dwt). In early 1997, rates for VLCCs and Suezmaxes (120,000 to 160,000 dwt) remained at about the levels prevailing during late 1996. Rates for Aframaxes (80,000 to 120,000 dwt) declined significantly early in the first quarter of 1997 in the Caribbean market (the Company's primary Aframax trading area), but began to recover in the latter part of February. Product tanker rates showed some seasonal strength in early 1997 before trending downward as the first quarter progressed. Dry bulk rates declined significantly during 1996 and have remained at low levels in early 1997. During 1996, six of OSG's U.S. flag tankers began long-term employment to British Petroleum in the Alaska trade, as a result of which employment for the Company's U.S. flag fleet substantially increased compared with 1995 when six vessels were unemployed for substantial periods.

The Company has an Aframax tanker pool with PDV Marina D the marine transportation subsidiary of the Venezuelan state oil company D that includes a total of 20 vessels (ten OSG vessels). To date, pool operations have resulted in enhanced opportunities for backhaul cargoes and reduced idle time, thereby improving the earnings of pool vessels.

As one indication of recent rate trends in various charter markets, set forth below are selected average daily spot market rates for various types and sizes of vessels in 1996 and 1995, based on the published report of one well-known industry research organization. It is important to note that rates tend to fluctuate significantly over the course of a year, and can vary widely at any point in time based on factors such as the age, condition and position of a particular vessel. Accordingly, the rates shown are not necessarily indicative of rates actually achieved by the Company's vessels during either year.

TANKERS                             1996         1995
------------------------------------------------------
Modern VLCCs                     $27,200      $22,600
Suezmaxes (W. Africa D U.S.)      19,600       17,400
Aframaxes (Caribbean market)      17,800       16,700
Products carriers                 12,900       12,700

DRY BULK CARRIERS
Capesize (over 100,000 dwt)       11,800       20,400
Panamaxes (50-80,000 dwt)          7,900       13,900

The Company's income from vessel operations for 1996 increased by approximately $16,200,000 from the results for 1995. Operations of the U.S. flag fleet improved by approximately $29,600,000 in 1996 from 1995, primarily as a result of substantially increased employment of the Company's U.S. flag tankers in 1996, as discussed above. Operating days for the U.S. flag tanker fleet increased to approximately 4,000 in 1996 from approximately 3,000 in 1995. This reflects a reduction of 130 days in time off-hire for U.S. flag tanker fleet drydockings. Income from foreign flag vessel operations declined $13,400,000 in 1996 from 1995, primarily as a result of the substantial decline in rates earned by the Company's dry cargo fleet. A decline in rates earned by certain tanker tonnage in late 1996 compared with 1995 also negatively impacted the international flag results. These 1996 decreases were net of the positive effect on 1996 vessel operating results of two VLCCs delivered in early 1996. In addition, foreign flag results for 1996 reflect the positive effect on operations of the inclusion for the entire year of two modern Aframaxes purchased near the end of the first quarter of 1995 and the effect of vessels sold in 1996 and 1995. The total number of operating days for the international flag fleet were approximately the same in both years. Voyage expenses, such as fuel and port costs, are paid by the vessel owner under a voyage charter and by the charterer under a time charter. Revenues and expenses reflect the higher proportion of voyage charters to time charters in the U.S. flag fleet in 1996 as compared with 1995. The Company's share ($1,200,000) of a provision for loss on sale of a 50%-owned vessel subsequent to year-end is reflected in the 1996 results of bulk shipping joint ventures.

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

EQUITY IN RESULTS OF CELEBRITY CRUISE LINES INC. ("CCLI")

The Company's share of CCLI's results was approximately a breakeven in 1996, a loss of $1,208,000 in 1995 and income of $797,000 in 1994, respectively. The 1996 results reflect the additions to CCLI's fleet in November 1995 and December 1996 of Century, a 1,750-passenger vessel, and Galaxy, a 1,870-passenger vessel, respectively. CCLI's results in 1996 reflect higher per diems achieved compared with 1995 by vessels traveling to Bermuda and on new Alaskan itineraries. CCLI's overall 1996 results reflect pricing pressures, particularly in the Caribbean market, which have continued in early 1997. These conditions also prevailed during 1995 and contributed significantly to the decline in results in 1995 compared with 1994. The 1994 results reflect the 11-day withdrawal of a vessel from service during the third quarter of 1994, normally CCLI's most profitable quarter of the year. The Company's equity in the results of CCLI is before interest expense (pretax) of approximately $15,800,000 (1996), $16,900,000
(1995) and $12,800,000 (1994) estimated to have been incurred in connection with the funding of its investment in CCLI.

OTHER INCOME (NET)
The details of other income for the three-year period are shown in Note K on page 30 of this report. Aggregate interest and dividends decreased in 1996 as compared with 1995 because of lower rates of return on interest-bearing deposits and investments and decreased amounts utilized for such deposits and investments. Aggregate interest and dividends increased in 1995 compared with 1994 because of higher rates of return on interest-bearing deposits and investments and increased amounts utilized for such deposits and investments. The 1995 increase was net of a decrease in dividend income resulting from a change in the Company's investment portfolio mix from equity securities to interest-bearing deposits. Gain on sale of securities was approximately $20,100,000 in 1996 compared with approximately $11,100,000 in 1995 and $8,000,000 in 1994. The 1996 results reflect losses on other investments of approximately $11,200,000 in 1996 (including a provision for loss of $6,500,000 in the fourth quarter) compared with a loss of $2,600,000 in 1995. Other income also reflects the results of foreign currency transactions and minority interest in all three years.

Disposal of vessels resulted in gains of approximately $7,000,000 in 1996, $2,700,000 in 1995 (net of a provision of $3,000,000 for loss on a vessel disposed of subsequent to year-end) and $6,800,000 in 1994.

INTEREST EXPENSE
Interest expense increased in 1996 from 1995 as a result of decreased amounts of interest capitalized in 1996 in connection with vessel construction and an increase in the average amount of debt outstanding in 1996 compared with 1995 (including debt incurred in connection with vessels entering the operating fleet). The increase is net of decreased rates on floating rate debt in 1996. Interest expense increased in 1995 from 1994 as a result of an increase in the average amount of debt outstanding and increased rates on floating rate debt, including debt incurred in connection with vessels entering the operating fleet. The 1995 increase is net of increased amounts of interest capitalized in connection with vessel construction. Interest expense in 1996, 1995 and 1994 reflects $7,000,000, $5,300,000 and $6,500,000, respectively, of net benefits from the interest rate swaps referred to below in Liquidity and Sources of Capital.

PROVISION FOR FEDERAL INCOME TAXES
The income tax provision of $885,000 in 1996 and the tax credits of $5,260,000 and $3,750,000 in 1995 and 1994, respectively, were based on pretax income or loss, adjusted to reflect items that are not subject to tax and the dividends received deduction.

Liquidity and Sources of Capital
Working capital at December 31, 1996 was approximately $102,000,000 compared with $152,000,000 at year-end 1995 and $90,000,000 at year-end 1994. Current assets are highly liquid, consisting principally of cash, interest-bearing deposits and receivables. The Company also has investments in marketable securities carried as noncurrent assets, other than securities included in restricted funds, with a market value of approximately $15,000,000 at December 31, 1996. Net cash provided by operating activities approximated $50,000,000 in 1996, $27,000,000 in 1995 and $10,000,000 in 1994. Current financial resources, together with cash anticipated to be generated from operations, are expected to be adequate to meet requirements for short-term funds in 1997.

The Company has an unsecured long-term credit facility of $500,000,000, of which $366,000,000 was used at December 31, 1996, and an unsecured short-term credit facility of $30,000,000, of which $18,000,000 was used at that date. The latter amount has been classified as long-term since it is expected to be refinanced under the long-term credit facility. In August 1996, the Company arranged a short-term $250,000,000 special purpose revolving credit facility that is to be used only in connection with the Company's obligation to provide Certificates of Financial Responsibility under regulations related to the Oil Pollution Act of 1990. There were no amounts outstanding as of December 31, 1996 under this facility. The Company finances vessel additions primarily with cash provided by operating activities, long-term borrowings and capital lease obligations. Long-term borrowings in 1996, 1995 and 1994 aggregated approximately $76,000,000, $217,000,000 and $60,000,000, respectively.

The Company has used interest rate swaps to effectively convert a portion of its debt either from a fixed to floating rate basis or from floating to fixed rate, reflecting management's interest rate outlook at various times. As of December 31, 1996, the Company is a party to fixed to floating interest rate swaps (designated as hedges against certain debt) with various major financial institutions covering notional amounts aggregating $600,000,000, pursuant to which it pays LIBOR (5.6% as of December 31, 1996) and receives fixed rates ranging from 5.8% to 8.1% calculated on the notional amounts. The Company is also a party to floating to fixed interest rate swaps (designated as hedges against certain debt) with various major financial institutions covering notional amounts aggregating approximately $59,000,000, pursuant to which it pays fixed rates ranging from 6.9% to 7.1% and receives LIBOR. These agreements contain no leverage features and have various maturity dates from 1998 to 2008. The Company uses derivative financial instruments for trading purposes from time to time. The Company has hedged its exchange rate risk with respect to contracted future charter revenues receivable in Japanese yen to minimize the effect of foreign exchange rate fluctuations on reported income by entering into currency swaps with a major financial institution to deliver such foreign currency at fixed rates that will result in the Company receiving approximately $117,000,000 for such foreign currency from 1997 through 2004.

In 1996, 1995 and 1994, cash used for vessel additions approximated $151,000,000, $196,000,000 and $146,000,000, respectively. At February 19,
1997, the Company has a commitment with an aggregate unpaid cost of approximately $42,000,000 (which reflects $13,000,000 of progress payments made in February 1997) for the construction of one foreign flag bulk vessel scheduled for delivery in March 1997. In addition, two foreign flag bulk vessels were delivered in January 1997. These vessels had an aggregate unpaid cost as of December 31, 1996 of approximately $48,000,000, which was financed by long-term borrowings.

EFFECTS OF INFLATION AND ENVIRONMENTAL MATTERS
Additions to the costs of operating the fleet due to wage increases and price level increases in certain other expense categories were experienced over the three-year period. In some cases, these increases were offset by rates available to tonnage open for chartering and to some extent by charter escalation provisions.

See "Regulatory Environment" on page 7 hereof for a discussion regarding OPA 90 and certain regulations of the IMO.

[From pages 21 through 33 of the 1996 Annual Report]

CONSOLIDATED STATEMENTS OF OPERATIONS AND RETAINED EARNINGS
Overseas Shipholding Group, Inc. and Subsidiaries
In thousands, except per share amounts, for the year ended December 31,

                                            1996        1995       1994
------------------------------------------------------------------------
SHIPPING REVENUES:
Revenues from voyages D Note B          $452,263    $407,834   $358,537
Income attributable to bulk shipping
 joint ventures D Note E                   3,605       6,083      5,599
------------------------------------------------------------------------
                                         455,868     413,917    364,136
------------------------------------------------------------------------
SHIPPING EXPENSES:
Vessel and voyage D Note H               297,209     272,778    243,684
Depreciation of vessels and
 amortization of capital leases           71,003      66,134     59,992
Agency fees D Note H                      32,552      34,105     30,302
General and administrative                 8,488      10,515      9,825
------------------------------------------------------------------------
                                         409,252     383,532    343,803
------------------------------------------------------------------------
Income from Vessel Operations             46,616      30,385     20,333
Equity in Results of Celebrity
 Cruise Lines Inc. D Note D                   21      (1,208)       797
Other Income (Net) D Note K               26,208      23,371     25,908
------------------------------------------------------------------------
                                          72,845      52,548     47,038

Interest Expense                          69,458      66,440     56,988
------------------------------------------------------------------------
Income/(Loss) before Federal
 Income Taxes                              3,387     (13,892)    (9,950)
Provision/(Credit) for Federal
 Income Taxes D Note J                       885      (5,260)    (3,750)
------------------------------------------------------------------------
Net Income/(Loss)                          2,502      (8,632)    (6,200)

Retained Earnings at Beginning of Year   707,220     737,583    764,987
------------------------------------------------------------------------
                                         709,722     728,951    758,787

Cash Dividends Declared and Paid          21,741      21,731     21,204
------------------------------------------------------------------------
Retained Earnings at End of Year        $687,981    $707,220   $737,583
========================================================================
Per Share Amounts D Note N:
Net income/(loss)                       $    .07   $   (.24)   $   (.17)
Cash dividends declared and paid        $    .60   $    .60    $    .60
========================================================================

See notes to financial statements.

CONSOLIDATED BALANCE SHEETS
Overseas Shipholding Group, Inc. and Subsidiaries
Dollars in thousands at December 31,                    1996           1995
----------------------------------------------------------------------------


ASSETS

CURRENT ASSETS:
Cash, including interest-bearing deposits
of $103,338 and $155,864EE EEE                    $E 109,120       $160,578
Receivables:
   Voyages                                            15,257         18,158
   Other                                              15,940         13,379

Prepaid expenses                                      28,227         31,218
----------------------------------------------------------------------------
   Total Current Assets                              168,544        223,333



Investments in Marketable Securities D Note F          15,337        18,482

Capital Construction and Restricted Funds D
  Notes F, J and M1                                  145,350        124,258

Vessels, at cost, less accumulated depreciation
  of $555,846 and $551,752 D Notes G, L1 and M1    1,214,401      1,173,029

Vessels Under Capital Leases, less accumulated
  amortization of $104,963 and $150,906 D Note M1     79,416        108,572

Investment in Celebrity Cruise Lines Inc. D Note D   239,255        234,334

Investments in Bulk Shipping Joint Ventures D
  Note E                                              91,399         87,794

Other Assets                                          83,599         95,024
----------------------------------------------------------------------------
                                                  $2,037,301     $2,064,826
============================================================================
Dollars in thousands at December 31,                    1996           1995
----------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable                                  $    4,878        $ 5,047
Sundry liabilities and accrued expenses D Note L2     28,073         31,706
Federal income taxes, including deferred income
  taxes of $7,100 and $8,000 D Note J                  7,300          8,000
----------------------------------------------------------------------------
                                                      40,251         44,753
Current installments of long-term debt D Note G       18,723         15,943
Current obligations under capital leases D Note M1     7,236         10,630
----------------------------------------------------------------------------
   Total Current Liabilities                          66,210         71,326

Advance Time Charter Revenues                          7,694          8,081
Long-term Debt D Notes G and M1                      985,032        951,638
Obligations Under Capital Leases D Note M1           108,443        150,120
Minority Interest D Note L4                            1,457          1,813
Deferred Federal Income Taxes ($94,803 and
  $93,218) and Deferred Credits D Note J              99,027         97,067
SHAREHOLDERS' EQUITY - NOTES F, G, J AND N:
Common Stock, par value $1 per share:
Authorized D 60,000,000 shares
Issued D 39,590,759 shares                            39,591         39,591
Paid-in Additional Capital                            93,725         93,687
Retained Earnings                                    687,981        707,220
----------------------------------------------------------------------------
                                                     821,297        840,498

LessDcost of Treasury Stock D 3,355,390 and
  3,363,243 shares                                    49,210         49,297
----------------------------------------------------------------------------
                                                     772,087        791,201

LessDnet unrealized loss on marketable securities      2,649          6,420
----------------------------------------------------------------------------
   Total Shareholders' Equity                        769,438        784,781

Commitments, Leases and Other Comments D
  Notes L and M
----------------------------------------------------------------------------
                                                  $2,037,301     $2,064,826
============================================================================

See notes to financial statements.


CONSOLIDATED STATEMENTS OF CASH FLOWS
Overseas Shipholding Group, Inc. and Subsidiaries
In thousands for the year ended
 December 31,                             1996          1995         1994
--------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income/(loss)                     $  2,502    $  (8,632)    $   (6,200)
Items included in net income/(loss)
 not affecting cash flows:
Depreciation and amortization           71,003       66,134         59,992
Provision/(credit) for deferred federal
  income taxes                             685       (5,260)         1,909
Equity in results of Celebrity Cruise
  Lines Inc.                               (21)       1,208           (797)
Equity in net income of bulk shipping
  joint ventures                        (3,605)      (6,416)        (6,360)
Other D net                              6,528          917         (6,243)
Items included in net income/(loss)
  related to investing activities:
(Gain) on sale of securities D net     (20,066)     (11,130)        (7,986)
(Gain) on disposal of vessels           (6,983)      (5,700)        (6,815)
Changes in operating assets and
  liabilities:
Decrease/(increase) in receivables        (272)         813        (12,147)
Net change in prepaid items, accounts
  payable and sundry liabilities and
  accrued expenses                         796       (8,175)        (2,596)
Increase/(decrease) in advance time
  charter revenues                        (387)       3,253         (2,894)
---------------------------------------------------------------------------
  Net cash provided by operating
    activities                          50,180       27,012          9,863
---------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of marketable securities      (4,672)     (13,456)       (34,811)
Proceeds from sales of marketable
  securities                            11,600       34,344         21,022
Purchase of vessels under capital
  leases                               (20,213)*          -              -
Additions to vessels                  (130,953)    (196,127)      (146,133)
Proceeds from disposal of vessels       59,426       33,786         40,780
Investment in Celebrity Cruise
  Lines Inc.                            (4,900)      (4,900)             D
Purchases of other investments          (7,083)      (3,640)          (667)
Proceeds from dispositions of
 other investments                       6,744       15,933          4,406
Other D net                                119       (2,003)         1,078
---------------------------------------------------------------------------
  Net cash (used in) investing
    activities                         (89,932)    (136,063)      (114,325)
---------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of common stock                     -            -         76,004
Withdrawals from restricted funds        2,535            -              -
Issuance of long-term debt              75,754      217,000         60,000
Payments on long-term debt and
  obligations under capital leases     (68,419)     (26,140)       (22,442)
Cash dividends paid                    (21,741)     (21,731)       (21,204)
Other D net                                165          466          1,971
---------------------------------------------------------------------------
  Net cash provided by/(used in)
    financing activities               (11,706)     169,595         94,329
---------------------------------------------------------------------------
Net increase/(decrease) in cash        (51,458)      60,544        (10,133)
Cash, including interest-bearing
  deposits, at beginning of year       160,578      100,034        110,167
---------------------------------------------------------------------------
Cash, including interest-bearing
  deposits, at end of year           $ 109,120    $ 160,578     $  100,034
===========================================================================

* Excludes $20,090, representing the outstanding principal balance of debt assumed in connection with the purchase of vessels under capital leases.

See notes to financial statements.


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Overseas Shipholding Group, Inc. and Subsidiaries

NOTE A - SUMMARY OF SIGNIFICANT
ACCOUNTING POLICIES:
1. The consolidated financial statements include the accounts of the Company and its subsidiaries ("Company" or "OSG"). All subsidiaries are wholly owned, except four which are 80%-owned (see Note L4). Significant intercompany items and transactions have been eliminated in consolidation. Investments in Celebrity Cruise Lines Inc. (see Note D) and the bulk shipping joint ventures (which are 50%-owned except one small venture which is 49%-owned) are stated at the Company's cost thereof adjusted for its proportionate share of the undistributed operating results of such companies.

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

4. Certain subsidiaries have bareboat charters-in on vessels that are accounted for as capital leases. Amortization of capital leases is computed by the straight-line method over 22 or 25 years, representing the terms of the leases (see Note M1).

5. Time charters and a bareboat charter that are operating leases are reported on the accrual basis. Voyage charters are reported on the completed voyage basis.

6. Interest costs incurred during the construction of vessels (until the vessel is substantially complete and ready for its intended use) are capitalized. Interest capitalized aggregated $9,378,000 (1996), $14,811,000
(1995) and $14,157,000 (1994). Interest paid amounted to $70,971,000
(1996), $67,877,000 (1995) and $53,182,000 (1994), excluding capitalized interest.

7. The Company's investments in marketable securities are classified as available-for-sale and are carried at market value. Net unrealized gains or losses are reported as a separate component of shareholders' equity.

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

The Company uses derivative financial instruments for trading purposes from time to time. Realized and unrealized changes in fair values are recognized in income in the period in which the changes occur (see foreign currency exchange gains/(losses) in the table in Note K).

NOTE B - BUSINESS - DOMESTIC AND
FOREIGN OPERATIONS:
The Company is principally engaged in the ocean transportation of liquid and dry bulk cargoes in both the worldwide markets and the self-contained U.S. markets through the ownership and operation of a diversified fleet of bulk cargo vessels (principally tankers and dry bulk carriers). The Company's subsidiaries charter their vessels to commercial shippers and U.S. and foreign governmental agencies primarily on time and voyage charters and occasionally on bareboat charters (see Note M2). The Company also owns an equity investment in Celebrity Cruise Lines Inc. (see Note D), an owner and operator of cruise ships.

Information about the Company's operations for the three years ended

December 31, 1996 follows:
In thousands                     Consolidated     U.S. Flag     Foreign Flag*
-----------------------------------------------------------------------------
1996
Shipping Revenues                $  455,868       $160,921       $  294,947
-----------------------------------------------------------------------------
Net Income/(Loss)                $    2,502       $(22,438)      $   24,940
-----------------------------------------------------------------------------
Identifiable Assets at
December 31, 1996                $2,037,301       $525,641       $1,511,660
-----------------------------------------------------------------------------
1995
Shipping Revenues                $  413,917       $113,778       $  300,139
-----------------------------------------------------------------------------
Net Income/(Loss)                $   (8,632)      $(42,562)      $   33,930
-----------------------------------------------------------------------------
Identifiable Assets at
December 31, 1995                $2,064,826       $547,011       $1,517,815
-----------------------------------------------------------------------------
1994
Shipping Revenues                $  364,136       $130,832       $  233,304
-----------------------------------------------------------------------------
Net Income/(Loss)                $   (6,200)      $(30,505)      $   24,305
-----------------------------------------------------------------------------
Identifiable Assets at
December 31, 1994                $1,905,409       $538,596       $1,366,813
-----------------------------------------------------------------------------

*Principally Marshall Islands as of December 31, 1996.

See Note J for information relating to taxation of income and undistributed earnings of foreign companies.

The Company had one charterer (a U.S. oil company) during the above periods from which revenues exceeded 10% of revenues from voyages. Revenues from such charterer amounted to $98,321,000 in 1996, $49,541,000 in 1995 and
$63,668,000 in 1994.

NOTE C - ASSETS AND LIABILITIES OF FOREIGN SUBSIDIARIES:

A condensed summary of the combined assets and liabilities of the Company's foreign (incorporated outside the United States) subsidiaries, whose operations are principally conducted in U.S. dollars, follows:
In thousands at December 31,                          1996           1995
--------------------------------------------------------------------------
Current assets                                  $   35,237     $    78,635
Vessels, net                                     1,013,415         981,053
Investment in Celebrity Cruise Lines Inc.          239,255         234,334
Other assets                                       113,798         111,119
--------------------------------------------------------------------------
                                                 1,401,705       1,405,141
--------------------------------------------------------------------------
Current installments of long-term
debt, including intercompany of
$35,800 in 1996                                     41,882          9,821
Other current liabilities                           12,842         15,581
--------------------------------------------------------------------------
Total current liabilities                           54,724         25,402
Long-term debt (including inter-
  company of $143,200 and $179,000)
  and deferred credits, etc.                       334,467        399,537
--------------------------------------------------------------------------
                                                   389,191        424,939
--------------------------------------------------------------------------
Net assets                                      $1,012,514      $ 980,202
--------------------------------------------------------------------------

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

A condensed summary of the assets and liabilities of CCLI and the results of its operations follows:
In thousands at December 31,                         1996             1995
--------------------------------------------------------------------------
Current assets                                  $  114,084     $    97,319
Vessels, net                                     1,340,033       1,042,928
Other assets                                        30,878          32,548
--------------------------------------------------------------------------
                                                 1,484,995       1,172,795
--------------------------------------------------------------------------
Short-term debt and current
  installments of long-term debt                    99,639          83,002
Other current liabilities                          114,121          96,565
--------------------------------------------------------------------------
Total current liabilities                          213,760         179,567
Long-term debt                                     785,749         517,864
--------------------------------------------------------------------------
                                                   999,509         697,431
--------------------------------------------------------------------------
Net assets (principally capital
  contributions)                                 $ 485,486       $ 475,364
==========================================================================
In thousands for the
year ended December 31,               1996            1995            1994
--------------------------------------------------------------------------
Revenue                          $ 411,891      $  272,564       $ 307,565
Costs and expenses                 411,769         274,951         305,860
--------------------------------------------------------------------------
Net income/(loss)                $     122      $   (2,387)      $   1,705
==========================================================================

CCLI's results of operations include net gains on foreign currency transactions of $50,000 in 1996 and $7,543,000 in 1995 and net losses of $1,094,000 in 1994.

The Company's equity in the results of CCLI for each of the years is before interest expense of approximately $15,800,000 (1996), $16,900,000 (1995)
and $12,800,000 (1994), estimated to have been incurred by the Company in connection with the funding of its investment in CCLI. These amounts were calculated based on the Company's average interest rates during the respective years.

As of February 19, 1997, CCLI has a commitment (which is nonrecourse to OSG) with an aggregate unpaid cost of approximately $339,000,000 for the construction of one cruise ship scheduled for delivery in late 1997. The unpaid cost is net of $35,000,000 of progress payments (all paid prior to January 1, 1997). Long-term financing arrangements exist for substantially all of the unpaid cost of this ship. Approximately 47% of the unpaid cost is denominated in German marks, substantially all of which is covered by forward or option contracts; this includes approximately 14% of the unpaid cost hedged by option contracts that terminate in the event that the exchange rate of the German mark to the dollar falls below certain levels.


NOTE E - BULK SHIPPING JOINT VENTURES:
Certain subsidiaries have investments in bulk shipping joint ventures (see
Note A1). A condensed summary of the combined assets and liabilities and results of operations of the bulk shipping joint ventures follows:


In thousands at December 31,                           1996         1995
---------------------------------------------------------------------------
Cash ($20,337 and $20,950) and other
current assets (including $8,196
and $9,569 due from owners)                       $  35,690      $ 36,464
Vessels, net                                        150,108       134,601
Other assets (including $2,257 and
$9,178 due from owners)                               4,411        11,384
---------------------------------------------------------------------------
                                                    190,209       182,449
Current liabilities                                   4,535         3,568
---------------------------------------------------------------------------
Net assets (principally undistributed
  net earnings)                                   $ 185,674      $178,881
===========================================================================

In thousands for the year
  ended December 31,             1996                  1995         1994
---------------------------------------------------------------------------
Revenue, primarily from
  voyages (including
  $29,435, $30,598
  and $28,627 from
  vessels chartered to
  other owners)                  $  41,998        $  45,032      $ 42,825
Costs and expenses                  35,205*          32,030        30,105
---------------------------------------------------------------------------
Net income                       $   6,793        $  13,002      $ 12,720
===========================================================================

*Includes a provision of approximately $2,300 for loss on a vessel to be disposed of subsequent to year-end.

     As of February 19, 1997, a 50%-owned company has a commitment (which is nonrecourse to OSG) with an unpaid cost of approximately $39,000,000 for the construction of one foreign flag VLCC (Very Large Crude Carrier) scheduled for delivery in late March 1997. The unpaid cost is net of $51,000,000 of progress payments and prepayments (all paid prior to January 1, 1997) and of discounts resulting from such prepayments. The joint venture expects to pay the unpaid cost from its available cash resources and to utilize an existing long-term shipyard financing arrangement as needed. Upon delivery, this vessel will commence an eight-year charter to the joint venture partner. In addition, one foreign flag VLCC was delivered in January 1997 and immediately commenced an eight-year charter to OSG, which in turn chartered the vessel for the same period to the joint venture partner. This vessel had an unpaid cost as of December 31, 1996 of approximately $30,000,000, which was financed by a long-term shipyard borrowing.

NOTE F - INVESTMENTS IN MARKETABLE SECURITIES:

Certain information concerning the Company's marketable securities
(including securities in Capital Construction and Restricted Funds), which consist of available-for-sale securities, follows:
                                                               Approximate
                                                               Market and
In thousands at                             Gross Unrealized     Carrying
December 31,              Cost           Gains       Losses        Amount
---------------------------------------------------------------------------
1996
Equity securities         $ 97,750       $2,816      $5,374      $ 95,192
U.S. Treasury
  securities and
  obligations of
  U.S. govern-
  -ment agencies
  (due after five
  years through
  ten years)                12,490            2          93        12,399
-------------------------------------------------------------------------
                          $110,240       $2,818      $5,467      $107,591
-------------------------------------------------------------------------
1995
Equity securities         $ 79,551       $1,291      $7,705      $ 73,137
U.S. Treasury
  -securities and
  -obligations of
  U.S. govern-
  ment agencies              2,512            -           6         2,506
-------------------------------------------------------------------------
                          $ 82,063       $1,291      $7,711      $ 75,643
-------------------------------------------------------------------------

The unrealized loss on marketable securities included as a separate component of shareholders' equity decreased $3,771,000 (1996) and $5,083,000 (1995) and increased $7,913,000 (1994).

At February 19, 1997, the aggregate market quotation of the above marketable securities was approximately $113,000,000.

NOTE G - DEBT:

Long-term debt exclusive of current installments follows:
In thousands at December 31,                     1996            1995
-------------------------------------------------------------------------
Unsecured Senior Notes, due from
  2000 through 2013, interest from
  7.77% to 9.57%                             $310,000            $310,000
Unsecured Revolving Credit Agreement
  with banks                                  384,000             369,000
8.75% Debentures due 2013, net of
  unamortized discount of $272 and $288        99,728              99,712
8% Notes due 2003, net of unamor-
  tized discount of $167 and $191              99,833              99,809
Floating rate secured Term Loans, due
  through 2003                                 49,697                   -
8% to 10.58% unsecured Promissory Notes
  and  Term Loans, due through 2001            26,577              40,267
10.58% and, in 1995, 10.5% secured
  Promissory Notes and Term Loans,
  due through 2001                              6,467              23,090
8.45% United States Government
  Guaranteed Merchant Marine
  Bonds, due through 2006                       8,730               9,760
-------------------------------------------------------------------------
                                             $985,032            $951,638
-------------------------------------------------------------------------

The Revolving Credit Agreement, as amended, provides for borrowings of up to $500,000,000 on a revolving credit basis through November 1999, at which time any outstanding balance is due. As of December 31, 1996, interest was at the rate of .475% above the London interbank offered rate ("LIBOR"). The Company also has interest rate options related to the certificate of deposit, money market or prime rates.

Agreements related to long-term debt provide for prepayment privileges (in certain instances with penalties), limitations on the amount of secured debt and total borrowings, and acceleration of payment under certain circumstances, including if any of the minimum consolidated financial covenants contained in certain of such agreements are not met. The most restrictive of these covenants require the Company to maintain positive consolidated working capital, consolidated net worth as of December 31, 1996 of approximately $585,433,000 (increasing quarterly by an amount related to net income), a ratio of total debt to net worth of not more than 1.75:1, and a liquid cash flow coverage ratio of at least 2.00:1. The amount that the Company can use for Restricted Payments, as defined, including dividends and purchases of its capital stock, is limited as of December 31, 1996 to $29,500,000.

The Company has used interest rate swaps to effectively convert a portion of its debt, including capital lease obligations, either from a fixed to floating rate basis or from floating to fixed rate, reflecting management's interest rate outlook at various times. As of December 31, 1996, the Company is a party to fixed to floating interest rate swaps with various major financial institutions covering notional amounts aggregating $600,000,000, pursuant to which it pays LIBOR (5.6% as of December 31, 1996) and receives fixed rates ranging from 5.8% to 8.1% calculated on the notional amounts. The Company is also a party to floating to fixed interest rate swaps with various major financial institutions covering notional amounts aggregating approximately $59,000,000, pursuant to which it pays fixed rates ranging from 6.9% to 7.1% and receives LIBOR. These agreements contain no leverage features and have various maturity dates from 1998 to 2008.

Approximately 15% of the net book amount of the Company's vessels, representing three foreign flag and nine U.S. flag vessels, is pledged as collateral for certain long-term debt. In some instances, debt is collateralized by revenues from certain charters.
The aggregate annual principal payments required to be made on long-term debt for the five years subsequent to December 31, 1996 are $18,723,000
(1997), $19,561,000 (1998), $411,235,000 (1999), $39,380,000 (2000)
and $50,840,000 (2001).

The Company also has a $30,000,000 committed short-term line of credit facility with a bank, of which $18,000,000 was used as of December 31, 1996. Such amount has been classified as long-term and is included in the $384,000,000 in the above table since it is expected to be refinanced under the Revolving Credit Agreement.

In August 1996, the Company arranged a short-term $250,000,000 special purpose revolving credit facility that is to be used only in connection with the Company's obligation to provide Certificates of Financial Responsibility under regulations related to the Oil Pollution Act of 1990. There were no amounts outstanding as of December 31, 1996 under this facility.

NOTE H - AGENCY FEES AND BROKERAGE COMMISSIONS:
All subsidiaries with vessels and certain joint ventures are parties to agreements with Maritime Overseas Corporation ("Maritime") that provide, among other matters, for Maritime and its subsidiaries to render services related to the chartering and operation of the vessels and certain general and administrative services for which Maritime and its subsidiaries receive specified compensation. Vessel and voyage expenses include $5,798,000
(1996), $5,601,000 (1995) and $5,118,000 (1994) of brokerage commissions to
Maritime. By agreement, Maritime's compensation for any year is limited to the extent Maritime's consolidated net income from shipping operations would exceed a specified amount (approximately $1,009,000 (1996), $917,000
(1995) and $834,000 (1994)). Maritime is owned by a director of the Company; directors or officers of the Company constitute all four of the directors and the majority of the principal officers of Maritime.

NOTE I - DISCLOSURES ABOUT FAIR VALUE OF
FINANCIAL INSTRUMENTS:
The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

Cash and interest-bearing deposits - The carrying amount reported in the balance sheet for interest-bearing deposits approximates its fair value.

Investment securities - The fair value for marketable securities is based on quoted market prices or dealer quotes.

Debt, including capital lease obligations - The carrying amounts of the borrowings under the Revolving Credit Agreement and the floating rate secured Term Loans approximate their fair value. The fair values of the Company's other debt are estimated using discounted cash flow analyses, based on the rates currently available for debt with similar terms and remaining maturities.

Interest rate swaps - The fair value of interest rate swaps (used for hedging purposes) is the estimated amount that the Company would receive or pay to terminate the swaps at the reporting date.

Foreign currency swaps and forward contracts - The fair value of foreign currency swaps (used for hedging purposes) is the estimated amount that the Company would receive or pay to terminate the swaps at the reporting date. The average fair values of foreign currency forward contracts held for trading during 1996, 1995 and 1994 were not material.

Estimated fair value of the Company's financial instruments follows:
                          CARRYING         FAIR     Carrying         Fair
In thousands at             AMOUNT        VALUE       Amount        Value
December 31,                  1996         1996         1995         1995
---------------------------------------------------------------------------
Financial assets
(liabilities)
Cash and
interest-
bearing
deposits                 $  109,120  $  109,120    $  160,578  $  160,578
Interest-bearing
deposits in
restricted
funds                        53,096      53,096        68,128      68,128
Investments in
marketable
securities                  107,591     107,591        75,643      75,643
Debt, including
capital lease
obligations              (1,119,434) (1,167,748)   (1,128,331) (1,186,499)
Interest rate
swaps                             -       4,151             -      33,442
Foreign
currency
swaps                             -        (705)            -      (9,556)
---------------------------------------------------------------------------

NOTE J - TAXES:
Effective from January 1, 1987, earnings of the foreign shipping companies (exclusive of CCLI) are subject to U.S. income taxation currently; post-1986 taxable income may be distributed to the U.S. parent without further tax. The foreign companies' shipping income earned from January 1, 1976 through December 31, 1986 ("Deferred Income") is excluded from U.S. income taxation to the extent that such income is reinvested in foreign shipping operations, and the foreign shipping income earned before 1976 is not subject to tax unless distributed to the U.S. parent. A determination of the amount of qualified investments in foreign shipping operations, as defined, is made at the end of each year and such amount is compared with the corresponding amount at December 31, 1986. If during any determination period there is a reduction of qualified investments in foreign shipping operations, Deferred Income, limited to the amount of such reduction, would become subject to tax. Treasury Department regulations regarding the foregoing have not been revised to reflect law changes effective for post-1986 years. The Company believes that it will be reinvesting sufficient amounts in foreign shipping operations so that any significant U.S. income taxes on the undistributed income of its foreign companies accumulated through December 31, 1986 will be postponed indefinitely. U.S. income taxes on the income of its foreign companies accumulated through December 31, 1986 will be provided at such time as it becomes probable that a liability for such taxes will be incurred and the amount thereof can reasonably be estimated. No provision for U.S. income taxes on the income of the foreign shipping companies accumulated through December 31, 1986 was required at December 31, 1996 since undistributed earnings of foreign shipping companies have been reinvested or are intended to be reinvested in foreign shipping operations. As of December 31, 1996, such undistributed earnings aggregated approximately $475,000,000, including $114,000,000 earned prior to 1976; the unrecognized deferred U.S. income tax attributable to such undistributed earnings approximated $165,000,000. Further, no provision for U.S. income taxes on the Company's share of the undistributed earnings of CCLI was required, since it is intended that such undistributed earnings (Company's share - $6,400,000 at December 31, 1996) will be indefinitely reinvested; the unrecognized deferred U.S. income tax attributable thereto approximated $2,240,000.

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


The significant components of the Company's deferred tax liabilities and assets follow:
In thousands at December 31,                         1996          1995
-------------------------------------------------------------------------
Deferred tax liabilities:
-------------------------------------------------------------------------
Excess of tax over statement
  depreciation-net                               $ 71,783     $  74,330
  Tax benefits related to the Capital
Construction Fund                                  41,910        35,122
Costs capitalized and amortized for
statement, expensed for tax                         9,959        13,114
Other-net                                          19,695        22,782
-------------------------------------------------------------------------
Total deferred tax liabilities                    143,347       145,348
-------------------------------------------------------------------------
Deferred tax assets:
-------------------------------------------------------------------------
Capital leases                                      6,093        11,229
Excess of tax over statement basis of
investment in securities                              924         1,353
Alternative minimum tax credit
  carryforwards, which can be carried
 forward indefinitely                              16,257        16,057
Net operating loss carryforwards,
  expiring in 2010 and 2011                        18,170        15,491
-------------------------------------------------------------------------
Total deferred tax assets                          41,444        44,130
-------------------------------------------------------------------------
Net deferred tax liabilities                     $101,903      $101,218
-------------------------------------------------------------------------

Federal income taxes paid amounted to $600,000 in 1995 and $4,200,000 in 1994. A federal income tax refund of $5,307,000 was received in 1995.


The components of income/(loss) before federal income taxes follow:
In thousands for the year
ended December 31,                     1996          1995         1994
-------------------------------------------------------------------------
Domestic                           $(23,720)     $(45,486)    $(31,456)
Foreign                              27,107        31,594       21,506
-------------------------------------------------------------------------
                                   $  3,387      $(13,892)    $ (9,950)
-------------------------------------------------------------------------

Substantially all of the above foreign income was earned by companies that were not subject to income taxes in their countries of incorporation.


The components of the provision/(credit) for federal income taxes follow:
In thousands for the year
ended December 31,                      1996          1995        1994
-------------------------------------------------------------------------
Current                            $      200            -    $ (5,659)
Deferred                                  685    $  (5,260)      1,909
-------------------------------------------------------------------------
                                   $      885    $  (5,260)   $ (3,750)
-------------------------------------------------------------------------

Reconciliations of the actual federal income tax rate and the U.S.
statutory income tax rate follow:
For the year ended
December 31,                             1996         1995         1994
-------------------------------------------------------------------------
Actual federal income tax
  provision/(credit) rate               26.1%       (37.9%)      (37.7%)
Adjustment due to:
  Dividends received
  deduction                             13.8%         3.1%         4.9%
Income not subject to U.S.
  income taxes                           2.0%         (.2%)        2.2%
Other                                   (6.9%)          -         (4.4%)
-------------------------------------------------------------------------
U.S. statutory income tax
  provision/(credit) rate               35.0%       (35.0%)      (35.0%)
-------------------------------------------------------------------------

NOTE K - OTHER INCOME (NET):

Other income (net) consists of:
In thousands for the year
ended December 31,                      1996          1995         1994
-------------------------------------------------------------------------
Investment income:
Interest                            $  7,500      $  9,545     $  6,116
Dividends                              1,990         1,803        2,072
Gain on sale of securities-
  net (based on first-in,
  first-out method)                   20,066        11,130        7,986
Provision for loss
  on investments                      (11,190)      (2,616)           -
-------------------------------------------------------------------------
                                      18,366        19,862       16,174
Gain on disposal of
 vessels-net                           6,983         2,693*       6,815
Foreign currency exchange
  gains/(losses)                         119        (2,559)         490
Minority interest                        356         1,990          285
Miscellaneous-net                        384         1,385        2,144
-------------------------------------------------------------------------
                                     $26,208       $23,371      $25,908
-------------------------------------------------------------------------
* Reflects a provision of approximately $3,000 for loss on a vessel disposed of subsequent to year-end.

Gross realized gains on sales of securities were $23,579,000 (1996), $14,625,000 (1995) and $10,199,000 (1994), and gross realized losses were
$3,513,000 (1996), $3,495,000 (1995) and $2,213,000 (1994).

NOTE L - COMMITMENTS AND OTHER COMMENTS:
1. As of February 19, 1997, the Company has a commitment with an unpaid cost of approximately $42,000,000 for the construction of one foreign flag bulk vessel scheduled for delivery in March 1997. The unpaid cost is net of $48,000,000 of progress payments (of which $35,000,000 was paid prior to December 31, 1996). In addition, two foreign flag bulk vessels were delivered in January 1997. These vessels had an aggregate unpaid cost as of December 31, 1996 of approximately $48,000,000, which was financed by long-term borrowings.

2. Sundry liabilities and accrued expenses consist of:
In thousands at December 31,              1996             1995
------------------------------------------------------------------
Payroll and benefits                   $ 3,219          $ 4,331
Interest                                10,408           12,094
Insurance                                5,774            2,613
Other                                    8,672           12,668
------------------------------------------------------------------
                                       $28,073          $31,706
------------------------------------------------------------------

3. Certain subsidiaries make contributions to union-sponsored multi-employer pension plans covering seagoing personnel. The Employee Retirement Income Security Act requires employers who are contributors to domestic multi-employer plans to continue funding their allocable share of each plan's unfunded vested benefits in the event of withdrawal from or termination of such plans. The Company has been advised by the trustees of such plans that it has no withdrawal liability as of December 31, 1996. Certain other seagoing personnel of U.S. flag vessels are covered under a subsidiary's defined contribution plan, the cost of which is funded as accrued. The costs of these plans were not material during the three years ended December 31,1996.

4. In early February 1997, the Company purchased the 20% minority interest in four previously 80%-owned subsidiaries for cash of approximately $5,000,000. The excess of such purchase price over the carrying amount of the minority interest at December 31, 1996 will be amortized over the remaining useful lives of the respective subsidiaries' vessels.

NOTE M - LEASES:

1. Charters-in:

The approximate minimum commitments under capital leases for six U.S. flag vessels were:
In thousands at December 31, 1996
------------------------------------------------------------------
1997                                              $ 18,360
1998                                                18,360
1999                                                18,491
2000                                                18,871
2001                                                18,871
Beyond 2001                                        104,872
------------------------------------------------------------------
Net minimum lease payments                         197,825
Less amount representing interest                   82,146
------------------------------------------------------------------
Present value of net minimum lease payments       $115,679
------------------------------------------------------------------

Certain of the capital leases provide for deposits in restricted funds under certain circumstances. Such deposits aggregated approximately
$2,141,000 at December 31, 1996 and are held as collateral for the related obligations.

In September 1996, two vessels under capital leases with a net carrying amount of $19,012,000 were purchased by subsidiaries for $40,912,000 including the assumption of $20,090,000 outstanding principal balance of Title XI Bonds to which the vessels were subject. The excess ($3,427,000) of the purchase price over the carrying amount ($37,485,000) of the lease obligations (which were removed from the balance sheet) has been recorded as an adjustment to the carrying amount of the vessels. The cash necessary to complete this transaction was borrowed under the Revolving Credit
Agreement. During the fourth quarter of 1996, the Company borrowed approximately $44,000,000 under a term loan secured by mortgages on the above vessels and used the proceeds to reduce amounts outstanding under the Revolving Credit Agreement and to prepay the outstanding Title XI Bonds referred to above.

The Company has a time charter (which is an operating lease) for a 1992-built foreign flag Aframax tanker, which charter has a remaining term of approximately two years, at an annual time charter rental of approximately
$8,800,000, assuming a full year's operations. Under the charter, the Company has renewal and purchase options. Time charter rental expense is not payable when the vessel is off-hire. The total rental expense for charters accounted for as operating leases, including the one referred to above, amounted to $8,613,000 in 1996, $9,767,000 in 1995 and $12,150,000
in 1994.

2. Charters-out:
Revenues from vessels on time charter are dependent upon the ability to deliver and operate vessels in accordance with charter terms. Revenues from a time charter are not received when a vessel is off-hire, including time required for normal periodic maintenance of the vessel. The minimum future revenues expected to be received subsequent to December 31, 1996 on noncancelable time charters and a bareboat charter are $192,059,000 (1997), $133,449,000 (1998), $110,262,000 (1999), $109,482,000 (2000) and
$101,946,000 (2001); the aggregate for 2002 and later years is $151,936,000.

The foregoing amounts do not include escalations and do not purport to be an estimate of aggregate voyage revenues for any of the years. In arriving at the minimum future charter revenues, an estimated time off-hire to perform periodic maintenance on each vessel has been deducted, although there is no assurance that such estimate will be reflective of the actual off-hire in the future.

The Company has hedged its exchange rate risk with respect to contracted future charter revenues receivable in Japanese yen to minimize the effect of foreign exchange rate fluctuations on reported income by entering into currency swaps with a major financial institution to deliver such foreign currency at fixed rates that will result in the Company receiving approximately $117,000,000 for such foreign currency from 1997 through 2004.

Note N - Capital Stock and Per Share Amounts:
Details of activity in common stock, paid-in additional capital and treasury stock are summarized as follows:

Paid-in
Dollars in               Common Stock     Additional       Treasury Stock
thousands               Shares   Amount     Capital      Shares     Amount
---------------------------------------------------------------------------
Balance at
  December
  31, 1993          36,140,759  $36,141     $21,035    3,436,765  $(50,136)
Issuance of
  common
  stock*             3,450,000    3,450      72,315            -         -
Options
  exercised                  -        -         249      (55,927)      645
---------------------------------------------------------------------------
Balance at
December
31, 1994            39,590,759   39,591      93,599    3,380,838   (49,491)
Options
exercised                    -        -          88      (17,595)      194
---------------------------------------------------------------------------
Balance at
December
31, 1995            39,590,759   39,591      93,687    3,363,243   (49,297)
Options
exercised                    -        -          38       (7,853)       87
---------------------------------------------------------------------------
Balance at
December
31, 1996            39,590,759  $39,591     $93,725    3,355,390  $(49,210)
---------------------------------------------------------------------------

*Net of expenses of $239, incurred in connection with public sale.

The Company's 1989 nonqualified stock option plan, as amended, covered 570,000 treasury shares. Options were granted to certain officers of the Company and a subsidiary for the purchase of all the shares covered by the amended plan, at $14.00 per share, which was in excess of the market price at the date of grant. Options for 560,000 shares are outstanding and exercisable at December 31, 1996. These options remain exercisable until October 2000.


At December 31, 1996, the Company has reserved 681,786 treasury shares for issuance pursuant to (i) its 1990 nonqualified stock option plan, which covered options for 1,212 shares granted by the Company to employees
(except senior officers), and (ii) an agreement, as amended, to make available for purchase by Maritime (see Note H) 680,574 shares. Maritime can acquire the shares reserved for it only for the purpose of fulfilling its obligations under its 1990 nonqualified stock option plan, as amended.
The exercise price of the options granted by the Company to its employees is $16.00 per share, and the prices for any shares Maritime purchases from the Company range from $16.00 to $19.63 per share (the market prices at dates of grant). The options granted have a term of approximately ten years and become exercisable in annual increments of 20% upon the option holder's completion of Five years of service. Certain details of activity in the
Company's 1990 plan and Maritime's plan are summarized as follows:
                                        Company's          Maritime's
                                        1990 Plan                Plan
---------------------------------------------------------------------------
Options Outstanding at
 December 31, 1993                          5,520             603,913
  Granted                                       -              24,600
  Canceled                                 (1,005)            (80,430)
  Exercised ($16.00 per share)             (1,000)            (54,927)
---------------------------------------------------------------------------
Options Outstanding at
 December 31, 1994                          3,515             493,156
  Granted                                       -                   -
  Canceled                                   (345)            (14,433)
  Exercised ($16.00 per share)             (1,068)            (16,527)
---------------------------------------------------------------------------
Options Outstanding at
 December 31, 1995                          2,102             462,196
  Granted                                       -                   -
  Canceled                                      -              (9,713)
  Exercised ($16.00 per share)               (890)             (6,963)
---------------------------------------------------------------------------
Options Outstanding at
 December 31, 1996                          1,212             445,520
---------------------------------------------------------------------------
Options Exercisable at
 December 31, 1996                          1,212             386,156
---------------------------------------------------------------------------

Net income/(loss) per share is based on the following weighted average number of common shares outstanding during each year: 36,233,791 shares
(1996), 36,220,401 shares (1995) and 35,587,856 shares (1994). The aforementioned stock options have not been included in the computation of net income/(loss) per share since their effect thereon would either be antidilutive or not be material. The effect on net loss per share assuming that the March 1994 sale of shares and the use of a portion of the proceeds to reduce amounts outstanding under the Revolving Credit Agreement had occurred at the beginning of 1994 was not material.

NOTE O - 1996 AND 1995 QUARTERLY RESULTS OF OPERATIONS (UNAUDITED):

Results of Operations for Quarter Ended
(in thousands, except per share amounts)
                         March 31,    June 30,     Sept. 30,     Dec. 31,
---------------------------------------------------------------------------
1996
Shipping
  revenues               $125,865     $115,825     $105,106      $109,072
Income from
  vessel operations        18,478       13,617        5,634         8,887
Gain/(loss) on
  disposal of
  vessels-net               7,523         (628)           -            88
Net income/(loss)        $  5,344     $  3,101     $   (767)     $ (5,176)*
---------------------------------------------------------------------------
Net income/(loss)
  per share              $    .15     $    .08     $   (.02)     $   (.14)
---------------------------------------------------------------------------
1995
Shipping
  revenues               $106,945     $ 92,520     $ 99,569      $114,883
Income from
  vessel operations        13,907        1,472        3,710        11,296
Gain on disposal
  of vessels-net                -            -            -         2,693**
Net income/(loss)        $ (3,306)    $ (5,984)    $   (746)     $  1,404
---------------------------------------------------------------------------
Net income/(loss)
per share                $   (.09)    $   (.17)    $   (.02)     $    .04
---------------------------------------------------------------------------

* Reflects a provision for loss on investments of $6,533.
**Reflects a provision of approximately $3,000 for loss on a vessel disposed of subsequent to year-end.



REPORT OF INDEPENDENT AUDITORS

TO THE SHAREHOLDERS
OVERSEAS SHIPHOLDING GROUP, INC.

We have audited the accompanying consolidated balance sheets of Overseas Shipholding Group, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations and retained earnings and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Overseas Shipholding Group, Inc. and subsidiaries at December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

                                        ERNST & YOUNG LLP
New York, New York
February 19, 1997



(From pages 34 and 35 of 1996 Annual Report)

ELEVEN-YEAR STATISTICAL REVIEW
(unaudited)
In thousands, except
 per share amounts                  1996        1995        1994         1993
------------------------------------------------------------------------------
Total revenues(a)              $  482,097  $ 436,080   $  390,841  $   420,095
------------------------------------------------------------------------------
Income from vessel
 operations                        46,616     30,385       20,333       32,642
------------------------------------------------------------------------------
Income/(loss) before
 federal income taxes               3,387    (13,892)      (9,950)      26,846
------------------------------------------------------------------------------
Net income/(loss)                   2,502     (8,632)      (6,200)      17,946
------------------------------------------------------------------------------
Depreciation of vessels
 and amortization of
 capital leases                    71,003     66,134       59,992       58,734
------------------------------------------------------------------------------
Vessels, capital leases
 and direct financing
 leases, at net book amount     1,293,817  1,281,601    1,183,241    1,130,124
------------------------------------------------------------------------------
Total assets                    2,037,301  2,064,826    1,905,409    1,823,737
------------------------------------------------------------------------------
Long-term debt and
 capital lease
 obligations (exclusive
 of current portions)           1,093,475  1,101,758      910,056      876,274
------------------------------------------------------------------------------
Reserve for deferred
 federal income taxes D
 noncurrent                        94,803     93,218      102,170      100,161
------------------------------------------------------------------------------
Shareholders' equity           $  769,438  $ 784,781   $  809,779  $   768,437
------------------------------------------------------------------------------
PER SHARE AMOUNTS(B):
Net income/(loss)              $      .07  $    (.24)  $     (.17) $       .55
------------------------------------------------------------------------------
Shareholders' equity           $    21.23  $   21.66   $   22.36   $     23.50
------------------------------------------------------------------------------
Cash dividends paid            $      .60  $     .60   $     .60   $       .60
------------------------------------------------------------------------------
AVERAGE SHARES
 OUTSTANDING                       36,234     36,220      35,588        32,678
------------------------------------------------------------------------------

In thousands, except
 per share amounts    1992        1991         1990         1989        1988       1987       1986
--------------------------------------------------------------------------------------------------
Total revenues(a)$ 383,222  $  452,459   $  429,040    $ 349,885   $ 333,246  $ 331,270  $ 319,822
--------------------------------------------------------------------------------------------------
Income from vessel
 operations         29,614        102,046    112,894      76,172     74,475      50,080     70,690
--------------------------------------------------------------------------------------------------
Income/(loss)
 before  federal
 income taxes       (2,829)        79,826     80,757      74,177     62,704      46,931     51,547
--------------------------------------------------------------------------------------------------
Net income/(loss)   16,071(c)      55,076     55,857      51,976     46,404      35,531     37,347

--------------------------------------------------------------------------------------------------
Depreciation of
 vessels and
 amortization of
 capital leases     56,472         56,214     55,567      51,136     48,934      49,319     45,876

--------------------------------------------------------------------------------------------------
Vessels, capital
 leases  and direct
 Financing leases,
 at net book
 amount          1,067,122      1,026,817  1,046,103   1,093,109    882,559     835,087    812,977
--------------------------------------------------------------------------------------------------

Total assets     1,714,548      1,545,675  1,498,277   1,540,621  1,318,178   1,258,826  1,240,186

--------------------------------------------------------------------------------------------------

Long-term debt
 and capital
 lease obligations
 (exclusive of
 current portions)  784,452       576,321    612,819     673,143    477,852     462,273    453,686

--------------------------------------------------------------------------------------------------

Reserve for deferred
 federal income
 taxes-noncurrent    94,247       114,589    102,575      88,470     79,341      76,699     69,868
--------------------------------------------------------------------------------------------------

Shareholders'
 equity          $ 762,425     $  760,322  $ 707,128    $ 700,784  $ 695,684   $662,205  $ 661,500


----------------------------------------------------------------------------------------
PER SHARE
 AMOUNTS(B): Net
 income/(loss)   $     .49(c)  $     1.67 $     1.63   $    1.46  $     1.29  $      .98 $   E1.03
----------------------------------------------------------------------------------------
----------
Shareholders'
 equity          $   23.33     $    23.05 $    21.40   $   20.09  $    19.32  $    18.39 $   18.30
----------------------------------------------------------------------------------------

Cash dividends
 paid            $     .60     $      .55 $      .50   $     .50  $      .36  $      .36 $     .36
----------------------------------------------------------------------------------------

AVERAGE SHARES
 OUTSTANDING        32,806         33,012     34,317      35,698      36,008      36,126    36,141
----------------------------------------------------------------------------------------



(a) Represents shipping revenues and other income.
(b) Gives effect to a 7-for-5 stock split declared in February 1989.
(c) Includes $16,000 ($.49 per share) from the cumulative effect of the change in accounting for income taxes in accordance with FAS 109, and a provision of $13,100 ($.40 per share) for loss on investment in GPA Group plc.

[From Page 37 of the 1996 Annual Report]

SHAREHOLDER INFORMATION

TRANSFER AGENT, REGISTRAR FOR STOCK AND
DIVIDEND DISBURSING AGENT
CHASEMELLON SHAREHOLDER SERVICES, L.L.C.
120 BROADWAY, NEW YORK, NY 10271

COUNSEL
PROSKAUER ROSE GOETZ & MENDELSOHN LLP
1585 BROADWAY, NEW YORK, NY 10036

INDEPENDENT AUDITORS
ERNST & YOUNG LLP
787 SEVENTH AVENUE, NEW YORK, NY 10019

A copy of the Company's Annual Report for 1996 on Form 10-K will be furnished without charge upon written request to the Company at 1114 Avenue of the Americas, New York, NY 10036, Attention: Corporate Relations.

This Annual Report contains forward looking statements relating to the Company's prospects, the outlook for tanker and dry cargo markets and the prospects for Celebrity and the cruise industry. Factors, risks and uncertainties that could cause actual results to differ from expectations reflected in these forward looking statements are described in the Company's Annual Report on Form 10-K.

The Company's stock is listed for trading on the New York Stock Exchange and the Pacific Stock Exchange.

Stock Symbol: OSG

Shareholders of Record February 19, 1997: 1,022

STOCK PRICE AND DIVIDEND DATA
1996 Quarter             1st            2nd            3rd          4th
----------------------------------------------------------------------------
High                     19-7/8         20-5/8         19-1/4       17-5/8
----------------------------------------------------------------------------
Low                      17-1/8         17-5/8         16-1/8       15-3/4
----------------------------------------------------------------------------
Dividend                 $.15           $.15           $.15(a)      $.15
----------------------------------------------------------------------------
1995 Quarter             1st            2nd            3rd          4th
----------------------------------------------------------------------------
High                     23-7/8         21-1/2         23           20-7/8
----------------------------------------------------------------------------
Low                      19-1/4         18-1/2         19-7/8       17
----------------------------------------------------------------------------
Dividend                 $.15           $.15           $.15(a)      $.15(b)
----------------------------------------------------------------------------

(a) Declared in second quarter of the respective year.
(b) Declared in third quarter.