Form 10-K405, Exhibit 13
period 1997-12-31
OVERSEAS SHIPHOLDING GROUP INC
filed 1998-03-26
CIK 75208

                                                            EXHIBIT 13
                                                            ----------
[From page 2 of the 1997 Annual Report]


TWO-YEAR CHARTER POSITION OF OSG FLEET
(Excludes Vessels in Dry Bulk Disposal Program)
Through Year-End                     1998          1999
-------------------------------------------------------
Total Fleet dwt                 5,917,450     5,267,250
-------------------------------------------------------
% of  Total Fleet on Charter           27            28
-------------------------------------------------------
U.S. Fleet dwt                    917,850       797,350
-------------------------------------------------------
% of U.S. Fleet on Charter             67            63
-------------------------------------------------------
Intl. Fleet dwt                 4,999,600     4,469,900
-------------------------------------------------------
% of Intl. Fleet on Charter            20            22
-------------------------------------------------------

[From page 12 and 13 of the 1997 Annual Report]

THE FLEET
March 10, 1998

Total Bulk Tonnage: 55 vessels, 6,450,400 dwt

INTERNATIONAL BULK FLEET
------------------------
           Year           Deadweight                      Charter
          Built              Tonnage              Expiration Date
-----------------------------------------------------------------
Tankers
           1997             305,100)               Voyage Charter
           1996             305,000)               Voyage Charter
           1997 50%-owned   295,850)                   March 2005
           1996             295,800)               Voyage Charter
           1996             295,750) - VLCC        Voyage Charter
           1997 50%-owned   295,600)                December 2004
           1975 50%-owned   264,850)               September 1998
           1974 50%-owned   264,850)               Voyage Charter
           1974 50%-owned   264,850)               Voyage Charter
           1990             254,000)                   April 2002

           1989             133,000)                    June 2005
           1976             128,450)               Voyage Charter
           1975             128,250) - Suezmax     Voyage Charter
           1975             128,200)               Voyage Charter

           1980 (a)          96,050)               Voyage Charter
           1981 (a)          96,000)               Voyage Charter
           1979 (a)          95,600)               Voyage Charter
           1994 (a)          94,850)               Voyage Charter
           1994 (a)          94,650) - Aframax         March 1998
           1994 (a)          93,350)               Voyage Charter
           1994 (a)          93,350)               Voyage Charter
           1994 (a)          93,300)               Voyage Charter
           1994 (a)          93,300)               Voyage Charter
-----------------------------------------------------------------
Petroleum
 Products
 Carriers  1986              65,150                September 1998
           1986              65,150                Voyage Charter
           1986              63,200                Voyage Charter
           1987              63,150                Voyage Charter
           1989              39,450                Voyage Charter
           1988              39,450                     July 1998
           1989              39,100                Voyage Charter
           1989              39,050                     June 1998
           1979              31,600                     June 1998
           1982              29,500                Voyage Charter
-----------------------------------------------------------------
Bulk Carriers
           1997             157,500)               Voyage Charter
           1997             157,300) - Capesize        April 1998
           1982 (b)         138,800)                   April 1998
           1982 (b)         138,800)               Voyage Charter

           1981 (b)          64,550)               Voyage Charter
           1983 (b)          64,200) - Panamax     Voyage Charter
           1989 (b)          63,350)               Voyage Charter
           1989 (b)          63,250)               Voyage Charter
-----------------------------------------------------------------
International
Bulk Fleet
 Total(c)  41 vessels     5,532,550 dwt
=================================================================

U.S. BULK FLEET
           Year           Deadweight                      Charter
          Built              Tonnage              Expiration Date
-----------------------------------------------------------------
Tankers    1974 (d)         120,800                      May 2001
           1973             120,500                 December 1998
           1977              90,650                      May 2002
           1977              90,550                September 2002
           1978              90,500                 February 2003
           1977              90,400                 November 2002
           1971              62,000                Voyage Charter
           1970              62,000                          Idle
-----------------------------------------------------------------
Petroleum
 Products
 Carriers
           1983 (e)          42,950                Voyage Charter
           1982 (e)          42,700                Voyage Charter
           1969              37,800                September 1998
-----------------------------------------------------------------
Geared Bulk
 Carriers
           1978 (f)          25,550                          Idle
           1978 (f)          25,550                          Idle
-----------------------------------------------------------------
Pure Car
 Carrier
 (5,000
 cars)
           1987              15,900                   August 2002
-----------------------------------------------------------------
U.S. Bulk
 Fleet
 Total(g) 14 vessels        917,850 dwt
=================================================================

(a) Participates in OSG/PDV Marina Aframax Pool.
(b) Remaining vessels in OSG's dry bulk disposal program.
(c) Does not include two 120,800 dwt dry bulk carriers, which are part of the disposal program and are under contract of sale for delivery later in 1998.
(d) Rebuilt in 1981.
(e) 22-year capital leases, commencing in 1989.
(f) 25-year capital leases, commencing in year built.
(g) Does not include a 29,300 dwt petroleum barge, 50%-owned by OSG.


[From pages 4, 7, 8 and 11 of the 1997 Annual Report]

GLOBAL BULK SHIPPING MARKETS
----------------------------

The bulk shipping industry is highly competitive and fragmented, with no one shipping group owning more than 2% of the world fleet. OSG ranks among the world's five largest owners of tankers both in terms of the number of vessels and in carrying capacity. Approximately 85% of the Company's voyage revenues in 1997, 82% in 1996 and 77% in 1995 came from carrying petroleum and its derivatives.

INTERNATIONAL TANKER MARKETS
----------------------------

The world tanker markets improved significantly in 1997, particularly in the larger vessel segments. On average, rates for crude carriers, which benefited from healthy growth in world oil demand and moderate newbuilding deliveries, were considerably higher than in 1996.

WORLD OIL DEMAND CONTINUES TO GROW
Global oil demand rose 3% in 1997, reflecting favorable economic conditions in the major oil consuming regions throughout most of the year. The Far East has been the main driver of demand growth in recent years, and this trend continued in 1997, although the growth slowed in the fourth quarter of the year as a result of the financial crisis that developed in certain Asian countries. Asia accounted for about 45% of the oil demand growth in 1997, reflecting the continued expansion of this region's refinery sector.

Oil consumption in North America increased 2.5% in 1997, with demand up for all major products except residual fuel oil. The greatest increase was in gasoline deliveries, which was spurred by particularly strong demand during the summer driving season. Oil demand in Western Europe showed only modest growth in 1997, constrained by tight fiscal and monetary policies adopted by European Union countries as they endeavor to comply with the Maastricht Treaty criteria for European Monetary Union membership.

VLCC MARKET STRENGTHENS ON INCREASED LONG-HAUL SHIPMENTS
In recent years the growth in short-haul supplies from Latin America and the North Sea has tended to dampen the effect of increased world oil demand on tonnage requirements. In 1997, delays in new supplies from Latin America and the North Sea partially reversed this trend, as increased oil demand was met to some extent by growth in long-haul shipments from the Middle
East. This benefited VLCCs in particular, with VLCC rates spiking to highs last seen during the Gulf War in 1990-91. Increased long-haul shipments from West Africa to Far Eastern destinations further enhanced opportunities for VLCCs. Tanker demand was also positively affected by sizable volumes of U.N.-sanctioned Iraqi exports, some of which were transported to the United States.

AFRAMAX TRADE BENEFITS FROM GROWTH IN LATIN AMERICAN OIL EXPORTS Oil production in Latin America and the North Sea continued to rise in 1997, albeit at a slower pace than in 1996. Movements from Latin America and the North Sea to North America and Europe increase demand for Aframax tankers, which are most competitive on these shorter haul trades.

The increase in short-haul crude oil supplies is significant for the United States, where crude oil imports continue to be dominated by regional suppliers, particularly Venezuela, Mexico and Colombia. Together, these three countries accounted for 43% of seaborne crude oil imports to the United States in 1997, and their market share is expected to increase based on planned production expansion, particularly in Venezuela.

MODEST GROWTH IN INTERNATIONAL PRODUCT TRADES
Global seaborne trade in petroleum products increased by about 1.5% in 1997, compared with a more robust growth rate of 4.5% in 1996. The slowdown in growth was caused mainly by the addition of refining capacity in Asia. While this additional refining capacity benefits the intra-regional trade of petroleum products in the Pacific Rim, it reduces the need for long-haul imports into the region and consequently limits overall ton-mile demand for product carriers.

TANKER ORDERBOOK GROWS WHILE SCRAPPING REMAINS LOW
In 1997, the world tanker fleet grew by nearly 2 million dwt to 280 million dwt, reflecting modest newbuilding deliveries of 8 million dwt, offset by total deletions from the fleet of approximately 6 million dwt. With scrap sales at their lowest level since 1991 (approximately 3.5 million dwt), deletions were boosted by conversions of tankers to floating production and storage units.

The strength of the freight market also propelled newbuilding contracting to 32 million dwt, with an emphasis on larger tankers. While the VLCC orderbook more than doubled in 1997, orders for Suezmax (120,000 to 200,000 dwt) and Aframax tonnage also rose sharply. Although the current orderbook represents about 16% of the VLCC fleet and 18% of Suezmaxes, this is not excessive given that over 50% of the vessels in these segments are at least 15 years old. However, in the Aframax segment, the orderbook represents 19% of the fleet and the existing fleet is newer. At year-end, the world tanker orderbook for delivery over the next three years stood at 46 million dwt, with 15 million dwt scheduled for delivery in 1998.

REGULATORY ENVIRONMENT
Since 1990, the tanker industry has experienced a more rigorous regulatory environment. Safety and pollution concerns have led to a greater emphasis on quality and to the strengthening of the inspection programs of classification societies, governmental authorities and charterers. Charterers in Japan and South Korea, the two largest VLCC charterers in 1997, have demonstrated a clear preference for modern tonnage, encouraged by various governmental policies in both countries.

In 1997, the tanker industry continued to be affected by the requirements of the U.S. Oil Pollution Act of 1990 (OPA 90) and the International Maritime OrganizationOs (IMO) MARPOL Regulation 13G. Between 1995 and 2015, OPA 90 is phasing in the requirement that all tankers entering U.S. waters have double hulls. OPA 90 also significantly expands the potential oil spill liability of tanker owners for environmental accidents in U.S. waters.

In addition, IMO regulations stipulate double hulls or equivalent tanker designs for newbuildings ordered after 1993 and mandate double hulls for existing tankers at 30 years of age. Under Regulation 13G, existing tankers, upon reaching 25 years of age, are required to either have protectively located segregated ballast tanks or double bottom spaces not used for cargo carriage covering at least 30% of the cargo tank area, or they must utilize hydrostatically balanced loading. These tanker modifications will reduce the carrying capacity of the affected vessels. Given the large number of existing VLCCs that were delivered in the mid-1970s, these pollution protection measures should lead to an increase in scrapping.

INTERNATIONAL DRY BULK MARKETS
------------------------------

In 1997, rates in the international dry bulk markets remained unsatisfactory, despite some recovery from the low levels of the second half of 1996. Most of the improvement was confined to the Capesize sector, where increased seaborne trade of iron ore and coking coal offset the significant volume of new ships delivered during the year. Demand for iron ore and coking coal was boosted by a rebound in steel production in Western Europe and Japan and by the continuing increase in Chinese steel production.

The Panamax market, faced with substantial newbuilding deliveries and exposed to the uncertainties of the grain markets, remained under pressure throughout 1997. Although seaborne grain trade increased 5% in 1997 due to sharply higher grain supplies from most of the major exporting countries, a reduction in U.S. exports resulted in a decline in long-haul shipments. However, the Panamax sector gained some support from an active seaborne steam coal trade, which rose 5% for the second consecutive year, with much of the incremental demand coming from coal-fired power stations in Asia.

FLEET EXPANSION CONTINUES UNABATED
The international dry bulk fleet rose by nearly 5% in 1997 to a new peak of 264 million dwt. Although scrap sales were a sizable 8 million dwt, the highest level since 1986, they were still outpaced by a record 18 million dwt of newbuilding deliveries. Capesize vessels accounted for approximately 40% of this new tonnage. Scrap sales of Capesize vessels were relatively strong in 1996 and 1997. With 30% of the Capesize fleet 15 years old or more, lower freight rates are likely to result in further scrapping of this older tonnage. This should benefit more modern Capesize vessels including OSG's two new 160,000 dwt Capesize bulkers.

Despite the market's difficulty in absorbing the significant amount of new tonnage during the year, contracting for new vessels in 1997 reached 18 million dwt, the same high level as in the prior year. Nevertheless, cancellations helped to reduce the orderbook to 27 million dwt at year-end 1997, as it continued to trend down from a record peak of nearly 35 million dwt in 1993. Expectations for moderating new orders, possible cancellations and a fairly sizable slate of deliveries should result in further declines in the orderbook in 1998. Newbuildings totaling 13 million dwt, predominantly in the Panamax and Handymax (35,000 to 50,000 dwt) sectors, are scheduled for delivery in 1998.

U.S. MARKETS
------------

Under the Jones Act, shipping between U.S. coastal ports, including the movement of Alaskan oil, is reserved primarily to U.S. flag vessels, owned by U.S. citizens, crewed by U.S. seafarers, built in the United States and operated without operating differential subsidies. U.S. flag vessels also receive preference in carrying U.S. military and government-sponsored shipments (preference trades) around the world. With a fleet that includes eight crude carriers and three product carriers, OSG is the largest independent owner of unsubsidized U.S. flag tankers. Also included in the Company's U.S. flag fleet are two dry bulk carriers that participate in the preference trades and one car carrier that is on long-term charter transporting vehicles from Japan.


U.S. FLAG CRUDE CARRIERS
The principal source of employment for U.S. flag crude carriers is the transportation of ANS crude oil to ports on the U.S. West Coast. Since 1996, small volumes of ANS crude have been exported to Far Eastern destinations. In 1997, ANS crude oil shipments declined for the sixth consecutive year as production dropped 6% to 1.39 million barrels per day. Over the next several years, enhanced recovery techniques and additional exploration are expected to slow the rate at which production declines.

[From pages 15 through 18 of the 1997 Annual Report]

MANAGEMENT'S DISCUSSION AND ANALYSIS
Overseas Shipholding Group, Inc. and Subsidiaries


SIGNIFICANT EVENTS
There were two events in 1997 that had a significant impact on the Company's results for the year and the Company's future operations.

In July 1997, the Company sold its 49% ownership interest in Celebrity Cruise Lines Inc. ("CCLI") for approximately $120,000,000 in cash and 3,650,000 shares of Royal Caribbean Cruises Ltd. ("RCCL") common stock, representing approximately 5% of RCCL's outstanding common shares. The Company recognized a gain on the sale of $21,576,000 ($12,100,000 after tax). The cash portion of the proceeds was used to repay indebtedness. The Company has accounted for its ownership of RCCL common stock as an investment in a corporate joint venture, using the equity method of accounting. The Company recognized a further gain of $7,842,000 ($5,100,000 after tax), representing an increase in the carrying amount of its investment in RCCL by reason of the increase in its share of RCCL's shareholders' equity after RCCL's public offering of additional common stock. The realization of interest savings resulting from the aforementioned repayment of indebtedness commenced in the third quarter of 1997. The Company now anticipates that it will sell the aforementioned 3,650,000 shares in an underwritten public offering currently in process. The Company intends to use the proceeds of this sale to further reduce indebtedness.

The Company announced a program for the disposal of its ten older and less competitive dry cargo vessels. At the end of the third quarter of 1997, the Company established a reserve of $26,536,000 ($17,200,000 after tax) for the reduction of the carrying amount (approximately $163,000,000) of the ten vessels held for disposal to their estimated fair value (less disposal costs) and for costs in connection with the elimination of related overhead. The vessel disposal program is scheduled for completion during 1998. The vessels held for disposal incurred a pretax loss of $12,800,000 for the nine months ended September 30, 1997, including a charge for allocated interest of $6,600,000 based on the estimated fair value of the vessels. The Company intends to use the net proceeds from the disposal program, estimated at approximately $140,000,000, to reduce outstanding debt. To date, two vessels have been sold and a third is under contract of sale, with aggregate proceeds anticipated to be approximately $30,000,000.

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

Rates in the international crude tanker market, on average, were higher in 1997 than rates prevailing in 1996, particularly for VLCCs (over 200,000 dwt) and for Aframaxes (80,000 to 120,000 dwt) in the Caribbean market (the Company's primary Aframax trading area). VLCC rates continued to rise throughout most of 1997 and reached levels above $50,000 per day for modern double-hulled tonnage by early November 1997. Thereafter, VLCC rates plunged to around $22,000 per day at year-end before beginning a slow improvement to above $30,000 per day by mid-February 1998. In the middle of 1997, Caribbean Aframax spot rates declined Significantly to below $20,000 per day from their earlier highs of approximately $40,000 per day. Thereafter, Aframax spot rates remained comparatively low until early in the fourth quarter when such rates began rising, reaching approximately $30,000 per day, before declining to the $22,000 to $24,000 per day range as the fourth quarter progressed. Late in 1997 and early in 1998, Caribbean Aframax rates were as low as $10,000 to $15,000 per day but have recently averaged about $18,000 per day. Rates for Suexmaxes (120,000 to 200,000 dwt) in 1997 were not Significantly different from 1996. Rates for product tankers for 1997 were comparable with 1996, but were substantially lower early in 1998 for certain sizes. Dry bulk rates remained at low levels throughout 1997, although somewhat improved from late 1996, particularly for new Capesize (150,000 to 170,000 dwt) vessels.

The financial crisis in several Asian countries that developed toward the end of 1997 has led to some weakening in demand for bulk tonnage in the past few months. The extent and duration of this crisis and its effect on the seaborne movement of oil and dry bulk commodities are still to be determined.

The Company's Aframax tanker pool with PDV Marina - the marine transportation subsidiary of the Venezuelan state oil company - which covers all 20 Aframaxes (ten OSG vessels) of both parties, continues to demonstrate improved earnings for pool vessels as a result of enhanced opportunities for backhaul cargoes and reduced idle time. The pool has entered into a number of significant contracts of affreightment, which further improve the earnings of pool vessels.

As one indication of recent trends in various charter markets, set forth below are selected average daily spot market rates for various types and sizes of vessels in both 1997 and 1996 based on the published reports of one well-known industry research organization. It is important to note that rates tend to fluctuate significantly over the course of time, and can vary widely based on factors such as the age, condition and position of a particular vessel. Accordingly, the rates shown are not necessarily indicative of rates achieved by the Company's vessels during either year.

TANKERS                             1997*               1996*
------------------------------------------------------------
Modern VLCCs                     $35,700             $27,200
Suezmaxes (W. Africa - U.S.)      23,200              20,700
Aframaxes (Caribbean market)      23,000              17,800
Products carriers                 13,300              12,900
------------------------------------------------------------

DRY BULK CARRIERS
------------------------------------------------------------
Capesize (over 100,000 dwt)       14,800              11,800
Panamaxes (50-80,000 dwt)          8,300               7,900
------------------------------------------------------------

*Average market rates as reported by industry sources.


Income from vessel operations for 1997 increased by approximately $19,000,000 from the results for 1996. This increase was attributable to an improvement of approximately $14,500,000 in income from foreign flag vessel operations. Vessels delivered in late 1996 and the First quarter of 1997 (which completed the Company's most recent newbuilding program) contributed positive operating results for approximately 1,700 more operating days in 1997 than in 1996; this contribution reflected high charter rates obtained for the Company's new VLCCs, particularly in the fourth quarter of 1997 (but see Interest Expense below). Rates obtained for the Company's Aframax tonnage were higher in 1997 compared with 1996, although there were more than twice as many drydock days for this class in 1997 (219 days) compared with 1996 (101 days). Notwithstanding some improvement in dry bulk rates in 1997 compared with 1996, the generally low level of dry bulk rates for the First nine months of 1997 (see above regarding dry cargo disposal program) negatively affected results for the Company's dry bulk fleet. Excluding operating days for new deliveries (see above) and the effect of vessels sold, the total number of operating days for the international flag tanker fleet was approximately the same in both years. U.S. flag fleet vessel operations improved by $4,500,000 in 1997 compared with 1996. This increase resulted from increased rates on certain tonnage and increased utilization of the Company's U.S. flag tanker fleet, following commencement in 1996 of long-term employment for six of OSG's U.S. flag tankers in the Alaska trade. Operating days for the U.S. flag crude tanker fleet increased to approximately 2,600 days in 1997 from approximately 2,400 days in 1996. The effects of an increase of approximately 100 days for time lost for drydockings in 1997, the lay-up (beginning in the fourth quarter of 1997) of a small crude carrier upon redelivery from a long-term charter and lower rates obtained in 1997 for certain petroleum products carrier tonnage are also reflected. Since late December 1996, the Company's U.S. flag car carrier receives $175,000 per month under the U.S. Maritime Security Program, which continues through 2005, subject to annual Congressional appropriations. Voyage expenses, such as fuel and port costs, are paid by the vessel owner under a voyage charter and by the charterer under a time charter. Revenues and expenses in both the international flag and U.S. flag fleets for 1997 reflect a decrease in the proportion of voyage charters to time charters.

The Company's income from vessel operations for 1996 increased by approximately $16,200,000 from the results for 1995. Operations of the U.S. flag fleet improved by approximately $29,600,000 in 1996 from 1995, primarily as a result of substantially increased employment of the Company's U.S. flag tankers in 1996, as discussed above. Operating days for the entire U.S. flag tanker fleet increased to approximately 4,000 (including 2,400 for crude tankers) in 1996 from approximately 3,000 in 1995. This reflects a reduction of 130 days in time off-hire for U.S. flag tanker fleet drydockings. Income from foreign flag vessel operations declined $13,400,000 in 1996 from 1995, primarily as a result of the substantial decline in rates earned by the Company's dry cargo fleet. A decline in rates earned by certain tanker tonnage in late 1996 compared with 1995 also negatively impacted the international flag results. These 1996 decreases were net of the positive effect on 1996 vessel operating results of two VLCCs delivered in early 1996. In addition, foreign flag results for 1996 reflect the positive effect on operations of the inclusion for the entire year of two modern Aframaxes purchased near the end of the first quarter of 1995 and the effect of vessels sold in 1996 and 1995. The total number of operating days for the international flag fleet was approximately the same in both years. Revenues and expenses reflect the higher proportion of voyage charters to time charters in the U.S. flag fleet in 1996 as compared with 1995. The Company's share ($1,200,000) of a provision for loss on sale of a 50%-owned vessel subsequent to year-end is reflected in the 1996 results of bulk shipping joint ventures.

EQUITY IN RESULTS OF CRUISE BUSINESS
The Company's Equity in Results of Cruise Business reflects its share of the results of CCLI through June 30, 1997 and of RCCL thereafter. These results were income of $3,712,000 in 1997 (consisting of a loss from CCLI of $179,000 in the first half and a profit from RCCL of $3,891,000 in the second half), approximately a breakeven in 1996 and a loss of $1,208,000 in 1995. The excess (approximately $75,000,000) of the cost of the Company's investment over the Company's proportionate share of the underlying net assets of RCCL at the date of acquisition is being amortized over 40 years using the straight-line method. The 1997 and 1996 results of CCLI reflect the additions to its fleet of a 1,750-passenger vessel in November 1995 and a 1,870-passenger vessel in December 1996. CCLI's results in the first half of 1997 and in 1996 reflect higher per diems achieved compared with the respective corresponding periods of the preceding years, notwithstanding ongoing competitive pressures, particularly in the Caribbean market.

The Company's equity in the results of cruise business for each of the years is before interest expense of approximately
$12,700,000 (1997), $15,800,000 (1996) and $16,900,000 (1995),
estimated to have been incurred by the Company in connection with the funding of its investment in the cruise business.

OTHER INCOME (NET)
The details of other income for the three-year period are shown in Note K on page 28 of this report. Aggregate interest and dividends did not materially change in 1997 compared with 1996. Aggregate interest and dividends decreased in 1996 compared with 1995 because of lower rates of return on interest-bearing deposits and investments and decreased amounts utilized for such deposits and investments. Gain on sale of securities was approximately $31,500,000 in 1997 compared with approximately $20,100,000 in 1996 and $11,100,000 in 1995. The 1997 results reflect losses on other investments of approximately $700,000 in 1997 compared with losses of approximately $11,200,000 in 1996 (including a provision for loss of $6,500,000 in the fourth quarter) and $2,600,000 in 1995.

Disposal of vessels (other than those referred to in Significant Events above) resulted in a loss of approximately $600,000 in 1997 and gains of approximately $7,000,000 in 1996 and $2,700,000 (net of a provision of $3,000,000 for loss on a vessel disposed of subsequent to year-end) in 1995.

INTEREST EXPENSE
Interest expense increased in 1997 from 1996 as a result of an increase in the average amount of debt outstanding in 1997 compared with 1996 (net of debt reductions from the use of the cash proceeds from the sale of the Company's investment in CCLI), including debt incurred in connection with vessels entering the operating fleet, decreased amounts of interest capitalized in 1997 in connection with vessel construction and increased rates on floating rate debt. Interest expense increased in 1996 from 1995 as a result of decreased amounts of interest capitalized in 1996 in connection with vessel construction and an increase in the average amount of debt outstanding in 1996 compared with 1995 (including debt incurred in connection with vessels entering the operating fleet). The increase is net of decreased rates on floating rate debt in 1996. Interest expense in 1997, 1996 and 1995 reflects $4,300,000, $7,000,000 and $5,300,000, respectively, of net benefits from the interest rate swaps referred to below in Liquidity and Sources of Capital.

PROVISION FOR FEDERAL INCOME TAXES
The income tax provisions of $12,150,000 in 1997 and $885,000 in 1996 and the tax credit of $5,260,000 in 1995 were based on pretax income or loss, adjusted to reflect items that are not subject to tax and the dividends received deduction. The provision for federal income taxes in 1997 includes approximately $2,000,000 of tax on previously untaxed CCLI earnings.

NEW ACCOUNTING STANDARD
Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information," is effective for financial statements issued for fiscal years beginning after December 15, 1997. The Company is presently reviewing various approaches to complying with this standard for its year-end 1998 financial report. The adoption of this standard will not affect results of operations or financial position but may affect certain disclosures.

LIQUIDITY AND SOURCES OF CAPITAL
Working capital at December 31, 1997 was approximately $99,000,000 compared with $102,000,000 at year-end 1996 and
$152,000,000 at year-end 1995. Current assets are highly liquid, consisting principally of cash, interest-bearing deposits and receivables. The Company also has investments in marketable securities carried as noncurrent assets, other than securities included in the Capital Construction Fund, with a market value of approximately $27,000,000 at December 31, 1997. Net cash provided by operating activities approximated $60,000,000 in 1997, $50,000,000 in 1996 and $27,000,000 in 1995. Current financial resources, together with cash anticipated to be generated from operations, are expected to be adequate to meet requirements for short-term funds in 1998.

The Company has an unsecured long-term credit facility of $600,000,000, of which $342,000,000 was used at December 31,
1997, and an unsecured short-term credit facility of $30,000,000, of which $25,000,000 was used at that date. The latter amount has been classified as long-term since it is expected to be refinanced under the long-term credit facility. The cash received from the sale of CCLI referred to under Significant Events above was used to reduce amounts outstanding under the long-term credit facility. The Company finances vessel additions primarily with cash provided by operating activities, long-term borrowings and capital lease obligations. Long-term borrowings in 1997, 1996 and 1995 aggregated approximately $38,000,000, $76,000,000 and
$217,000,000, respectively.

The Company has used interest rate swaps to effectively convert a portion of its debt either from a fixed to floating rate basis or from floating to fixed rate, reflecting management's interest rate outlook at various times. As of December 31, 1997, the Company is a party to fixed to floating interest rate swaps (designated as hedges against certain debt) with various major financial institutions covering notional amounts aggregating $600,000,000, pursuant to which it pays LIBOR (5.8% as of December 31, 1997) and receives fixed rates ranging from 5.8% to 8.1% calculated on the notional amounts. The Company is also a party to floating to fixed interest rate swaps (designated as hedges against certain debt) with various major financial institutions covering notional amounts aggregating approximately $86,000,000, pursuant to which it pays fixed rates ranging from 6.7% to 7.1% and receives LIBOR. These agreements contain no leverage features and have various maturity dates from 1998 to 2008. The Company uses derivative financial instruments for trading purposes from time to time. The Company has hedged its exchange rate risk with respect to contracted future charter revenues receivable in Japanese yen to minimize the effect of foreign exchange rate fluctuations on reported income by entering into currency swaps with a major financial institution to deliver such foreign currency at fixed rates that will result in the Company receiving approximately $104,000,000 for such foreign currency from 1998 through 2004.

In 1997, 1996 and 1995, cash used for vessel additions approximated $91,000,000, $151,000,000 and $196,000,000, respectively.

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

IMPACT OF YEAR 2000
In connection with computer processing of its financial records, the Company uses recently implemented software that is year 2000 compliant. The Company is in the process of reviewing its various computer-supported operational activities, the substantial portion of which do not relate to recordkeeping, to ensure that year 2000 issues, if any, are resolved in a timely manner. The Company does not presently expect to incur material costs in relation to year 2000 issues.

February 23, 1998

[From pages 19 through 31 of the 1997 Annual Report]

CONSOLIDATED STATEMENTS OF OPERATIONS
Overseas Shipholding Group, Inc. and Subsidiaries
In thousands, except per share amounts,
  for the year ended December 31,             1997      1996      1995
----------------------------------------------------------------------
SHIPPING REVENUES:
Revenues from voyages - Note B            $477,950  $452,263  $407,834
Income attributable to bulk
  shipping joint ventures - Note E           3,109     3,605     6,083
----------------------------------------------------------------------
                                           481,059   455,868   413,917
----------------------------------------------------------------------
SHIPPING EXPENSES:
Vessel and voyage - Note H                 292,564   297,209   272,778
Depreciation of vessels and
  amortization of capital leases            77,940    71,003    66,134
Agency fees - Note H                        33,690    32,552    34,105
General and administrative                  11,254     8,488    10,515
----------------------------------------------------------------------
                                           415,448   409,252   383,532
----------------------------------------------------------------------
Income from Vessel Operations               65,611    46,616    30,385
Equity in Results of Cruise Business -
  Note D                                     3,712        21    (1,208)
Other Income (Net) - Note K                 41,945    26,208    23,371
----------------------------------------------------------------------
                                           111,268    72,845    52,548

Interest Expense                            82,983    69,458    66,440
----------------------------------------------------------------------
                                            28,285     3,387   (13,892)
Gain on Sale of Investment in
  Celebrity Cruise Lines Inc. - Note D      21,576         -         -

Gain Resulting from Public Offering
  of Shares by Royal Caribbean Cruises
  Ltd. - Note D                              7,842         -         -
Provision for Loss on Vessel Disposal
  Program - Note L1                        (26,536)        -         -
----------------------------------------------------------------------
Income/(Loss) before Federal
  Income Taxes                              31,167     3,387   (13,892)
Provision/(Credit) for Federal
  Income Taxes - Note J                     12,150       885    (5,260)
----------------------------------------------------------------------
Net Income/(Loss)                         $ 19,017   $ 2,502  $ (8,632)
======================================================================

Per Share Amounts - Note N:
Basic and diluted net income/(loss)       $    .52   $   .07  $   (.24)
Cash dividends declared and paid          $    .60   $   .60  $    .60
======================================================================

See notes to financial statements.


CONSOLIDATED BALANCE SHEETS
Overseas Shipholding Group, Inc. and Subsidiaries
In thousands at December 31,                         1997           1996
-------------------------------------------------------------------------
ASSETS
CURRENT ASSETS:
Cash, including interest-bearing deposits
  of $109,835 and $103,338                     $  113,195     $  109,120
Voyage receivables                                 16,187         15,257
Other receivables                                  14,619         15,940
Prepaid expenses                                   26,379         28,227
-------------------------------------------------------------------------
     Total Current Assets                         170,380        168,544
Investments in Marketable Securities - Note F      26,792         15,337
Capital Construction Fund - Notes F and J         174,892        145,350
Vessels, at cost, less accumulated
  depreciation - Notes A3, G and M1             1,106,790      1,214,401
Vessels Under Capital Leases, less
  accumulated amortization - Notes A4 and M1       65,475         79,416
Vessels Included in Disposal Program, at
  estimated fair value - Note L1                  135,860              -
Investment in Cruise Business - Note D            160,269        239,255
Investments in Bulk Shipping Joint
  Ventures - Note E                                95,542         91,399
Other Assets                                       87,224         83,599
-------------------------------------------------------------------------
                                               $2,023,224     $2,037,301
=========================================================================
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable                               $    6,099     $    4,878
Sundry liabilities and accrued expenses -
  Note L2                                          29,249         28,073
Federal income taxes, including deferred
income taxes of $7,400 and $7,100 - Note J          7,400          7,300
-------------------------------------------------------------------------
                                                   42,748         40,251
Current installments of long-term debt -
  Note G                                           22,430         18,723
Current obligations under capital leases -
  Note M1                                           5,867          7,236
-------------------------------------------------------------------------
     Total Current Liabilities                     71,045         66,210
Advance Time Charter Revenues                       7,433          7,694
Long-term Debt - Notes G and M1                   966,212        985,032
Obligations Under Capital Leases - Note M1         90,094        108,443
Deferred Federal Income Taxes ($102,514
  and $94,803) and Deferred Credits -
  Notes A1 and J                                  108,643        100,484
Shareholders' Equity - Notes G, J and N:
Common stock                                       39,591         39,591
Paid-in additional capital                         96,149         93,725
Retained earnings                                 685,128        687,981
-------------------------------------------------------------------------
                                                  820,868        821,297
Cost of treasury stock                             41,719         49,210
-------------------------------------------------------------------------
                                                  779,149        772,087
Net unrealized gain/(loss) on marketable
  securities                                          648         (2,649)
-------------------------------------------------------------------------
     Total Shareholders' Equity                   779,797        769,438
Leases and Other Comments - Notes L and M
-------------------------------------------------------------------------
                                               $2,023,224     $2,037,301
=========================================================================

See notes to financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
Overseas Shipholding Group, Inc. and Subsidiaries
In thousands for the year ended
  December 31,                             1997         1996        1995
-------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income/(loss)                      $ 19,017    $   2,502   $  (8,632)
Items included in net income/(loss)
    not affecting cash flows:
  Depreciation and amortization          77,940       71,003      66,134
  Provision for loss on vessel disposal
    program                              26,536            -           -
  (Gain) resulting from public
    offering of shares by
    Royal Caribbean Cruises Ltd.         (7,842)           -           -
  Provision/(credit) for deferred
    federal income taxes                 10,550          685      (5,260)
  Equity in results of cruise business   (3,712)         (21)      1,208
  Equity in net income of bulk shipping
    joint ventures                       (3,143)      (3,605)     (6,416)
  Other - net                            (4,779)       6,528         917
Items included in net income/(loss)
    related to investing activities:
  (Gain) on sale of investment in
    Celebrity Cruise Lines Inc.         (21,576)           -           -
  (Gain) on sale of securities - net    (31,493)     (20,066)    (11,130)
  (Gain)/loss on disposal of vessels        588       (6,983)     (5,700)
Changes in operating assets and
    liabilities:
  Decrease/(increase) in receivables        324         (272)        813
  Net change in prepaid items, accounts
    payable and sundry
    liabilities and accrued expenses     (2,295)         796      (8,175)
  Increase/(decrease) in advance time
    charter revenues                       (261)        (387)      3,253
-------------------------------------------------------------------------
      Net cash provided by operating
        activities                       59,854       50,180      27,012
-------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of investment in
  Celebrity Cruise Lines Inc.           120,050            -           -
Purchases of marketable securities     (110,615)      (4,672)    (13,456)
Proceeds from sales of marketable
  securities                            104,458       11,600      34,344
Purchases of vessels under capital
  leases*                                (4,719)     (20,213)          -
Additions to vessels                    (86,688)**  (130,953)   (196,127)
Proceeds from disposal of vessels        12,300       59,426      33,786
Investment in Celebrity Cruise
  Lines Inc.                                  -       (4,900)     (4,900)
Purchase of minority interest            (5,102)           -           -
Purchases of other investments           (7,490)      (7,083)     (3,640)
Proceeds from dispositions of other
  investments                             2,686        6,744      15,933
Other - net                                 133          119      (2,003)
-------------------------------------------------------------------------
      Net cash provided by/(used in)
        investing activities             25,013      (89,932)   (136,063)
--------------------------------------------------------------------------


CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of long-term debt                    -**     75,754     217,000
Payments on long-term debt and
  obligations under capital leases      (68,623)     (68,419)    (26,140)
Cash dividends paid                     (21,870)     (21,741)    (21,731)
Issuance of common stock upon exercise
  of stock options                        8,449            -           -
Other - net                               1,252        2,700         466
-------------------------------------------------------------------------
      Net cash provided by/(used in)
        financing activities            (80,792)     (11,706)    169,595
-------------------------------------------------------------------------
Net increase/(decrease) in cash           4,075      (51,458)     60,544
Cash, including interest-bearing
  deposits, at beginning of year        109,120      160,578     100,034
-------------------------------------------------------------------------
Cash, including interest-bearing
  deposits, at end of year             $113,195    $ 109,120   $ 160,578
=========================================================================

* Excludes $9,052 (1997) and $20,090 (1996), representing the outstanding principal balance of debt assumed in connection with the purchases of vessels under capital leases.

**Excludes $38,000 in connection with the delivery of a vessel.

See notes to financial statements.


CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
Overseas Shipholding Group, Inc. and Subsidiaries
                                                               Treasury     Net Unrealized
                                      Paid-in                    Stock      Gain/(Loss) on
                         Common    Additional  Retained   -----------------     Marketable
Dollars in thousands      Stock*      Capital  Earnings     Shares    Amount    Securities     Total
----------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER
  31, 1994               $39,591    $93,599    $737,583   3,380,838 $(49,491)    $(11,503) $809,779
Net Loss                                         (8,632)                                     (8,632)
Cash Dividends Declared
  and Paid                                      (21,731)                                    (21,731)
Options Exercised                        88                 (17,595)      194                   282
Unrealized Gain on
  Available-for-Sale
  Securities                                                                         5,083    5,083
----------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER
  31, 1995                39,591     93,687     707,220   3,363,243   (49,297)     (6,420)  784,781
Net Income                                        2,502                                       2,502
Cash Dividends Declared
  and Paid                                     (21,741)                                     (21,741)
Options Exercised                        38                  (7,853)       87                   125
Unrealized Gain on
  Available-for-Sale
  Securities                                                                       3,771      3,771
----------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER
  31, 1996                39,591     93,725     687,981   3,355,390   (49,210)     (2,649)  769,438
Net Income                                       19,017                                      19,017
Cash Dividends Declared
  and Paid                                      (21,870)                                    (21,870)
Options Exercised                       959                (557,194)    7,491                 8,450
Tax Benefit Related to
  Options Exercised                   1,465                                                   1,465
Unrealized Gain on
  Available-for-Sale
  Securities                                                                       3,297      3,297
----------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER
  31, 1997               $39,591    $96,149    $685,128   2,798,196  $(41,719)   $   648   $779,797
====================================================================================================

* Par value $1 per share; 60,000,000 shares authorized and 39,590,759 shares issued.

See notes to financial statements.

Notes to Consolidated Financial Statements
Overseas Shipholding Group, Inc. and Subsidiaries


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

1. The consolidated financial statements include the accounts of the Company and its subsidiaries ("Company" or "OSG"). All subsidiaries are wholly owned. In February 1997, the Company purchased the 20% minority interest in four previously 80%-owned subsidiaries for cash of approximately $5,000,000. The excess of such purchase price over the carrying amount of the minority interest at December 31, 1996 is being amortized over the remaining useful lives of the respective subsidiaries' vessels. Significant intercompany items and transactions have been eliminated in consolidation. Investments in the cruise business (see Note D) and the bulk shipping joint ventures (which are 50%-owned, except one small venture which is 49%-owned) are stated at the Company's cost thereof adjusted for its proportionate share of the undistributed operating results of such companies.

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

3. Depreciation of vessels is computed for financial reporting purposes based on cost, less estimated salvage value, by the straight-line method primarily using a vessel life of 25 years. Accumulated depreciation was $459,965,000 and $555,846,000 at December 31, 1997
and 1996, respectively.

4. Certain subsidiaries have bareboat charters-in on vessels that are accounted for as capital leases. Amortization of capital leases is computed by the straight-line method over 22 or 25 years, representing the terms of the leases (see Note M1). Accumulated amortization was $87,392,000 and $104,963,000 at December 31, 1997 and 1996,
respectively.

5. Time charters and a bareboat charter that are operating leases are reported on the accrual basis. Voyage charters are reported on the completed voyage basis.

6. Interest costs incurred during the construction of vessels (until the vessel is substantially complete and ready for its intended use) are capitalized. Interest capitalized aggregated $1,326,000 (1997), $9,378,000 (1996) and $14,811,000 (1995). Interest paid amounted to
$82,898,000 (1997), $70,971,000 (1996) and $67,877,000 (1995),
excluding capitalized interest.

7. The Company's investments in marketable securities are classified as available-for-sale and are carried at market value. Net unrealized gains or losses are reported as a separate component of shareholders' equity.

8. Amounts receivable or payable under interest rate swaps (designated as hedges against certain existing debt and capital lease obligations D see Note G) are accrued and reflected as adjustments of interest expense. Such receivables or payables are included in other receivables or sundry liabilities and accrued expenses, respectively. Any gain or loss realized upon the early termination of an interest rate swap is recognized as an adjustment of interest expense over the remaining term of the hedged debt.

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

9. In 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings per Share" ("FAS 128"). FAS 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to fully diluted earnings per share. All earnings per share amounts for all periods have been presented in conformity with FAS 128 requirements.


NOTE B - BUSINESS - DOMESTIC AND FOREIGN OPERATIONS:

The Company is principally engaged in the ocean transportation of liquid and dry bulk cargoes in both the worldwide markets and the self-contained U.S. markets through the ownership and operation of a diversified fleet of bulk cargo vessels. The Company's subsidiaries charter their vessels to commercial shippers and U.S. and foreign governmental agencies primarily on time and voyage charters and occasionally on bareboat charters (see Note M2). The Company also has an equity investment in the cruise business (see Note D).

Information about the Company's operations for the three years ended
December 31, 1997 follows:
In thousands            Consolidated       U.S. Flag    Foreign Flag*
----------------------------------------------------------------------
1997
Shipping Revenues         $  481,059        $152,727       $  328,332
----------------------------------------------------------------------
Net Income/(Loss)         $   19,017        $(10,064)      $   29,081
----------------------------------------------------------------------
Identifiable Assets
  at December 31, 1997    $2,023,224        $577,381       $1,445,843
----------------------------------------------------------------------
1996
Shipping Revenues         $  455,868        $160,921       $  294,947
----------------------------------------------------------------------
Net Income/(Loss)         $    2,502        $(22,438)      $   24,940
----------------------------------------------------------------------
Identifiable Assets
  at December 31, 1996    $2,037,301        $525,641       $1,511,660
----------------------------------------------------------------------
1995
Shipping Revenues         $  413,917        $113,778       $  300,139
----------------------------------------------------------------------
Net Income/(Loss)         $   (8,632)       $(42,562)      $   33,930
Identifiable Assets
  at December 31, 1995    $2,064,826        $547,011       $1,517,815
----------------------------------------------------------------------

*Principally Marshall Islands as of December 31, 1997.

The Company's interest expense is reflected predominantly in U.S. flag results.

See Note J for information relating to taxation of income and undistributed earnings of foreign companies.

The Company had one charterer (a U.S. oil company) during the above periods from which revenues exceeded 10% of revenues from voyages. Revenues from such charterer amounted to $118,012,000 in 1997, $98,321,000 in 1996 and $49,541,000 in 1995.


NOTE C - ASSETS AND LIABILITIES OF FOREIGN SUBSIDIARIES:

A condensed summary of the combined assets and liabilities of the
Company's foreign (incorporated outside the United States)
subsidiaries, whose operations are principally conducted in U.S.
dollars, follows:
In thousands at December 31,               1997              1996
-----------------------------------------------------------------
Current assets                       $   27,004       $    35,237
Vessels, net and vessels
  included in disposal program        1,048,945         1,013,415
Investment in cruise business           160,269           239,255
Other assets                            121,976           113,798
-----------------------------------------------------------------
                                      1,358,194         1,401,705
-----------------------------------------------------------------
Current installments of
  long-term debt, including
  intercompany of $35,800 in
  1997 and 1996                          46,086            41,882
Other current liabilities                19,613            12,842
-----------------------------------------------------------------
Total current liabilities                65,699            54,724
Long-term debt (including inter-
  company of $107,400 and $143,200)
  and deferred credits, etc.            350,177           334,467
-----------------------------------------------------------------
                                        415,876           389,191
-----------------------------------------------------------------
Net assets                          $   942,318        $1,012,514
=================================================================

NOTE D - INVESTMENT IN CRUISE BUSINESS:

In July 1997, the Company sold its 49% ownership interest in Celebrity Cruise Lines Inc. ("CCLI"), a joint venture that owned and operated cruise vessels, for $120,050,000 in cash (which was used to reduce the Company's then outstanding total long-term indebtedness of approximately $1,170,000,000) and approximately 3,650,000 shares of Royal Caribbean Cruises Ltd. ("RCCL") common stock, representing approximately 5% of RCCL's then outstanding common shares. The Company recognized a gain on the sale of $21,576,000 (approximately $12,100,000 after tax, including $2,000,000 of tax on previously untaxed CCLI earnings).

The Company has accounted for its ownership of RCCL common stock (which includes approximately 131,000 shares held as available-for-sale securities prior to the aforementioned transaction) as an investment in a corporate joint venture, using the equity method of accounting. The excess ($75,029,000) of the cost of such investment over the Company's proportionate share of the underlying net assets of RCCL as of the transaction date is being amortized over 40 years using the straight-line method. Accumulated amortization as of December 31, 1997 amounted to $938,000.

The market value of the investment in RCCL was $201,577,000 as of December 31, 1997 and $198,742,000 as of February 23, 1998, based on quoted market prices.

In September 1997, RCCL sold approximately 9,354,000 shares in a public offering at a net price per share that was substantially above RCCL's book value per share after giving effect to the offering.

Accordingly, the Company recognized a gain of $7,842,000 ($5,100,000 after tax), representing an increase in its share of RCCL's shareholders' equity.

The Company's equity in the results of cruise business reflects its share of the results of CCLI through June 30, 1997 and of RCCL thereafter.

A condensed summary of the assets and liabilities of RCCL and the results of its operations follows:
In thousands at December 31, 1997
-----------------------------------------------------------------
Current assets                                        $   211,145
Vessels, net                                            4,785,291
Goodwill and other assets                                 343,312
-----------------------------------------------------------------
                                                        5,339,748
-----------------------------------------------------------------
Current installments of long-term debt                    141,013
Other current liabilities                                 748,331
-----------------------------------------------------------------
Total current liabilities                                 889,344
Long-term debt                                          2,431,683
-----------------------------------------------------------------
                                                        3,321,027
-----------------------------------------------------------------
Net assets (including retained earnings of $660,655)   $2,018,721
=================================================================

In thousands for the period from July 1 to December 31,1997
-----------------------------------------------------------------
Revenue                                                $1,140,950
Costs and expenses                                      1,042,665
-----------------------------------------------------------------
Net income                                             $   98,285
=================================================================

The results of CCLI's operations were as follows:
                      January 1 to        Year ended December 31,
In thousands          June 30, 1997           1996           1995
-----------------------------------------------------------------
Revenue                    $265,921      $ 411,891     $  272,564
Costs and expenses          266,264        411,769        274,951
-----------------------------------------------------------------
Net income/(loss)          $   (343)     $     122     $   (2,387)
=================================================================

The Company's equity in the results of cruise business for each of the years is before interest expense of approximately $12,700,000 (1997), $15,800,000 (1996) and $16,900,000 (1995), estimated to have been incurred by the Company in connection with the funding of its investment in cruise business. These amounts were calculated based on the Company's average interest rates during the respective years.


NOTE E - BULK SHIPPING JOINT VENTURES:

Certain subsidiaries have investments in bulk shipping joint ventures
(see Note A1). A condensed summary of the combined assets and liabilities and results of operations of the bulk shipping joint ventures follows:
In thousands at December 31,                            1997           1996
---------------------------------------------------------------------------
Cash ($38,432 and $20,337) and other
current assets (including $2,640 and
  $8,196 due from owners)                             $ 47,003    $  35,690
Vessels, net                                           205,770      150,108
Other assets (including $557 and 2,257
  due from owners)                                       3,486        4,411
---------------------------------------------------------------------------
                                                       256,259      190,209
---------------------------------------------------------------------------
Current installments of long-term debt                   7,500            -
Other current liabilities                                6,176        4,535
---------------------------------------------------------------------------
Total current liabilities                               13,676        4,535
Long-term debt                                          48,750            -
---------------------------------------------------------------------------
                                                        62,426        4,535
---------------------------------------------------------------------------
Net assets (principally undistributed
 net earnings)                                        $193,833     $185,674
===========================================================================


In thousands for the year
ended December 31,                         1997           1996         1995
---------------------------------------------------------------------------
Revenue, primarily from voyages
  (including $35,304, $29,435 and
  $30,598 from vessels chartered
  to owners)                           $ 49,892      $  41,998    $  45,032
Costs and expenses                       43,733         35,205*      32,030
---------------------------------------------------------------------------
Net income                             $  6,159      $   6,793    $  13,002
===========================================================================

*Includes a provision of approximately $2,300 for loss on a vessel disposed of subsequent to year-end.

NOTE F - INVESTMENTS IN MARKETABLE SECURITIES:

Certain information concerning the Company's marketable securities
(including securities in the Capital Construction Fund), which consist of available-for-sale securities, follows:
                                                                Approximate
                                              Gross Unrealized   Market and
                                              ----------------     Carrying
In thousands at December 31,         Cost      Gains    Losses       Amount
---------------------------------------------------------------------------
1997
Equity securities                $121,947     $6,322    $5,815     $122,454
U.S. Treasury securities and
  obligations of
  U.S. government agencies         23,005         90        10       23,085
Mortgage-backed securities          6,851         35         -        6,886
Other debt securities               3,976         26         -        4,002
---------------------------------------------------------------------------
                                 $155,779     $6,473    $5,825     $156,427
===========================================================================
1996
Equity securities                $ 97,750     $2,816    $5,374     $ 95,192
U.S. Treasury securities and
  obligations of
U.S. government agencies           12,490          2        93       12,399
---------------------------------------------------------------------------
                                 $110,240     $2,818    $5,467     $107,591
===========================================================================

At February 23, 1998, the aggregate market quotation of the above marketable securities was approximately $157,000,000.

The cost and approximate market value of debt securities held by the
Company as of December 31, 1997, by contractual maturity, follow:
                                                           Approximate
In thousands                                    Cost            Market
-----------------------------------------------------------------------
Due in one year or less                      $ 2,993           $ 2,993
Due after one year through five years          2,013             2,007
Due after five years through ten years        10,086            10,112
Due after ten years                           11,889            11,975
-----------------------------------------------------------------------
                                              26,981            27,087
Mortgage-backed securities                     6,851             6,886
-----------------------------------------------------------------------
                                             $33,832           $33,973
=======================================================================


NOTE G - DEBT:

Long-term debt exclusive of current installments follows:
In thousands at December 31,                    1997              1996
-----------------------------------------------------------------------
Unsecured Senior Notes, due from 2000
  through 2013, interest from
  7.77% to 9.57%                            $310,000          $310,000
Unsecured Revolving Credit Agreement
  with banks                                 367,000           384,000
8.75% Debentures due 2013, net of
  unamortized discount of $256 and $272       99,744            99,728
8% Notes due 2003, net of unamortized
  discount of $143 and $167                   99,857            99,833
Floating rate secured Term Loans, due
  through 2003                                40,315            49,697
Floating rate unsecured Promissory Note,
  due through 2005                            32,150                 -
8% to 10.58% unsecured Promissory Notes
  and Term Loans, due through 2001            12,201            26,577
Other                                          4,945            15,197
-----------------------------------------------------------------------
                                            $966,212          $985,032
=======================================================================

The Revolving Credit Agreement, as amended, provides for borrowings of up to $600,000,000 on a revolving credit basis through August 2002, at which time any outstanding balance is due. As of December 31, 1997, interest was at the rate of .50% above the London interbank offered rate ("LIBOR"). The Company also has an interest rate option related to the money market or prime rates.

Agreements related to long-term debt provide for prepayment privileges (in certain instances with penalties), a limitation on the amount of total borrowings, and acceleration of payment under certain circumstances, including if any of the consolidated financial covenants contained in certain of such agreements are not met. The most restrictive of these covenants require the Company to maintain positive consolidated working capital, consolidated net worth as of December 31, 1997 of approximately $610,000,000 (increasing quarterly by an amount related to net income) and a ratio of total debt to net worth of not more than 1.75:1. The amount that the Company can use for Restricted Payments, as defined, including dividends and purchases of its capital stock, is limited as of December 31, 1997 to $25,600,000.

The Company has used interest rate swaps to effectively convert a portion of its debt, including capital lease obligations, either from a fixed to floating rate basis or from floating to fixed rate, reflecting management's interest rate outlook at various times. As of December 31, 1997, the Company is a party to fixed to floating interest rate swaps with various major financial institutions covering notional amounts aggregating $600,000,000, pursuant to which it pays LIBOR (5.8% as of December 31, 1997) and receives fixed rates ranging from 5.8% to 8.1% calculated on the notional amounts. The Company is also a party to floating to fixed interest rate swaps with various major financial institutions covering notional amounts aggregating approximately $86,000,000, pursuant to which it pays fixed rates ranging from 6.7% to 7.1% and receives LIBOR. These agreements contain no leverage features and have various maturity dates from 1998 to 2008.

Approximately 12% of the net book amount of the Company's vessels and vessels under capital leases, representing three foreign flag and seven U.S. flag vessels, is pledged as collateral for certain long-term debt.

The aggregate annual principal payments required to be made on long-term debt for the five years subsequent to December 31, 1997 are $22,430,000 (1998), $23,355,000 (1999), $42,250,000 (2000),
$53,710,000 (2001) and $416,131,000 (2002).

The Company also has a $30,000,000 committed short-term line of credit facility with a bank, of which $25,000,000 was used as of December 31, 1997. Such amount has been classified as long-term and is included in the $367,000,000 in the above table since it is expected to be refinanced under the Revolving Credit Agreement.

NOTE H - AGENCY FEES AND BROKERAGE COMMISSIONS:

All subsidiaries with vessels and certain joint ventures are parties to agreements with Maritime Overseas Corporation ("Maritime") that provide, among other matters, for Maritime and its subsidiaries to render services related to the chartering and operation of the vessels and certain general and administrative services for which Maritime and its subsidiaries receive specified compensation. Vessel and voyage expenses include $6,012,000 (1997), $5,798,000 (1996) and $5,601,000
(1995) of brokerage commissions to Maritime. By agreement, Maritime's compensation for any year is limited to the extent Maritime's consolidated net income from shipping operations would exceed a specified amount (approximately $1,110,000(1997), $1,009,000 (1996)
and $917,000 (1995)). Maritime is owned by a director of the Company; directors or officers of the Company constitute all four of the directors and the majority of the principal officers of Maritime.

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

DEBT, INCLUDING CAPITAL LEASE OBLIGATIONS - The carrying amounts of the borrowings under the Revolving Credit Agreement and the other floating rate loans approximate their fair value. The fair values of the Company's fixed rate debt are estimated using discounted cash flow analyses, based on the rates currently available for debt with similar terms and remaining maturities.

INTEREST RATE SWAPS - The fair value of interest rate swaps (used for hedging purposes) is the estimated amount that the Company would receive or pay to terminate the swaps at the reporting date.

FOREIGN CURRENCY SWAPS AND FORWARD CONTRACTS - The fair value of foreign currency swaps (used for hedging purposes) is the estimated amount that the Company would receive or pay to terminate the swaps at the reporting date. The average fair values of foreign currency forward contracts held for trading during 1997, 1996 and 1995 were not material.

Estimated fair value of the Company's financial instruments follows:
                             Carrying         Fair    Carrying         Fair
In thousands at               Amount        Value       Amount       Value
December 31,                     1997         1997        1996         1996
---------------------------------------------------------------------------
FINANCIAL ASSETS
 (LIABILITIES)
Cash and interest-bearing
  deposits                 $  113,195   $  113,195  $  109,120   $  109,120
Interest-bearing deposits
  in Capital
Construction Fund              45,257       45,257      53,096       53,096
Investments in marketable
  securities                  156,427      156,427     107,591      107,591
Debt, including capital
  lease obligations        (1,084,603)  (1,134,323) (1,119,434)  (1,167,748)
Interest rate swaps                 -       12,834           -        4,151
Foreign currency swaps              -        9,197           -         (705)
---------------------------------------------------------------------------

NOTE J - TAXES:

Effective from January 1, 1987, earnings of the foreign shipping companies (exclusive of the unrepatriated equity in the earnings of RCCL) are subject to U.S. income taxation currently; post-1986 taxable income may be distributed to the U.S. parent without further tax. The foreign companies' shipping income earned from January 1, 1976 through December 31, 1986 ("Deferred Income") is excluded from U.S. income taxation to the extent that such income is reinvested in foreign shipping operations, and the foreign shipping income earned before 1976 is not subject to tax unless distributed to the U.S. parent. A determination of the amount of qualified investments in foreign shipping operations, as defined, is made at the end of each year and such amount is compared with the corresponding amount at December 31, 1986. If during any determination period there is a reduction of qualified investments in foreign shipping operations, Deferred Income, limited to the amount of such reduction, would become subject to tax. Treasury Department regulations regarding the foregoing have not been revised to reflect law changes effective for post-1986 years. The Company believes that it will be reinvesting sufficient amounts in foreign shipping operations so that any significant U.S. income taxes on the undistributed income of its foreign companies accumulated through December 31, 1986 will be postponed indefinitely. U.S. income taxes on the income of its foreign companies accumulated through December 31, 1986 will be provided at such time as it becomes probable that a liability for such taxes will be incurred and the amount thereof can reasonably be estimated. No provision for U.S. income taxes on the income of the foreign shipping companies accumulated through December 31, 1986 was required at December 31, 1997 since undistributed earnings of foreign shipping companies have been reinvested or are intended to be reinvested in foreign shipping operations. As of December 31, 1997, such undistributed earnings aggregated approximately $475,000,000, including $114,000,000 earned prior to 1976; the unrecognized deferred U.S. income tax attributable to such undistributed earnings approximated $165,000,000. Further, as of December 31,1997, no provision for U.S. income taxes on the Company's share of the undistributed earnings of RCCL was required, since it was intended that such undistributed earnings (Company's share - $3,700,000 at December 31, 1997) be indefinitely reinvested; the unrecognized deferred U.S. income tax attributable thereto approx-imated $1,295,000.

Pursuant to the Merchant Marine Act of 1936, as amended, the Company is a party to an agreement that permits annual deposits, related to taxable income of certain of its domestic subsidiaries, into a Capital Construction Fund. Payments of federal income taxes on such deposits and earnings thereon are deferred until, and if, such funds are withdrawn for nonqualified purposes or termination of the agreement; however, if withdrawn for qualified purposes (acquisition of vessels or retirement of debt on vessels), such funds remain tax-deferred and the federal income tax basis of any such vessel is reduced by the amount of such withdrawals. Under the agreement, the general objective is (by use of assets accumulated in the fund) for three vessels to be constructed or acquired by the end of 2004. Monies can remain tax-deferred in the fund for a maximum of 25 years (commencing January 1, 1987 for deposits prior thereto).

The significant components of the Company's deferred tax liabilities and assets follow:
In thousands at December 31,                            1997      1996
----------------------------------------------------------------------
Deferred tax liabilities:
----------------------------------------------------------------------
Excess of tax over statement depreciation - net    $  62,701  $ 71,783
Tax benefits related to the Capital
  Construction Fund                                   52,250    41,910
Costs capitalized and amortized for statement,
  expensed for tax                                    12,448     9,959
Other - net                                           20,952    19,695
----------------------------------------------------------------------
     Total deferred tax liabilities                  148,351   143,347
----------------------------------------------------------------------
Deferred tax assets:
----------------------------------------------------------------------
Capital leases                                         4,237     6,093
Excess of tax over statement basis of investment
  in securities                                            -       924
Alternative minimum tax credit carryforwards,
  which can be carried forward indefinitely           17,120    16,257
Net operating loss carryforwards, expiring
  in 2010 and 2011                                    17,080    18,170
----------------------------------------------------------------------
Total deferred tax assets                             38,437    41,444
----------------------------------------------------------------------
Net deferred tax liabilities                        $109,914  $101,903
======================================================================

Federal income taxes paid amounted to $1,913,000 in 1997 ($263,000 of which related to 1996) and $600,000 in 1995. A federal income tax refund of $5,307,000 was received in 1995.


The components of income/(loss) before federal income taxes follow:
In thousands for the year
ended December 31,                         1997       1996       1995
----------------------------------------------------------------------
Domestic                               $(19,147)   $(23,720) $(45,486)
Foreign                                  50,314      27,107    31,594
----------------------------------------------------------------------
                                       $ 31,167    $  3,387  $(13,892)
======================================================================

Substantially all of the above foreign income was earned by companies that were not subject to income taxes in their countries of incorporation.

The components of the provision/(credit) for federal income taxes follow:
In thousands for the year
ended December 31,                         1997       1996       1995
----------------------------------------------------------------------
Current                                 $ 1,600     $  200          -
Deferred                                 10,550        685    $(5,260)
----------------------------------------------------------------------
                                        $12,150     $  885    $(5,260)
=======================================================================

Reconciliations of the actual federal income tax rate and the U.S.
statutory income tax rate follow:
For the year ended December 31,            1997       1996       1995
----------------------------------------------------------------------
Actual federal income tax provision/
  (credit) rate                           39.0%      26.1%     (37.9)%
Adjustment due to:
  Dividends received deduction             1.4%      13.8%       3.1%
  Prior years' undistributed
    earnings of CCLI - see Note D         (6.3)%       -           -
  Income not subject to U.S. income
    taxes                                  3.3%       2.0%       (.2)%
Other                                     (2.4)%      (6.9)%       -
----------------------------------------------------------------------
U.S. statutory income tax provision/
  (credit) rate                           35.0%      35.0%      (35.0)%
=======================================================================

NOTE K - OTHER INCOME (NET):

Other income (net) consists of:
In thousands for the year
ended December 31,                        1997        1996         1995
-----------------------------------------------------------------------
Investment income:
Interest                               $ 7,077    $  7,500     $  9,545
Dividends                                1,832       1,990        1,803
Gain on sale of securities - net
  (based on first-in, first-out
  method)                               31,493      20,066       11,130
Provision for loss on investments         (714)    (11,190)      (2,616)
-----------------------------------------------------------------------
                                        39,688      18,366       19,862
Gain/(loss) on disposal of
  vessels - net                           (588)      6,983        2,693*
Foreign currency exchange gains/
  (losses)                                   -         119       (2,559)
Minority interest                            -         356        1,990
Miscellaneous - net                      2,845         384        1,385
-----------------------------------------------------------------------
                                       $41,945     $26,208      $23,371
=======================================================================

* Reflects a provision of approximately $3,000 for loss on a vessel disposed of subsequent to year-end.

Gross realized gains on sales of securities were $35,808,000(1997), $23,579,000 (1996) and $14,625,000 (1995), and gross realized losses were $4,315,000 (1997), $3,513,000 (1996) and $3,495,000 (1995).


NOTE L - OTHER COMMENTS:

1. The Company announced a program for the disposal of its ten older and less competitive dry cargo vessels. At the end of the third quarter of 1997, the Company established a reserve of $26,536,000 ($17,200,000 after tax) for the reduction of the carrying amount (approximately $163,000,000) of the ten vessels held for disposal to their estimated fair value (less disposal costs) and for costs in connection with the elimination of related overhead. The vessel disposal program is scheduled for completion during 1998. The vessels held for disposal incurred a pretax loss of approximately $12,800,000 in the nine months ended September 30,1997, including a charge for allocated interest of $6,600,000 based on the estimated fair value of the vessels. The Company intends to use the net proceeds from the disposal program, estimated at approximately $140,000,000, to reduce outstanding debt. To date, two vessels have been sold and a third is under contract of sale, with aggregate proceeds anticipated to be approximately $30,000,000.

2. Sundry liabilities and accrued expenses consist of:
In thousands at December 31,                  1997           1996
-----------------------------------------------------------------
Payroll and benefits                       $ 2,524        $ 3,219
Interest                                    10,236         10,408
Insurance                                    6,928          5,774
Other                                        9,561          8,672
-----------------------------------------------------------------
                                           $29,249        $28,073
=================================================================

3. Certain subsidiaries make contributions to union-sponsored multi-employer pension plans covering seagoing personnel. The Employee Retirement Income Security Act requires employers who are contributors to domestic multi-employer plans to continue funding their allocable share of each plan's unfunded vested benefits in the event of withdrawal from or termination of such plans. The Company has been advised by the trustees of such plans that it has no withdrawal liability as of December 31, 1997. Certain other seagoing personnel of U.S. flag vessels are covered under a subsidiary's defined contribution plan, the cost of which is funded as accrued. The costs of these plans were not material during the three years ended December 31,1997.

NOTE M - LEASES:

1. Charters-in:
The approximate minimum commitments under capital leases for five U.S.
flag vessels were:
In thousands at December 31, 1997
------------------------------------------------------------
1998                                                $ 15,256
1999                                                  15,386
2000                                                  15,765
2001                                                  15,765
2002                                                  14,258
Beyond 2002                                           87,509
------------------------------------------------------------
Net minimum lease payments                           163,939
Less amount representing interest                     67,978
------------------------------------------------------------
Present value of net minimum lease payments         $ 95,961
============================================================

During 1997 and 1996, subsidiaries of the Company purchased three vessels that were under capital leases. These vessels had net carrying amounts of $6,242,000 (for the one vessel purchased in 1997) and $19,012,000 (for the two vessels purchased in 1996). The purchase prices were $17,169,000 (1997) and $40,912,000 (1996), including the assumption of $9,052,000 (1997) and $20,090,000 (1996) of debt to which the vessels were subject. The excesses, $3,300,000 (1997) and $3,427,000 (1996), of the purchase prices over the carrying amounts, $13,869,000 (1997) and $37,485,000 (1996), of the lease obligations
(which were removed from the balance sheets) were recorded as adjustments to the carrying amounts of the vessels.

In January 1997, the Company chartered-in a newbuilding foreign flag VLCC (Very Large Crude Carrier) from a 50%-owned joint venture for a period of eight years, under an operating lease, at an annual time charter rental of approximately $9,500,000. OSG, in turn, time chartered the vessel for the same period to the joint venture partner at an annual rental of approximately $13,500,000 (see Note M2).

The Company has a time charter (which is an operating lease) for a 1992-built foreign flag Aframax tanker, which charter has a remaining term of approximately one year, at an annual time charter rental of approximately $8,800,000, assuming a full year's operations. Under the charter, the Company has renewal and purchase options.

The total rental expense for charters accounted for as operating leases amounted to $20,752,000 in 1997, $8,613,000 in 1996 and
$9,767,000 in 1995.

2. Charters-out:
Revenues from vessels on time charter are dependent upon the ability to deliver and operate vessels in accordance with charter terms. Revenues from a time charter are not received when a vessel is off-hire, including time required for normal periodic maintenance of the vessel. The minimum future revenues expected to be received subsequent to December 31, 1997 on noncancelable time charters and a bareboat charter are $153,493,000 (1998), $113,580,000 (1999), $116,438,000
(2000), $107,471,000 (2001) and $82,792,000 (2002); the aggregate for
2003 and later years is $69,906,000.

The foregoing amounts do not include escalations and do not purport to be an estimate of aggregate voyage revenues for any of the years. In arriving at the minimum future charter revenues, an estimated time off-hire to perform periodic maintenance on each vessel has been deducted, although there is no assurance that such estimate will be reflective of the actual off-hire in the future.

The Company has hedged its exchange rate risk with respect to contracted future charter revenues receivable in Japanese yen to minimize the effect of foreign exchange rate fluctuations on reported income by entering into currency swaps with a major financial institution to deliver such foreign currency at fixed rates that will result in the Company receiving approximately
$104,000,000 for such foreign currency from 1998 through 2004.


NOTE N - STOCK OPTIONS AND PER SHARE AMOUNTS:

The Company's 1989 nonqualified stock option plan, as amended, covered 570,000 treasury shares. Options were granted to certain officers of the Company and a subsidiary for the purchase of all the shares covered by the amended plan, at $14.00 per share, which was in excess of the market price at the date of grant. During 1997, options for 343,000 shares were exercised. Options for 217,000 shares are outstanding and exercisable at December 31, 1997. These options remain exercisable until October 2000.

At December 31, 1997, the Company has reserved 467,592 treasury shares for issuance pursuant to an agreement, as amended, to make such shares available for purchase by Maritime (see Note H) for the purpose of fulfilling its obligations under its 1990 nonqualified stock option plan, as amended. The prices for any shares Maritime purchases from the Company range from $16.00 to $19.63 per share (the market prices at dates of grant). The options granted have a term of approximately ten years and become exercisable in annual increments of 20% upon the option holder's completion of five years of service. Certain details of activity in the Company's nonqualified 1990 plan, which covered options granted to employees (except senior officers), and Maritime's plan are summarized as follows:

                                             Company's      Maritime's
                                             1990 Plan            Plan
----------------------------------------------------------------------
Options Outstanding at December 31, 1994         3,515         493,156
Granted                                              -               -
Canceled                                          (345)        (14,433)
Exercised ($16.00 per share)                    (1,068)        (16,527)
Options Outstanding at December 31, 1995         2,102         462,196
Granted                                              -               -
Canceled                                             -          (9,713)
Exercised ($16.00 per share)                      (890)         (6,963)
----------------------------------------------------------------------
Options Outstanding at December 31, 1996         1,212         445,520
Granted                                              -               -
Canceled                                             -          (5,594)
Exercised ($16.00 to $19.63 per share)          (1,212)       (212,982)
Options Outstanding at December 31, 1997             -         226,944
----------------------------------------------------------------------
Options Exercisable at December 31, 1997             -         203,136
----------------------------------------------------------------------

Basic net income/(loss) per share is based on the following weighted average number of common shares outstanding during each year:
36,468,284 shares (1997), 36,233,791 shares (1996) and 36,220,401 shares (1995). Diluted net income/(loss) per share, which gives effect to the aforementioned stock options in 1997 and 1996, is based on the following weighted average number of shares during each year:
36,569,160 shares (1997), 36,333,205 shares (1996) and 36,220,401 shares (1995). Such stock options have not been included in the computation of diluted net (loss) per share in 1995 since their effect thereon would be antidilutive.

NOTE O - 1997 AND 1996 QUARTERLY RESULTS OF OPERATIONS (UNAUDITED):
Results of Operations for Quarter Ended
(in thousands, except per share amounts)
                           March 31,   June 30,  Sept. 30,    Dec. 31,
----------------------------------------------------------------------
1997
Shipping revenues           $127,793   $122,801   $121,652    $108,813
Income from vessel
  operations                  17,604     18,319     12,240      17,448
Gain/(loss) on disposal
  of vessels - net                 -        145       (733)          -
Net income                  $  2,047   $  7,090   $  5,183    $  4,697
----------------------------------------------------------------------
Basic and diluted net
  income per share*         $    .06   $    .19   $    .14    $    .13

======================================================================
1996
Shipping revenues           $125,865   $115,825   $105,106    $109,072
Income from vessel
  operations                  18,478     13,617      5,634       8,887
Gain/(loss) on disposal
  of vessels - net             7,523       (628)         -          88
Net income/(loss)           $  5,344   $  3,101   $   (767)   $ (5,176)**
----------------------------------------------------------------------
Basic and diluted net
  income/(loss) per share*  $    .15   $    .08   $   (.02)   $   (.14)
======================================================================

* The 1996 and first three quarters of 1997 per share amounts have been presented to comply with FAS 128 requirements. The adoption of FAS 128 had no impact on such per share amounts, as previously reported.
**  Reflects a provision for loss on investments of $6,533.

Report of Independent Auditors

To the Shareholders
Overseas Shipholding Group, Inc.

We have audited the accompanying consolidated balance sheets of Overseas Shipholding Group, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, cash flows and changes in shareholders' equity for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Overseas Shipholding Group, Inc. and subsidiaries at December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.


                                             ERNST & YOUNG LLP


New York, New York
February 23, 1998

[From pages 32 and 33 of the 1997 Annual Report]

ELEVEN-YEAR STATISTICAL REVIEW
(unaudited)
In thousands, except per share amounts                 1997          1996          1995         1994
----------------------------------------------------------------------------------------------------
Total revenues(a)                              $    526,716    $  482,097   $   436,080   $  390,841
----------------------------------------------------------------------------------------------------
Income from vessel operations                        65,611        46,616        30,385       20,333
----------------------------------------------------------------------------------------------------
Income/(loss) before federal income taxes            31,167         3,387       (13,892)      (9,950)
----------------------------------------------------------------------------------------------------
Net income/(loss)                                    19,017         2,502        (8,632)      (6,200)
----------------------------------------------------------------------------------------------------
Depreciation of vessels and amortization of
capital leases                                       77,940        71,003        66,134       59,992
----------------------------------------------------------------------------------------------------
Vessels, capital leases and direct                1,308,125(c)  1,293,817     1,281,601    1,183,241
  financing leases, at net book amount
----------------------------------------------------------------------------------------------------
Total assets                                      2,023,224     2,037,301     2,064,826    1,905,409
----------------------------------------------------------------------------------------------------
Long-term debt and capital lease obligations
  (exclusive of current portions)                 1,056,306     1,093,475     1,101,758      910,056
----------------------------------------------------------------------------------------------------
Reserve for deferred federal income
  taxes-noncurrent                                 102,514        94,803        93,218      102,170
----------------------------------------------------------------------------------------------------
Shareholders' equity                           $    779,797    $  769,438    $  784,781   $  809,779
----------------------------------------------------------------------------------------------------
PER SHARE AMOUNTS(b):
Basic and diluted net income/(loss)            $        .52    $      .07    $     (.24)  $     (.17)
----------------------------------------------------------------------------------------------------
Shareholders' equity                           $      21.19    $    21.23    $    21.66   $    22.36
----------------------------------------------------------------------------------------------------
Cash dividends paid                            $        .60    $      .60    $      .60   $      .60
----------------------------------------------------------------------------------------------------
AVERAGE SHARES OUTSTANDING FOR BASIC
  EARNINGS PER SHARE                                 36,468        36,234        36,220       35,588
----------------------------------------------------------------------------------------------------
AVERAGE SHARES OUTSTANDING FOR DILUTED               36,569        36,333        36,220       35,588
  EARNINGS PER SHARE
----------------------------------------------------------------------------------------------------

(a)  Represents shipping revenues and other income.
(b)  Gives effect to a 7-for-5 stock split declared in February 1989.
(c) Includes vessels included in disposal program, at estimated fair value.
(d) Includes $16,000 ($.49 per share) from the cumulative effect of the change in accounting for income taxes in accordance with FAS 109, and a provision of $13,100 ($.40 per share) for loss on investment in GPA Group plc.
(e)  Diluted net income per share is $1.66.



In thousands, except         1993       1992       1991       1990        1989      1988       1987
per share amounts
----------------------------------------------------------------------------------------------------
Total revenues(a)       $ 420,095  $ 383,222  $ 452,459  $ 429,040   $ 349,885 $ 333,246  $ 331,270
----------------------------------------------------------------------------------------------------
Income from vessel         32,642     29,614    102,046    112,894      76,172    74,475     50,080
 operations
----------------------------------------------------------------------------------------------------
Income/(loss) before       26,846     (2,829)    79,826     80,757      74,177    62,704     46,931
 federal income taxes
----------------------------------------------------------------------------------------------------
Net income/(loss)          17,946     16,071(d)  55,076     55,857      51,976    46,404     35,531
----------------------------------------------------------------------------------------------------
Depreciation of
 vessels and
 amortization of
 capital leases            58,734     56,472     56,214     55,567      51,136    48,934     49,319
----------------------------------------------------------------------------------------------------
Financing leases, at    1,130,124  1,067,122  1,026,817  1,046,103   1,093,109   882,559    835,087
  net book amount
----------------------------------------------------------------------------------------------------
Total assets            1,823,737  1,714,548  1,545,675  1,498,277   1,540,621 1,318,178  1,258,826
----------------------------------------------------------------------------------------------------
Long-term debt and
 capital lease obliga-
 tions (exclusive of
 current portions)        876,274    784,452    576,321    612,819     673,143   477,852    462,273
----------------------------------------------------------------------------------------------------
Reserve for deferred
 federal income taxes-
 noncurrent               100,161     94,247    114,589    102,575      88,470    79,341     76,699
----------------------------------------------------------------------------------------------------
Shareholders' equity    $ 768,437  $ 762,425  $ 760,322  $ 707,128   $ 700,784 $ 695,684  $ 662,205
----------------------------------------------------------------------------------------------------
PER SHARE AMOUNTS(B):
 Basic and diluted
 net income/(loss)      $     .55  $  .49(d)  $ 1.67(e)  $    1.63   $    1.46 $    1.29  $     .98
----------------------------------------------------------------------------------------------------
Shareholders' equity    $   23.50  $   23.33  $   23.05  $   21.40   $   20.09 $   19.32  $   18.39
----------------------------------------------------------------------------------------------------
Cash dividends paid     $     .60  $     .60  $     .55  $     .50   $     .50 $     .36  $     .36
----------------------------------------------------------------------------------------------------
AVERAGE SHARES
 OUTSTANDING FOR BASIC
 EARNINGS PER SHARE        32,678     32,806     33,012     34,317      35,698    36,008     36,126
----------------------------------------------------------------------------------------------------
AVERAGE SHARES OUT-
 STANDING FOR DILUTED
 EARNINGS PER SHARE        32,820     32,870     33,158     34,334      35,708    36,008     36,126
----------------------------------------------------------------------------------------------------

[From page 35 of the 1997 Annual Report]

SHAREHOLDER INFORMATION

The Company's stock is listed for trading on the New York Stock
Exchange and the Pacific Exchange, Inc.

Stock Symbol:  OSG

Shareholders of Record February 23, 1998: 987

STOCK PRICE AND DIVIDEND DATA
1997 Quarter        1st         2nd          3rd         4th
------------------------------------------------------------------
High                19 1/8      20 3/8       26 7/16     26 3/16
------------------------------------------------------------------
Low                 16 1/4      16 7/8       19 5/8      20 11/16
------------------------------------------------------------------
Dividend            $.15        $.15         $.15*       $.15
------------------------------------------------------------------
1996 Quarter        1st         2nd          3rd         4th
------------------------------------------------------------------
High                19 7/8      20 5/8       19 1/4      17 5/8
------------------------------------------------------------------
Low                 17 1/8      17 5/8       16 1/8      15 3/4
------------------------------------------------------------------
Dividend            $.15        $.15         $.15*       $.15
------------------------------------------------------------------

*Declared in second quarter of the respective year.