Form 10-K405, Exhibit 13
period 1998-12-31
OVERSEAS SHIPHOLDING GROUP INC
filed 1999-03-30
CIK 75208

EXHIBIT 13
                                                     ----------
[From pages 14 and 15 of the 1998 Annual Report]

GLOBAL BULK SHIPPING MARKETS

WORLD OIL DEMAND GROWTH SLOWS SIGNIFICANTLY 1998 was a year of turmoil in the oil markets with consequent adverse effects on world tanker markets. Oil demand fell dramatically in Asia and slowed in most other major consuming areas. With oil prices at their lowest level in decades, OPEC, along with important non-OPEC oil producers, implemented the largest program of production restraint in a decade. Overall, rates for tankers in 1998 were lower than in the prior year.

     Asian oil demand, impacted by the Asian economic crisis, fell by 440,000 barrels per day (b/d) in 1998, a dramatic swing from the 880,000 b/d growth in demand in the prior year. The decline was heavily concentrated in South Korea and Japan. In South Korea, demand fell by over 300,000 b/d (or 15%) as industrial activity declined and commercial users minimized their use of fuel oil. Japan, where economic growth has been weak since the start of the decade, suffered its first full-blown recession since the 1980s, pushing oil consumption down nearly 200,000 b/d (or 3%). Of all the major Far Eastern economies, only China managed to sustain oil demand growth, but at a slower pace.

     In North America and Europe, refiners built crude oil inventories to take advantage of lower oil prices, generating brisk seaborne trade early in the year. Stocks, however, rose to even higher levels as the mild 1997/98 Northern Hemisphere winter curtailed oil consumption. In order to stem the decline in the price of oil, the world's major producers began to voluntarily restrain production beginning in March, with cuts reaching about
2.6 million b/d, or 3.5% of total global supply, by the fourth quarter. The result was a reduction in seaborne trade and tanker demand.

VLCC MARKET RELATIVELY STRONG Despite the significant decline in Asian oil demand, the VLCC market remained robust until the middle of the third quarter of 1998, when the second round of OPEC production cuts began to affect the tanker markets. Until then, eastbound VLCC demand remained unexpectedly strong, particularly to South Korea, where refineries maintained crude runs despite a decline in domestic demand in an effort to boost foreign exchange earnings through product exports. In addition, the trend toward increased long-haul shipments from the Middle East to western destinations that began in 1997 extended into 1998. In the Atlantic Basin declining oil prices gave refiners the incentive to continue to add to already ample stocks. This benefited VLCCs because short-haul competition was reduced as a consequence of intentional cutbacks in Latin America and persistent production problems in the North Sea.

ATLANTIC AFRAMAX MARKET UNDER PRESSURE The Aframax market was particularly hard hit by the oil production cuts made by Venezuela and Mexico because the Caribbean trade accounts for such a large percentage of world Aframax utilization. Increased shipments of crude oil on VLCC tankers arriving from the Middle East provided additional competition in an already weak market. North Sea oil output remained virtually unchanged for the second consecutive year due to delays in new field start-ups and to production problems at existing fields, further contributing to weakness in freight rates.

INTERNATIONAL PRODUCT TRADE ACTIVITY DECLINES The global weakness in demand for oil products that resulted from the Asian economic crisis reduced, as well, the worldwide demand for product tankers. Overall, global seaborne trade in petroleum products decreased by about 2% in 1998 against a 3% expansion of the product tanker fleet, driving freight rates lower. In the United States, petroleum product imports declined as domestic refinery throughput increased. In addition, high product stock levels and milder than usual weather in the U.S. Northeast reduced import demand for heating oil. At the same time, refineries in Asia, particularly in South Korea, ran at high utilization rates and sought to export outside the region to earn foreign exchange. Consequently, product tanker markets were somewhat stronger in the Pacific than in the Caribbean.

TANKER FLEET AND ORDERBOOK GROWTH CONTINUES The world tanker fleet grew by a modest 2 million dwt (mdwt) for the second consecutive year to 264 mdwt as newbuilding deliveries of 12 mdwt slightly exceeded total deletions from the fleet of 10 mdwt. While scrap sales began the year at a slow pace, demolition accelerated later in the year, particularly for VLCCs, in light of weakening freight rates and the perception of a worsening outlook for 1999. Despite low scrap prices, the last quarter of 1998 saw the highest rate of scrapping of VLCCs since early 1995.

The tanker orderbook for delivery over the next three years rose by 3 mdwt in 1998 to 44 mdwt compared with an increase of 20 mdwt in 1997. Contracting for newbuildings fell to about half of 1997's very high level. VLCC tonnage made up most of the new orders in 1998, bringing the VLCC orderbook to 20% of the fleet, up from 16% at the end of 1997. However, with a large number of VLCCs turning 25 years old over the next three years, scrapping should further accelerate. Several major charterers have stated their unwillingness to employ VLCCs over 25 years of age, even though such vessels are permitted to trade until age 30 if they utilize hydrostatic balanced loading or make certain prescribed vessel modifications. The Aframax orderbook represents 17% of the existing fleet, with a heavy delivery schedule in 1999 and little prospect for age-related demolition during the next several years.

INTERNATIONAL DRY BULK MARKETS REMAIN UNDER PRESSURE In 1998, the dry bulk sector, already straining under a heavy delivery schedule, was adversely affected by a dramatic decline in Asian demand for the major dry bulk commodities. The sharp economic contraction in Asia was particularly harsh on dry bulk markets because of this region's importance as the primary growth engine for the overseas transport of iron ore and coal. As a result, freight rates fell to levels not seen since the depths of the depressed market of the mid-1980s. In Japan, which is the world's largest importer of iron ore, steel production fell 10% to its lowest level since 1971. Even in North America and Western Europe, where the economies remained strong, steel output levels deteriorated as the year progressed. The Panamax market continued to strain under the burden of sizable newbuilding deliveries and a lackluster grain trade. Seaborne steam coal trade, which experienced 5-6% growth in recent years, slowed to less than half that rate in 1998.

SIZE OF DRY BULK FLEET REMAINS UNCHANGED
In 1998, the international dry bulk fleet remained unchanged at 264 mdwt as scrap sales finally caught up with newbuilding deliveries. The Capesize fleet actually declined by 1 mdwt, the first ever year-over-year decrease, largely reflecting a sharp drop in newbuilding deliveries. Despite record scrap sales, the Panamax fleet expanded by about 1 mdwt. Highly unsatisfactory freight rates have stimulated increased scrap sales of older dry bulk vessels in recent years. With 27% of the Capesize fleet and 41% of the Panamax fleet 15 years old or more, lower freight rates are likely to result in further scrapping of this older tonnage, especially with increasingly stringent safety and environmental regulations.

     Although the current depressed state of the dry bulk markets has resulted in a large decline in new orders, the existing orderbook will result in a significant surge in Capesize deliveries and a continuing high level of Panamax deliveries in 1999. Presently, 11% of the Capesize fleet and 13% of the Panamax fleet are on order, both slightly up from year-ago levels.

Sources: fleet statistics from Clarkson Research Studies;
other  data from International Energy Agency, U.S. Department  of
Energy, and various market analysts.

[From pages 16 and 20 of the 1998 Annual Report]

MANAGEMENT'S DISCUSSION AND ANALYSIS

OVERSEAS SHIPHOLDING GROUP, INC. AND SUBSIDIARIES

SIGNIFICANT EVENTS

The economic crisis in Asia that began in the latter part of 1997 persisted through 1998 and resulted in a major weakening in demand for bulk tonnage. Oil demand fell dramatically in Asia and slowed in most other major consuming areas. The sharp economic contraction in Asia was particularly harsh on dry bulk markets because of this region's importance as the primary growth engine for the overseas transport of iron ore and coal. Accordingly, during 1998 the Company recorded a charge of $91,000,000 ($59,200,000 after tax) to adjust the carrying value of certain vessels that it expects to dispose of in 1999. A major portion of this 1998 provision relates to the six remaining vessels in the Company's ten-vessel dry bulk disposal program announced in 1997, at which time a reserve of $26,536,000 ($17,200,000 after tax) was established. The balance of the 1998 provision reflects a reduction to estimated realizable value of the carrying amounts for the Company's ten oldest tankers, including three in a joint venture. To date, the Company has sold one of these tankers and contracted for the sale of a second tanker and one dry bulk vessel. Completion of all these planned disposals will leave the Company with one of the most modern fleets in the industry.

During the fourth quarter of 1998, the Company repurchased Unsecured Senior Notes with an aggregate principal amount of $310,000,000 at a $21,000,000 premium ($13,600,000 after tax) net of gains from the termination of related interest rate swaps (fixed rate interest on the Unsecured Senior Notes had been converted to a floating rate basis by these interest rate swaps). The premium net of the swap termination gain has been reported in the Company's statement of operations as an extraordinary charge. The Company borrowed the amount needed for the purchase under its revolving credit agreement; its interest costs on such borrowings will be lower than the interest cost on the repurchased notes by approximately $5,000,000 per year, based on the interest rates and the amount of notes outstanding at the time of the transaction.

In the first quarter of 1998, the Company recognized a gain of $42,288,000 ($26,500,000 after tax) from the sale of 3,650,000 shares of Royal Caribbean Cruises Ltd. ("Royal") common stock that it had acquired in July 1997 in connection with the disposal of its joint venture interest in Celebrity Cruise Lines Inc.
("Celebrity"). The Company has applied the proceeds from this sale, approximately $180,000,000, net of taxes, to reduce amounts outstanding under its long-term credit facility (see Interest Expense and Liquidity and Sources of Capital below).

During 1998, the Company embarked on a number of strategic initiatives designed to enhance its competitive position and financial strength in the years to come. These include strengthening its organizational structure, expanding strategic alliances, modernizing its fleet, and both increasing efficiencies and reducing costs while maintaining the Company's standard of operational excellence.

OPERATIONS

INCOME FROM VESSEL OPERATIONS Revenues and results of vessel operations of the Company are highly sensitive to patterns of supply and demand for vessels of the types and sizes owned and operated by the Company and the markets in which those vessels operate. Freight rates for major bulk commodities are determined by market forces including local and worldwide demand for such commodities, volumes of trade, distances between sources and destinations of cargoes, and the amount of available tonnage both at the time such tonnage is required and over periods of projected requirements. Available tonnage is affected, over time, by the amount of newbuilding deliveries and removal of existing tonnage from service. Results in particular periods are also affected by such factors as the mix between voyage and time charters, the timing of the completion of voyage charters, the time and prevailing rates when charters that are currently being performed were negotiated, the levels of applicable rates and the business available as particular vessels come off existing charters, and the timing of drydocking of vessels.

VLCC rates in the international tanker markets in 1998 averaged above those for 1997 through most of the third quarter, reaching a peak of $44,000 per day in both mid-May and mid-July. The market derived its strength from an increase in long-haul shipments from the Middle East, primarily to western destinations, and increased deployment of VLCCs for floating storage. Thereafter, however, rates entered a steep decline, reaching a low of about $20,000 per day in mid-September as world oil demand continued to wane and oil production cutbacks were implemented by major producers. Rates subsequently stabilized and turned higher, ranging up to around $35,000 per day in late February 1999.

Caribbean Aframax spot rates began 1998 by plunging from above $25,000 per day to $11,000 by late January as increased shipments from the Middle East displaced Caribbean business, warm weather reduced heating oil demand, refineries experienced extensive turnarounds and North Sea oil production declined. Following a recovery to above $25,000 per day by late March, the Aframax market again fell back sharply and largely remained confined to a $12,000 to $17,000 trading range for most of the remainder of the year. This weakness at least partially reflected the disproportionate share taken by Venezuela and Mexico of the oil production cuts agreed to by OPEC and other major oil-producing countries. Rates were trading nearer to the lower end of this range as of late February 1999.

The Company's Aframax tanker pool with PDV Marina, the marine transportation subsidiary of the Venezuelan state oil company, which covers all 20 Aframaxes (ten OSG vessels) of both parties, continues to demonstrate improved earnings for pool vessels as a result of enhanced opportunities for backhaul cargoes and reduced idle time. The pool has entered into a number of significant contracts of affreightment, which further improve the earnings of pool vessels.

Rates for Suezmaxes on the West Africa to U.S. route traded in a wide range of $14,000 to $24,000 during the first seven months of 1998, but then swung decisively to the downside, reaching as low as $10,000 per day in late September. Suezmax rates ended the year at around $15,000, and then rose to above $17,000 in late February. Product tanker rates in the Caribbean were substantially weaker in the first half of 1998 than in the prior year. Rates for the remainder of the year, and in the Far East trades for the entire year, were comparable to 1997. Dry bulk freight rates in 1998 fell to levels not seen since the depressed market of the mid-1980s and, following a temporary improvement in late summer, remain near these low levels in late February 1999.

As one indication of recent trends in various charter markets, set forth below are selected average daily spot market rates for various types and sizes of vessels in both 1998 and 1997 based on the published reports of one well-known industry research organization. It is important to note that rates tend to fluctuate significantly over the course of time, and can vary widely based on factors such as the age, condition and position of a particular vessel. Accordingly, the rates shown are not necessarily indicative of rates achieved by the Company's vessels during either year.

AVERAGE MARKET RATES BY VESSEL TYPE
Tankers                              1998       1997
----------------------------------------------------
Modern VLCCs                      $33,400    $35,700
Suezmaxes (W. Africa - U.S.)       20,700     23,200
Aframaxes (Caribbean market)       15,900     23,000
Products carriers                  10,300     13,300
-----------------------------------------------------
Dry Bulk Carriers
Capesize                           10,100     14,800
Panamaxes                           5,700      8,300
-----------------------------------------------------

Income from vessel operations for 1998 of $37,450,000 decreased by approximately $28,200,000 from the results for 1997. The foreign flag fleet accounted for over 70% of this decline. This resulted from reduced rates obtained for the Company's Aframaxes (particularly in the last three quarters of 1998), double-hulled VLCC tonnage in the fourth quarter of 1998 and most of its other classes of foreign flag tonnage. Such decline in rates was partially offset by the inclusion in 1998 of the operating results of one double-hulled VLCC that began operations early in the second quarter of 1997, and improved rates in the first nine months of 1998 earned by the Company's double-hulled VLCC tonnage trading in the spot market. Overall, the total number of operating days for the foreign flag fleet (other than vessels included in the aforementioned dry cargo disposal program) was not significantly different in 1998 compared with 1997. The balance of the 1998 decline was attributable to a reduction in income from vessel operations of the U.S. flag fleet, reflecting the lay-up of two small crude tankers (both of which were sold near the end of 1998) and two small U.S. flag dry cargo ships for substantial portions of 1998, whereas only one vessel in the U.S. flag fleet experienced a modest number of lay-up days in 1997. The U.S. flag crude tanker fleet had 400 fewer operating days (including the effect of vessels undergoing drydockings) in 1998 than in 1997. As part of its 1998 reserve (see Significant Events above), the Company recorded a provision of approximately $5,900,000 ($3,800,000 after tax) to reduce to estimated realizable value its proportionate share of the carrying amounts of certain vessels that are held in joint ventures and scheduled for disposal in 1999; this provision is reflected in the 1998 results of bulk shipping joint ventures.

Income from vessel operations for 1997 increased by approximately $19,000,000 from the results for 1996. This increase was attributable to an improvement of approximately $14,500,000 in income from foreign flag vessel operations. Vessels delivered in late 1996 and the first quarter of 1997 contributed positive operating results with approximately 1,700 more operating days in 1997 than in 1996; this contribution reflected high charter rates obtained for the Company's new VLCCs, particularly in the fourth quarter of 1997. Rates obtained for the Company's Aframax tonnage were higher in 1997 compared with 1996, although there were more than twice as many drydock days for this class in 1997 (219 days) compared with 1996 (101 days). Notwithstanding some improvement in dry bulk rates in 1997 compared with 1996, the generally low level of dry bulk rates for the first nine months of 1997 (see Significant Events above regarding dry cargo disposal program) negatively affected results for the Company's dry bulk fleet. Excluding operating days for new deliveries (see above) and the effect of vessels sold, the total number of operating days for the international flag tanker fleet was approximately the same in both years. U.S. flag fleet vessel operations improved by $4,500,000 in 1997 compared with 1996. This increase resulted from increased rates on certain tonnage and increased utilization of the Company's U.S. flag tanker fleet, following commencement in 1996 of long-term employment for six of OSG's U.S. flag tankers in the Alaskan trade. Operating days for the U.S. flag crude tanker fleet increased to approximately 2,600 days in 1997 from approximately 2,400 days in 1996. The effects of an increase of approximately 100 days for time lost for drydockings in 1997, the lay-up (beginning in the fourth quarter of 1997) of a small crude carrier upon redelivery from a long-term charter and lower rates obtained in 1997 for certain petroleum products carrier tonnage are also reflected. Since late December 1996, the Company's U.S. flag car carrier receives $2,100,000 per year under the U.S. Maritime Security Program, which continues through 2005, subject to annual Congressional appropriations. Voyage expenses, such as fuel and port costs, are paid by the vessel owner under a voyage charter and by the charterer under a time charter. Revenues and expenses in both the international flag and U.S. flag fleets for 1998 reflect an increase in the proportion of voyage charters to time charters compared with the prior year; for 1997, revenues and expenses in both fleets reflect a decrease in this proportion compared with the prior year.

EQUITY IN RESULTS OF CRUISE BUSINESS In March 1998, the Company recognized a gain of $42,288,000 ($26,500,000 after tax) from the sale of 3,650,000 shares of Royal common stock that it had acquired in July 1997 in connection with the disposal of its joint venture interest in Celebrity. The Company applied the proceeds from this sale, approximately $180,000,000, net of taxes, to reduce amounts outstanding under its long-term credit facility (see Interest Expense and Liquidity and Sources of Capital below). Accordingly, in 1998 the Company did not record any equity in the earnings of the cruise business, whereas the Company recorded income in 1997 of $3,712,000 (consisting of a loss from Celebrity of $179,000 in the first half and a profit from Royal of $3,891,000 in the second half) and approximately a breakeven in 1996.

The Company's equity in the results of cruise business is before interest expense of approximately $12,700,000 (1997) and $15,800,000 (1996), estimated to have been incurred by the Company in connection with the funding of its investment in the cruise business.

OTHER INCOME (NET) The details of other income for the three-year period are shown in Note K on page 31 of this report. Aggregate interest and dividend income rose in 1998 because of an increase on average of the amounts utilized during the year for interest-bearing deposits and investments. Aggregate interest and dividends did not materially change in 1997 compared with 1996. Gain on sale of securities was approximately $21,800,000 in 1998 compared with approximately $31,500,000 in 1997 and $20,100,000 in 1996. There were losses on other investments of approximately $700,000 in 1997 and $11,200,000 in 1996.

Disposal  of vessels (other than those referred to in Significant
Events above) resulted in losses of approximately $1,300,000 in 1998 and $600,000 in 1997 and a gain of approximately $7,000,000 in 1996.

INTEREST EXPENSE Interest expense decreased in 1998 from 1997 as a result of a substantial decrease in the average amount of debt outstanding in 1998 compared with 1997, reflecting the reduction of debt through application of the cash proceeds of $120,000,000 from the sale of the Company's investment in Celebrity in July 1997, the proceeds of approximately $180,000,000, net of taxes, from the sale of Royal common stock in the first quarter of 1998 referred to above, and gross proceeds of $53,000,000 from the sale of vessels included in the dry cargo disposal program referred to above. Interest expense is net of $3,000,000 in 1998 and $1,300,000 in 1997 of interest capitalized in connection with vessel construction. Interest expense increased in 1997 from 1996 as a result of an increase in the average amount of debt outstanding in 1997 compared with 1996 (net of debt reductions from the use of the cash proceeds from the sale of the Company's investment in Celebrity), including debt incurred in connection with vessels entering the operating fleet, decreased amounts of interest capitalized in 1997 in connection with vessel construction and increased rates on floating rate debt. Interest expense in 1998, 1997 and 1996 reflects $4,000,000, $4,300,000 and $7,000,000, respectively, of net benefits from the interest rate swaps referred to below in Liquidity and Sources of Capital.

PROVISION FOR FEDERAL INCOME TAXES The income tax credit of $10,950,000 in 1998 and the tax provisions of $12,150,000 in 1997 and $885,000 in 1996 were based on pretax income or loss, adjusted to reflect items that are not subject to tax and the dividends received deduction. The 1998 credit and the 1997 provision for federal income taxes include approximately $1,000,000 and $2,000,000, respectively, of tax on previously untaxed cruise earnings.

NEW ACCOUNTING STANDARD In June 1998, the Financial Accounting Standards Board issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("FAS 133"), which is required to be adopted in years beginning after June 15, 1999. The Company expects to adopt the new statement effective January 1, 2000. FAS 133 will require the Company to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. For derivatives that are hedges, depending on the nature of the hedges, changes in the fair value of derivatives will either be offset against changes in fair value of the hedged items or firm commitments through earnings or be recognized in other comprehensive income until the hedged item is recognized in earnings. The portion of a derivative's change in fair value that is deemed not to constitute a hedge will be immediately recognized in earnings.

The Company believes that the adoption of FAS 133 will not have a material effect on its earnings and financial position.

LIQUIDITY AND SOURCES OF CAPITAL Working capital at December 31, 1998 was approximately $43,000,000 compared with $99,000,000 at year-end 1997 and $102,000,000 at year-end 1996; the reduction in working capital was offset by a commensurate reduction in long-term borrowings. Current financial resources, together with cash anticipated to be generated from operations, are expected to be adequate to meet requirements in 1999. Current assets are highly liquid, consisting principally of cash, interest-bearing deposits and receivables. The Company also has investments in marketable securities carried as noncurrent assets, other than securities included in the Capital Construction Fund, with a market value of approximately $11,000,000 at December 31, 1998. In addition, the Company maintains a Capital Construction Fund with a market value of approximately $176,000,000 at December 31, 1998. Net cash provided by operating activities approximated $56,000,000 in 1998, $60,000,000 in 1997 and $50,000,000 in 1996.

The Company has an unsecured long-term credit facility of $600,000,000, of which $386,000,000 was used at December 31,
1998, and an unsecured short-term credit facility of $30,000,000, of which $7,000,000 was used at that date. The latter amount has been classified as long-term since it is expected to be refinanced under the long-term credit facility. The cash received from the sale of Royal common stock referred to under Significant Events above was used to reduce amounts outstanding under the long-term credit facility. The Company finances vessel additions primarily with cash provided by operating activities, long-term borrowings and capital lease obligations. Long-term borrowings incurred in 1998, 1997 and 1996 aggregated approximately $105,000,000, $38,000,000 and $76,000,000, respectively.

The Company has used interest rate swaps to effectively convert a portion of its debt, including capital lease obligations, either from a fixed to floating rate basis or from floating to fixed rate, reflecting management's interest rate outlook at various times. These agreements contain no leverage features. The Company has hedged its exchange rate risk with respect to contracted future charter revenues receivable in Japanese yen to minimize the effect of foreign exchange rate fluctuations on reported income by entering into currency swaps with a major financial institution to deliver such foreign currency at fixed rates that will result in the Company receiving approximately $89,000,000 for such foreign currency from 1999 through 2004.

In 1998, 1997 and 1996, cash used for vessel additions approximated $19,000,000, $91,000,000 and $151,000,000, respectively, excluding additions financed by long-term borrowings. As of December 31, 1998, the Company has commitments for the construction of two 308,700 dwt double-hulled foreign flag VLCCs for delivery in 2000, with an aggregate contract price based on standard shipyard contract terms of $140,000,000, discounted to approximately $130,000,000 to reflect the prepayment in August 1998 of a substantial portion of the purchase price. The prepayment, approximately $105,000,000, is covered by refundment guaranties from a major U.S. insurance company. In December 1998, the Company financed its $105,000,000 prepayment and provided for the remaining unpaid costs of these two vessels with a ten-year borrowing secured by an assignment of the refundment guaranties and by mortgages to be placed on the vessels upon their respective deliveries.

RISK MANAGEMENT The Company is exposed to market risk from changes in interest rates, which could impact its results of operations and financial condition. The Company manages this exposure to market risk through its regular operating and financing activities and, when deemed appropriate, through the use of derivative financial instruments. The Company manages its ratio of fixed to floating rate debt with the objective of achieving a mix that reflects management's interest rate outlook at various times. To manage this mix in a cost-effective manner, the Company, from time to time, enters into interest rate swap agreements, in which it agrees to exchange various combinations of fixed and variable interest rates based on agreed upon notional amounts. The Company uses derivative financial instruments as risk management tools and not for speculative or trading purposes. In addition, derivative financial instruments are entered into with a diversified group of major financial institutions in order to manage exposure to nonperformance on such instruments by the counterparties.

The following table provides information about the Company's derivative financial instruments and other financial instruments that are sensitive to changes in interest rates. For investment securities and debt obligations, the table presents principal cash flows and related weighted average interest rates by expected maturity dates. Additionally, the Company has assumed that its fixed income securities are similar enough to aggregate those securities for presentation purposes. For interest rate swaps, the table presents notional amounts and weighted average interest rates by contractual maturity dates. Notional amounts are used to calculate the contractual cash flows to be exchanged under the contracts.


INTEREST RATE SENSITIVITY
Principal  (Notional) Amount by Expected Maturity and Average  Interest  (Swap) Rate
                                                                           Fair
                                                                          Value
                                                                             at
                                                                           Dec.
(Dollars in                                              Beyond             31,
millions)       1999    2000    2001     2002     2003     2003   Total    1998
-------------------------------------------------------------------------------
ASSETS
Fixed income
  securities           $ 0.8   $ 1.5   $  3.8   $  7.4   $ 44.8  $ 58.3  $ 58.3
Average
  interest
  rate                   6.2%    6.2%     5.6%     6.0%     6.8%
LIABILITIES
Long-term
  debt and
  capital
  lease
  obliga-
  tions,
  including
  current
  portion
  Fixed rate   $11.1   $ 9.1   $ 8.8   $  6.6   $106.9   $145.5  $288.0  $290.2
Average
  interest
  rate           9.5%   10.2%   10.1%     9.8%     8.1%     9.2%
Variable
  rate         $13.3   $17.2   $19.5   $410.8   $ 19.5   $ 90.0  $570.3  $570.3
Average
  spread
  over LIBOR     0.53%   0.72%   0.87%    0.52%    0.87%    1.28%
INTEREST
RATE SWAPS
RELATED TO
DEBT
Pay
  variable*/
  receive
  fixed                $40.0                    $150.0   $ 50.0  $240.0  $  9.3
Average
  receive
  rate                   6.0%                      6.1%     6.4%
Pay fixed/
  receive
  variable*    $13.3   $17.2   $19.5   $327.9   $ 19.5   $ 90.0  $487.4  $ (3.8)
Average pay
  rate           6.9%    6.6%    6.3%     5.2%     6.3%     5.6%

 *LIBOR

EFFECTS  OF  INFLATION  AND  ENVIRONMENTAL   MATTERS   Additions   to   the
costs of operating the fleet due to wage increases and price level increases in certain other expense categories were experienced over the three-year period. In some cases, these increases were offset by rates available to tonnage open for chartering and to some extent by charter escalation provisions.

UPDATE  ON  IMPACT  OF  YEAR   2000   The   Company   is   continuing   its
review of all phases of its activities that could be affected by Year 2000 issues. Year 2000 issues relate to the inability of computer programs or microchips to distinguish between the year 1900 and the year 2000. In connection with computer processing of its financial records, the Company primarily uses software that is Year 2000 compliant. The Company is reviewing its computer supported operational activities (most of which do not relate to recordkeeping), which include computer operated machinery or processes or computer based backup systems on board its vessels. The Company is testing its applications and has found those
tested    either  to  be  Year  2000   compliant   or   to    have    minor
deficiencies that are expected to be corrected by mid-1999. The Company is performing further tests of its systems that it expects to complete in mid-1999.

The Company has communicated with vendors and others whose Year 2000 compliance is critical to the Company and is following up with them concerning their plans and progress in addressing Year
2000 issues. The Company is not aware of any Year 2000 problems as a result of this effort.

The   costs   associated  with  the   Company's   Year   2000    compliance
activities    are   not   expected  to   be  material  to  the    Company's
financial position and such costs are being expensed as incurred.

The  failure  to  correct  a  Year 2000  problem   could   result   in   an
interruption in certain normal business activities or operations. The Company, however, believes that, with completion of its Year 2000 project, significant interruptions will not be encountered.

Completion   of  the  Company's  Year   2000   project    is    based    on
management's best estimates, which were derived utilizing numerous assumptions regarding future events. There can, however, be no assurance that there will not be a delay in, or unanticipated costs associated with, the Year 2000 project. Specific factors that might cause differences between the
estimates  and  actual results  include,  but  are  not  limited   to,  the
availability and cost of personnel trained in this area, the ability to locate and correct all relevant computer codes, timely responses by third parties and suppliers and similar uncertainties. The Company expects to evaluate the necessity for a contingency plan by mid-1999.

February 23, 1999

[From pages 21 through 35 of the 1998 Annual Report]

CONSOLIDATED STATEMENTS OF OPERATIONS
OVERSEAS SHIPHOLDING GROUP, INC. AND SUBSIDIARIES

In thousands, except per share amounts,
for the year ended December 31,                  1998       1997       1996
---------------------------------------------------------------------------
SHIPPING REVENUES:
Revenues from voyages - Note B               $412,384   $477,950   $452,263
Income/(loss) attributable to bulk
  shipping joint ventures - Note E            (3,600)      3,109      3,605
---------------------------------------------------------------------------
                                              408,784    481,059    455,868
---------------------------------------------------------------------------
SHIPPING EXPENSES:
Vessel and voyage - Note H                    254,348    292,564    297,209
Depreciation of vessels and
  amortization of capital leases               70,806     77,940     71,003
General and administrative - Note H            46,180     44,944     41,040
---------------------------------------------------------------------------
                                              371,334    415,448    409,252
---------------------------------------------------------------------------
Income from Vessel Operations                  37,450     65,611     46,616
Equity in Results of Cruise
  Business - Note D                                 -      3,712         21
Other Income (Net) - Note K                    32,312     41,945     26,208
---------------------------------------------------------------------------
                                               69,762    111,268     72,845
Interest Expense                               62,200     82,983     69,458
---------------------------------------------------------------------------
                                                7,562     28,285      3,387
Gain on Sale of Investment in
  Cruise Business - Note D                     42,288     21,576          -
Gain Resulting from Public Offering of
  Shares by Royal Caribbean
  Cruises Ltd. - Note D                             -      7,842          -
Provision for Loss on Planned Vessel
  Dispositions - Note M                       (85,072)   (26,536)         -
---------------------------------------------------------------------------
Income/(Loss) before Federal Income
  Taxes and Extraordinary Loss                (35,222)    31,167      3,387
Provision/(Credit) for Federal Income
  Taxes - Note J                              (10,950)    12,150        885
---------------------------------------------------------------------------
Net Income/(Loss) before
  Extraordinary Loss                          (24,272)    19,017      2,502
Extraordinary Loss on Early
  Extinguishment of Debt, net of
  income tax benefit of $7,350 - Note G       (13,648)         -          -
---------------------------------------------------------------------------
Net Income/(Loss)                           $ (37,920)  $ 19,017  $   2,502
===========================================================================
PER SHARE AMOUNTS - NOTE P:
Basic and diluted net income/(loss)
  before extraordinary loss                 $    (.66)  $    .52  $     .07
Extraordinary loss                          $    (.37)         -          -
Basic and diluted net income/(loss)         $   (1.03)  $    .52  $     .07
Cash dividends declared and paid            $     .60   $    .60  $     .60
===========================================================================

See notes to financial statements.

CONSOLIDATED BALANCE SHEETS
OVERSEAS SHIPHOLDING GROUP, INC. AND SUBSIDIARIES

In thousands at December 31,                              1998        1997
--------------------------------------------------------------------------
ASSETS
CURRENT ASSETS:
Cash, including interest-bearing
  deposits of $46,494 and $109,835                  $   51,005  $  113,195
Voyage receivables                                      15,285      16,187
Other receivables                                       18,500      14,619
Prepaid expenses                                        19,868      26,379
--------------------------------------------------------------------------
    Total Current Assets                               104,658     170,380
Investments in Marketable Securities - Note F           10,684      26,792
Capital Construction Fund - Notes F and J              176,154     174,892
Vessels, at cost, less accumulated
  depreciation - Notes A3, G and O1                  1,130,397   1,106,790
Vessels Under Capital Leases, less
  accumulated amortization - Notes A4 and O1            54,543      65,475
Vessels Held for Disposal, at estimated
  fair value - Note M                                   44,170     135,860
Investment in Cruise Business - Note D                       -     160,269
Investments in Bulk Shipping Joint                      91,942      95,542
  Ventures - Note E
Other Assets                                            82,967      87,224
--------------------------------------------------------------------------
                                                    $1,695,515  $2,023,224
==========================================================================
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable                                    $    5,800  $    6,099
Sundry liabilities and accrued
  expenses - Note N2                                    25,346      29,249
Federal income taxes (all deferred) - Note J             6,200       7,400
--------------------------------------------------------------------------
                                                        37,346      42,748
Current installments of long-term debt - Note G         20,194      22,430
Current obligations under capital
  leases - Note O1                                       4,244       5,867
--------------------------------------------------------------------------
    Total Current Liabilities                           61,784      71,045
Advance Time Charter Revenues                            6,412       7,433
Long-term Debt - Notes G and O1                        757,126     966,212
Obligations Under Capital Leases - Note O1              76,767      90,094
Deferred Federal Income Taxes
  ($64,584 and $102,514) and
  Deferred Credits - Note J                             85,804     108,643
SHAREHOLDERS' EQUITY - NOTES G, J AND P:
Common stock                                            39,591      39,591
Paid-in additional capital                              96,156      96,149
Retained earnings                                      625,132     685,128
--------------------------------------------------------------------------
                                                       760,879     820,868
Cost of treasury stock                                  41,869      41,719
--------------------------------------------------------------------------
                                                       719,010     779,149
Accumulated other comprehensive income/(loss)          (11,388)        648
--------------------------------------------------------------------------
    Total Shareholders' Equity                         707,622     779,797
Commitments, Leases and Other
  Comments - Notes N and O
--------------------------------------------------------------------------
                                                    $1,695,515  $2,023,224
==========================================================================

See notes to financial statements.


CONSOLIDATED STATEMENTS OF CASH FLOWS
OVERSEAS SHIPHOLDING GROUP, INC. AND SUBSIDIARIES
In thousands for the year ended
  December 31,                                  1998         1997       1996
----------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income/(loss)                          $ (37,920)    $ 19,017  $   2,502
Items included in net income/(loss)
   not affecting cash flows:
  Depreciation and amortization               70,806       77,940     71,003
  Provision for loss on planned vessel
    dispositions                              85,072       26,536          -
  (Gain) resulting from public
    offering of shares by
    Royal Caribbean Cruises Ltd.                   -       (7,842)         -
  Provision/(credit) for deferred
    federal income taxes                     (32,530)      10,550        685
  Equity in results of cruise business             -       (3,712)       (21)
  Equity in results of bulk shipping
    joint ventures                             3,600       (3,143)    (3,605)
  Other - net                                  1,897       (4,779)     6,528
Items included in net income/(loss)
    related to investing and financing
    activities:
  (Gain) on sale of investment in
    cruise business                          (42,288)     (21,576)         -
  (Gain) on sale of securities - net         (21,789)     (31,493)   (20,066)
  (Gain)/loss on disposal of other
    vessels                                    1,288          588     (6,983)
  Extraordinary loss on
    early extinguishment of debt              20,998            -          -
Changes in operating assets and
    liabilities:
  Decrease/(increase) in receivables            (360)         324       (272)
  Net change in prepaid items, accounts
    payable and sundry
    liabilities and accrued expenses           8,543       (2,295)       796
  (Decrease) in advance time
    charter revenues                          (1,021)        (261)      (387)
----------------------------------------------------------------------------
       Net cash provided by
         operating activities                 56,296       59,854     50,180
----------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of investment in
  cruise business                            198,474      120,050          -
Purchases of marketable securities              (836)(b) (110,615)    (4,672)
Proceeds from sales of marketable
  securities                                  29,490      104,458     11,600
Purchases of vessels under
  capital leases (a)                          (7,700)      (4,719)   (20,213)
Additions to vessels (c)                     (11,376)     (86,688)  (130,953)
Proceeds from sale of vessels included
  in dry cargo disposal program               47,306        3,215          -
Proceeds from disposal of other vessels        2,527        9,085     59,426
Investment in Celebrity Cruise
  Lines Inc.                                       -            -     (4,900)
Purchase of minority interest                      -       (5,102)         -
Purchases of other investments                (1,838)      (7,490)    (7,083)
Proceeds from dispositions of
  other investments                            1,754        2,686      6,744
Other - net                                   (5,950)         133        119
----------------------------------------------------------------------------
    Net cash provided by/(used in)
      investing activities                   251,851       25,013    (89,932)
----------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of long-term debt (c)                     -            -     75,754
Payments on long-term debt and
  obligations under capital leases          (349,101)     (68,623)   (68,419)
Cash dividends paid                          (22,076)     (21,870)   (21,741)
Issuance of common stock upon
  exercise of stock options                        -        8,449          -
Other - net                                      840        1,252      2,700
----------------------------------------------------------------------------
    Net cash (used in)
      financing activities                  (370,337)     (80,792)   (11,706)
----------------------------------------------------------------------------
Net increase/(decrease) in cash              (62,190)       4,075    (51,458)
Cash, including interest-bearing
  deposits, at beginning of year             113,195      109,120    160,578
----------------------------------------------------------------------------
Cash, including interest-bearing
  deposits, at end of year                $   51,005    $ 113,195  $ 109,120
============================================================================

(a) -Excludes $7,906 (1998), $9,052 (1997) and $20,090 (1996), representing the outstanding principal balance of debt assumed in connection with the purchases of vessels under capital leases.
(b) -Excludes $4,083, representing the carrying amount of 131,400 shares of Royal Caribbean Cruises Ltd. ("RCCL") retained and reclassified upon sale of 3,650,000 shares of RCCL.
(c) Excludes $104,884 (1998) and $38,000 (1997) in connection with the construction of vessels.

See notes to financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
OVERSEAS SHIPHOLDING GROUP, INC. AND SUBSIDIARIES
                                                                                Accumulated
                                     Paid-in                                          Other
                                       Addi-                                        Compre-
                            Common    tional  Retained        Treasury Stock        hensive
Dollars in thousands        Stock*   Capital  Earnings      Shares     Amount       Income/     Total
                                                                                     (Loss)
-----------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER
  31, 1995                 $39,591   $93,687  $707,220   3,363,243  $(49,297)   $   (6,420) $ 784,781
Net Income                                       2,502                                          2,502
Other Comprehensive
  Income, net of tax:
  gross unrealized gains
  on available-
  for-sale securities
  of $14,943,
  net of realized gains
  included in
  net income of $11,172                                                              3,771     3,771
                                                                                             -------
Comprehensive Income                                                                           6,273
                                                                                             -------
Cash Dividends
Declared and Paid                              (21,741)                                      (21,741)
Options Exercised                         38                (7,853)       87                     125
----------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER
  31, 1996                  39,591    93,725   687,981   3,355,390   (49,210)       (2,649)  769,438
Net Income                                      19,017                                        19,017
Other Comprehensive
 Income, net of tax:
 gross unrealized gains
 on available- for-sale
 securities of $22,947,
 net of realized gains
 included in
 net income of $19,650                                                               3,297     3,297
                                                                                             -------
Comprehensive Income                                                                          22,314
                                                                                             -------
Cash Dividends
  Declared and Paid                            (21,870)                                      (21,870)
Options Exercised                        959              (557,194)    7,491                   8,450
Tax Benefit Related to
  Options Exercised                    1,465                                                   1,465
----------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER
  31, 1997                  39,591    96,149   685,128   2,798,196   (41,719)          648   779,797
Net (Loss)                                     (37,920)                                      (37,920)
Other Comprehensive
 (Loss), net of tax:
 gross unrealized gains
 on available- for-sale
 securities of $1,512,
 reflecting realized
 gains included in
 net (loss) of $13,548                                                             (12,036)  (12,036)
                                                                                             -------
Comprehensive (Loss)                                                                         (49,956)
                                                                                             -------
Cash Dividends
  Declared and Paid                            (22,076)                                      (22,076)
Common Stock Acquired                                       13,700      (188)                   (188)
Options Exercised                          7                (2,834)       38                      45
----------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER
  31, 1998                 $39,591   $96,156  $625,132   2,809,062  $(41,869)     $(11,388) $707,622
====================================================================================================

  *Par value $1 per share; 60,000,000 shares authorized and 39,590,759 shares issued.
See notes to financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
OVERSEAS SHIPHOLDING GROUP, INC. AND SUBSIDIARIES

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

1. The consolidated financial statements include the accounts of the Company and its subsidiaries ("Company" or "OSG"). All subsidiaries are wholly owned. In February 1997, the Company purchased the 20% minority interest in four previously 80%-owned subsidiaries for cash of approximately $5,000,000. The excess of such purchase price over the carrying amount of the minority interest at December 31, 1996 is being amortized over the remaining useful lives of the respective subsidiaries' vessels. Significant intercompany items and transactions have been eliminated in consolidation. Investments in joint ventures (which are 50%-owned, except one small venture that is 49%-owned) are stated at the Company's cost thereof adjusted for its
proportionate    share    of   the   undistributed    operating    results    of
such companies.

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

3. Depreciation of vessels is computed for financial reporting purposes based on cost, less estimated salvage value, by the straight-line method primarily using a vessel life of 25 years. Accumulated depreciation was $340,617,000 and $459,965,000 at December 31, 1998 and 1997, respectively. The 1998 decrease
reflects   the   reclassification   of   vessels   held   for   disposal    (see
Note M).

4. Certain subsidiaries have bareboat charters-in on vessels that are accounted for as capital leases. Amortization of capital leases is computed by the straight-line method over 22 or 25 years, representing the terms of the leases (see Note O1). Accumulated amortization was $67,547,000 and $87,392,000 at December 31, 1998 and 1997, respectively.

5.   Time   charters   and  a  bareboat  charter  that  are   operating   leases
are   reported   on   the   accrual   basis.  Voyage   charters   are   reported
on the completed voyage basis.

6. Interest costs incurred during the construction of vessels (until the vessel is substantially complete and ready for its intended use) are capitalized. Interest capitalized aggregated $3,035,000 (1998), $1,326,000 (1997) and $9,378,000 (1996).
Interest    paid   amounted   to   $66,451,000   (1998),   $82,898,000    (1997)
and $70,971,000 (1996), excluding capitalized interest.

7. The Company's investments in marketable securities are classified as available-for-sale and are carried at market value. Net unrealized gains or losses are reported as a component of accumulated other comprehensive income/(loss).

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

Changes    in   the   value   of   currency   swaps   (designated   as    hedges
against contracted future charter revenues receivable in a foreign currency) are deferred and are offset against corresponding changes in the value of the charter hire, over the related charter periods (see Note O2). Any gain or loss realized upon the termination of foreign currency swaps would be recognized as an adjustment of voyage revenues over the remaining term of the related charter.

9. In accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"),
compensation cost for stock options is recognized in income based on the excess, if any, of the quoted market price of the stock at the grant date of the award or other measurement date, over the
amount   an   employee   must   pay  to  acquire   the   stock.   The   exercise
price for stock options granted to employees equals or exceeds the fair market value of the Company's common stock at the date
of    grant,    thereby   resulting   in   no   recognition   of    compensation
expense.

10. The Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("FAS 130"), effective with the first quarter of 1998. FAS 130 requires the presentation of comprehensive income/(loss), which (in the Company's case) presently comprises net income/(loss) plus or minus the change in unrealized gains or losses on the available-for-sale securities portfolio. The Company recognizes such changes in unrealized gains or losses through the date of sale in other comprehensive income/(loss). The adoption of this statement had no impact on the Company's net income/(loss) or shareholders' equity. Comprehensive income/(loss) for each of the three years ended December 31, 1998 has been shown in the statement of changes in shareholders' equity.

11. Effective for 1998, the Company adopted Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("FAS 131"). FAS 131 superceded Statement of Financial Accounting Standards No. 14, "Financial Reporting for Segments of a Business
Enterprise"    and    establishes   standards    for    reporting    information
about   operating   segments.  The  adoption  of  FAS   131   did   not   affect
results of operations or financial position, but did affect the disclosure of segment information (see Note B).


NOTE B - BUSINESS AND SEGMENT REPORTING:

The Company is principally engaged in the ocean transportation of liquid and dry bulk cargoes in both the worldwide markets and the self-contained U.S. markets through the ownership and operation of a diversified fleet of bulk cargo vessels. The bulk shipping
industry   has   many   markets   that   have   distinct   characteristics   and
are subject to different market forces. The primary markets for individual vessels are determined to a large degree by their types, sizes and flags. Unlike container or liner ships, which the Company does not own, bulk vessels are not bound to specific ports or schedules and, therefore, can respond to market opportunities by moving between trades and geographical areas. The Company's subsidiaries charter their vessels to commercial shippers and U.S. and foreign governmental agencies primarily on time and voyage charters and occasionally on bareboat charters (see Note O2).

The Company has four reportable segments: foreign flag crude tankers, products carriers and dry bulk carriers and U.S. flag tankers, including products carriers. Segment results are evaluated based on income from vessel operations before general and administrative expenses. The accounting policies followed by the reportable segments are the same as those followed in the preparation of the Company's consolidated financial statements.
Information about the Company's reportable segments for the three years ended December 31, 1998 follows:

                                                                 U.S. flag
                                          Foreign flag            Tankers,
                                 ------------------------------- including
                                    Crude  Products     Dry bulk  Products
In thousands                      tankers  carriers     carriers  carriers   All other      Totals
--------------------------------------------------------------------------------------------------
1998
Shipping revenues                $204,481  $ 54,088   $    9,083  $119,889     $21,243  $  408,784
Depreciation and amortization      36,423     8,777        3,716    19,128       2,762      70,806
Income/(loss) from
  vessel operations                33,709+    4,004       (6,917)   19,881       6,690      57,367*
Provision for loss on
  planned vessel dispositions      10,749     6,908       65,400     2,015                  85,072
Total assets at December
  31, 1998                        937,700   129,006      130,322   149,123      33,846   1,379,997
Investments in bulk shipping
  joint ventures at December
  31, 1998                         81,968                  8,077                 1,897      91,942
Expenditures for vessels,
  including purchases of
  vessels under capital leases    108,611     1,420                 13,263         666     123,960
1997
Shipping revenues                 216,619    64,556       47,157   130,364      22,363     481,059
Depreciation and amortization      34,269     9,341       13,556    17,918       2,856      77,940
Income/(loss) from
  vessel operations                46,342+    8,776       (4,672)   26,067         352      76,865*
Provision for loss on planned
  vessel dispositions                                     26,536                            26,536
Total assets at December
  31, 1997                        883,145   139,473      243,451   188,387      37,984   1,492,440
Investments in bulk
  shipping joint ventures
  at December 31, 1997             85,232                  8,830                 1,480      95,542
Expenditures for vessels,
  including purchases of
  vessels under capital leases     58,486       140       50,975    19,696         110     129,407
Purchase of minority interest                                        5,102                   5,102
  1996 Shipping revenues          169,804    67,471       57,672   139,192      21,729     455,868
Depreciation and amortization      28,839     9,758       12,991    16,726       2,689      71,003
Income/(loss) from
  vessel operations                30,870+    9,366       (4,355)   21,045      (1,822)     55,104*
Total assets at December
  31, 1996                        850,855   162,293      235,686   204,359      37,318   1,490,511
Investments in bulk shipping
joint
ventures at December 31, 1996      81,953                  8,478                   968      91,399
Expenditures for vessels,
including purchases of
vessels under capital leases       99,519     2,543       25,584    23,520                 151,166
==================================================================================================

 *Segment totals are before general and administrative expenses, investment income and interest expense.
 +Includes substantially all of the equity in net income/(loss) of bulk shipping joint ventures and, in 1998 and 1997, the net earnings from a vessel chartered-in until 2005 and chartered-out for the same period.

Reconciliations of total assets of the segments to amounts included in the consolidated balance sheets follow:
In thousands at December 31,                1998        1997        1996
------------------------------------------------------------------------
Total assets of all segments,
  which exclude intercompany
  receivables                         $1,379,997  $1,492,440  $1,490,511
Corporate cash and securities,
  including capital construction
  fund                                   237,520     302,383     242,927
Other unallocated amounts,
  including investment in cruise
  business in 1997 and 1996               77,998     228,401     303,863
------------------------------------------------------------------------
    Consolidated total assets         $1,695,515  $2,023,224  $2,037,301
========================================================================


Certain additional information about the Company's operations for the three years ended December 31, 1998 follows:
In thousands                        Consolidated   U.S. flag      Foreign
                                                                    flag*
-------------------------------------------------------------------------
1998
Shipping revenues                    $   408,784    $141,132  $   267,652
=========================================================================
Vessels and vessels under capital
  leases at December 31, 1998+         1,229,110     159,406    1,069,704
=========================================================================
1997
Shipping revenues                        481,059     152,727      328,332
=========================================================================
Vessels and vessels under capital
  leases at December 31, 1997+         1,308,125     175,877    1,132,248
=========================================================================
1996
Shipping revenues                        455,868     160,921      294,947
=========================================================================
Vessels and vessels under capital
  leases at December 31, 1996        $ 1,293,817   $ 177,729  $ 1,116,088
=========================================================================

 *Principally Marshall Islands as of December 31, 1998.
 +Includes vessels held for disposal.



The Company had one charterer (a major oil company) during the above periods from which revenues exceeded 10% of revenues from voyages. Revenues from such charterer amounted to $98,625,000 in 1998, $118,012,000 in 1997 and $98,321,000
in 1996.

See Note J for information relating to taxation of income and undistributed earnings of foreign companies.

NOTE C - ASSETS AND LIABILITIES OF FOREIGN SUBSIDIARIES:

A condensed summary of the combined assets and liabilities of the  Company's  foreign (incorporated outside the United  States)
subsidiaries, whose operations are principally conducted in  U.S.
dollars, follows:
In thousands at December 31,                   1998         1997
----------------------------------------------------------------
Current assets                         $     25,518   $   27,004
Vessels, net and vessels held for
  disposal                                1,023,139    1,048,945
Investment in cruise business                     -      160,269
Other assets                                114,343      121,976
----------------------------------------------------------------
                                          1,163,000    1,358,194
----------------------------------------------------------------
Current installments of long-
  term debt, including intercompany
  of $33,400 and $35,800                     44,024       46,086
Other current liabilities                    13,697       19,613
----------------------------------------------------------------
Total current liabilities                    57,721       65,699
Long-term debt (including inter-
  company of $200,400 and $107,400)
  and deferred credits, etc.                356,373      350,177
----------------------------------------------------------------
                                            414,094      415,876
----------------------------------------------------------------
Net assets                              $   748,906  $   942,318
================================================================



NOTE D - INVESTMENT IN CRUISE BUSINESS:

In July 1997, the Company sold its 49% ownership interest in Celebrity Cruise Lines Inc. ("CCLI"), a joint venture that owned and operated cruise vessels, for $120,050,000 in cash and approximately 3,650,000 shares of Royal Caribbean Cruises Ltd. ("RCCL") common stock, representing approximately 5% of RCCL's then outstanding common shares. The Company recognized a gain on the sale of $21,576,000 (approximately $12,100,000 after tax, including $2,000,000 of tax on previously untaxed CCLI earnings).

The Company accounted for its ownership of RCCL common stock (which included approximately 131,000 shares held as available-for-sale securities prior to the aforementioned transaction) as an investment in a corporate joint venture, using the equity method of accounting.

In September 1997, RCCL sold approximately 9,354,000 shares in a public offering at a net price per share that was substantially above RCCL's book value per share after giving effect to the offering. Accordingly, the Company recognized a gain of
$7,842,000 ($5,100,000 after tax), representing an increase in its share of RCCL's shareholders' equity.

In March  1998,  the  Company  recognized  a  gain of $42,288,000
($26,500,000 after tax, including $1,000,000 of tax on previously untaxed RCCL earnings) from the sale of the above mentioned
3,650,000 shares  of  RCCL common stock.

The Company has applied the net proceeds from the disposition  of
its    investment   in   the   cruise   business,   approximately
$300,000,000, to reduce amounts outstanding under its long-term credit facility.

The Company's equity in the results of cruise business reflects its share of the results of CCLI through June 30, 1997 and of RCCL thereafter.

The results of operations for the cruise business were as
follows:
                         July 1 to   January 1 to      Year ended
In thousands         Dec. 31, 1997  June 30, 1997   Dec. 31, 1996
-----------------------------------------------------------------
Revenue                 $1,140,950       $265,921       $ 411,891
Costs and expenses       1,042,665        266,264         411,769
-----------------------------------------------------------------
Net income/(loss)       $   98,285      $   (343)       $     122
=================================================================


The Company's equity in the results of cruise business is before interest expense of approximately $12,700,000 (1997) and $15,800,000 (1996), estimated to have been incurred by the Company in connection with the funding of its investment in cruise business. These amounts were calculated based on the Company's average interest rates during the respective years.

NOTE E - BULK SHIPPING JOINT VENTURES:

Certain  subsidiaries  have investments in  bulk  shipping  joint ventures  (see  Note  A1). A condensed summary  of  the  combined assets  and  liabilities and results of operations  of  the  bulk shipping joint ventures follows:
In thousands at December 31,                   1998         1997
----------------------------------------------------------------
Cash ($49,678 and $38,432) and other
  current assets (including $177 and
  $2,640 due from owners)                 $  55,171     $ 47,003
Vessels, net                                178,592      205,770
Other assets (including $1,197 and
  $557 due from owners)                       3,571        3,486
----------------------------------------------------------------
                                            237,334      256,259
----------------------------------------------------------------
Current installments of long-term debt        7,500        7,500
Other current liabilities                     4,396        6,176
----------------------------------------------------------------
Total current liabilities                    11,896       13,676
Long-term debt                               41,250       48,750
----------------------------------------------------------------
                                             53,146       62,426
----------------------------------------------------------------
Net assets (principally undistributed
  net earnings)                            $184,188     $193,833
================================================================
In thousands for the year         1998         1997          1996
ended December 31,
-----------------------------------------------------------------
Revenue, primarily from
  voyages (including
  $23,291, $35,304 and
  $29,435  from vessels
  chartered to owners)         $55,211    $  49,892     $  41,998
Costs and expenses*             64,856       43,733        35,205
-----------------------------------------------------------------
Net income/(loss)             $(9,645)    $   6,159     $   6,793
=================================================================

 *Includes provisions of approximately $14,255 (1998) and $2,300
(1996) for losses on vessels disposed of or to be disposed of subsequent to the respective year-ends.

NOTE F - INVESTMENTS IN MARKETABLE SECURITIES:

Certain information concerning the Company's marketable securities (including securities in the Capital Construction
Fund), which consist of available-for-sale securities, follows:

                                                     Approximate
                                   Gross  Unrealized  Market and
In thousands at                    -----------------    Carrying
December 31,               Cost    Gains      Losses      Amount
----------------------------------------------------------------
1998
Equity securities      $ 89,064   $2,311     $20,597   $  70,778
U.S. Treasury
 securities and
 obligations of
 U.S. government
 agencies                36,158      490          44      36,604
Mortgage-backed
  securities              9,408       92           -       9,500
Other debt securities    11,921      273          13      12,181
----------------------------------------------------------------
                       $146,551   $3,166     $20,654    $129,063
================================================================
1997
Equity securities      $121,947   $6,322      $5,815    $122,454
U.S. Treasury
 securities and
 obligations of U.S.
 government agencies     23,005       90          10      23,085
Mortgage-backed           6,851       35           -       6,886
 securities
Other debt securities     3,976       26           -       4,002
----------------------------------------------------------------
                       $155,779   $6,473      $5,825    $156,427
================================================================

At February 23, 1999, the aggregate market quotation of the above marketable securities was approximately $125,800,000.

The cost and approximate market value of debt securities held by the Company as of December 31, 1998, by contractual maturity, follow:
                                                     Approximate
In thousands                                   Cost       Market
----------------------------------------------------------------
Due after one year through five years       $10,949      $10,978
Due after five years through ten years        8,659        8,838
Due after ten years                          28,471       28,969
----------------------------------------------------------------
                                             48,079       48,785
Mortgage-backed securities                    9,408        9,500
----------------------------------------------------------------
                                            $57,487      $58,285
================================================================

NOTE G - DEBT:

Long-term debt exclusive of current installments follows:
In thousands at December 31,                      1998      1997
----------------------------------------------------------------
Unsecured Revolving Credit Agreement
  with banks                                  $393,000  $367,000
Unsecured Senior Notes, due from 2000
  through 2013, interest from 7.77% to 9.57%         -   310,000
  8.75% Debentures due 2013, net of
  unamortized discount of $225 and $256         93,525    99,744
8% Notes due 2003, net of unamortized
  discount of $118 and $143                     99,882    99,857
Floating rate secured Term Loans, due
  through 2008                                 135,818    40,315
Floating rate unsecured Promissory Note,
  due through 2005                              28,250    32,150
Other                                            6,651    17,146
----------------------------------------------------------------
                                              $757,126  $966,212
================================================================

The Revolving Credit Agreement, as amended, provides for borrowings of up to $600,000,000 on a revolving credit basis through August 2002, at which time any outstanding balance is due. As of December 31, 1998, interest was at the rate of .50% above the London interbank offered rate ("LIBOR"). The Company also has an interest rate option related to the money market or prime rates.

Agreements related to long-term debt provide for prepayment privileges (in certain instances with penalties), a limitation on the amount of total borrowings, and acceleration of payment under certain circumstances, including if any of the financial covenants contained in certain of such agreements are not met. The most restrictive of these covenants require the Company to maintain positive working capital, net worth as of December 31, 1998 of approximately $628,000,000 (increasing quarterly by an amount related to net income) and a ratio of total debt to net worth of not more than 1.75:1.

The Company has used interest rate swaps to effectively convert a portion of its debt, including capital lease obligations, either from a fixed to floating rate basis or from floating to fixed rate, reflecting management's interest rate outlook at various times. As of December 31, 1998, the Company is a party to fixed to floating interest rate swaps with various major financial institutions covering notional amounts aggregating $240,000,000, pursuant to which it pays LIBOR (5.1% as of December 31, 1998) and receives fixed rates ranging from 5.9% to 6.4% calculated on the notional amounts. The Company is also a party to floating to fixed interest rate swaps with various major financial institutions covering notional amounts aggregating approximately $487,000,000, pursuant to which it pays fixed rates ranging from 5.1% to 7.1% and receives LIBOR. These agreements contain no leverage features and have various maturity dates from 2000 to 2008.

During the fourth quarter of 1998, the Company repurchased Unsecured Senior Notes with an aggregate principal amount of $310,000,000 at a $21,000,000 premium net of gains from the termination of related interest rate swaps (fixed rate interest on the Unsecured Senior Notes had been converted to a floating rate basis by these interest rate swaps). The premium net of the swap termination gain has been reported in the Company's statement of operations as an extraordinary charge. The Company borrowed the amount needed for the purchase under its Revolving Credit Agreement; its interest cost on such borrowings will be lower than the interest cost on the repurchased notes by approximately $5,000,000 per year, based on the interest rates and the amount of notes outstanding at the time of the transaction.

Approximately 19% of the net book amount of the Company's vessels, including vessels under construction, and vessels under capital leases, representing four foreign flag and six U.S. flag vessels, is pledged as collateral for certain long-term debt.

The aggregate annual principal payments required to be made on long-term debt for the five years subsequent to December 31, 1998 are
$20,194,000  (1999),  $20,962,000  (2000),  $22,376,000   (2001),
$410,797,000 (2002) and $119,463,000 (2003).

The Company also has a $30,000,000 committed short-term line of credit facility with a bank, of which $7,000,000 was used as of December 31, 1998. Such amount has been classified as long-term and is included in the $393,000,000 in the above table since it is expected to be refinanced under the Revolving Credit Agreement.

NOTE H - AGENCY FEES AND BROKERAGE COMMISSIONS:

General   and   administrative  expenses  include  agency   fees,
classified separately in prior years.

On October 30, 1998, the Company assumed direct management and operation of its bulk shipping fleet, terminating its arrangements (see below), by mutual consent, with Maritime Overseas Corporation ("Maritime"). The Company has employed the staff of Maritime, acquired certain employee benefit plan assets and assumed related obligations of Maritime, and acquired certain of Maritime's other assets for consideration that was not material.

All subsidiaries with vessels and certain joint ventures were parties to agreements with Maritime that provided, among other matters, for Maritime and its subsidiaries to render services related to the chartering and operation of the vessels and certain general and administrative services for which Maritime and its subsidiaries received specified compensation. General and administrative expenses include $26,263,000 (January 1 to October 30, 1998), $33,690,000 (1997) and $32,552,000 (1996) of such agency fees. Vessel and voyage expenses include $4,859,000 (January 1 to October 30, 1998), $6,012,000 (1997) and $5,798,000
(1996) of brokerage commissions to Maritime. By agreement, Maritime's compensation for any year was limited to the extent Maritime's consolidated net income from shipping operations would exceed a specified amount (approximately $1,014,000 (January 1 to October 30, 1998), $1,110,000 (1997) and $1,009,000 (1996)).
Maritime was owned by a director of the Company; directors or officers of the Company constituted all four of the directors and the majority of the principal officers of Maritime until October 1998, at which time the owner of Maritime became its sole director and officers of the Company resigned as officers of Maritime in connection with the transaction referred to in the preceding paragraph.

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

FOREIGN CURRENCY SWAPS - The fair value of foreign currency swaps
(used for hedging purposes) is the estimated amount that the Company would receive or pay to terminate the swaps at the reporting date.

Estimated fair value of the Company's financial instruments follows:
In thousands at         Carrying        Fair     Carrying         Fair
                          Amount       Value       Amount        Value
December 31,                1998        1998         1997         1997
-----------------------------------------------------------------------
FINANCIAL ASSETS
 (liabilities)
 Cash and interest-
 bearing deposits      $  51,005   $  51,005  $   113,195  $   113,195
Interest-bearing
  deposits in Capital
  Construction Fund       57,775      57,775       45,257       45,257
Investments in
  marketable
  securities             129,063     129,063      156,427      156,427
Debt, including
  capital lease
  obligations           (858,331)   (860,480)  (1,084,603)  (1,134,323)
Interest rate swaps            -       5,502            -       12,834
Foreign currency
  swaps                        -       1,601            -        9,197
======================================================================

NOTE J - TAXES:

Effective from January 1, 1987, earnings of the foreign shipping companies are subject to U.S. income taxation currently; post-1986 taxable income may be distributed to the U.S. parent without further tax. The foreign companies' shipping income earned from January 1, 1976 through December 31, 1986 ("Deferred Income") is excluded from U.S. income taxation to the extent that such income is reinvested in foreign shipping operations, and the foreign shipping income earned before 1976 is not subject to tax unless distributed to the U.S. parent. A determination of the amount of qualified investments in foreign shipping operations, as defined, is made at the end of each year and such amount is compared with the corresponding amount at December 31, 1986. If during any determination period there is a reduction of qualified investments in foreign shipping operations, Deferred Income, limited to the amount of such reduction, would become subject to tax. Treasury Department regulations regarding the foregoing have not been revised to reflect law changes effective for post-1986 years. The Company believes that it will be reinvesting sufficient amounts in foreign shipping operations so that any significant U.S. income taxes on the undistributed income of its foreign companies accumulated through December 31, 1986 will be postponed indefinitely. U.S. income taxes on the income of its foreign companies accumulated through December 31, 1986 will be provided at such time as it becomes probable that a liability for such taxes will be incurred and the amount thereof can reasonably be estimated. No provision for U.S. income taxes on the income of the foreign shipping companies accumulated through December 31, 1986 was required at December 31, 1998 since undistributed earnings of foreign shipping companies have been reinvested or are intended to be reinvested in foreign shipping operations. As of December 31, 1998, such undistributed earnings aggregated approximately $475,000,000, including $114,000,000 earned prior to 1976; the unrecognized deferred U.S. income tax attributable to such undistributed earnings approximated $165,000,000.

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

The significant components of the Company's deferred tax
liabilities and assets follow:
In thousands at December 31,                           1998        1997
-----------------------------------------------------------------------
Deferred tax liabilities:
-----------------------------------------------------------------------
Excess of tax over statement
  depreciation - net                              $  37,542   $  62,701
Tax benefits related to the Capital
  Construction Fund                                  52,459      52,250
Costs capitalized and amortized for
  statement, expensed for tax                         4,734      12,448
Other - net                                          20,326      20,952
-----------------------------------------------------------------------
    Total deferred tax liabilities                  115,061     148,351
-----------------------------------------------------------------------
Deferred tax assets:
-----------------------------------------------------------------------
Capital leases                                        2,160       4,237
Alternative minimum tax credit
  carryforwards, which can be carried
  forward indefinitely                               31,350      17,120
Net operating loss carryforwards,
  expiring in 2010 and 2011                          10,767      17,080
-----------------------------------------------------------------------
    Total deferred tax assets                        44,277      38,437
-----------------------------------------------------------------------
    Net deferred tax liabilities                  $  70,784    $109,914
=======================================================================

Federal  income  taxes  paid  amounted  to  $17,500,000  in  1998
($7,000,000 of which related to a prior period) and $1,913,000 in 1997 ($263,000 of which related to 1996).

The  components of income/(loss) before federal income taxes  and extraordinary loss follow:
In thousands for the year
ended December 31,                  1998        1997         1996
-----------------------------------------------------------------
Domestic                       $(39,814)    $(19,147)   $ (23,720)
Foreign                           4,592       50,314       27,107
-----------------------------------------------------------------
                               $(35,222)    $ 31,167    $   3,387
=================================================================

Substantially all of the above foreign income was earned by companies that were not subject to income taxes in their countries of incorporation.

The components of the provision/(credit) for federal income taxes follow:
In thousands for the year
ended December 31,                  1998        1997         1996
-----------------------------------------------------------------
Current                        $  21,580    $  1,600     $    200
Deferred                         (32,530)     10,550          685
-----------------------------------------------------------------
                               $ (10,950)   $ 12,150     $    885
=================================================================

The income tax expense (benefit) allocated to each component of other comprehensive income/(loss) follows:
In thousands for the year
ended December 31,                  1998        1997         1996
-----------------------------------------------------------------
Unrealized gains
  on available-for-sale        $   1,194    $ 10,580    $   6,015
  securities
Reclassification adjustment
  for gains included in net
  income/(loss)                   (7,294)    (10,580)      (6,015)
-----------------------------------------------------------------
                               $  (6,100)    $     -    $       -
=================================================================

Reconciliations   of   the  actual  federal   income   tax   rate
attributable  to  pretax income/(loss) before extraordinary  loss and the U.S. statutory income tax rate follow:
For the year ended
December 31,                        1998        1997         1996
-----------------------------------------------------------------
Actual federal income tax
  provision/(credit) rate         (31.1)%      39.0%        26.1%
Adjustment due to:
  Dividends received
    deduction                       1.2%        1.4%        13.8%
  Prior years' undistributed
    earnings of cruise
    business -see Note D           (2.7)%      (6.3)%          -
  Income not subject to U.S.
    income taxes                      -         3.3%         2.0%
  Other                            (2.4)%      (2.4)%       (6.9)%
------------------------------------------------------------------
U.S. statutory income tax
  provision/(credit) rate        (35.0)%       35.0%        35.0%
==================================================================

NOTE K - OTHER INCOME (NET):

Other income (net) consists of:
In thousands for the year
ended December 31,                  1998        1997         1996
-----------------------------------------------------------------
Investment income:
Interest                         $ 7,761     $ 7,077    $   7,500
Dividends                          2,303       1,832        1,990
Gain on sale of securities -
  net (based on first-in,
  first-out method)               21,789      31,493       20,066
Provision for loss
  on investments                       -        (714)     (11,190)
-----------------------------------------------------------------
                                  31,853      39,688       18,366
Gain/(loss) on disposal of
  vessels - net                   (1,288)       (588)       6,983
Miscellaneous - net                1,747       2,845          859
-----------------------------------------------------------------
                                 $32,312     $41,945     $ 26,208
=================================================================

Gross  realized  gains  on sales of securities  were  $25,895,000
(1998),  $35,808,000  (1997) and $23,579,000  (1996),  and  gross realized  losses  were $4,106,000 (1998), $4,315,000  (1997)  and
$3,513,000 (1996).

NOTE L - PENSION AND OTHER POSTRETIREMENT BENEFIT PLANS:

Since October 31, 1998 (see Note H), the Company is the sponsor of a noncontributory defined benefit pension plan covering substantially all of its domestic shore-based employees. Retirement benefits are based primarily on years of service and final average compensation, as defined. The Company's policy is to fund pension costs accrued, but not in excess of amounts allowable under income tax regulations. The Company has an unfunded, nonqualified supplemental pension plan covering certain employees, which provides for additional benefits that would otherwise have been payable to such employees under the Company's pension plan in the absence of limitations imposed by income tax regulations. The accrued benefit liability for this supplemental plan was $8,475,000 at December 31, 1998 and has been reflected in the accrued benefit cost shown in the table below.

Certain of the Company's foreign subsidiaries have pension plans that in the aggregate are not significant to the consolidated financial position.

The Company also provides certain postretirement health care and life insurance benefits to qualifying domestic retirees and their eligible dependents. The health care plan is contributory; the life insurance plan is noncontributory. In general, postretirement medical coverage is provided to employees who retire and have met minimum age and service requirements, under a formula related to total years of service. The Company does not currently fund these benefit arrangements and has the right to amend or terminate the health care benefits at any time.

Certain  information as of December 31, 1998 and for  the  period
October 31 to December 31, 1998 with respect to the above domestic plans follows (amounts applicable to periods prior to October 31, 1998 were not material):


                                                    Pension       Other
In thousands                                       Benefits    Benefits
-----------------------------------------------------------------------
Change in benefit obligation:
-----------------------------------------------------------------------
Benefit obligation at October 31, 1998              $44,606     $ 4,894
Cost of benefits earned (service cost)                  245          52
Interest cost on benefit obligation                     499          77
Plan participants' contributions                          -           3
Benefits paid                                          (495)        (42)
-----------------------------------------------------------------------
  Benefit obligation at December 31, 1998            44,855       4,984
-----------------------------------------------------------------------
Change in plan assets:
-----------------------------------------------------------------------
Fair value of plan assets at October 31, 1998        42,203
Actual return on plan assets                          1,161
Benefits paid                                          (484)
-----------------------------------------------------------------------
  Fair value of plan assets at December 31, 1998     42,880
-----------------------------------------------------------------------
Excess of benefit obligation over plan assets        (1,975)     (4,984)
Unrecognized prior-service costs                        509           -
Unrecognized net actuarial (gain)/loss                1,474        (716)
Unrecognized transition obligation                     (522)      3,474
Additional minimum liability                           (751)          -
-----------------------------------------------------------------------
(Accrued) benefit cost                             $ (1,265)    $(2,226)
=======================================================================
Components of expense for the period from
  October 31 to December 31, 1998:
-----------------------------------------------------------------------
Cost of benefits earned                            $    245     $    52
Interest cost on benefit obligation                     499          77
Expected return on plan assets                         (646)          -
Amortization of prior-service costs                      37           -
Amortization of transition obligation                   (43)         48
Recognized net actuarial (gain)/loss                     24          (7)
-----------------------------------------------------------------------
                                                  $     116    $    170
=======================================================================

The weighted average discount rate and assumed rate of future compensation increases used in determining the benefit obligation at December 31, 1998 were 7% and 4%, respectively. The expected long-term return on plan assets was 9%. The assumed health care cost trend rate for measuring the benefit obligation included in Other Benefits above for 1999 is 5%, which rate is assumed to decrease to 4% for 2000 and remain at that level thereafter.

Assumed health care cost trend rates have a significant effect on the  amounts reported for the health care plans. A 1%  change  in assumed  health  care cost trend rates would have  the  following effects:
In thousands                              1% Increase   1% Decrease
-------------------------------------------------------------------
Effect on total of service and interest
cost components                                  $ 13        $ (11)
Effect on postretirement benefit
  obligation                                     $519        $(461)

The Company also has a 401(k) employee savings plan covering all eligible employees, as defined. Contributions are limited to amounts allowable for income tax purposes. Employer matching contributions to the plan are at the discretion of the Company. Certain subsidiaries make contributions to union-sponsored multi-employer pension plans covering seagoing personnel. The Employee Retirement Income Security Act requires employers who are contributors to domestic multi-employer plans to continue funding their allocable share of each plan's unfunded vested benefits in the event of withdrawal from or termination of such plans. The Company has been advised by the trustees of such plans that it has no withdrawal liability as of December 31, 1998. Certain other seagoing personnel of U.S. flag vessels are covered under a subsidiary's defined contribution plan, the cost of which is funded as accrued. The costs of these plans were not material during the three years ended December 31, 1998.

NOTE M - PLANNED VESSEL DISPOSITIONS:

At the end of the third quarter of 1997, the Company established a reserve of $26,536,000 ($17,200,000 after tax) for the reduction of the carrying amount (approximately $163,000,000) of its ten older and less competitive dry cargo vessels held for disposal to their then estimated fair value (less disposal costs) and for costs in connection with the elimination of related overhead. To date, four of such vessels have been sold and a fifth is under contract of sale. As a result of continued weakness in world dry bulk markets, reflecting, in particular, the Asian economic downturn, the Company during 1998 decided to extend the period over which it expects to dispose of such dry cargo vessels and recorded a charge of $65,400,000 ($42,500,000 after tax), representing an increase in the reserve. The vessels held for disposal incurred a pretax loss of approximately $12,800,000 in the nine months ended September 30,1997, including a charge for allocated interest of $6,600,000 based on the estimated fair value of the vessels.

In the fourth quarter of 1998, the Company established a reserve of $19,700,000 ($12,800,000 after tax), which excludes the Company's share of the provision referred to in Note E, to reduce the carrying amount (approximately $36,600,000) of certain older and less efficient crude oil and product tonnage, which it expects to dispose of in 1999, to their estimated fair value.

NOTE N - COMMITMENTS AND OTHER COMMENTS:
1. As of December 31, 1998, the Company has commitments for the construction of two 308,700 dwt double-hulled foreign flag VLCCs (Very Large Crude Carriers) for delivery in 2000, with an aggregate contract price based on standard shipyard contract terms of $140,000,000, discounted to approximately $130,000,000 to reflect the prepayment in August 1998 of a substantial portion of the purchase price. The prepayment, approximately $105,000,000, is covered by refundment guaranties from a major U.S. insurance company. In December 1998, the Company financed its $105,000,000 prepayment and provided for the remaining unpaid costs of these two vessels with a ten-year borrowing secured by an assignment of the refundment guaranties and by mortgages to be placed on the vessels upon their respective deliveries.

2. Sundry liabilities and accrued expenses consist of:
In thousands at December 31,            1998          1997
----------------------------------------------------------
Payroll and benefits                $  4,202       $ 2,524
Interest                               4,910        10,236
Insurance                              6,443         6,928
Other                                  9,791         9,561
----------------------------------------------------------
                                    $ 25,346       $29,249
==========================================================

NOTE O - LEASES:

1. Charters-in:
The approximate minimum commitments under capital leases for four
U.S. flag vessels were:
In thousands at December 31, 1998
----------------------------------------------------------
1999                                             $  12,371
2000                                                12,751
2001                                                12,751
2002                                                12,751
2003                                                12,751
Beyond 2003                                         74,757
----------------------------------------------------------
Net minimum lease payments                         138,132
Less amount representing interest                  (57,121)
----------------------------------------------------------
Present value of net minimum lease payments      $  81,011
==========================================================

During the three years ended December 31, 1998, subsidiaries of the Company purchased four vessels that were under capital leases. The excesses, $5,044,000 (1998), $3,300,000 (1997) and
$3,427,000 (1996), of the purchase prices, including the assumption of debt to which the vessels were subject, over the carrying amounts of the lease obligations (which were removed from the balance sheets) were recorded as adjustments to the carrying amounts of the vessels.

In January 1997, the Company chartered-in a newbuilding foreign flag VLCC from a 50%-owned joint venture for a period of eight years, under an operating lease, at an annual time charter rental of approximately $9,500,000. OSG, in turn, time-chartered the vessel for the same period to the joint venture partner at an annual rental of approximately $13,500,000 (see Note O2).

The total rental expense for charters accounted for as operating leases amounted to $19,799,000 in 1998, $20,752,000 in 1997 and
$8,613,000 in 1996.

2. Charters-out:
Revenues from a time charter are not received when a vessel is off-hire, including time required for normal periodic maintenance of the vessel. The minimum future revenues expected to be received subsequent to December 31, 1998 on noncancelable time charters and a bareboat charter are $118,013,000 (1999), $114,797,000 (2000), $118,794,000 (2001), $117,622,000 (2002) and
$103,226,000 (2003); the aggregate for 2004 and later years is $118,220,000.

The foregoing amounts do not include escalations and do not purport to be an estimate of aggregate voyage revenues for any of the years. In arriving at the minimum future charter revenues, an estimated time off-hire to perform periodic maintenance on each vessel has been deducted, although there is no assurance that such estimate will be reflective of the actual off-hire in the future.

The Company has hedged its exchange rate risk with respect to contracted future charter revenues receivable in Japanese yen to minimize the effect of foreign exchange rate fluctuations on reported income by entering into currency swaps with a major financial institution to deliver such foreign currency at fixed rates that will result in the Company receiving approximately $89,000,000 for such foreign currency from 1999 through 2004.


NOTE P - CAPITAL STOCK AND PER SHARE AMOUNTS:

In December 1998, the Board of Directors authorized the repurchase of up to 3,000,000 shares of the Company's common stock from time to time in the open market. Such purchases will be made at the Company's discretion and will take into account such factors as price and prevailing market conditions.

The Company's 1989 nonqualified stock option plan, as amended, covered 570,000 treasury shares. Options were granted to certain officers of the Company and a subsidiary for the purchase of all the shares covered by the amended plan, at $14.00 per share, which was in excess of the market price at the date of grant. Outstanding options remain exercisable until October 2000.

At December 31, 1998, the Company has reserved 464,758 treasury shares for issuance under its 1990 nonqualified stock option plan, as amended, including options granted to employees of Maritime and assumed by the Company (see Note H), at prices ranging from $14.00 to $19.50 per share (the market prices at dates of grant). The options granted have a term of approximately ten years and become exercisable in annual increments of 20% upon the option holder's completion of five years of service.

In October 1998, the Company reserved 1,300,000 treasury shares for issuance pursuant to its 1998 nonqualified stock option plan. The plan provides for options to be granted at exercise prices of at least market value at the date of grant. Options granted vest and become exercisable over a three-year period and expire ten years from the date of grant. In December 1998, options covering 674,100 shares were granted to all employees (except senior officers), at $16.00 per share (market price at the date of grant).

Stock option activity under all plans is summarized as follows:
------------------------------------------------------------
Options Outstanding at December 31, 1995         1,024,298
 Granted                                                 -
 Canceled                                           (9,713)
 Exercised ($16.00 per share)                       (7,853)
------------------------------------------------------------
Options Outstanding at December 31, 1996         1,006,732
 Granted                                                 -
 Canceled                                           (5,594)
 Exercised ($16.00 to $19.63 per share)           (557,194)
------------------------------------------------------------
Options Outstanding at December 31, 1997           443,944
 Granted                                           730,700
 Canceled                                          (42,849)
 Exercised ($16.00 per share)                       (2,834)
------------------------------------------------------------
Options Outstanding at December 31, 1998         1,128,961
------------------------------------------------------------
Options Exercisable at December 31, 1998           437,246
------------------------------------------------------------

The weighted average remaining contractual life of the above stock options at December 31, 1998 was 6.7 years.

The Company follows APB 25 and related interpretations in accounting for its employee stock options. Compensation cost for the Company's stock option plans determined using the fair value method of the Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("FAS 123"), for grants made subsequent to 1994, would have increased the net loss for 1998 and net loss per share by $169,000 and $.01 per share, respectively. For purposes of applying FAS 123, the fair values of the options granted were estimated on the dates of grant using the Black-Scholes option pricing model with the following weighted average assumptions: risk free interest rate of 5.2%, dividend yield of 3.7%, expected stock price volatility of .31, and an expected life of 7.7 years. The weighted average grant-date fair value of an option granted in 1998 was $4.48.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

Basic net income/(loss) per share is based on the following weighted average number of common shares outstanding during each year: 36,793,590 shares (1998), 36,468,284 shares (1997) and
36,233,791 shares (1996). Diluted net income/(loss) per share, which gives effect to the aforementioned stock options in 1997 and 1996, is based on the following weighted average number of shares during each year: 36,793,590 shares (1998), 36,569,160 shares (1997) and 36,333,205 shares (1996). Such stock options have not been included in the computation of diluted net (loss) per share in 1998 since their effect thereon would be antidilutive.

In October 1998, the Board of Directors adopted a Stockholder Rights Plan, and declared a rights distribution under the plan of one common stock purchase right on each outstanding share of common stock of the Company. The rights plan is designed to guard against attempts to take over the Company for a price that does not reflect the Company's full value, or that are conducted in a manner or on terms not approved by the board as being in the best interests of the Company and the stockholders. The rights are preventative in nature and are not being distributed in response to any known attempt to acquire control of the Company.

NOTE Q - 1998 AND 1997 QUARTERLY RESULTS
OF OPERATIONS (UNAUDITED):
Results of Operations for
Quarter Ended
(in thousands, except per
share amounts)
                               March 31,  June 30,   Sept. 30,   Dec. 31,
--------------------------------------------------------------------------
1998
Shipping revenues              $105,336   $104,906   $105,489    $  93,053
Income/(loss) from
  vessel operations              12,617     13,653     12,259       (1,079)
(Loss) on
  disposal of
  vessels - net                       -          -       (950)        (338)
Net income/(loss) before
  extraordinary loss             23,826      7,491      5,194      (60,783)*
Net income/(loss)             $  23,826    $ 7,491   $  5,194    $ (74,431)+
--------------------------------------------------------------------------
Basic and diluted
  net income/(loss)
  per share                   $     .65    $   .20   $    .14    $   (2.02)+
==========================================================================
1997
Shipping revenues              $127,793   $122,801   $121,652    $ 108,813
Income from
  vessel operations              17,604     18,319     12,240       17,448
Gain/(loss) on
  disposal of
  vessels - net                       -        145       (733)           -
Net income                     $  2,047   $  7,090   $  5,183    $   4,697
--------------------------------------------------------------------------
Basic and diluted
  net income
  per share                    $    .06   $    .19   $    .14    $     .13
==========================================================================

   *Reflects a provision for loss on planned vessel dispositions of $55,844 after tax (see Note M), including $3,862 with respect to vessels held by certain joint ventures.
  +Reflects an extraordinary loss on early extinguishment of debt (net of income tax benefit of $7,350) of $13,648, or $.37 per share.

Report of
Independent Auditors

To the Shareholders
Overseas Shipholding Group, Inc.

We have audited the accompanying consolidated balance sheets of Overseas Shipholding Group, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, cash flows and changes in shareholders' equity for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above preset fairly, in all material respects, the consolidated financial position of Overseas Shipholding Group, Inc. and subsidiaries at December 31, 1998 and 1997, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.


New York, New York
February 23, 1999

[From pages 36 and 37 of the 1998 Annual Report]

ELEVEN-YEAR STATISTICAL REVIEW
(unaudited)
In thousands, except per             1998         1997       1996          1995          1996
share amounts
---------------------------------------------------------------------------------------------
Total revenues(a)          $   441,096     $  526,716  $  482,097   $   436,080   $   390,841
---------------------------------------------------------------------------------------------
Income from vessel
  operations                    37,450         65,611      46,616        30,385        20,333
---------------------------------------------------------------------------------------------
Income/(loss) before
  federal income taxes and
  extraordinary loss(b)        (35,222)        31,167       3,387       (13,892)       (9,950)
---------------------------------------------------------------------------------------------

Net income/(loss               (37,920)        19,017       2,502        (8,632        (6,200)
---------------------------------------------------------------------------------------------
Depreciation of vessels and
  amortization of
  capital leases                70,806         77,940      71,003        66,134        59,992
---------------------------------------------------------------------------------------------
Vessels, capital leases and
  direct financing leases,
  at net book amount         1,229,110(c)   1,308,125(c) 1,293,817    1,281,601     1,183,241
---------------------------------------------------------------------------------------------

Total assets                 1,695,115      2,023,224    2,037,301    2,064,826     1,905,409
---------------------------------------------------------------------------------------------

Long-term debt and capital
 lease obligations
 (exclusive of current
  portions)                    833,893      1,056,306    1,093,475    1,101,758       910,056
---------------------------------------------------------------------------------------------
Reserve for deferred
  federal income taxes -
  noncurrent                    64,584        102,514       94,803       93,218       102,170
---------------------------------------------------------------------------------------------

Shareholders' equity        $  707,622     $  779,797    $ 769,438   $  784,781     $ 809,779
---------------------------------------------------------------------------------------------
PER SHARE AMOUNTS:

Basic and diluted net
  income/(loss)             $    (1.03)(b) $      .52    $     .07   $     (.24)    $    (.17)
---------------------------------------------------------------------------------------------
Shareholders' equity        $    19.24     $    21.19    $   21.23   $    21.66     $   22.36
---------------------------------------------------------------------------------------------
Cash dividends paid         $      .60     $      .60    $     .60   $      .60     $     .60
---------------------------------------------------------------------------------------------

AVERAGE SHARES
  OUTSTANDING FOR BASIC
  EARNINGS PER SHARE            36,794         36,468       36,234       36,220        35,588
---------------------------------------------------------------------------------------------
AVERAGE SHARES
  OUTSTANDING FOR DILUTED
  EARNINGS PER SHARE            36,794         36,569       36,333       36,220        35,588
---------------------------------------------------------------------------------------------

(a) Represents shipping revenues and other income.
(b)   1998  results  reflect  an  extraordinary  loss  on   early
extinguishment of debt of $13,648 ($.37 per share).
(c) Includes vessels held for disposal, at estimated fair value.

[From page 38 of the 1998 Annual Report]


SHAREHOLDER INFORMATION

The Company's stock is listed for trading on the New York Stock Exchange and the Pacific Exchange, Inc.

Stock Symbol: OSG

Shareholders of Record February 23, 1999: 950

STOCK PRICE AND DIVIDEND DATA
1998 Quarter      1st            2nd        3rd        4th
---------------------------------------------------------------
High              22             22         20-7/16    21-1/8
---------------------------------------------------------------
Low               19-1/2         19-1/16    14-1/8     13-1/4
---------------------------------------------------------------
Dividend          $.15           $.15       $.15*      $.15
---------------------------------------------------------------
1997 Quarter      1st            2nd        3rd        4th
---------------------------------------------------------------
High              19-1/8         20-3/8     26-7/16    26-3/16
---------------------------------------------------------------
Low               16-1/4         16-7/8     19-5/8     20-11/16
---------------------------------------------------------------
Dividend          $.15           $.15       $.15*      $.15
---------------------------------------------------------------

*Declared in second quarter of the respective year.

[From page 39 of the 1998 Annual Report]

THE FLEET
February 23, 1999

               Operating Bulk Fleet: 51 vessels,  6,032,050 dwt
               On Order:              2 vessels,    617,400 dwt
               Total Bulk Tonnage:   53 vessels,  6,649,450 dwt

INTERNATIONAL BULK FLEET
---------------------------------------------------------------------
Tankers

          Name of             Year            Deadweight    Charter
          Ship                Built           Tonnage   Expiration Date

          VLCC
          ----
          Regal Unity         1997            305,100   Voyage Charter
          Sovereign Unity     1996            305,000   Voyage Charter
          Meridian Lion       1997 50%-owned  295,850   March 2005
          Majestic Unity      1996            295,800   Voyage Charter
          Crown Unity         1996            295,750   Voyage Charter
          Equatorial Lion     1997 50%-owned  295,600   December 2004
          Southern Lion       1975 50%-owned  264,850   Voyage Charter
          Northern Lion       1974 50%-owned  264,850   Voyage Charter
          Olympia             1990            254,000   April 2002

          SUEZMAX
          -------
          Eclipse             1989            133,000   June 2005
          Concordia C         1976            128,450   Voyage Charter
          Shirley             1975            128,250   Voyage Charter
          Ruth M              1975            128,200   Voyage Charter

          AFRAMAX
          -------
          Vesta               1980 (a)        96,050    Voyage Charter
          Venus V             1981 (a)        96,000    Voyage Charter
          Atlantia            1979 (a)        95,600    Voyage Charter
          Pacific Ruby        1994 (a)        94,850    Voyage Charter
          Pacific Sapphire    1994 (a)        94,650    Voyage Charter
          Rebecca             1994 (a)        93,350    Voyage Charter
          Ania                1994 (a)        93,350    Voyage Charter
          Eliane              1994 (a)        93,300    Voyage Charter
          Beryl               1994 (a)        93,300    Voyage Charter
---------------------------------------------------------------------
Petroleum Products Carriers

          Suzanne             1986            65,150    March 1999
          Lucy                1986            65,150    Voyage Charter
          Mary Ann            1986            63,200    Voyage Charter
          Diane               1987            63,150    Voyage Charter
          Neptune             1989            39,450    Voyage Charter
          Uranus              1988            39,450    Voyage Charter
          Vega                1989            39,100    Voyage Charter
          Delphina            1989            39,050    Voyage Charter
          Pacific Hunter      1979            31,600    Voyage Charter
---------------------------------------------------------------------
Bulk Carriers

          Capsesize
          ---------
          Matilde             1997            157,500   Voyage Charter
          Chrismir            1997            157,300   May 1999
          Esplanade           1982 (b)        138,800   Voyage Charter

          Panamax
          -------
          Equinox             1982 (b)        138,800   Voyage Charter
          Northern Light      1981 (b)         64,550   Voyage Charter
          Continental Spirit  1983 (b)         64,200   Voyage Charter
          Caribbean Sky       1989 (b)         63,350   Voyage Charter
          Meridian Sky        1989 (b)         63,250   Voyage Charter
-----------------------------------------------------------------------
OPERATING INTERNATIONAL
BULK FLEET TOTAL

          39 VESSELS                        5,238,200 dwt
========================================================================
ON ORDER
          TYPE OF             DELIVERY        DEADWEIGHT         CHARTER
          SHIP                DATE            TONNAGE    EXPIRATION DATE
------------------------------------------------------------------------
          Tanker              Q1-Q2 2000      308,700                  -
          Tanker              Q1-Q2 2000      308,700                  -
          2 vessels                           617,400 dwt
------------------------------------------------------------------------
INTERNATIONAL BULK
 FLEET TOTAL
          41 vessels                        5,855,600 dwt
========================================================================

U.S. BULK FLEET
         Name                Year            Deadweight Charter
         of Ship             Built           Tonnage    Expiration Date
------------------------------------------------------------------------
Tankers
         Overseas Boston     1974 (c)        120,800    December 2003
         Overseas Juneau     1973            120,500    Voyage Charter
         Overseas Chicago    1977             90,650     May 2005
         Overseas Ohio       1977             90,550     September 2005
         Overseas Washington 1978             90,500     February 2003
         Overseas New York   1977             90,400     November 2005
------------------------------------------------------------------------
Petroleum Products Carriers

         Overseas New
            Orleans          1983 (d)        42,950     Voyage Charter
         Overseas
            Philadelphia     1982 (d)        42,700     Voyage Charter
         Overseas Vivian     1969            37,800     May 1999
-----------------------------------------------------------------------
Geared Bulk Carriers
         Overseas Harriette  1978 (e)        25,550     Voyage Charter
         Overseas Marilyn    1978 (e)        25,550     Voyage Charter
-----------------------------------------------------------------------
Pure Car Carrier (5,000 cars)

         Overseas Joyce      1987            15,900     August 2002
-----------------------------------------------------------------------

U.S. BULK FLEET TOTAL(f)

         12 vessels                         793,850 dwt
=======================================================================

(a) Participates in OSG/PDV Marina Aframax Pool.
(b) Remaining vessels in OSG's dry bulk disposal program.
(c) Rebuilt in 1981.
(d) 22-year capital leases, commencing in 1989.
(e) 25-year capital leases, commencing in year built.
(f) Does not include a 29,300 dwt petroleum barge, 50%-owned by OSG.




                                 % of              % of               % of
TWO-YEAR                         Total             U.S.               Int'l
CHARTER      Through   Total     Fleet    U.S.     Fleet    Int'l     Fleet
POSITION OF   Year-    Fleet      on      Fleet     on      Fleet      on
OSG FLEET      End      DWT     Charter    DWT    Charter    DWT     Charter
----------------------------------------------------------------------------
              1999   6,032,050    24     793,850    63    5,238,200    19
              2000   6,649,450    22     793,850    63    5,855,600    17
----------------------------------------------------------------------------