Form 10-K405, Exhibit 13
period 1999-12-31
OVERSEAS SHIPHOLDING GROUP INC
filed 2000-03-17
CIK 75208

Exhibit 13

The Fleet

February 22, 2000

International Bulk Fleet	Name of Ship	Year Built	Deadweight Tonnage

Tankers
	RAPHAEL (1) (2)	2000	308,700
	REGAL UNITY (2)	1997	305,072
	SOVEREIGN UNITY (2)	1996	304,999
	MERIDIAN LION (3) (50%-owned)	1997	295,833
	MAJESTIC UNITY (2)	1996	295,804
	CROWN UNITY (2)	1996	295,738
	EQUATORIAL LION (3) (50%-owned)	1997	295,606
	OLYMPIA (3)	1990	254,000
	ECLIPSE (3)	1989	133,000
	VESTA (4)	1980	96,060
	VENUS V (4)	1981	95,996
	ATLANTIA (4)	1979	95,590
	PACIFIC RUBY (4)	1994	94,837
	PACIFIC SAPPHIRE (4)	1994	94,655
	REBECCA (4)	1994	93,375
	ANIA (4)	1994	93,350
	ELIANE (4)	1994	93,316
	BERYL (4)	1994	93,302

Product Carriers
	SUZANNE	1986	65,158
	LUCY	1986	65,138
	MARY ANN	1986	63,224
	DIANE	1987	63,127
	NEPTUNE	1989	39,452
	URANUS	1988	39,452
	VEGA	1989	39,084
	DELPHINA	1989	39,047

Bulk Carriers
	MATILDE	1997	157,486
	CHRISMIR	1997	157,305

International Bulk Fleet Total	28 Vessels	4,067,706

U.S. Bulk Fleet	Name of Ship	Year Built	Deadweight Tonnage

Tankers
	OVERSEAS BOSTON (3)(5)	1974	120,820
	OVERSEAS CHICAGO (3)	1977	90,637
	OVERSEAS OHIO (3)	1977	90,564
	OVERSEAS WASHINGTON (3)	1978	90,515
	OVERSEAS NEW YORK (3)	1977	90,393

Product Carriers
	OVERSEAS NEW ORLEANS (6)	1983	42,954
	OVERSEAS PHILADELPHIA (6)	1982	42,702

Bulk Carriers
	OVERSEAS JUNEAU (8)	1973	120,476
	OVERSEAS VIVIAN (8)	1969	37,814
	OVERSEAS HARRIETTE (7)	1978	25,541
	OVERSEAS MARILYN (7)	1978	25,541

Car Carriers
	OVERSEAS JOYCE (3)	1987	15,886

U.S. Bulk Fleet Total	12 Vessels	793,843

(1)	To be delivered March 14, 2000
(2)	Participates in Tankers International VLCC Pool
(3)

Vessels on long-term time charters or bareboat charters expiring as follows:

Meridian Lion - 2005, Equatorial Lion - 2004, Olympia - 2002, Eclipse - 2005, Overseas Boston - 2003, Overseas Chicago - 2005, Overseas Ohio - 2005, Overseas Washington - 2006, Overseas New York - 2005 and Overseas Joyce - 2002

(4)	Participates in OSG/PDV Marina Aframax Pool
(5)	Rebuilt in 1981
(6)	25-year capital leases, commencing in year built
(7)	22-year capital leases, commencing in 1989
(8)	Tanker operating in grain trade

Total Operating Fleet:	40 Vessels	4,861,549 dwt
On Order:	7 Vessels	1,378,100 dwt
Total:	47 Vessels	6,239,649 dwt