Form 10-K, Exhibit 13
period 2000-12-31
OVERSEAS SHIPHOLDING GROUP INC
filed 2001-03-23
CIK 75208

--------------------------------------------------------------------------------
The Fleet
March 2, 2001
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
International Bulk Fleet
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                                                      Deadweight
Name of Ship                             Year Built                    Tonnage
================================================================================

Tankers
================================================================================
REGAL UNITY                     (3)         1997                       305,072
SOVEREIGN UNITY                 (3)         1996                       305,000
OVERSEAS DONNA                  (3)         2000                       304,722
RAPHAEL                         (3)         2000                       304,608
EDINBURGH                       (1)(3)      1993                       302,432
MERIDIAN LION                   (1)(5)      1997                       295,833
MAJESTIC UNITY                  (3)         1996                       295,805
CROWN UNITY                     (3)         1996                       295,738
EQUATORIAL LION                 (1)(5)      1997                       295,608
OLYMPIA                         (5)         1990                       270,923
ECLIPSE                         (5)         1989                       145,170
OVERSEAS JOSEFA CAMEJO          (2)         2001                       110,920
OVERSEAS SHIRLEY                (2)         2001                       110,920
VESTA                           (2)         1980                        96,060
VENUS V                         (2)         1981                        95,996
COMPASS I                       (1)(2)      1992                        95,545
PACIFIC RUBY                    (2)         1994                        94,837
PACIFIC SAPPHIRE                (2)         1994                        94,655
REBECCA                         (2)         1994                        93,375
ANIA                            (2)         1994                        93,350
ELIANE                          (2)         1994                        93,316
BERYL                           (2)         1994                        93,302
================================================================================

Products Carriers
================================================================================
SUZANNE                                     1986                        65,158
LUCY                                        1986                        65,138
MARY ANN                                    1986                        63,224
DIANE                                       1987                        63,127
NEPTUNE                                     1989                        39,452
URANUS                                      1988                        39,452
VEGA                                        1989                        39,084
DELPHINA                                    1989                        39,047
================================================================================

Bulk Carriers
================================================================================
MATILDE                         (4)         1997                       157,486
CHRISMIR                        (4)         1997                       157,305
================================================================================

International Bulk Fleet Total          32 Vessels                   4,921,660

--------------------------------------------------------------------------------
U.S. Bulk Fleet
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Name of Ship                             Year Built
================================================================================
                                                                      Deadweight
Tankers                                                                  Tonnage
================================================================================
OVERSEAS BOSTON                 (5)(6)      1974                        120,820
OVERSEAS CHICAGO                (5)         1977                         90,637
OVERSEAS WASHINGTON             (5)         1978                         90,515
OVERSEAS NEW YORK               (5)         1977                         90,393
================================================================================

Products Carriers
================================================================================
OVERSEAS NEW ORLEANS            (7)         1983                         42,954
OVERSEAS PHILADELPHIA           (7)         1982                         42,702
================================================================================

Bulk Carriers
================================================================================
OVERSEAS JUNEAU                 (9)         1973                        120,476
OVERSEAS VIVIAN                 (9)         1969                         37,814
OVERSEAS HARRIETTE              (8)         1978                         25,541
OVERSEAS MARILYN                (8)         1978                         25,541
================================================================================

Car Carrier
================================================================================
OVERSEAS JOYCE                  (5)         1987                         15,886
================================================================================

U.S. Bulk Fleet Total                     11 Vessels                    703,279

(1)   Company owns an interest approximating 50%
(2)   Participates in OSG/PDV Marina Aframax pool
(3)   Participates in Tankers International VLCC pool
(4)   Participates in Capesize Pool
(5) Vessels on long-term time charters or bareboat charters expiring as follows: Meridian Lion - 2005, Equatorial Lion - 2004, Olympia - 2002, Eclipse - 2005, Overseas Boston - 2003, Overseas Chicago - 2005, Overseas Washington - 2006, Overseas New York - 2005 and Overseas Joyce - 2002
(6)   Rebuilt in 1981
(7)   22-year capital leases, commencing in 1989
(8)   25-year capital leases, commencing in year built
(9)   Tanker operating in grain trade

TOTAL OPERATING FLEET:                  43 Vessels   5,624,939 dwt
ON ORDER:                                8 Vessels   1,679,256 dwt
TOTAL :                                 51 Vessels   7,304,195 dwt