Form 10-K405, Exhibit 13
period 2001-12-31
OVERSEAS SHIPHOLDING GROUP INC
filed 2002-03-26
CIK 75208

[PHOTOS OMITTED] [OSG LOGO]

OSG'S FLEET OF VLCCS AND AFRAMAXES IS AMONG THE MOST MODERN IN THE INDUSTRY.

--------------------------------------------------------------------------------
Total Operating Fleet                              50 Vessels      7,720,481 dwt
--------------------------------------------------------------------------------

On Order                                            7 Vessels      1,545,307 dwt
--------------------------------------------------------------------------------

Total                                              57 Vessels      9,265,788 dwt
================================================================================

Operating Fleet by Ownership Percentage          44.8 Vessels      6,311,864 dwt
--------------------------------------------------------------------------------

On Order by Ownership Percentage                  5.7 Vessels      1,155,172 dwt
--------------------------------------------------------------------------------

Total by Ownership Percentage                    50.5 Vessels      7,467,036 dwt
================================================================================
--------------------------------------------------------------------------------



                                                                  Deadweight  Ownership
International Fleet      Vessel Name                 Year Built    Tonnage    Percentage
=========================================================================================
CRUDE TANKERS
VLCCs
[SHIP GRAPHIC]
                         OVERSEAS ANN (1)                2001      304,494      100.0
                         OVERSEAS CHRIS (1)              2001      304,401      100.0
                         SAKURA I (1)                    2001      293,925       33.3
                         ARIAKE (1)                      2001      293,816       33.3
                         RAPHAEL (1)                     2000      304,722      100.0
                         OVERSEAS DONNA (1)              2000      304,608      100.0
                         ICHIBAN (1)                     2000      293,808       33.3
                         REGAL UNITY (1)                 1997      305,069      100.0
                         MERIDIAN LION                   1997      295,830       50.0
                         EQUATORIAL LION                 1997      295,603       50.0
                         SOVEREIGN UNITY (1)             1996      304,996      100.0
                         MAJESTIC UNITY (1)              1996      295,800      100.0
                         CROWN UNITY (1)                 1996      295,734      100.0
                         FRONT TOBAGO (1)                1993      255,887       30.0
                         EDINBURGH (1)                   1993      297,714       49.9
                         DUNDEE (1)                      1993      297,654       49.9
                         OLYMPIA                         1990      255,888      100.0
                         HULL 1395 (1)                   2003      313,963      100.0
                         HULL 1372 (1)                   2002      313,963      100.0
                         HULL 4982 (1)                   2002      293,847       33.3
                         HULL 4983 (1)                   2002      291,326       33.3
AFRAMAXES
-------------------------------------------------------------------------------------
                         OVERSEAS JOSEFA CAMEJO (2)      2001      110,427      100.0
                         OVERSEAS FRAN (2)               2001      110,347      100.0
                         OVERSEAS SHIRLEY (2)            2001      110,286      100.0
                         PACIFIC RUBY (2)                1994       94,836      100.0
                         PACIFIC SAPPHIRE (2)            1994       94,653      100.0
                         REBECCA (2)                     1994       93,374      100.0
                         ANIA (2)                        1994       93,349      100.0
                         ELAINE (2)                      1994       93,315      100.0
                         BERYL (2)                       1994       93,301      100.0
                         COMPASS I (2)                   1992       95,544       50.0
                         VENUS V (2)                     1981       95,994      100.0
                         VESTA (2)                       1980       96,002      100.0
                         HULL S164 (2)                   2004      110,920      100.0
                         HULL S163 (2)                   2003      110,920      100.0
                         HULL 1286 (2)                   2002      110,368      100.0
SUEZMAX
-------------------------------------------------------------------------------------
                         ECLIPSE                         1989      145,170      100.0
-------------------------------------------------------------------------------------
PRODUCT CARRIERS
[SHIP GRAPHIC]
                         NEPTUNE                         1989       39,452      100.0
                         VEGA                            1989       39,084      100.0
                         DELPHINA                        1989       39,047      100.0
                         URANUS                          1988       39,452      100.0
                         DIANE                           1987       63,127      100.0
                         SUZANNE                         1986       65,157      100.0
                         LUCY                            1986       65,137      100.0
                         MARY ANN                        1986       63,224      100.0
-------------------------------------------------------------------------------------
DRY BULK CARRIERS
[SHIP GRAPHIC]
                         MATILDE (3)                     1997      157,485      100.0
                         CHRISMIR (3)                    1997      157,305      100.0


U.S. Fleet
-------------------------------------------------------------------------------------
CRUDE TANKERS
[SHIP GRAPHIC]
                         OVERSEAS WASHINGTON (4)         1978       90,515      100.0
                         OVERSEAS CHICAGO (4)            1977       90,637      100.0
                         OVERSEAS NEW YORK (4)           1977       90,393      100.0
                         OVERSEAS BOSTON (4,5)           1974      120,820      100.0
-------------------------------------------------------------------------------------
PRODUCT CARRIERS
[SHIP GRAPHIC]
                         OVERSEAS NEW ORLEANS (6)        1983       42,953      100.0
                         OVERSEAS PHILADELPHIA (6)       1982       42,702      100.0
-------------------------------------------------------------------------------------
DRY BULK CARRIERS
[SHIP GRAPHIC]
                         OVERSEAS HARRIETTE (7)          1978       25,541      100.0
                         OVERSEAS MARILYN (7)            1978       25,541      100.0
                         OVERSEAS JUNEAU (8)             1973      120,476      100.0
-------------------------------------------------------------------------------------
PURE CAR CARRIER
[SHIP GRAPHIC]
                         OVERSEAS JOYCE                  1987       15,886      100.0
-------------------------------------------------------------------------------------

(1)   Participates, or will upon delivery participate, in VLCC pool (Tankers)
(2)   Participates, or will upon delivery participate, in Aframax Pool
      (PDVM/OSG)
(3)   Participates in Capesize pool
(4)   Vessels subject to securitization financing
(5)   Rebuilt in 1981
(6)   22-year capital leases, commencing in 1989
(7)   25-year capital leases, commencing in year built
(8)   Tanker operating in grain trade


PAGE 5 Overseas Shipholding Group,