Form 10-K, Exhibit 13
period 2002-12-31
OVERSEAS SHIPHOLDING GROUP INC
filed 2003-03-03
CIK 75208

EXHIBIT 13

Total Operating Fleet                               52 Vessels     8,543,209 dwt
On Order                                             3 Vessels       535,325 dwt
Total                                               55 Vessels     9,078,534 dwt

Operating Fleet by Ownership Percentage           45.5 Vessels     6,742,839 dwt
On Order By Ownership Percentage                     3 Vessels       535,325 dwt
Total By Ownership Percentage                     48.5 Vessels     7,278,164 dwt

--------------------------------------------------------------------------------
International Fleet
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                                     Deadweight       Ownership
                Vessel Name          Year Built         Tons          Percentage
================================================================================

================================================================================
Crude Tankers
================================================================================
VLCCs
OVERSEAS MULAN(1)                       2002           313,485            100.0%
TANABE(1)                               2002           293,847             33.3%
HAKATA(1)                               2002           293,752             33.3%
OVERSEAS ANN(1)                         2001           304,494            100.0%
OVERSEAS CHRIS(1)                       2001           304,401            100.0%
SAKURA I(1)                             2001           293,925             33.3%
ARIAKE(1)                               2001           293,816             33.3%
RAPHAEL(1)                              2000           304,722            100.0%
OVERSEAS DONNA(1)                       2000           304,608            100.0%
ICHIBAN(1)                              2000           293,808             33.3%
REGAL UNITY(1)                          1997           305,069            100.0%
MERIDIAN LION                           1997           295,830             50.0%
EQUATORIAL LION                         1997           295,603             50.0%
SOVEREIGN UNITY(1)                      1996           304,996            100.0%
MAJESTIC UNITY(1)                       1996           295,800            100.0%
CROWN UNITY(1)                          1996           295,734            100.0%
EDINBURGH(1)                            1993           297,714             49.9%
DUNDEE(1)                               1993           297,654             49.9%
FRONT TOBAGO(1)                         1993           255,887             30.0%
OLYMPIA(1)                              1990           270,920            100.0%
HULL 1395(1),(2)                        2003           313,485            100.0%
================================================================================
Aframaxes
OVERSEAS PORTLAND(3)                    2002           110,368            100.0%
OVERSEAS JOSEFA CAMEJO(3)               2001           110,427            100.0%
OVERSEAS FRAN(3)                        2001           110,347            100.0%
OVERSEAS SHIRLEY(3)                     2001           110,286            100.0%
BRAVERY(3)                              1994           108,716            100.0%
PACIFIC RUBY(3)                         1994            94,836            100.0%
PACIFIC SAPPHIRE(3)                     1994            94,653            100.0%
REBECCA(3)                              1994            93,374            100.0%
ANIA(3)                                 1994            93,349            100.0%
ELIANE(3)                               1994            93,315            100.0%
BERYL(3)                                1994            93,301            100.0%
COMPASS I(3)                            1992            95,544             50.0%
HULL S163(3)                            2003           110,920            100.0%
HULL S164(3)                            2004           110,920            100.0%
================================================================================
Suezmax
ECLIPSE                                 1989           145,170            100.0%
================================================================================

================================================================================
Product Carriers
NEPTUNE                                 1989            39,452            100.0%
VEGA                                    1989            39,084            100.0%
DELPHINA                                1989            39,047            100.0%
URANUS                                  1988            39,452            100.0%
DIANE                                   1987            63,127            100.0%
SUZANNE                                 1986            65,157            100.0%
LUCY                                    1986            65,137            100.0%
MARY ANN                                1986            63,224            100.0%
================================================================================

================================================================================
Dry Bulk Carriers
MATILDE(4)                              1997           157,485            100.0%
CHRISMIR(4)                             1997           157,305            100.0%
================================================================================

                                                                      EXHIBIT 13

--------------------------------------------------------------------------------
U.S. Fleet
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                                     Deadweight       Ownership
                Vessel Name          Year Built         Tons          Percentage
================================================================================

================================================================================
Crude Tankers
OVERSEAS WASHINGTON(5)                  1978            90,515              100%
OVERSEAS CHICAGO(5)                     1977            90,637              100%
OVERSEAS NEW YORK(5)                    1977            90,393              100%
OVERSEAS BOSTON(5),(6)                  1974           120,820              100%
================================================================================

================================================================================
Product Carriers
OVERSEAS NEW ORLEANS(7)                 1983            42,953              100%
OVERSEAS PHILADELPHIA(7)                1982            42,702              100%
================================================================================

================================================================================
Dry Bulk Carriers
OVERSEAS HARRIETTE(8)                   1978            25,541              100%
OVERSEAS MARILYN(8)                     1978            25,541              100%
================================================================================

================================================================================
Pure Car Carrier
OVERSEAS JOYCE                          1987            15,886              100%
================================================================================

(1) Participates, or will upon delivery participate, in VLCC pool (Tankers International).

(2)   Delivered February 19, 2003 and named Overseas Rosalyn.

(3) Participates, or will upon delivery participate, in Aframax Pool (Aframax International).

(4)   Participates in a pool of Capesize Dry Bulk Carriers.

(5)   Vessels subject to securitization financing.

(6)   Rebuilt in 1981.

(7)   22-year capital leases, commencing in 1989.

(8)   25-year capital leases, commencing in year built.