Form 10-K, Exhibit 13
period 2003-12-31
OVERSEAS SHIPHOLDING GROUP INC
filed 2004-02-26
CIK 75208

EXHIBIT 13

                                                                                            Deadweight         Interest
International Fleet                           Vessel Name                   Year Built        Tonnage         Percentage
------------------------------------------------------------------------------------------------------------------------
Crude Tankers
------------------------------------------------------------------------------------------------------------------------
VLCCs
------------------------------------------------------------------------------------------------------------------------
                                       OVERSEAS ROSALYN            (1)         2003            317,972         100.0%
                                       OVERSEAS MULAN              (1)         2002            318,518         100.0%
                                       TANABE                      (1,2)       2002            298,561          49.9%
                                       HAKATA                      (1,2)       2002            298,465          49.9%
                                       OVERSEAS CHRIS              (1)         2001            309,285         100.0%
                                       OVERSEAS ANN                (1)         2001            309,327         100.0%
                                       SAKURA I                    (2)         2001            298,644          49.9%
                                       ARIAKE                      (2)         2001            298,533          49.9%
                                       OVERSEAS DONNA              (1)         2000            309,498         100.0%
                                       RAPHAEL                     (1)         2000            309,614         100.0%
                                       REGAL UNITY                 (1)         1997            309,966         100.0%
                                       EQUATORIAL LION                         1997            300,349         100.0%
                                       SOVEREIGN UNITY             (1)         1996            309,892         100.0%
                                       MAJESTIC UNITY              (1)         1996            300,549         100.0%
                                       CROWN UNITY                 (1)         1996            300,482         100.0%
                                       FRONT TOBAGO                (1)         1993            259,995          30.0%
                                       DUNDEE                      (1,2)       1993            302,432          49.9%
                                       EDINBURGH                   (2)         1993            302,493          49.9%
                                       OLYMPIA                     (1)         1990            275,269         100.0%
                                       ---------------------------------------------------------------------------------

VLCC Time Chartered-in
------------------------------------------------------------------------------------------------------------------------
                                       CHARLES EDDIE               (1,3)       2002            305,177          40.0%
                                       MERIDIAN LION               (1,4)       1997            300,579         100.0%
                                       ---------------------------------------------------------------------------------

Suezmax
------------------------------------------------------------------------------------------------------------------------
                                       ECLIPSE                                 1989            147,501         100.0%
                                       ---------------------------------------------------------------------------------

Aframaxes
------------------------------------------------------------------------------------------------------------------------

                                       OVERSEAS SOPHIE             (5)         2003            112,045         100.0%
                                       OVERSEAS PORTLAND           (5)         2002            112,139         100.0%
                                       OVERSEAS FRAN               (5)         2001            112,118         100.0%
                                       OVERSEAS JOSEFA CAMEJO      (5)         2001            112,200         100.0%
                                       OVERSEAS SHIRLEY            (5)         2001            112,056         100.0%
                                       ANIA                        (5)         1994             94,848         100.0%
                                       ELIANE                      (5)         1994             94,813         100.0%
                                       BRAVERY                     (5)         1994            110,461         100.0%
                                       PACIFIC RUBY                (5)         1994             96,358         100.0%
                                       PACIFIC SAPPHIRE            (5)         1994             96,173         100.0%
                                       BERYL                       (5)         1994             94,799         100.0%
                                       REBECCA                     (5)         1994             94,873         100.0%
                                       COMPASS I                   (5)         1992             97,078          50.0%
                                       HULL S164                   (5,6)       2004            112,700         100.0%
                                       ---------------------------------------------------------------------------------

Product Carriers
------------------------------------------------------------------------------------------------------------------------
                                       DIANE                                   1987             64,140         100.0%
                                       MARY ANN                                1986             64,239         100.0%
                                       VEGA                                    1989             39,711         100.0%
                                       DELPHINA                                1989             39,674         100.0%
                                       NEPTUNE                                 1989             40,085         100.0%
                                       URANUS                                  1988             40,085         100.0%
                                       ---------------------------------------------------------------------------------

Dry Bulk Carriers Time Chartered-in
------------------------------------------------------------------------------------------------------------------------
                                       MATILDE                     (7)         1997            160,013         100.0%
                                       CHRISMIR                    (7)         1997            159,830         100.0%
                                       ---------------------------------------------------------------------------------

                                                                                            Deadweight         Interest
U.S. Fleet                                    Vessel Name                   Year Built        Tonnage         Percentage
------------------------------------------------------------------------------------------------------------------------

Crude Tankers
------------------------------------------------------------------------------------------------------------------------
                                       OVERSEAS WASHINGTON         (8)         1978             91,968           100%
                                       OVERSEAS NEW YORK           (8)         1977             91,844           100%
                                       OVERSEAS CHICAGO            (8)         1977             92,092           100%
                                       OVERSEAS BOSTON             (8,9)       1974            122,760           100%
                                       ---------------------------------------------------------------------------------

Product Carriers
------------------------------------------------------------------------------------------------------------------------
                                       OVERSEAS NEW ORLEANS        (10)        1983             43,643           100%
                                       OVERSEAS PHILADELPHIA       (10)        1982             43,387           100%
                                       ---------------------------------------------------------------------------------

Dry Bulk Carriers
------------------------------------------------------------------------------------------------------------------------
                                       OVERSEAS HARRIETTE          (11)        1978             25,951           100%
                                       OVERSEAS MARILYN            (12)        1978             25,951           100%
                                       ---------------------------------------------------------------------------------

Pure Car Carrier
------------------------------------------------------------------------------------------------------------------------
                                       OVERSEAS JOYCE                          1987             16,141           100%
                                       ---------------------------------------------------------------------------------

                  (1)   Participates in VLCC pool (Tankers International)

                  (2) Subject to an agreement in principle expected to close in first quarter of 2004. This will result in OSG owning 100% of the Sakura I, Tanabe and Dundee, and the joint venture partner owning 100% of Ariake, Hakata and Edinburgh

                  (3)   3-year time charter-in expiring 2005

                  (4)   8-year time charter-in expiring 2011

                  (5) Participates, or will upon delivery participate, in Aframax pool (Aframax International)

                  (6)   Delivered January 30, 2004 and named Overseas Cathy

                  (7) 7-year time charter-in expiring 2010. Vessel to be withdrawn from a pool of Capesize Dry Bulk Carriers in early 2004 at which time vessel will deliver to a 3-year time charter-out

                  (8)   Vessels subject to securitization financing

                  (9)   Sold on February 12, 2004

                  (10)  22-year capital leases expiring 2011

                  (11)  3-year bareboat charter-in expiring 2006

                  (12)  1-year bareboat charter-in expiring 2004

                  -------------------------------------------------------------------------
                  Total Operating Fleet                         52 Vessels    8,984,576 dwt
                  On Order                                       1 Vessel       112,700 dwt
                  Total Fleet                                   53 Vessels    9,097,276 dwt
                  -------------------------------------------------------------------------
                  Operating Fleet by Interest Percentage      47.2 Vessels    7,669,441 dwt
                  On Order by Interest Percentage                1 Vessel       112,700 dwt
                  Total by Interest Percentage                48.2 Vessels    7,782,141 dwt
                  =========================================================================